Exhibit 99.G

Budget Review 2018 National Treasury Republic of South Africa 21 February 2018

ISBN: RP: 978-0-621-46020-9 03/2018 The Budget Review is compiled using the latest available information from departmental and other sources. Some of this information is unaudited or subject to revision. To obtain additional copies of this document, please contact: Communications Directorate National Treasury Private Bag X115 Pretoria 0001 South Africa Tel: +27 12 315 5944 Fax: +27 12 407 9055 The document is also available on the internet at: www.treasury.gov.za. ii

2018 BUDGET HIGHLIGHTS

ECONOMIC OUTLOOK

- Gross domestic product growth of 1 per cent is expected for 2017, up from 0.7 per cent projected in October 2017. Growth is forecast to reach 2.1 per cent by 2020.
- The economy has benefited from strong growth in agriculture, higher commodity prices and, in recent months, an upturn in investor sentiment.
- The global economic recovery provides a supportive environment for South Africa to expand trade and investment, but domestic constraints that have reduced business confidence stand in the way of accelerated growth.
- Government will implement structural reforms to promote investment by reducing policy uncertainty, and act decisively to promote good governance and sound financial practices at state-owned companies.

BUDGET FRAMEWORK

- The budget deficit is projected to narrow from 4.3 per cent of GDP in 2017/18 to 3.5 per cent in 2020/21.
- Main budget non-interest expenditure is projected to remain stable at 26.6 per cent of GDP between 2017/18 and 2020/21.
- Net debt is expected to stabilise at 53.2 per cent of GDP in 2023/24.
- Proposed tax measures will raise an additional R36 billion in 2018/19.
- The fiscal framework reflects two major changes that followed the 2017 MTBPS: medium-term expenditure cuts identified by a Cabinet subcommittee amounting to R85 billion, and an additional allocation of R57 billion for fee-free higher education and training.
- Contingency reserves have been revised upwards to R26 billion over the next three years.
- Real growth in non-interest expenditure will average 1.8 per cent over the next three years. Post-school education and training is the fastest-growing category.

SPENDING PROGRAMMES

Over the next three years, government will spend:

- R528.4 billion on social grants.
- In total, R324 billion is provided for higher education and training, including R57 billion of new allocations for fee-free higher education and training.
- R792 billion on basic education, including R35 billion for infrastructure, and R15.3 billion for learner and teacher support materials, including ICT.
- R667.8 billion on health, with R66.4 billion on the HIV, AIDS and TB conditional grant.
- R123.3 billion on subsidised public housing.
- R125.8 billion on water infrastructure and services.
- R207.4 billion on transfers of the local government equitable share to provide basic services to poor households.
- R129.2 billion to support affordable public transport.

TAX PROPOSALS

In 2018/19:

- The VAT rate will increase from 14 to 15 per cent from 1 April 2018.
- R6.8 billion will be raised from partial relief for bracket creep.
- Increases in the general fuel levy and alcohol and tobacco excise duties will together raise revenue of R2.6 billion. *Ad valorem* excise duties for luxury goods, such as motor vehicles, will be increased.
- Estates above R30 million will now be taxed at a rate of 25 per cent.
- The plastic bag levy, motor vehicle emissions tax and the levy on incandescent light bulbs will be raised to promote eco-friendly choices. A health promotion levy, which taxes sugary beverages, will be implemented from 1 April 2018.

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MACROECONOMIC PERFORMANCE AND PROJECTIONS BUDGET 1.7 1.9 3.8 4.4 1.5 S.3 Household consumption Gross fixed-capital formation Exports Imports RealGOP growth CPI inflation Current account balance (o/o ofGDP) 0.7 1.7 3.2 -0.5 1.7 6.1 1.7 2.3 3.9 5.4 1.3 4.6 0.8 -3.9 -0.1 -3.7 0.3 6.3 1.3 0.3 1.5 2.7 1.0 5.3 1.9 3.3 3.4 4.6 1.8 5.4 2.3 3.7 3.5 4.5 2.1 s.s -3.2 BUDGET Afull set of 2018 Budget data -5.3 -2.2 -2.3 -4.4 -3.3 -2.7 can be found in the statistical tables at the back of the Budget CONSOLIDATED FISCAL FRAMEWORK Review.The data on this page may differ from the statisticalannexure due to classification,definition and rounding. 1 095.3 28.3% 1 235.0 3 7 .9% -139.7 -3.6% 1 215.3 29.5% 1 366.2 33.7% -151.0 -3.7% 1 285.7 29.2% 1441.8 32.7% -156.1 -3.5% 1 353.6 28.8% 1 558.0 33.2% -204.3 -4.3% 1 490.7 29.7% 1 671.2 33.3% -180.5 -3.6% 1 609.7 29.9% 1 803.0 33.4% -193.3 -3.6% 1 736.9 29.9% 1 941.9 33.4% -205.0 -3.5% Revenue BUDGET REVENUE 2018/19 Expenditure 1 345.0 Tax revenue of which: Budget balance Personal income tax Corporate income tax Value-added tax Taxes on international trade and transactions Non-tax revenue less: SACU payments Main budget revenue Provinces, social security funds and public entities Consolidated budget revenue As percentage of GDP Tax revenue Main budget revenue 505.8 237.2 348.7 DIVISION OF NATIONALLY RAISED REVENUE 54.7 24.5 -48.3 1 321.1 National departments Provinces Local government Non-interest allocations 490.0 439.5 87.6 1 017.1 546.1 471.4 98.3 555.7 500.4 102.9 599.9 538.2 110.7 1 248.8 628.6 571.0 118.5 1 324.1 685.9 61 1.8 1 26.9 1 426.9 736.6 657.5 137.5 1 533.6 169.6 1 115.8 1 159.0 1 490.7 National departments Provinces Local government 48.2% 43.2% 8.6% 48.9% 42.2% 8.8% 48.0% 43.2% 8.9% 48.0% 43.1% 8.9% 47.7% 43.3% 9.0% 48.1% 42.9% 8.9% 48.1% 42.9% 9.0% 26.8% 26.3% CONSOLIDATED SPENDING BY FUNCTIONAL AND ECONOMIC CLASSIFICATION,2018/19 of employees 246.8 93.7 10.7 205.4 193.4 66.0 196.3 32.9 30.2 23.3 97.9 15.8 48.4 99.1 45.4 7.9 16.0 40.4 7.6 6.0 180.1 8.0 Basic education Post-school education and training Arts,culture, sport and recreation Health 190.7 10.7 3.9 128.8 13.5 24.2 1.8 3.3 57.4 7.8 4.4 13.2 2.4 7.7 7.0 36.4 3.2 11.6 18.5 11.0 2.7 5.4 13.2 2.5 1 2.6 5.0 1.4 12.9 1.0 0.3 74.9 8.3 5.8 0.9 30.7 1.4 1.4 4.0 2.0 0.5 0.4 2.5 0.4 19.2 76.2 2.1 6.3 171.0 57.1 90.6 13.0 4.3 12.0 3.7 6.3 10.2 1.2 0.4 0.2 2.7 4.1 1.5 0.1 0.0 0.0 0.0 0.0 0.3 0.0 0.0 0.0 0.0 7.2 0.0 0.0 0.0 0.0 0.0 0.0 0.0 0.1 Social protection Social security funds 3.9 1 7.6 9.2 12.4 3.4 19.9 4.9 25.2 75.4 32.0 4.5 7.5 20.6 3.0 Community development Industrialisation and exports Agriculture and rural development Job creation and labour affairs Economic regulation and infrastructure Innovation, science and technology Defence and state security Police services Law courts and prisons Home affairs Executive and legislative organs Public administration and fiscal affairs External affairs Payments for financial assets Debt-service costs 180.1 Contingency reserve Total 587.1 233.6 166.5 482.1 187.8 1 671.2 iv Rbillion Compensation Percentage shares Division of available funds R billion Medium-term estimates Outcome R billion/ % ofGDP KEY STATISTICS Forecast Percentage change 2018

2018/19 BUDGET EXPENDITURE

CONSOLIDATED GOVERNMENT EXPENDITURE R1.67 TRILLION → R1.01 TRILLION **SOCIAL SERVICES**

ECONOMIC DEVELOPMENT R200.1bn

Economic regulation and infrastructure	R97.9bn
Industrialisation and exports	R32.9bn
Agriculture and rural development	R30.2bn
Job creation and labour affairs	R23.3bn
Innovation, science and technology	R15.8bn

LEARNING AND CULTURE R351.1bn

Basic education	R230.4bn
University transfers	R34.9bn
National Student Financial Aid Scheme	R22.8bn
Skills development levy institutions	R19.3bn
Education administration	R16.8bn
Technical and vocational education and training	R10.7bn

PEACE AND SECURITY R200.8bn

Police services	R99.1bn
Defence and state security	R48.4bn
Law courts and prisons	R45.4bn
Home affairs	R7.9bn

HEALTH R205.4bn

District health services	R90.2bn
Central hospital services	R38.6bn
Provincial hospital services	R34.3bn
Other health services	R33.8bn
Facilities management and maintenance	R8.5bn

GENERAL PUBLIC SERVICES R64bn

Public administration and fiscal affairs	R40.4bn
Executive and legislative organs	R16.0bn
External affairs	R7.6bn

COMMUNITY DEVELOPMENT R196.3bn

Municipal equitable share	R62.7bn
Human settlements, water and electrification programmes	R56.5bn
Public transport	R38.6bn
Other human settlements and municipal infrastructure	R38.5bn

DEBT-SERVICE COSTS R180.1bn

SOCIAL DEVELOPMENT R259.4bn

Old-age grant	R70.5bn
Social security funds	R66bn
Child-support grant	R60.6bn
Disability grant	R22.1bn
Provincial social development	R20.6bn
Policy oversight and grant admin	R9.8bn
Other grants	R9.7bn

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[LOGO]

Foreword The 2018 Budget arrives at a moment of opportunity for South Africa. A renewed sense of optimism has provided a much-needed boost to confidence and investment. The economic outlook has improved. And government has expressed a new resolve to strengthen policy coordination. Yet this positive turn of events should not blind us to the enormous economic and fiscal challenges facing our country. Economic growth is far too low to reduce alarmingly high unemployment and inequality. Revenue collection, on which government depends to fund social and economic spending programmes, will fall short of projections by R48.2 billion in 2017/18. The finances of several state-owned companies are in a precarious state. The 2017 Medium Term Budget Policy Statement (MTBPS) pointed out that extraordinary measures would be needed to stabilise the public finances. Without such measures, we would only delay the debt reckoning, and a growing share of spending would be absorbed by interest payments. The 2018 Budget proposals address these concerns with resolve. The budget sets out a programme of expenditure cuts identified by a Cabinet subcommittee amounting to R85 billion over the next three years, and reprioritises spending. Several tax measures, including a value-added tax increase and maintaining the top four tax brackets with no inflationary adjustment, will raise an additional R36 billion in 2018/19, enabling government to narrow the revenue gap. Social grant payments will increase faster than inflation to offset the effect of higher taxes on poor households. The budget also responds to new policy initiatives. This includes an allocation of R57 billion for fee-free higher education and training over the medium term, as announced in December 2017. The fiscal measures in this budget entail a difficult adjustment. They will require increased spending discipline in government and resilience from the people of South Africa. Nonetheless, these measures will protect the government’s ability to meet its constitutional obligations over the long term, and ensure that we retain fiscal sovereignty. As a result of these steps and the improved growth outlook, the budget deficit is projected to narrow to 3.5 per cent of GDP in 2020/21. Gross loan debt, which in the MTBPS projections was set to breach 60 per cent in 2021/22, is now projected to stabilise at 56.2 per cent by 2022/23. Government is committed to setting the country on a new path of growth, employment and transformation. In the months ahead, we will end policy limbo in key areas and address governance concerns with renewed vigour. We will build a social compact with business and labour to speed up investment and job creation. And we will continue to improve planning for major infrastructure projects to ensure value for money. I would like to extend my thanks to Cabinet, the Minister and Deputy Minister of Finance, Parliament’s finance portfolio committee, the Ministers’ Committee on the Budget and my colleagues across government for their contributions to the 2018 Budget, which took shape in a highly complex environment. I would also like to thank my predecessor, former Director-General Lungisa Fuzile, for his many years of service to the country. I am especially grateful to the team at the National Treasury, who have worked diligently for the people of South Africa through extraordinarily challenging times. Dondo Mogajane Director-General: National Treasury vii

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Contents

Chapter 1	**Restoring economic confidence and stabilising the public finances**	**1**
	Overview	1
	Growth, policy choices and spending pressures	2
	Stabilising the public finances	4
	Summary of the budget	7
	The budget documentation	12
Chapter 2	**Economic overview**	**13**
	Overview	13
	Global outlook	15
	Domestic outlook	16
	Sector performance	21
	Investment and transformation for inclusive growth	24
Chapter 3	**Fiscal policy**	**27**
	Overview	27
	Stabilising the public finances	28
	Fiscal framework	33
	Elements of the consolidated budget	34
Chapter 4	**Revenue trends and tax policy**	**37**
	Overview	37
	Revenue collection and outlook	38
	Tax proposals	41
	Measures to enhance tax administration	50
Chapter 5	**Consolidated spending plans**	**51**
	Overview	51
	Revisions to spending plans	52
	Consolidated government expenditure	55
	Medium-term spending and social priorities	56
Chapter 6	**Division of revenue and spending by provinces and municipalities**	**69**
	Overview	69
	Division of revenue	70
	Provincial revenue and spending	72
	Municipal revenue and borrowing	76
Chapter 7	**Government debt and contingent liabilities**	**81**
	Overview	81
	Financing strategy	82
	Borrowing performance and projections	83
	Government debt and debt-service costs	88
	Contingent liabilities	90
Chapter 8	**Financial position of public-sector institutions**	**93**
	Overview	93
	Financial health of public institutions	94
	State-owned companies	95
	Development finance institutions	100
	Social security funds	102
	Government Employees Pension Fund	103

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Annexure A	**Report of the Minister of Finance to Parliament**	**107**
Annexure B	**Tax expenditure statement**	**121**
Annexure C	**Additional tax policy and administrative adjustments**	**125**
Annexure D	**Public-sector infrastructure update**	**139**
Annexure E	**Public-private partnerships**	**153**
Annexure F	**Building a financial services sector that serves all South Africans**	**159**
Annexure G	**Summary of the budget**	**165**
Glossary		**169**
Statistical annexure		**183**

Two annexures are available on the National Treasury website (www.treasury.gov.za):

W1	Explanatory memorandum to the division of revenue
W2	Structure of the government accounts

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Tables 1.1 1.2 1.3 1.4 Macroeconomic outlook – summary ....................... Consolidated government fiscal framework ............ Impact of tax proposals on 2018/19 revenue .......... Consolidated government expenditure by function ................................................................... 7 8 9 7.1 7.2 South Africa’s current sovereign credit ratings ........... 82 Performance against strategic portfolio risk benchmarks ................................................................. 83 Financing of national government gross borrowing requirement ................................................................ 84 Domestic short-term borrowing.................................. 85 Domestic long-term borrowing ................................... 85 Foreign-currency commitments and financing ............ 87 Change in cash balances .............................................. 88 Total national government debt.................................. 89 Analysis of annual increase in gross loan debt ............ 89 National government debt-service costs ..................... 89 Government guarantee exposure ............................... 91 7.3 9 1.5 1.6 1.7 Division of revenue .................................................. 10 Projected state debt and debt-service costs............ 11 Combined financial position of public institutions .. 11 7.4 7.5 7.6 7.7 7.8 7.9 7.10 7.11 2.1 2.2 Economic growth in selected countries ................... 15 Macroeconomic performance and projections ............................................................... 17 Assumptions used in the economic forecast .......... 20 Sector growth trends ............................................... 22 2.3 2.4 8.1 8.2 Combined financial position of public institutions…….. 94 Combined balance sheets of state-owned companies ................................................................... 96 Borrowing requirement of selected state-owned companies ................................................................... 97 Financial position of selected development finance institutions ...................................................... 100 Borrowing requirement for development finance institutions ...................................................... 101 Financial position of social security funds ................... 102 Selected revenue and expenditure of the Unemployment Insurance Fund .................................. 102 Revenue and expenditure of the Road Accident Fund 103 Selected income and expenditure of GEPF.................. 104 Breakdown of assets under management by PIC ........ 104 3.1 3.2 3.3 3.4 3.5 3.6 Consolidated fiscal framework ................................ 28 Macroeconomic performance and projections ....... 29 Expenditure ceiling .................................................. 32 Consolidated operating and capital accounts .......... 34 Main budget framework .......................................... 35 Revisions to main budget revenue and expenditure estimates ............................................. 36 Consolidated budget balance .................................. 36 8.3 8.4 8.5 3.7 8.6 8.7 4.1 4.2 4.3 4.4 4.5 Budget estimates and revenue outcomes ............... 39 Budget revenue ....................................................... 40 Impact of tax proposals on 2018/19 revenue .......... 42 Total combined fuel taxes on petrol and diesel....... 48 Personal income tax rates and bracket adjustments ............................................................. 48 Estimates of individual taxpayers and taxable income ..................................................................... 49 Changes in specific excise duties ............................. 49 8.8 8.9 8.10 4.6 Figures 4.7 1.1 1.2 Gross debt-to-GDP outlook ......................................... . 2 Total public-service employment (full-time equivalents)………………................................................. 5 Average cost-of-living adjustments and inflation........ 5 Potential impact of selected NDP reforms on GDP growth ................................................................. 6 5.1 5.2 Adjustments to the expenditure ceiling................... 52 Baseline reductions by sphere of government, before funding fee-free higher education and training....... 52 Additional allocations over the MTEF period........... 55 Consolidated government expenditure by economic classification ............................................................ 56 Consolidated government expenditure by function 57 Learning and culture expenditure............................ 59 Health expenditure .................................................. 61 Social protection expenditure ................................. 62 Average monthly social grant values ....................... 62 Community development expenditure.................... 63 Economic development expenditure....................... 65 Agriculture and rural development expenditure .... 66 Peace and security expenditure............................... 67 General public services expenditure........................ 68 1.3 1.4 5.3 5.4 2.1 2.2 2.3 2.4 2.5 2.6 2.7 Investment and business confidence .......................... 14 GDP and unemployment ............................................. 14 Commodity prices........................................................ 16 Job gains/losses in formal non-agricultural sector ...... 17 Emerging-market currency performance .................... 18 Effective exchange rate movements ........................... 18 Components of the current account ........................... 19 5.5 5.6 5.7 5.8 5.9 5.10 5.11 5.12 5.13 5.14 3.1 3.2 Main budget revenue and non-interest spending ....... 30 Tax revenue performance and projections.................. 30 4.1 4.2 4.3 Contribution to gross tax revenue by tax instrument.. 41 Comparative standard VAT rates by country............... 43 Corporate income tax as a share of GDP ..................... 44 6.1 Baseline reductions by sphere of government, before funding fee-free higher education and training .................................................................... 70 Division of nationally raised revenue....................... 71 Provincial equitable share ....................................... 73 Conditional grants to provinces ............................... 74 Transfers to local government ................................ 77 6.2 6.3 6.4 6.5 5.1 Nominal spending growth by function over MTEF ...... 58 6.1 Funded and unfunded municipal budgets ................... 78 7.1 7.2 Maturing redemptions ................................................ 86 Ownership of domestic government bonds ................ 86 xi

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1 Restoring economic confidence and stabilising the public finances Overview Tgrowth in the years ahead. It sets out a series of proposals to bolster he 2018 Budget accelerates government’s efforts to narrow the 2018 Budget proposals raise taxes and reprioritise expenditure budget deficit and stabilise debt, laying the foundation for faster the public finances by raising taxes and adjusting expenditure – decisions that involve difficult trade-offs. Major steps include a one percentage point increase in the value-added tax (VAT) rate in 2018/19 and large-scale spending reallocations over the medium term. 1 The 2018 Budget outlines a series of measures to rebuild economic confidence and return the public finances to a sustainable path. The proposals build on government’s renewed commitment to effective policy implementation, good governance and inclusive development. In partnership with business and labour, government intends to set South Africa on a new path of growth, development and transformation. Following a difficult year for the economy and the fiscus, a sense of optimism has taken hold in the opening months of 2018. The economy has grown faster than projected at the time of the October 2017 Medium Term Budget Policy Statement (MTBPS). Government is beginning to address the problems that have eroded domestic confidence, such as corruption and poor governance at several state-owned companies. The promise of improved political and policy certainty has provided a boost to investment and the rand. In combination with the improved growth outlook, the 2018 Budget proposals will result in a considerably narrower budget deficit than was presented in October, and a clear path to debt stabilisation. Despite these positive signs, significant risks remain to economic and fiscal projections. Government is working to boost economic growth, promote more rapid investment to create employment, and stabilise the precarious finances of state-owned companies.

2018 BUDGET REVIEW

The fiscal proposals will involve hard adjustments that are needed to protect the integrity of the public finances. By taking steps now to strengthen the fiscal position, government will widen the path for new investment and inclusive, job-creating growth in the years ahead, while creating space to meet new spending commitments.

Debt-to-GDP outlook has improved, with debt stabilising at 56.2 per cent of GDP in 2022/23

At the time of the 2017 MTBPS, gross national debt was projected to breach 60 per cent of GDP in 2021/22, and continue rising thereafter. This projection reflected major revenue shortfalls, anaemic economic growth and a limited policy response. The outlook also represented a major departure from the 2017 Budget figures, which showed the debt-to-GDP ratio declining from 2018/19 onwards. In the 2018 Budget, the combination of higher GDP growth, a narrower deficit, a stronger currency and lower borrowing rates results in an improved debt-to-GDP outlook, with debt stabilising at 56.2 per cent of GDP in 2022/23.

Figure 1.1 Gross debt-to-GDP outlook



Per cent of GDP
65
60
55
50
45
40
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18
2018/19
2019/20
2020/21
2021/22
2022/23
2023/24
2024/25
2025/26
41.1
43.8
46.5
49.0
50.7
54.2
57.0
58.2
59.7
60.8
61.6
62.4
62.8
63.3
53.3
55.1
55.3
56.0
56.2
56.2
56.1
55.7
55.3
52.3
52.9
52.4
52.2
51.9
51.3
50.5
49.2
2017 Budget
2017 MTBPS
2018 Budget

Source: National Treasury

Fiscal risks include precarious financial position of major state-owned companies

Although the outlook has improved, the complexity of the economic and fiscal environment should not be underestimated. Economic growth is tepid, unemployment remains very high and the finances of major state-owned companies have become more precarious. The extent of corruption and wasteful expenditure in the public sector, together with governance and efficiency challenges in tax administration, have adversely affected tax morality. The medium-term costs of fee-free higher education and training, and public-service compensation, are uncertain.

A failure to manage these pressures could reverse the substantial gains that South Africa has made in expanding the social wage since 1994.

Growth, policy choices and spending pressures

Structural budget deficit reflects policy choices, spending pressures and weak growth

The 2008 global financial crisis and the resultant 2009 recession in South Africa produced a structural budget deficit. Government expected to eliminate this deficit within a few years, but nearly a decade on, the public finances have yet to recover. The persistent gap reflects a

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CHAPTER 1: RESTORING ECONOMIC CONFIDENCE AND STABILISING THE PUBLIC FINANCES combination of policy choices, spending pressures (especially high wage settlements) and declining GDP growth. Low levels of economic growth have remained a persistent problem. After a short recession in early 2017, the economy is starting to recover, but the improvement is not yet broad or deep. The global recovery has helped, with higher commodity prices and stronger growth among South Africa’s trading partners. Relative to its peers, however, the country lags behind. Per capita income is declining and the most recent statistics show unemployment at 26.7 per cent. More rapid growth, investment and job creation are prerequisites for increased revenue and expanded service delivery. But growth has been constrained by declining private investment associated with political and policy uncertainty, and low business and consumer confidence. In 2015, private-sector investment contracted, and the deterioration continued into 2016 and 2017. This was partly a result of increasing concern about the sustainability of the public finances. Large parts of the public-sector balance sheet have been exhausted. National debt is approaching R2.5 trillion. The debts of state-owned companies have also increased rapidly. Several of these companies have large government guarantees and their long-term viability is a concern. Capital markets have reduced lending to some entities in the absence of meaningful reforms. Eskom’s financial position is now a major risk to the economy and the public finances. At the same time, fiscal response options have become increasingly limited. As part of its efforts to narrow the deficit, government has raised taxes and lowered the expenditure ceiling over the past five years, with most of the reduction affecting goods and services budgets and transfers. In addition, the 2015 Budget proposed major reductions to compensation budgets, with the largest adjustment falling in 2018/19. Tax measures have primarily focused on personal income tax which, until recently, had proven to be a particularly buoyant source of revenue. Declining confidence and investment have been major constraints to growth Buoyancy of personal income tax appears to have run its course 2017: complex factors shape fiscal choices Over the past year, several developments required substantial adjustments to the fiscal framework: Fiscal framework adjusted in light of economic trends, materialisation of risks and new policy announcements • In light of the recession in early 2017, the MTBPS revised the 2017/18 revenue estimate down by R50.8 billion, with R20.8 billion of this shortfall attributed to lower personal income tax collections. Risks at several state-owned companies materialised, resulting in government transfers totalling R13.7 billion. The deteriorating outlook triggered credit rating downgrades in April and November 2017. Two of the three major ratings agencies have downgraded government’s local-currency debt to sub-investment level. In November, in response to the deteriorating fiscal outlook, a Cabinet subcommittee identified medium-term spending cuts amounting to R85 billion. • • • 3

2018 BUDGET REVIEW • In December, then-President Jacob Zuma announced fee-free higher education and training for poor and working-class students. Recent events suggest an upturn in the business cycle. Statistics South Africa’s December 2017 economic statistics revealed an unexpected improvement in the economic outlook, largely as a result of growth in agriculture and mining. The SACCI business confidence index reached its highest level since October 2015 – and the Absa purchasing managers’ index its highest level since January 2010. Stabilising the public finances In light of the severity of the situation outlined in the 2017 MTBPS, government has made significant changes to the fiscal framework over the past three months. In addition to R85 billion in spending reductions, major proposed revisions include: Severity of situation outlined in MTBPS required significant, rapid changes to fiscal framework • Revenue measures to raise an additional R36 billion in 2018/19 by increasing VAT and other taxes, which feed through to the outer years of the MTEF period. Funding for fee-free higher education and training, which amounts to additional spending of R57 billion over the medium term. A provisional allocation in 2018/19 of R6 billion for drought management, assistance to the water sector, and to improve the planning and execution of national priority infrastructure projects. A higher contingency reserve of R8 billion in 2018/19, R8 billion in 2019/20 and R10 billion in 2020/21, to allow for uncertainties associated with the economic outlook, the finances of state-owned companies and other spending pressures. • • • Together with the improved economic growth outlook, government’s interventions narrow the deficit relative to the 2017 MTBPS estimates, and stabilise the debt-to-GDP ratio over the medium term. The fiscal proposals will cause economic discomfort, but are necessary to protect the integrity of the public finances. Acting now to strengthen the fiscal position will improve the outlook for the economy and increase space for future investment growth. Government’s interventions narrow the deficit relative to 2017 MTBPS estimates Improving the efficiency of spending The baseline spending reductions set out in the 2018 Budget focus on large programmes, departmental administrative budgets, public entities, and capital transfers to provinces and municipalities. The extent of these cuts will require greater efficiency in the use of funds across the public sector. Government recognises the need to shift spending consumption towards capital investment. Over the past public sector has invested R2.2 trillion in economic away from decade, the and social infrastructure. Yet weaknesses in project preparation, execution and delivery have resulted in lengthy delays and cost overruns. 4

CHAPTER 1: RESTORING ECONOMIC CONFIDENCE AND STABILISING THE PUBLIC FINANCES

The Budget Facility for Infrastructure, launched by the National Treasury, works to improve the planning and execution of large infrastructure projects. The facility, which includes the Presidential Infrastructure Coordinating Commission and the Department of Planning, Monitoring and Evaluation, has completed its review of 38 large infrastructure proposals. Additional work is being done to ensure that proposals can be considered for funding in the October Adjustments Budget. Options to engage development finance institutions and the private sector through the facility will be explored.

Efforts focus on improving planning and execution of large infrastructure projects

To support higher levels of capital investment, the state needs to contain the public-service wage bill, which has crowded out spending in other areas. Compensation ceilings have helped to manage headcounts, but are limiting space to expand crucial frontline services.

Government needs to contain public-service wage bill

The level and rate of growth in remuneration is of concern. Cost-of-living adjustments that consistently exceed consumer price inflation continue to put pressure on departmental ceilings. Over the longer term, government, working together with trade unions, needs to develop a comprehensive, fair and sustainable approach to public-service compensation.

Figure 1.2 Total public-service employment (full-time equivalents)


Millions
1.0
1.1
1.2
1.3
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

Figure 1.3 Average cost-of-living adjustments and inflation


Salary level 1-12
Management (level 13-16)
CPI inflation
Per cent
2
4
6
8
10
12
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
2017/18

Source: National Treasury

Strengthening good governance and acting against corruption

Government is strengthening its efforts to stamp out corruption and to ensure good governance throughout the public sector. In recent months new boards and executive managers have been appointed at Eskom and South African Airways.

The budget makes provision for contingencies related to the commission of inquiry into state capture, which may also require funding for critical Chapter Nine institutions such as the Auditor-General, and for prosecuting authorities. During 2017, Parliament passed the Financial Intelligence Centre Amendment Act, ensuring South Africa's continued alignment with global standards to combat money laundering and the financing of terrorism.

Budget makes provision for contingencies related to commission of inquiry into state capture

The Office of the Chief Procurement Officer continues to build on supply-chain management reforms. In recent years, a large number of deviations from normal procurement processes has reduced the credibility of the

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2018 BUDGET REVIEW

supply-chain management system. Deviations can also result in anti-competitive practices that open the door to corruption, and which limit transformation by preventing small businesses from doing business with the state. In future, deviations will be allowed only in rare, well-justified cases.

Towards faster economic growth

Mining and telecoms reforms, and support for labour-intensive sectors, can boost growth

Translating the cyclical upturn and improved investor sentiment into more rapid economic growth requires government to finalise many outstanding policy and administrative reforms, particularly in sectors with high growth potential. These include:

- Mining sector policies that support investment and transformation
- Telecommunications reforms, including the release of additional broadband spectrum
- Lowering barriers to entry by addressing anticompetitive practices
- Supporting labour-intensive sectors, such as agriculture and tourism, and increasing skills levels across the economy.

Effective reforms could add 2-3 percentage points to real GDP growth

The National Treasury estimates that, if the international environment remains supportive, effective implementation of these reforms could add two to three percentage points to real GDP growth over the coming decade.

Figure 1.4 Potential impact of selected NDP reforms on GDP growth


Other policies and reforms, such as addressing the skills constraint
5.0
4.5
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Per cent
0.5
0.6
0.6
0.3
0.2
Current potential growth
Improvement in confidence
Telecoms reforms
Barriers to entry
Transport reforms
Prioritising tourism and agriculture
Potential growth after reforms

Source: National Treasury

There has been marked progress on the 14 confidence-boosting measures announced by the Minister of Finance in July 2017. These measures were intended as short-term interventions to complement the structural reform agenda set out in the National Development Plan (NDP).

Regulatory reforms to facilitate greater municipal infrastructure investment to be introduced

Over the period ahead, government will build a social compact in partnership with business and labour to strengthen the economic recovery. This will include intensifying collaboration with the private sector through platforms such as the CEO Initiative. As part of its policy commitment to accelerate economic growth in South African cities,

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CHAPTER 1: RESTORING ECONOMIC CONFIDENCE AND STABILISING THE PUBLIC FINANCES

government will introduce regulatory reforms in 2018 to facilitate greater investment in local government infrastructure.

Update on government's short-term confidence-boosting measures

In July 2017 Cabinet announced steps to restore the sustainability of fiscal policy, promote transformation by implementing sector reforms, manage risks associated with state-owned entities and create policy certainty. Progress to date is as follows:

- A new board and acting chief executive officer have been appointed at Eskom. The Minister of Energy has instructed Eskom to conclude all power-purchase agreements with independent power producers.
- The Budget Facility on Infrastructure received 64 large infrastructure project submissions. Of these, 38 projects that met submission requirements were assessed.
- Government is working to ensure that the public-service wage agreement does not disrupt compensation ceilings.
- A Public Procurement Bill will be presented to Cabinet in 2018.
- The Financial Sector Regulation Act, signed into law in August 2017, aligns South Africa with global best practice. It creates prudential and market conduct authorities and gives the South African Reserve Bank a financial stability mandate.
- The Financial Sector Codes have been gazetted. The National Economic Development and Labour Council plans a Financial Sector Summit in April 2018.
- The Insurance Act, signed into law in November 2017, strengthens the insurance market through higher prudential standards, makes the industry more accessible to new entrants and aligns the sector with international standards.
- Work has been completed on a fund to benefit small and medium enterprises, with a particular focus on start-ups.
- Government granted South African Airways R10 billion to settle its short-term debt obligations. A new board, chief executive officer and restructuring officer have been appointed. A turnaround strategy is being implemented.
- Cabinet has approved a private-sector participation framework for state-owned companies.
- The Council for Scientific and Industrial Research completed a study on spectrum availability and open access.
- The Competition Commission's market inquiry to investigate data prices will be complete by end-August 2018.
- Draft legislation is being prepared to allow Postbank to apply for a banking licence. The National Treasury and the Department of Telecommunications and Postal Services have met the Banking Registrar to discuss a Postbank structure.

Summary of the budget

Economic outlook

The National Treasury projects real GDP growth of 1.5 per cent in 2018, 1.8 per cent in 2019 and 2.1 per cent in 2020.

Table 1.1 Macroeconomic outlook – summary

	2017	2018	2019	2020
Real percentage growth	**Estimate**		**Forecast**	
Household consumption	1.3	1.7	1.9	2.3
Gross fixed-capital formation	0.3	1.9	3.3	3.7
Exports	1.5	3.8	3.4	3.5
Imports	2.7	4.4	4.6	4.5
Real GDP growth	**1.0**	**1.5**	**1.8**	**2.1**
Consumer price index (CPI)	5.3	5.3	5.4	5.5
Current account balance (% of GDP)	-2.2	-2.3	-2.7	-3.2

Across all tables in the Budget Review, the use of "0" refers to a value of small magnitude that is rounded up or down to zero. If a value is exactly zero, it will be denoted by "–". If data is not available it is denoted by "N/A"
Source: National Treasury

The growth forecast has improved by an average of 0.4 percentage points since the 2017 MTBPS, but remains lower than projected in the

Global economy continues to provide a supportive environment for expanded trade and investment

7

2018 BUDGET REVIEW

2017 Budget. The global economy continues to provide a supportive environment for expanded trade and investment.

The main risks to the economic outlook are continued policy uncertainty and deterioration in the finances of state-owned entities. Drought in several provinces poses significant risks to agriculture and tourism that could result in job losses. Over the period ahead, government will strengthen its efforts to build durable partnerships with the private sector and organised labour to promote inclusive growth and job creation.

Fiscal policy

Budget deficit projected to narrow from 4.3 per cent of GDP in current year to 3.5 per cent in 2020/21

The budget deficit is projected to narrow from an estimated 4.3 per cent of GDP in 2017/18 to 3.5 per cent in 2020/21. Although net debt is projected to stabilise at 53.2 per cent in 2023/24, debt continues to rise over the medium term, as do debt-service costs.

The main risks to the fiscal outlook are uncertainty in the growth forecast, contingent liabilities of state-owned companies and the public-service compensation budget.

To respond to unanticipated economic and fiscal developments, a R26 billion contingency reserve has been set aside over the medium term.

Table 1.2 Consolidated government fiscal framework

R billion/percentage of GDP	2017/18 Revised estimate	2018/19	2019/20	2020/21
		Medium-term estimates		
Revenue	**1 353.6**	**1 490.7**	**1 609.7**	**1 736.9**
	28.8%	*29.7%*	*29.9%*	*29.9%*
Expenditure	**1 558.0**	**1 671.2**	**1 803.0**	**1 941.9**
	33.2%	*33.3%*	*33.4%*	*33.4%*
Budget balance	**-204.3**	**-180.5**	**-193.3**	**-205.0**
	-4.3%	*-3.6%*	*-3.6%*	*-3.5%*

Source: National Treasury

Revenue trends and tax proposals

A revenue shortfall of R48.2 billion is expected in 2017/18

The revenue outlook has been revised slightly upwards since the 2017 MTBPS, reflecting stronger economic growth towards the end of 2017. Nevertheless, the National Treasury estimates a revenue shortfall of R48.2 billion in 2017/18.

The 2018 Budget proposals will increase the gross tax-to-GDP ratio from 25.9 per cent in 2017/18 to 27.2 per cent in 2020/21. The main tax proposals to raise R36 billion in additional revenue in 2018/19 include a one percentage point increase in VAT to 15 per cent. Other changes include below-inflation adjustments to personal income tax brackets (particularly for higher-income individuals), increased *ad valorem* excise duties on luxury goods and higher estate duties for wealthy individuals.

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CHAPTER 1: RESTORING ECONOMIC CONFIDENCE AND STABILISING THE PUBLIC FINANCES

Table 1.3 Impact of tax proposals on 2018/19 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 308 965**
Budget 2018/19 proposals		**36 000**
Direct taxes		**7 310**
Revenue from not fully adjusting for inflation	6 810	
Medical tax credit adjustment	700	
Special economic zones	-350	
Estate duty increase	*150*	
Indirect taxes		**28 690**
Increase in value-added tax	22 900	
Increase in general fuel levy	1 220	
Increase in excise duties	4 290	
Increase in environmental taxes	280	
Gross tax revenue (after tax proposals)		**1 344 965**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

Medium-term spending plans

Consolidated government expenditure, which includes the main budget, social security funds and public entities (but not state-owned companies) is set to grow at 7.6 per cent per year, reaching R1.94 trillion in 2020/21.

Post-school education and training and debt-service costs are fastest-growing areas of spending

The 2018 Budget reflects major expenditure commitments, and corresponding expenditure reductions and reprioritisation in line with new policy initiatives. Over the next three years, more than half of government spending will be allocated to basic education, community development, health and social protection. In line with poverty-reduction commitments, 17.6 per cent of spending (R948.7 billion over the medium term) is allocated for transfers to households. Post-school education and training and debt-service costs are the fastest-growing areas of spending. Compensation accounts for 35.2 per cent of total expenditure.

Table 1.4 Consolidated government expenditure by function

R billion	2017/18 Revised estimate	2018/19 Budget estimate	Average growth 2017/18–2020/21
Learning and culture	323.1	351.1	8.5%
Health	191.7	205.4	7.8%
Social development	234.9	259.4	9.2%
Community development	183.5	196.3	7.4%
Economic development	183.5	200.1	7.4%
Peace and security	195.7	200.8	5.2%
General public services	62.1	64.0	4.3%
Payments for financial assets	20.4	6.0	–
Allocated expenditure	**1 394.8**	**1 483.1**	**7.2%**
Debt-service costs	163.2	180.1	9.4%
Contingency reserve	–	8.0	–
Consolidated expenditure[1]	**1 558.0**	**1 671.2**	**7.6%**

1. Consisting of national, provincial, social security funds and selected public entities See Annexure W2 on the National Treasury website for a full list of entities included
Source: National Treasury

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2018 BUDGET REVIEW

Planning and investment in South Africa's water resources

South Africa, a water-stressed country, faces growing demand for water and sanitation to meet the needs of its economy and a growing population. Climate change predictions suggest a warmer and drier future.

Long-term planning involves significant investments to increase dam capacity, and distribute water to cities, towns, farms and mines. Over the next three years, the public sector will spend R91.6 billion to extend, upgrade and maintain water resource infrastructure. Over the same period, R34 billion will be invested in water services, largely through municipal grants.

These investments need to be accompanied by changes in water use and management. South Africa loses about 36 per cent of its treated water before it reaches the taps, owing to maintenance backlogs and skills shortages. In many areas, consumers do not pay tariffs that reflect the full value of the water they use.

Imbalances in the water delivery chain put the balance sheets of municipalities, water boards, the Water Trading Entity and the Trans-Caledon Tunnel Authority at risk. Wide-ranging institutional reforms are required at the Department of Water and Sanitation to strengthen regulatory frameworks and rationalise inefficient institutions. The new institutional framework is expected to be underpinned by strengthened intergovernmental coordination and a pricing framework that promotes a more water-resilient economy. Government's response to the drought is discussed in Chapter 6.

Division of revenue

Expenditure reprioritisation results in reductions to previously announced transfers

As a result of expenditure reprioritisation, the 2018 Budget reduces previously announced transfers to provinces and municipalities. Reductions over the MTEF period are equivalent to 1 per cent of provincial allocations and 3.5 per cent of local government allocations. Of the funds available after providing for debt-service costs and the contingency reserve, 48 per cent are allocated to national government, 43 per cent to provincial government and 9 per cent to local government over the next three years.

Table 1.5 Division of revenue

R billion	2017/18	2018/19	2019/20	2020/21
National allocations	599.9	628.6	685.9	736.6
Provincial allocation	538.2	571.0	611.8	657.5
of which				
Equitable share	*441.3*	*470.3*	*505.0*	*542.4*
of which				
Conditional grants	*96.8*	*100.7*	*106.7*	*115.0*
Local government allocations	110.7	118.5	126.9	137.5
Provisional allocation not assigned to votes	–	6.0	2.3	2.1
Non-interest allocations	**1 248.8**	**1 324.1**	**1 426.9**	**1 533.6**
Percentage shares				
National	*48.0%*	*47.7%*	*48.1%*	*48.1%*
Provincial	*43.1%*	*43.3%*	*42.9%*	*42.9%*
Local government	*8.9%*	*9.0%*	*8.9%*	*9.0%*

Source: National Treasury

Provinces face substantial spending pressures in health and education

Provinces, which depend on transfers from national government for over 95 per cent of their budgets, face substantial spending pressures to provide health, education and other services to growing populations. Spending efficiency is a priority over the medium term. The health sector is working with provincial treasuries on a three-year turnaround plan.

Local government also confronts tough fiscal choices in the face of financial and institutional problems that result in service-delivery breakdowns and unpaid bills. Municipalities can offset these trends by improving own revenue collection and working more efficiently.

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CHAPTER 1: RESTORING ECONOMIC CONFIDENCE AND STABILISING THE PUBLIC FINANCES

Government debt and contingent liabilities

Government maintains prudent approach to debt management amid great uncertainty

Government's medium-term financing strategy reflects a prudent approach to managing debt in an environment of great uncertainty. The strategy maintains a broad range of funding instruments in the domestic and global markets. It includes measures to manage refinancing risk by adjusting the composition and maturity of the debt portfolio.

Table 1.6 Projected state debt and debt-service costs

R billion/percentage of GDP	2017/18	2018/19	2019/20	2020/21
Gross loan debt	2 506.1	2 770.6	2 983.3	3 250.0
	53.3%	*55.1%*	*55.3%*	*56.0%*
Debt-service costs	163.2	180.1	197.7	213.9
	3.5%	*3.6%*	*3.7%*	*3.7%*

Source: National Treasury

Government's borrowing requirement totals R217.3 billion in 2017/18

In 2017/18 the net borrowing requirement – the amount needed to finance the budget deficit – will total R217.3 billion, which is R50.5 billion higher than projected in the 2017 Budget. The borrowing requirement for 2018/19 is expected to reach 3.8 per cent of GDP, declining marginally to 3.7 per cent in 2020/21. Gross debt stabilises at 56.2 per cent of GDP in 2022/23. Net debt stabilises at 53.2 per cent in the following year.

Financial position of public-sector institutions

The already weak financial position of state-owned companies deteriorated in 2016/17. The position of development finance institutions improved, mainly due to a recovery in the equity portfolio of the Industrial Development Corporation. The overall solvency of social security funds weakened as a result of the liabilities of the Road Accident Fund (RAF); excluding the RAF, solvency strengthened.

The public-sector borrowing requirement is expected to be R329.1 billion in 2017/18, R77.4 billion higher than projected in the 2017 Budget.

The financial risks posed by the broader public sector remain significant. Any additional commitment of public resources to state-owned companies will be associated with far-reaching governance and operational interventions – including, where appropriate, private-sector participation. Government has acted decisively to strengthen governance at Eskom and South African Airways, and will take additional steps in the months ahead. A new road accident benefit arrangement has been tabled in Parliament to replace the RAF.

Table 1.7 Combined financial position of public institutions

R billion/net asset value	2014/15	2015/16	2016/17
State-owned companies	303.2	361.8	356.3
Development finance institutions[1]	121.2	120.2	126.8
Social security funds	22.4	-4.6	-19.5
Other public entities[2]	573.9	625.3	656.0

1. Institutions listed in schedule 2 of the PFMA

2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa

Source: National Treasury

11

2018 BUDGET REVIEW The budget documentation The 2018 budget documentation and submissions include the Budget Review, the Division of Revenue Bill, the Estimates of National Expenditure and the People’s Guide to the Budget. These and other publications are available at www.treasury.gov.za. The results of the 2017 Open Budget Survey, summarised in the box below, underline the National Treasury’s enduring commitment to its constitutional obligations. These include promoting transparency, accountability and the effective management of the public finances. South Africa’s extensive and clear budget documentation supports Extensive, clear budget documents support transparency and accountability parliamentary oversight and economic and fiscal policies. public engagement with the country’s 12 South Africa tops global budget transparency index South Africa has been ranked first, alongside New Zealand, on the 2017 Open Budget Index. The index ranks countries covered by the Open Budget Survey. The survey evaluates 115 countries on the comprehensiveness and timely availability of their budget documentation, the effectiveness of their oversight and opportunities available to the public to participate in national budget processes. In the 2017 Open Budget Survey, South Africa achieved a score of 89 out of 100 in terms of transparency, an improvement from the score of 86 achieved in 2015. The survey points out that South Africa can do more to encourage public participation in budget processes, which is the central focus of current budget reforms. The National Treasury and civil society organisation Imali Yethu have partnered to develop a budget data portal. The portal, vulekamali (“open money” in Xhosa), is intended to encourage informed public debate on service delivery and to promote government accountability. The portal has just been launched, and will be developed further through engagement with the public. Open Budget Index 2017 performance* Sweden 87 information Georgia United Kingdom tantial information *The sample is drawn from the International Budget Partnership survey of 115 countries Source: International Budget Partnership South Africa 89 New Zealand 89 Extensive Norway 85 (5 countries) Mexico United States Brazil Russia untries) Canada Senegal Ghana India 8 Limited information Kenya Morocco Mozambique Egypt Benin Mali Liberia Côte d'Ivoire China Botswana Swaziland Sudan Lesotho 0 10 20 30 40 50 60 70 80 90 100 Transparency score (out of 100) 82 79 Subs (21 co 77 77 74 72 71 51 50 (42 countries) Minimal information (20 countries) 4 46 45 41 41 39 39 36 24 13 8 3 Scant or None 2 (20 countries) 0

2 Economic overview Overview Suncertainty. GDP growth of 1 per cent is expected for 2017, up from outh Africa’s economic growth outlook has improved in recent South Africa’s economic outlook has improved, with GDP growth of 2.1 per cent projected in 2020 months, following a year marked by recession and policy 0.7 per cent projected in the 2017 Medium Term Budget Policy Statement (MTBPS), and is forecast to reach 2.1 per cent by 2020. The improved outlook flows from strong growth in agriculture, higher commodity prices and an incipient recovery in investor sentiment. Although global risk factors remain elevated, the world economy continues to provide a supportive platform for South Africa to expand trade and investment. World economic growth is at its highest level since 2014 and continues to gather pace. GDP growth is rising across all major economies. The International Monetary Fund (IMF) forecasts global growth of 3.7 per cent in 2017 and 3.9 per cent in 2018. 13 In brief •Gross domestic product growth of 1 per cent is expected for 2017, up from 0.7 per cent projected in October 2017. Growth is forecast to reach 2.1 per cent by 2020. •The economy has benefited from strong growth in agriculture, higher commodity prices and, in recent months, improving investor sentiment. •The global economic recovery provides a supportive environment for South Africa to expand trade and investment, but domestic constraints that have reduced business confidence stand in the way of accelerated growth. •In 2017, gross fixed-capital formation continued to decline and unemployment reached the highest level recorded since 2003. To boost capital expenditure and job creation, the upturn in confidence will have to be sustained. •Government will implement structural reforms to promote investment by reducing policy uncertainty, and act decisively to strengthen governance and sound financial practices at state-owned companies.

2018 BUDGET REVIEW

South Africa has underperformed relative to peer countries

To create large numbers of jobs, build an inclusive and transformed economy and reduce inequality, South Africa needs a strong, sustained expansion. Yet in contrast to many of its developing-country peers, South Africa has experienced a period of protracted economic weakness, mainly as a result of domestic constraints. This is reflected in low levels of private investment, persistently high and rising unemployment, and declining real per capita income. These factors in turn have undermined the sustainability of the public finances and narrowed the scope for economic transformation.

Figure 2.1 Investment and business confidence


Private investment
Business confidence (right axis)
Per cent
Index (50=neutral)
15
10
5
0
-5
-10
-15
-20
80
70
60
50
40
30
20
10
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Source: Statistics South Africa and Bureau for Economic Research

Figure 2.2 GDP and unemployment


Real GDP
Unemployment rate (right axis)
Per cent
Per cent
6
5
4
3
2
1
0
-1
-2
28
27
25
24
22
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015
2016
2017

Source: Statistics South Africa

Structural reform, confidence, investment and jobs

Confidence and investment are mutually reinforcing. When businesses are confident about their growth prospects and certain about the policy environment, they invest and hire staff. In South Africa, private investment has been contracting since 2015, mainly as a result of low levels of business and consumer confidence. Growth has remained stuck below 2 per cent and unemployment remains high at 26.7 per cent. The National Development Plan (NDP) outlines the structural reforms required to boost investment, expand employment and remove constraints to economic growth.

Improved investor sentiment has led to stronger rand exchange rate and lower government borrowing costs

The 2018 Budget is introduced as government has an opportunity to reinforce confidence and contribute to a recovery in growth and investment. A renewed sense of optimism is driven by the expectation that government will finalise many outstanding policy reforms, act decisively against corruption, and swiftly resolve governance and operational failures at state-owned companies. Investor sentiment has improved, leading to a strengthening rand exchange rate and lower government borrowing costs.

South Africa's stable macroeconomic environment provides a strong platform to attract much-needed foreign savings that can fund additional investment. The country's prudent macroeconomic policies are highly regarded by international investors, as are its well-developed and well-regulated financial markets. Government remains committed to fiscal discipline, a flexible exchange rate and inflation targeting.

14

CHAPTER 2: ECONOMIC OVERVIEW

While macroeconomic policies provide a stable environment for growth, attracting higher levels of investment that create jobs requires government to finalise outstanding policy reforms.

Rejuvenating private investment will require policy reforms

Global outlook

The world economy continues to strengthen following a period of protracted weakness that began with the 2008 financial crisis. Global trade volumes are expected to grow by 4.7 per cent in 2017 – the highest growth rate since 2011. In developed economies, monetary policy remains broadly supportive of growth. The outlook for the euro area has strengthened, with improved growth outcomes for Germany, Italy and the Netherlands reflecting stronger domestic demand. Tax reforms, fiscal stimulus and higher external demand have bolstered the US economic outlook. The growth forecast for Japan has been revised up for 2018 and 2019, Chinese growth is expected to moderate to 6.4 per cent in 2019 and growth in India is expected to reach 7.8 per cent in 2019.

Table 2.1 Economic growth in selected countries

Region/country	2000-2008	2010-2016	2017	2018	2019
Percentage	Pre-crisis	Post-crisis		Average GDP forecast	
World	**4.3**	**3.8**	**3.7**	**3.9**	**3.9**
Advanced economies	**2.4**	**1.9**	**2.3**	**2.3**	**2.2**
United States	2.3	2.1	2.3	2.7	2.5
Euro area	2.0	1.1	2.4	2.2	2.0
United Kingdom	2.5	2.0	1.7	1.5	1.5
Japan	1.2	1.4	1.8	1.2	0.9
Developing countries	**6.5**	**5.4**	**4.7**	**4.9**	**5.0**
Brazil	3.8	1.4	1.1	1.9	2.1
Russia	7.0	1.8	1.8	1.7	1.5
India	6.8	7.3	6.7	7.4	7.8
Chile	4.8	3.9	1.4	2.5	2.7
Mexico	2.6	3.1	2.0	2.3	3.0
Indonesia	5.3	5.6	5.2	5.3	5.5
China	10.4	8.1	6.8	6.6	6.4
Sub-Saharan Africa	**5.9**	**4.5**	**2.7**	**3.3**	**3.5**
South Africa[1]	4.2	2.0	1.0	1.5	1.8

1. National Treasury forecast

Source: IMF World Economic Outlook, October 2017 and IMF World Economic Outlook Update, January 2018

Economic growth in developing economies is supported by external demand and a recovery in commodity prices. Growth in sub-Saharan Africa is projected to remain moderate at 2.7 per cent in 2017, increasing to 3.3 per cent and 3.5 per cent in 2018 and 2019 respectively. Continued slow growth in the region's two largest economies – Nigeria and South Africa – weighs on the outlook.

Risks to the global forecast include unsustainable asset prices and elevated indebtedness, particularly in China. As monetary policy in developed countries retreats from the exceptional measures adopted in the wake of the financial crisis, global financial conditions will tighten. Capital flows to developing countries may decrease as a result. The threat of rising protectionism could result in trade barriers that constrain

Risks to global forecast include unsustainable asset prices and elevated indebtedness

15

2018 BUDGET REVIEW

exports, production and growth, while raising political and military tensions.

Commodity prices

Prices for crude oil, coal and iron ore have risen strongly over past year

Commodity prices have rebounded over the past year. In response to increased global demand and declining inventories, crude oil prices have risen appreciably, from US$47/barrel at the end of June 2017 to US$64/barrel at the end of 2017.

Non-oil commodity prices have recovered from the low reached at the end of 2015. Responding to higher demand from China and India, coal prices rose 45.1 per cent in 2017 compared with the previous year, reaching US$95/ton at the end of December 2017. Iron ore prices rose 20.4 per cent, from US$58/ton in 2016 to US$71/ton, also supported by stronger demand from Asia. Precious metals prices were mixed in 2017 compared with the prior year: platinum prices declined 3.8 per cent, while gold remained stable. These trends have resulted in an improved near-term outlook for commodity exporters such as South Africa.

Figure 2.3 Commodity prices*


Gold
Platinum
Iron ore
Coal
Crude oil
Index (2010=100)
160
140
120
100
80
60
40
20
2012
2013
2014
2015
2016
2017
2018

**The coal index is only available from October 2012*
Source: Bloomberg and National Treasury calculations

Domestic outlook

GDP growth is expected at 1.5 per cent in 2018 and at 1.8 per cent in 2019

The South African economy is forecast to grow by 1.5 per cent in 2018 and by 1.8 per cent in 2019. On average, the growth outlook is 0.4 percentage points higher than projected in October 2017, mainly due to an expected increase in private investment as a result of improved business and consumer confidence.

16

CHAPTER 2: ECONOMIC OVERVIEW Table 2.2 Macroeconomic performance and projections Source: National Treasury and Reserve Bank Employment South Africa’s unemployment rate reached 27.7 per cent in the third quarter of 2017 – the highest rate since September 2003. Average formal non-agricultural employment declined by 0.4 per cent in the first three quarters of 2017 compared with the same period in 2016. Average employment in the public service, which accounts for about 21 per cent of total formal non-agricultural employment, contracted by 3.6 per cent in the first three quarters of 2017. Figure 2.4 Job gains/losses in formal non-agricultural sector* Unemployment rate reached 14-year high of 27.7 per cent during 2017 *Changes in employment relative to same period in prior year Source: Statistics South Africa Private-sector job creation remains the only sustainable way to reduce unemployment. Labour relations have improved, but employment outcomes depend on a prolonged rise in confidence and investment. Since 2015, the private sector’s contribution to job creation has fallen. Financial and business services, which account for the largest number of private-sector jobs, contracted by 0.3 per cent in the first three quarters of 2017. Over the same period, construction, which employs 7.9 per cent of private-sector employees, shrank by 1.4 per cent. 17 Thousands of jobs Q3 2007 Q3 2008 Q3 2009 Q3 2010 Q3 2011 Q3 2012 Q3 2013 Q3 2014 Q3 2015 Q3 2016 Q3 2017 Private sectorPublic sector 600 400 200 0 -200 -400 201420152016 Percentage changeActual 2017 Estimate 201820192020 Forecast Final household consumption0.71.70.8 Final government consumption1.10.52.0 Gross fixed-capital formation1.72.3-3.9 Gross domestic expenditure0.61.8-0.8 Exports3.23.9-0.1 Imports-0.55.4-3.7 1.3 0.0 0.3 1.3 1.5 2.7 1.71.92.3 -0.31.21.4 1.93.33.7 1.72.22.4 3.83.43.5 4.44.64.5 Real GDP growth1.71.30.3 1.0 1.51.82.1 GDP inflation5.85.07.0 GDP at current prices (R billion)3 807.74 049.84 345.8 CPI inflation6.14.66.3 Current account balance (% of GDP)-5.3-4.4-3.3 4.9 4 604.4 5.3 -2.2 5.75.35.5 4 940.85 298.35 704.6 5.35.45.5 -2.3-2.7-3.2

2018 BUDGET REVIEW

Household consumption

Spending on services grew by 2.3 per cent, but spending on durable goods declined by 0.3 per cent

Household consumption expenditure grew by 1.4 per cent in the first three quarters of 2017 compared with 0.7 per cent over the same period in 2016. Spending on services, such as education, grew by 2.3 per cent. Despite strong growth in the third quarter, durable goods expenditure declined by 0.3 per cent in the first nine months of 2017, compared with a larger contraction of 7.8 per cent over the same period in 2016.

Since peaking at 87.8 per cent in the first quarter of 2008, household debt as a percentage of household disposable income has continued to decline, reaching 72.5 per cent in the third quarter of 2017. Household consumption is projected to grow by 1.3 per cent in 2017, reaching 2.3 per cent in 2020 as employment growth accelerates, confidence improves and more favourable credit conditions boost purchasing power.

Investment

Private investment declining since 2015

Real gross fixed-capital formation fell by 0.2 per cent during the first three quarters of 2017. Private investment, which accounts for about 60 per cent of total investment and has been declining since 2015, contracted by 2.1 per cent. Investment by public corporations contracted by 1.7 per cent during the first three quarters of 2017. Investment growth is expected to recover moderately, from 1.9 per cent in 2018 to 3.3 per cent in 2019. The ratio of investment to GDP was 19.5 per cent in 2016, well below the NDP target of 30 per cent of GDP by 2030. Boosting gross fixed-capital formation is critical to raise the economy's potential growth rate.

Exchange rate

Strengthening currency reflects investor reaction to political developments

The rand strengthened by 10.6 per cent against the US dollar during 2017, reaching R12.38/US$ at year-end – a level last seen in June 2015. The currency's recent performance reflects investors' reaction to domestic political developments, as well as overall strength in developing-country currencies. These currencies benefited from US dollar weakness, the search for higher yields by international investors and rising global commodity prices.

Figure 2.5 Emerging-market currency performance


USD/ZAR
EM currencies (right axis)
Inverted (rand /US dollar)
Index (January 2013=100)
8
10
12
14
16
18
105
100
95
90
85
80
2013
2014
2015
2016
2017
2018

Source: Bloomberg

Figure 2.6 Effective exchange rate movements


Nominal effective exchange rate
Real effective exchange rate
Index (2010=100)
110
100
90
80
70
60
50
2010
2011
2012
2013
2014
2015
2016
2017

Source: Reserve Bank

18

CHAPTER 2: ECONOMIC OVERVIEW The real effective exchange rate depreciated by 5.9 per cent between January and November 2017. This indicates an improvement in South Africa’s international competitiveness. Low inflation can help sustain these competitiveness gains. Balance of payments The current account deficit narrowed to 2.3 per cent of GDP during the first three quarters of 2017, from 3.8 per cent over the same period in 2016. This is largely due to a higher trade surplus, as South Africa’s terms of trade – the ratio of export prices to import prices – improved in the first three quarters of 2017 relative to the same period in 2016. The deficit in 2017 is expected to average 2.2 per cent of GDP – the smallest since 2010. Since 2013, the current account deficit has steadily declined, largely as a result of slower import growth. As import growth accelerates and some terms of trade gains are reversed, the deficit is expected to widen to 3.2 per cent of GDP in 2020 in line with higher economic growth. The value of total exports increased by 4.8 per cent in the first three quarters of 2017, while the value of total imports fell by 1.2 per cent. Certain agricultural exports have shown encouraging growth in recent years, particularly in new markets. The value of citrus exports to China, for example, increased by 59.2 per cent in 2017 compared with the prior year. Over the same period, the value of citrus exports to Asia as a whole grew 14.1 per cent, while exports to Europe increased 6.1 per cent. In contrast, the value of manufacturing exports declined by 3.9 per cent in the first three quarters of 2017 compared with the corresponding period in 2016. Exports of vehicles, machinery, and food and beverages contracted. South Africa relies on foreign inflows to fund investment because of a low domestic savings rate, as shown by a persistent current account deficit. South Africa received capital inflows equivalent to 1.7 per cent of GDP in the first three quarters of 2017, compared with 4.9 per cent in 2016. Figure 2.7 Components of the current account* Current account deficit narrowed to 2.3 per cent of GDP in first three quarters of 2017 Low domestic savings rate makes South Africa reliant on foreign inflows to fund investment *Up to September 2017 Source: Reserve Bank 19 Per cent of GDP 2009 2010 2011 2012 2013 2014 2015 2016 2017 Trade balance Net income payments Net service payments Net current transfer payments (mainly SACU) Balance on current account 4 2 0 -2 -4 -6

2018 BUDGET REVIEW

In the first three quarters of 2017, net foreign direct investment outflows increased to R65.2 billion, compared with net outflows of R3.3 billion over the same period in 2016. This was driven by a large acquisition of foreign financial assets. Lower foreign direct investment increases the country's reliance on more volatile portfolio flows, which remained strong through 2017.

Inflation

Headline inflation declined to 5.3 per cent in 2017 from 6.3 per cent in 2016. Lower inflation is due to lower food and non-alcoholic beverage prices, which moderated from 10.5 per cent to 6.9 per cent, mainly as a result of the strong recovery in agriculture. Core inflation, which excludes price-volatile items such as food, fuel and electricity, declined to 4.7 per cent in 2017 from 5.6 per cent in 2016.

Headline inflation projected to remain at 5.3 per cent in 2018, partly due to tax increases

For 2018, headline inflation is projected at 5.3 per cent, which includes 0.6 percentage points added by tax proposals. Electricity inflation, which fell from 9.2 per cent in 2016 to 4.7 per cent in 2017, is expected to stabilise at about 3.7 per cent in 2018 following the regulator's approval of a 5.2 per cent Eskom tariff increase. The medium-term forecast assumes that electricity price inflation will not exceed 8 per cent.

The main risks to the inflation outlook remain a weaker-than-expected exchange rate, higher global oil prices and higher average wage growth.

Economic assumptions

The macroeconomic forecast is underpinned by a set of assumptions published in Table 2.3. The main revisions to the assumptions since the 2017 MTBPS forecast include upward revisions to global demand, higher commodity prices and a lower risk premium. Electricity inflation has been revised down following the recent tariff decision. Nominal government consumption and investment have been revised down to reflect expenditure cuts.

Table 2.3 Assumptions used in the economic forecast

	2015	2016	2017	2018	2019	2020
Percentage change	Actual		Estimate	Forecast		
Global demand[1]	4.2	4.1	4.4	4.4	4.3	4.3
International commodity prices[2]						
Brent crude oil (US$ per barrel)	52.7	44.2	54.8	66.5	63.2	60.4
Gold (US$ per ounce)	1 160.4	1 247.9	1 257.9	1 338.5	1 369.1	1 399.6
Platinum (US$ per ounce)	1 055.4	988.3	950.1	976.4	997.9	1 019.9
Coal (US$ per ton)	57.1	64.4	86.2	93.1	88.1	84.2
Iron ore (US$ per ton)	56.1	58.6	71.3	68.5	62.9	59.3
Food inflation	5.1	10.5	7.0	5.0	5.9	6.0
Electricity inflation	9.2	9.2	4.7	3.7	6.6	8.0
Sovereign risk premium (basis point)	2.9	3.4	2.7	2.7	2.4	2.3
Real public corporation investment	6.0	0.7	-0.3	1.5	3.1	4.5
Real private residential investment	8.4	-1.8	-0.8	-2.0	0.9	4.4

1. Combined growth index of South Africa's top 15 trading partners (IMF World Economic Outlook, October 2017 and IMF World Economic Outlook Update, January 2018)

2. Bloomberg futures prices as at 25 January 2018

Source: National Treasury

20

CHAPTER 2: ECONOMIC OVERVIEW The current water crisis in the Western Cape will affect economic growth, although its impact is uncertain. Much depends on its duration, the extent to which specific catchment areas are affected and the success of mitigation measures. Alternative scenarios The National Treasury has modelled three alternative scenarios quantifying some of the risks to the baseline economic forecast. In the first scenario, Moody’s downgrades local-currency debt further. The risk premium – a measure of the extra return required by global buyers of South African bonds – increases by 100 basis points, or one percentage point, before returning to the baseline average in 2020. The impact on growth is largely reflected through higher borrowing costs, and lower investment and consumption. Growth slows to 0.7 per cent in 2018, 1.3 per cent in 2019 and 2 per cent in 2020. In the second scenario, risks in the state-owned company sector materialise, prompting a fiscal crisis and a local-currency downgrade. The cost of borrowing increases by an average of 2.4 percentage points over the medium term. GDP growth contracts by 3.1 per cent and 0.3 per cent in 2018 and 2019, respectively, before recovering to 1.1 per cent by 2020. The third scenario assumes that the increase in business confidence evident at the beginning of 2018 is maintained, global growth improves by an annual average of 0.5 percentage points, the risk premium is on average 50 basis points lower and bond yields decline by an average of 70 basis points. GDP growth accelerates to 2.1 per cent in 2018, 2.9 per cent in 2019 and 3.2 per cent by 2020, as higher income growth promotes stronger consumption and investment demand. Robust structural reforms, including changes to the business models of state-owned companies, bolster confidence and investment. Sector performance South Africa’s muted economic performance over the past year was reflected across all major sectors, apart from agriculture and mining. 21 Risks to the outlook Although the growth forecast has improved relative to the 2017 MTBPS, there are major risks to the outlook. A sustained GDP recovery depends on extending the current upturn in business confidence. Continued policy and political uncertainty, and further deterioration in the finances of state-owned companies, remain the largest risks to the economic outlook. Other risks include: •A further downgrade of South Africa’s local-currency debt, resulting in the country’s exclusion from the Citi World Government Bond Index. This would result in higher risk premiums and trigger some capital outflows, leading to an increase in borrowing costs, exchange rate depreciation and further deterioration in economic activity. •A weaker-than-expected rand exchange rate or higher administrative price inflation (for example, water or electricity price increases). Higher overall inflation would reduce South Africa’s competitiveness and negatively affect trade, and decrease the purchasing power of domestic consumers and businesses. •A severe contraction in the Western Cape economy due to the water crisis, which would threaten employment in agriculture and tourism. Calculations by the National Treasury show that every 1 per cent contraction in the economy of the Western Cape subtracts 0.2 percentage points from overall growth.

2018 BUDGET REVIEW

Agriculture

Agriculture grew strongly as production recovered from drought in summer rainfall regions

Real value added in the agriculture, forestry and fishing sector grew by 21.9 per cent in the first three quarters of 2017 compared with the same period in 2016, contributing 0.5 percentage points to overall GDP growth. Good summer rainfall led to a broad-based recovery in production following a severe drought, which caused agriculture to contract in 2015 and 2016. Maize production is expected to reach 16.7 million tons in 2017 – a 115.3 per cent increase from the 2016 crop. Soybean production is expected to increase by 77.4 per cent to 1.3 million tons.

Growth is expected to continue at a more moderate pace in 2018. Ongoing drought in the Western Cape – which contributes about 22 per cent of agricultural value-added and is a key producer of wheat, horticultural products and wine – will restrict growth in 2018.

Table 2.4 Sector growth trends

	2015	2016	2017			
Percentage change[1]			Q1	Q2	Q3	Year[2]
Agriculture, forestry and fishing	-6.1	-7.8	23.1	38.7	44.2	21.9
Mining and quarrying	3.9	-4.7	13.1	8.2	6.6	4.3
Manufacturing	-0.2	0.7	-3.7	1.5	4.3	-1.2
Electricity, gas and water	-1.5	-3.5	-4.8	8.8	-5.5	-0.6
Construction	1.7	0.7	-0.8	-0.3	-1.1	0.4
Trade, catering and accommodation	1.4	1.2	-5.9	0.6	-0.4	-1.0
Transport, storage and communication	1.1	0.4	-1.6	2.2	0.6	1.2
Finance, real estate and business services	2.8	1.9	-1.2	2.5	1.2	1.0
General government services	0.8	1.4	-0.7	-1.1	-0.7	0.1
Personal services	1.1	1.2	-0.1	1.3	0.9	1.1
GDP	**1.3**	**0.3**	**-0.6**	**2.8**	**2.0**	**1.0**

1. Quarterly numbers are seasonally adjusted and annualised
2. Up to September 2017
Source: Statistics South Africa

Mining

In the first three quarters of 2017, real value added in the mining sector grew by 4.3 per cent. Over this period, the sector contributed 0.3 percentage points to overall GDP growth. After a contraction in 2016, mining output is recovering, supported by higher commodity prices. Improved demand has boosted iron ore, manganese and chromium production.

Mineral sales increased by 9.4 per cent in the first nine months of 2017 compared with the same period in 2016, driven largely by coal and iron ore. Gold and platinum sales fell by 11.6 per cent and 3.4 per cent respectively over the same period, weighed down in part by a strong US dollar.

22

CHAPTER 2: ECONOMIC OVERVIEW Manufacturing Real value added in manufacturing declined by 1.2 per cent during the first three quarters of 2017, reducing GDP growth by 0.2 percentage points. Poor performance was the result of weak domestic demand and low levels of business confidence. Production decreased by 1.4 per cent over the first three quarters of 2017. This was true across most subsectors, apart from food and beverages, and metals, which respectively grew by 0.8 per cent and 4 per cent over the year. Electricity Electricity sector output declined by 0.6 per cent in the first three quarters of 2017 compared with the same period in 2016. Low levels of demand, alongside contributions from independent power producers, have enabled Eskom to ensure continued supply. Two Eskom power station units – Medupi’s unit 4 and Kusile’s unit 1 – were brought into commercial operation in 2017, adding 794MW and 800MW respectively to the national grid. Weak demand and independent power producer contributions enabled Eskom to ensure supply Transport and telecommunications Performance of the transport, telecommunications and storage sector remained flat over the year, growing by 1.2 per cent in the first three quarters of 2017 compared with the same period in 2016. The sector contributed 0.1 per cent to GDP growth. Declining external trade, low consumer demand and a decrease in manufacturing underpinned the subdued performance. Construction Growth in real value added in construction moderated to 0.4 per cent in the first three quarters of 2017. Civil construction investment growth slowed to 1.9 per cent. The FNB/BER Civil Confidence Index registered its lowest result in 17 years during the third quarter of 2017. Given that the construction sector has a high employment multiplier, its poor performance has serious implications for job creation. Poor performance of construction sector has serious implications for job creation Finance, insurance, real estate and business services Growth in real value added by the finance, insurance, real estate and business services sector moderated to 1 per cent in the first three 23 Policy uncertainty hinders investment in the mining sector Despite improved performance in 2017, mining remains under pressure due to high operating costs and persistent policy uncertainty related to the Mining Charter and the Mineral and Petroleum Resources Development Amendment Bill. The amendment bill was sent back to Parliament in January 2015 and its status has not been resolved. The Mining Charter, approved by Cabinet and gazetted in June 2017, has contributed to policy uncertainty. Both the charter and the outstanding amendment bill leave mining, oil and gas companies unable to accurately assess the expected return on their investments. According to the Fraser Institute’s Mining Investment Attractiveness Index, South Africa ranked 74th out of 104 jurisdictions in 2016. The country is currently ranked 13th in Africa. Botswana, Ghana, Namibia, Tanzania and Uganda have more favourable mining policy environments than South Africa. Real fixed investment in mining has been stagnant since 2008. As a result, growth in the volume of production of South Africa’s key commodities, including iron ore, coal, gold and platinum, has underperformed compared to countries such as Chile, China, Canada, Australia and Russia.

2018 BUDGET REVIEW quarters of 2017 compared with the same period in 2016. The sector’s contribution to growth decreased to 0.2 percentage points. Growth in banking sector assets averaged 2.4 per cent in the first nine months of 2017 from an average of 9.8 per cent in the same period of 2016. Over the same period, growth in loans declined from an average of 8.8 per cent to 2.6 per cent. Despite the tough economic conditions and an evolving regulatory environment, the banking sector remains profitable and well capitalised. Impaired advances as a percentage of outstanding loans were 2.8 per cent in November 2017, a marked improvement from a high of 5.9 per cent in 2010. Investment and transformation for inclusive growth Government’s economic policy is focused on inclusive growth. The benefits of a growing economy should be shared more widely and more equitably through transformation and job creation. Government, the private sector and organised labour all play a part in creating decent and sustainable employment, supporting transformation and boosting productivity. In outlining a range of structural reforms needed to raise long-term economic growth, the NDP identifies three priorities: NDP’s structural reforms focus on boosting employment, improving education and building state capability • • • Raising employment through faster economic growth Improving the quality of education, skills development and innovation Building the capability of the state. Progress in these areas requires a long-term coordinated effort, complemented by a number of steps being taken over the medium term. Eliminating policy uncertainty to catalyse investment Immediate measures are needed to establish policy certainty in key areas to rebuild trust and create an enabling environment for investment. • In telecommunications, government will end the delay in licensing spectrum, which limits access to stable, affordable information and communications technology. Bottlenecks in finalising the Mineral and Petroleum Resources Development Act and the Mining Charter will be addressed to improve the attractiveness of the mining sector for investment. The Interim Rail Regulator is an important first step in building regulatory capacity. Government is finalising the Single Transport Economic Regulator Bill, which will improve efficiency in the transport sector. • • Government’s approval of six special economic zones to benefit from lower corporate tax rates for qualifying firms, and employment tax incentives for all workers, will encourage investment and help overcome inefficient spatial legacies in production. Recent amendments to the venture capital company tax incentive have resulted in investment of R650 million in qualifying small businesses – increasing the pool of funding available to support enterprise development. 24

CHAPTER 2: ECONOMIC OVERVIEW Financial and governance reform at state-owned companies State-owned companies operate network industries, such as electricity and transport, that underpin the country’s economic growth potential. Government has renewed its commitment to address the financial and governance challenges in these companies. Cabinet has adopted a private-sector participation framework and government will review the funding models of state-owned companies. In considering the reforms necessary to return troubled institutions to financial health, government will consider inviting the private sector to take equity stakes in state-owned companies. In January 2018, government appointed a new board at Eskom. It is expected to restore the electricity utility’s operational viability and its financial stability. South Africa has excellent potential to generate electricity from renewable resources, the cost of which has fallen significantly in recent years. Eskom needs to adapt its business model to market competition, technological change and more efficient procurement arrangements. Partnerships with the private sector to strengthen the utility’s capital structure will be explored. A strong and capable board and management team at Eskom will prepare the utility to adapt to these changes, building on South Africa’s comparable advantages to generate cleaner, more affordable energy. Government is acting decisively to address financial and governance concerns at state-owned companies Partnerships for inclusive growth Government will intensify its efforts to build durable partnerships with the private sector and labour to promote national development. These partnerships have already resulted in important initiatives: Government, business and labour are working together to promote inclusive growth • The CEO Initiative has developed a business-led fund supporting high-potential small and medium-sized enterprises, which has commitments of R1.4 billion to date. By June 2018, about R500 million is expected to be disbursed to the first round of enterprises. In addition, the Youth Employment Services Initiative aims to provide quality work experiences for vulnerable youth and is scheduled to begin operating in 2018. The pilot phase involves more than 20 of South Africa’s largest companies. Government, business and labour are working within the National Economic Development and Labour Council to find ways to strengthen South Africa's investment ratings and promote faster growth. Legislation will be passed this year to enact the national minimum wage. Amendments to the Labour Relations Act (1995) will address wage inequality and help prevent prolonged industrial action. • • Government’s review of business incentives, which will be completed in 2018, aims to improve the contribution of incentives to investment and job creation. Enabling economic transformation A fundamental change in the systems and patterns of ownership and control that govern the economy can create opportunities for all South Africans to live productive, prosperous and dignified lives. Government continues to implement policies aimed at transforming the economy: 25

2018 BUDGET REVIEW • Revised public procurement regulations came into effect in April 2017. These enable designated groups, including small businesses and those operating in rural and township economies, to participate more effectively in public procurement. The Public Procurement Bill, currently awaiting Cabinet approval for public consultation, will replace and improve on the revised regulations. The conclusion of the outstanding power-purchase agreements with independent power producers will bring benefits to the communities where those projects are located by creating an estimated 66 000 jobs and enabling investments of R55 billion. Government’s Small Business and Innovation Fund, focused on providing support for entrepreneurs, will fund businesses in their start-up phases. The fund will also help to commercialise local innovation, with R1 billion allocated for 2019/20. • • • The Financial Sector Code, gazetted in December 2017, aims to increase access to financial services for black South Africans – particularly low-income households. A R100 billion Black Business Growth Fund has been created through the code. Additional information on financial sector reforms appears in Annexure F. Government supports the expansion of competitive, affordable banking services, and recognises the value of digital banking services in this context. In 2017, the Reserve Bank granted three bank licences – two for banks with significant digital banking capabilities and one for a new digitally focused mutual bank. Progress has been made with the Postbank’s licence. • • Efforts are under way, particularly in metropolitan cities, to promote increased investment in integrated transport, housing and related infrastructure. The Cities Support Programme’s work on urban reform is discussed in Chapter 6. 26 Strengthening competition law to promote economic transformation South Africa’s economy has historically been characterised by concentration, cartels and price fixing in major sectors, making it difficult for small and new businesses to compete. Competition authorities have been successful in tackling anti-competitive practices covering a wide range of products, including bread, steel, cement, concrete, plastic pipes and HIV/AIDS drugs. Anti-competitive practices in banking and telecommunications have also been penalised. The World Economic Forum’s Global Competitiveness Report 2017–2018 ranks South Africa 28th of 137 countries on the effectiveness of its anti-monopoly policy. From its inception in 1999 to 2017, the Competition Commission has levied administrative penalties of about R6.4 billion against various firms. According to a 2016 World Bank report, the authorities’ success in breaking up cartels in white maize, poultry, wheat and flour, and pharmaceuticals resulted in a reduction in overall poverty of 0.4 percentage points. Proposed amendments to the Competition Act (1998), which would strengthen the competition authorities’ powers, have been published for public comment. The amendments would enable the authorities to investigate the general state of a specific market, rather than the conduct of particular firms. In addition, they would obligate the authorities to consider structural issues of economic concentration and transformation when considering mergers and acquisitions, and in adjudicating abuse of dominance complaints.

3 Fiscal policy Overview The economic and fiscal outlook has improved since the October Improved fiscal outlook is tempered by substantial risks 2017 MTBPS. Investor confidence has grown on the promise of renewed policy coordination and effective implementation. Yet the challenges highlighted in October – rising national debt, significant revenue shortfalls and the precarious financial condition of several state-owned companies – remain central policy concerns. Despite an improved outlook, government still faces a revenue gap of R48.2 billion in 2017/18, which feeds through to the outer years of the medium-term expenditure framework (MTEF). In addition, the December 2017 announcement of fee-free higher education and training entails an additional allocation of R57 billion over the medium term. Accordingly, the 2018 Budget proposes measures to reduce the budget deficit while providing space for new spending commitments. 27 In brief •The 2018 Budget proposes major spending adjustments and tax measures in response to the unsustainable debt outlook presented in the October 2017 Medium Term Budget Policy Statement (MTBPS). Together with faster economic growth, these measures serve to reduce the budget deficit and stabilise national debt as a share of GDP over the medium term. •The fiscal framework reflects two major spending changes that followed the MTBPS: cuts identified by a Cabinet subcommittee amounting to R85 billion over the medium term, and an additional allocation of R57 billion for fee-free higher education and training. Contingency reserves have been increased to reflect uncertainty in the growth outlook, spending pressures and the precarious finances of several state-owned companies. •Proposed tax measures will raise an additional R36 billion in 2018/19. These include an increase in the rate of value-added tax (VAT) and below-inflation adjustments for personal income tax brackets. •The consolidated deficit is projected to narrow from 4.3 per cent of GDP in 2017/18 to 3.5 per cent in 2020/21. The main budget primary deficit will close over the medium term, helping to stabilise the gross debt-to-GDP ratio at 56.2 per cent of GDP in 2022/23.

2018 BUDGET REVIEW

Tax measures, including VAT increase, raise additional R36 billion in revenue

The central adjustments to the fiscal framework in 2018/19 are to:

- Raise an additional R36 billion in tax revenue through an increase in the VAT rate, limited personal income tax bracket adjustments and other measures.
- Reduce MTBPS baseline expenditure by R26 billion.
- Allocate R12.4 billion for fee-free higher education and training.
- Set aside an additional R5 billion for the contingency reserve.
- Provisionally allocate R6 billion for drought management and public infrastructure.

The baseline spending reductions and tax measures feed through to the outer years of the framework, while allocations to higher education increase sharply.

Budget deficit narrows to 3.5 per cent in 2020/21

Together with an improved growth outlook, the proposals will reduce the consolidated budget deficit – the difference between total revenue and expenditure – from 4.3 per cent of GDP in 2017/18 to 3.5 per cent in 2020/21. A narrower deficit, stronger rand and lower borrowing costs result in gross government debt stabilising at 56.2 per cent of GDP by 2022/23. Net debt stabilises at 53.2 per cent of GDP in 2023/24.

The risks to the fiscal outlook remain elevated and include uncertainty in the pace of economic recovery, public-service wage pressures and the precarious finances of state-owned companies.

Table 3.1 Consolidated fiscal framework

R billion/percentage of GDP	2014/15	2015/16 Outcome	2016/17	2017/18 Revised estimate	2018/19	2019/20 Medium-term estimates	2020/21
Revenue	**1 095.3**	**1 215.3**	**1 285.7**	**1 353.6**	**1 490.7**	**1 609.7**	**1 736.9**
	28.3%	*29.5%*	*29.2%*	*28.8%*	*29.7%*	*29.9%*	*29.9%*
Expenditure	**1 235.0**	**1 366.2**	**1 441.8**	**1 558.0**	**1 671.2**	**1 803.0**	**1 941.9**
	31.9%	*33.1%*	*32.7%*	*33.2%*	*33.3%*	*33.4%*	*33.4%*
Non-interest expenditure	*1 113.6*	*1 227.8*	*1 285.0*	*1 387.6*	*1 483.4*	*1 596.9*	*1 718.0*
	28.8%	*29.8%*	*29.2%*	*29.5%*	*29.5%*	*29.6%*	*29.6%*
Budget balance	**-139.7**	**-151.0**	**-156.1**	**-204.3**	**-180.5**	**-193.3**	**-205.0**
	-3.6%	*-3.7%*	*-3.5%*	*-4.3%*	*-3.6%*	*-3.6%*	*-3.5%*

Source: National Treasury

Stabilising the public finances

The present fiscal position is the cumulative result of trends at work since a structural budget deficit emerged following the 2009 global recession. The fiscal gap reflects both policy choices, including high public-sector wage settlements, and persistently low economic growth.

For several years, the *Budget Review* has noted that, in the absence of a significant upturn in GDP growth, government would face increasingly difficult budget decisions. Since 2012, successive budgets have reduced the rate of expenditure growth and raised taxes. While this measured path of fiscal consolidation achieved some success, debt continued to rise as a share of GDP as economic growth declined and new spending pressures emerged.

28

CHAPTER 3: FISCAL POLICY

In combination with concerns over policy certainty, this led to credit-rating downgrades in 2017. South Africa is now rated sub-investment grade for both local- and foreign-currency debt by two of the three major rating agencies. At the time of the 2017 MTBPS, gross government debt was approaching R3 trillion over the medium term. If left unchecked, debt would continue to rise above 60 per cent of GDP over the coming decade.

By October 2017, gross government debt was approaching R3 trillion over medium term

Since then, the economy has shown signs of recovery. Projected real GDP growth in 2017/18 and 2018/19 has been revised up by 0.4 percentage points, and by an average of 0.3 percentage points over the subsequent two years. Nominal GDP projections have also been revised up, partly as a result of higher commodity prices.

Revenue collection for 2017/18 is projected to be R2.6 billion higher than the October 2017 estimate. Yet compared with the 2017 Budget estimates, this still leaves a shortfall of R48.2 billion in 2017/18.

Table 3.2 Macroeconomic performance and projections

	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
Percentage change		**Actual**		**Estimate**		**Forecast**	
Real GDP growth	1.9	0.5	0.7	1.3	1.5	1.9	2.1
Nominal GDP growth	7.0	6.6	6.8	6.7	6.9	7.3	7.8
CPI inflation	5.6	5.2	6.3	4.9	5.5	5.3	5.5
GDP at current prices (R billion)	**3 867.9**	**4 122.6**	**4 404.5**	**4 699.4**	**5 025.4**	**5 390.1**	**5 808.3**

Source: National Treasury

Risks to the economic and fiscal outlook remain elevated:

- The recovery in economic growth is not yet broad-based. Much depends on continued improvements in political and policy certainty, and a supportive global environment. Tax buoyancy, which declined over the past two years, may not increase as quickly as projected.
- Talks on a new public-service wage agreement are in progress. An agreement locking in salary increases that exceed consumer price index inflation would make expenditure limits difficult to achieve.
- While decisive action by government to strengthen governance at Eskom has staved off the likelihood of near-term default, the financial positions of the power utility and several other large entities pose risks to the economy and the fiscus.
- The costs associated with fee-free higher education and training are uncertain. The Department of Higher Education and Training will need to ensure that its plans are aligned with allocations.
- A sub-investment downgrade for local- and foreign-currency debt by Moody's would result in South Africa's exclusion from the Citi World Government Bond Index, triggering a sell-off of South African debt. This would raise future borrowing and debt-service costs.

Prudent fiscal policy decisions and increases in the contingency reserve will help government to manage these risks. Improved policy certainty, alongside governance and economic reforms, will support fiscal consolidation.

Prudent policy decisions and increases in contingency reserve enable government to manage risks

29

2018 BUDGET REVIEW Medium-term consolidation plans Over the next three years, government will reduce the budget deficit through spending adjustments and revenue measures. Baseline reductions and reallocations for new spending commitments result in main budget non-interest expenditure remaining stable at 26.6 per cent of GDP. As a result of tax increases, main budget revenue grows from Government is reducing the budget deficit through spending adjustments and revenue measures 25.4 per cent of GDP in the current year to 26.6 per cent 2020/21. The primary deficit approaches zero by 2020/21. of GDP in Figure 3.1 Main budget revenue and non-interest spending* *Excludes financial transactions Source: National Treasury Tax measures In developing tax proposals, government reviewed the potential contributions from all major tax instruments. Policy measures in recent years have introduced successive increases in personal income tax. Over the same period, corporate income taxes have underperformed. Figure 3.2 Tax revenue performance and projections Personal income tax VAT Corporate income tax Customs duties Source: National Treasury 30 Per cent of GDP Per cent of GDP 2003/04 2004/05 2005/06 2006/07 2007/08 2008/09 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 2005/06 2006/07 2007/08 2008/09 2009/10 2010/11 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 2017/18 2018/19 2019/20 2020/21 12 10 8 6 4 2 0 28 26 24 22 Revenue Non-interest spending 20

CHAPTER 3: FISCAL POLICY Unlike other major taxes, the VAT rate has remained unchanged since 1993, and is lower than the average rate across peer countries. Raising VAT is less harmful to growth than raising other taxes. The zero-rating of basic foods and paraffin limits the regressivity of VAT, and additional adjustments are proposed to enhance the progressivity of the tax system. Ad valorem excise duties on luxury goods and estate duties for wealthy individuals are being increased. Above-inflation increases to social grants will also help cushion low-income households from the effects of the VAT increase. Raising VAT is less harmful to growth than raising other taxes Expenditure adjustments In November 2017, a committee appointed by the President identified expenditure cuts totalling R85 billion over the MTEF period. About R53 billion of this amount has been cut at national government level, including large programmes and transfers to public entities. At sub-national level, conditional infrastructure grants of provincial and local government have been reduced by R28 billion. In addition, all national and provincial departments were required to reduce their spending on administration. The reductions exclude compensation of employees, which is already subject to a ceiling. The major additions to the framework following the 2017 MTBPS are: • Allocations to fee-free higher education and training for poor and working-class students amount to R12.4 billion in 2018/19, R20.3 billion in 2019/20 and R24.3 billion in 2020/21. This is in addition to a R10 billion provisional allocation made in the 2017 Budget. Allocations of R4.2 billion for national health insurance funded through adjustments to the medical tax credit, R490 million to establish the Tirisano Construction Fund Trust and R1 billion for the 2021 Census. An additional amount of R2.6 billion to enable an above-inflation increase to social grants to partially offset the impact of tax increases on the poor. A provisional allocation of R6 billion set aside in 2018/19 for drought relief in several provinces, assistance to the water sector, and public investment projects supported by improved infrastructure planning. These allocations will be considered in the Adjustments Budget process. Additions of R5 billion in 2018/19, R3 billion in 2019/20 and R2 billion in 2020/21 for fiscal risks and unforeseen developments, bringing the total contingency reserve to R26 billion over the medium term. • • • • After taking account of the various adjustments to the framework, the expenditure ceiling has been revised down marginally over the medium term. In 2017/18, however, the expenditure ceiling is likely to be breached by R2.9 billion as a result of the recapitalisation of South African Airways (SAA) and the South African Post Office. These appropriations total R13.7 billion, partially offset by the use of the contingency reserve and projected underspending. 31

2018 BUDGET REVIEW

Table 3.3 Expenditure ceiling[1]

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
2016 Budget Review	1 076 705	1 152 833	1 240 086	1 339 422		
2016 MTBPS	1 074 992	1 144 353	1 229 742	1 323 465	1 435 314	
2017 Budget Review	1 074 970	1 144 225	1 229 823	1 323 553	1 435 408	
2017 MTBPS	1 074 970	1 141 978	1 233 722	1 316 553	1 420 408	1 524 222
2018 Budget Review	1 074 970	1 141 978	1 232 678	1 315 002	1 416 597	1 523 762

1. Non-interest spending financed from the National Revenue Fund, excluding skills development levy, special appropriations in 2015/16 for Eskom and the New Development Bank, debt management and Gold and Foreign Exchange Contingency Reserve Account transactions and the International Oil Pollution Compensation Fund

Source: National Treasury

Efficiency and composition of spending

Spending reductions will have negative consequences for composition of expenditure

The medium-term spending reductions are necessary to ensure a sustainable fiscal trajectory, but they will have a negative impact on the composition of spending. About 47 per cent, or R39.7 billion, of the R85 billion in spending reductions consists of cuts to capital transfers. Goods and services, a category already reduced in previous budgets, will be cut by R16.5 billion. Current transfers will be reduced by R27.4 billion, offset by allocations to the Department of Higher Education and Training.

As far as possible, these reductions have been applied to programmes that underspent in previous financial years. Even after the baseline reductions, allocations to these programmes continue to grow in real terms over the medium term. Nevertheless, the reductions result in a shift in the composition of spending away from capital and towards consumption expenditure.

Sharp baseline reductions highlight need to improve efficiency of public expenditure

Reductions in baselines require departments to improve spending efficiency. A portion of the R6 billion amount provisionally set aside will support improved planning and implementation of large capital projects.

Rigorous assessment process begins building pipeline of large infrastructure projects

Government recognises that it needs to allocate money for infrastructure more efficiently. Weaknesses in project preparation, execution and delivery have resulted in project delays and cost overruns. In 2016, Cabinet mandated the National Treasury and the Presidential Infrastructure Coordinating Commission (PICC) to strengthen planning and implementation of large infrastructure projects. As a result, the Budget Facility for Infrastructure was launched by the National Treasury.

The facility is overseen by a technical committee. It is establishing processes to improve technical assessment and budgeting for the capital, operational and maintenance costs of large infrastructure projects and programmes that require public funds. Over time, this will lead to a pipeline of projects that have undergone rigorous technical analysis. The facility works to ensure that fiscal resources are committed in a transparent manner.

The National Treasury, the PICC and the Department of Planning, Monitoring and Evaluation participate in the facility, which develops project recommendations for the Medium Term Expenditure Committee (MTEC), the Ministers' Committee on the Budget (MinComBud) and Cabinet. During the budget process, national departments submitted 64 potential projects with estimated funding requirements of R139 billion. Of these, 38 projects that met submission requirements were assessed for their value for money, socioeconomic rationale and readiness to implement. These projects were in the justice and protection services, and the water, health, telecommunications and transport sectors. The facility has completed its assessment and its recommendations have been considered by the MTEC and MinComBud.

Managing the public-service wage bill

South Africa's government wage bill is one of the highest among developing countries

Improving the composition of spending will require renewed efforts by government to manage the public-service wage bill. According to the Organisation for Economic Cooperation and Development (2017), South Africa's government wage bill is one of the highest among its developing-

32

CHAPTER 3: FISCAL POLICY country peers. The consolidated wage bill increased rapidly from 32.9 per cent of spending in 2007/08 and remains at about 35 per cent of total expenditure in 2017/18. Data published in the 2017 MTBPS showed that over the past decade, compensation has crowded out other areas of spending, particularly in labour-intensive departments. At the same time, cost-of-living adjustments have exceeded consumer price index inflation by an average of two percentage points. Public servants tend to be better paid than most taxpayers in general, as discussed in Annexure B of the 2017 MTBPS. In the 2016 Budget, government reduced the compensation ceilings of national and provincial departments by R10 billion in 2017/18 and R15 billion in 2018/19. The compensation baselines in the 2018 Budget maintain this status quo. As a result of these adjustments, and a generally tighter fiscal environment, total national and provincial headcount growth has declined. Nevertheless, some national departments are at risk of breaching their compensation ceilings. Departments will need to continue paying careful attention to managing headcount levels. Government is working to ensure that the current wage negotiations process results in a fair and sustainable agreement. To avoid breaching their compensation ceilings, national departments must manage headcount carefully Fiscal framework Table 3.4 presents government’s consolidated operating and capital accounts. The consolidated deficit in 2017/18 (4.3 per cent) is larger than was estimated in the 2017 Budget (3.1 per cent). This is mainly due to lower tax revenue and higher main budget expenditure, partially offset by higher surpluses of public entities. A provincial deficit is projected for 2017/18 as some provinces draw on their accumulated reserves. Compared with the 2017 Budget, deficit estimates for 2018/19 and 2019/20 are wider on average by about 0.8 percentage points. This is mainly because of lower tax revenue, despite additional revenue measures. Lower consolidated spending partially offsets the increased deficit. In addition, nominal GDP estimates in those two years are lower by an average of about R130 billion compared with the 2017 Budget. The deficit is projected to narrow significantly between 2017/18 and 2018/19, before reaching 3.5 per cent of GDP in 2020/21. Consolidated non-interest expenditure will grow at an annual real average rate of 1.8 per cent over the next three years. Compensation as a share of total expenditure is projected to moderate from 35.4 per cent in 2016/17 to an average of 35.2 per cent in the current year and over the medium term. The consolidated wage bill is projected to grow at a nominal annual average of 7.3 per cent over the medium term. The current deficit – the gap between revenue and current spending – is projected to narrow from -0.9 per cent of GDP in 2017/18 to an average of -0.2 per cent of GDP over the next three years. The capital financing requirement, which is the sum of capital payments, transfers and receipts, is expected to narrow from -3.4 per cent of GDP in the current year to -3.1 per cent of GDP in 2020/21. Following reductions in capital budgets, capital payments and transfers grow by a nominal annual average of 4.1 per cent over the medium term. Compensation as a share of total expenditure is projected to narrow marginally over MTEF period 33

2018 BUDGET REVIEW

Table 3.4 Consolidated operating and capital accounts

R billion/percentage of GDP	2014/15	2015/16 Outcome	2016/17	2017/18 Revised estimate	2018/19	2019/20 Medium-term estimates	2020/21
OPERATING ACCOUNT							
Current revenue	**1 078.1**	**1 172.1**	**1 267.2**	**1 335.1**	**1 481.7**	**1 606.7**	**1 733.4**
Current payments	**1 083.3**	**1 177.5**	**1 283.5**	**1 376.4**	**1 490.6**	**1 617.6**	**1 743.8**
Compensation of employees	437.4	472.8	510.8	548.9	587.1	630.5	677.3
Goods and services	186.0	195.3	214.6	223.7	233.6	251.1	269.1
Interest payments	121.4	138.5	156.8	170.4	187.8	206.1	223.9
Current transfers and subsidies	338.6	370.9	401.3	433.5	482.1	529.9	573.5
Current balance	**-5.3**	**-5.4**	**-16.3**	**-41.3**	**-8.9**	**-10.9**	**-10.4**
	-0.1%	*-0.1%*	*-0.4%*	*-0.9%*	*-0.2%*	*-0.2%*	*-0.2%*
CAPITAL ACCOUNT							
Capital receipts	1.4	0.3	0.5	0.3	0.3	0.3	0.3
Capital payments	85.5	92.2	80.3	83.0	93.9	97.7	103.3
Capital transfers	60.0	65.5	69.9	78.2	72.7	73.4	78.3
Capital financing requirement	**-144.1**	**-157.4**	**-149.6**	**-160.8**	**-166.3**	**-170.9**	**-181.3**
	-3.7%	*-3.8%*	*-3.4%*	*-3.4%*	*-3.3%*	*-3.2%*	*-3.1%*
Financial transactions[1]	9.7	11.8	9.8	-2.2	2.7	-3.5	-3.4
Contingency reserve	–	–	–	–	8.0	8.0	10.0
Budget balance	**-139.7**	**-151.0**	**-156.1**	**-204.3**	**-180.5**	**-193.3**	**-205.0**
	-3.6%	*-3.7%*	*-3.5%*	*-4.3%*	*-3.6%*	*-3.6%*	*-3.5%*

1. Transactions in financial assets and liabilities
Source: National Treasury

Elements of the consolidated budget

The consolidated budget includes the main budget and spending financed from the revenues raised directly by provinces, social security funds and public entities.

Main budget framework

Main budget deficit has widened to 4.6 per cent of GDP compared with 2017 Budget projection of 3.5 per cent

The main budget framework, presented in Table 3.5, summarises spending financed from the National Revenue Fund. The main budget deficit, which is government's net borrowing requirement, has widened to 4.6 per cent of GDP in 2017/18, compared with a 2017 Budget projection of 3.5 per cent. This mainly reflects tax revenue shortfalls and slightly higher projected spending. As a result, net borrowing increases by R50.5 billion in the current year.

The main budget deficit is projected at 3.8 per cent of GDP over the next two years, narrowing slightly to 3.7 per cent of GDP in 2020/21. As a result of fiscal measures, the primary deficit is projected to narrow towards a balance by 2020/21.

Since the 2017 MTBPS, the tax revenue outlook has improved marginally due to stronger performance in some major tax categories, and upward revisions to nominal GDP growth. National Revenue Fund receipt projections for the next three years have declined significantly compared with the 2017 MTBPS estimates due to lower revaluation profits on foreign-currency transactions.

34

CHAPTER 3: FISCAL POLICY

Table 3.5 Main budget framework

R billion/percentage of GDP	2014/15	2015/16 Outcome	2016/17	2017/18 Revised estimate	2018/19	2019/20 Medium-term estimates	2020/21
Revenue							
Gross tax revenue after proposals	986.3	1 070.0	1 144.1	1 217.3	1 345.0	1 454.8	1 581.9
Non-tax revenue	18.3	42.9	19.0	17.5	18.3	19.3	20.5
SACU[1]	-51.7	-51.0	-39.4	-56.0	-48.3	-46.3	-60.1
National Revenue Fund receipts	12.6	14.4	14.2	15.7	6.2	–	0.4
Main budget revenue	**965.5**	**1 076.2**	**1 137.9**	**1 194.6**	**1 321.1**	**1 427.8**	**1 542.7**
	25.0%	*26.1%*	*25.8%*	*25.4%*	*26.3%*	*26.5%*	*26.6%*
Expenditure							
National departments	490.0	546.1	555.7	599.9	628.6	685.9	736.6
Provinces	439.5	471.4	500.4	538.2	571.0	611.8	657.5
Local government	87.6	98.3	102.9	110.7	118.5	126.9	137.5
Contingency reserve	–	–	–	–	8.0	8.0	10.0
Provisional allocation not assigned to votes	–	–	–	–	6.0	2.3	2.1
Non-interest expenditure	**1 017.1**	**1 115.8**	**1 159.0**	**1 248.8**	**1 332.1**	**1 434.9**	**1 543.6**
Debt-service costs	114.8	128.8	146.5	163.2	180.1	197.7	213.9
Main budget expenditure	**1 131.9**	**1 244.6**	**1 305.5**	**1 411.9**	**1 512.2**	**1 632.6**	**1 757.5**
	29.3%	*30.2%*	*29.6%*	*30.0%*	*30.1%*	*30.3%*	*30.3%*
Main budget balance	**-166.4**	**-168.4**	**-167.6**	**-217.3**	**-191.1**	**-204.8**	**-214.8**
	-4.3%	*-4.1%*	*-3.8%*	*-4.6%*	*-3.8%*	*-3.8%*	*-3.7%*
Primary balance	**-51.6**	**-39.6**	**-21.1**	**-54.2**	**-10.9**	**-7.1**	**-0.9**
	-1.3%	*-1.0%*	*-0.5%*	*-1.2%*	*-0.2%*	*-0.1%*	*-0.0%*

1. Southern African Customs Union. Amount made up of payments and other adjustments
Source: National Treasury

Payments to the Southern African Customs Union (SACU), projected at R48.3 billion in 2018/19, decline to R46.3 billion in 2019/20. As the economy recovers and imports rise, SACU payments are expected to increase to R60.1 billion in 2020/21.

In real terms, main budget non-interest expenditure is expected to increase by 2.7 per cent in the current fiscal year, then moderate to an average of 1.8 per cent over the next three years. Transfers to local government continue to grow faster than transfers to national departments and provinces, with the local government equitable share growing at an annual average of 11 per cent over the MTEF period. Compared with the 2017 Budget estimate, debt-service costs are R0.8 billion higher in the current year, mainly as a result of increased borrowing. On average, debt-service costs for 2018/19 and 2019/20 are largely in line with the 2017 Budget projections.

Social security funds, public entities and provincial balances

The social security funds, provinces and public entities have a combined cash surplus over the medium term, which partially offsets the main budget deficit. Estimates of the combined cash surplus generated by social security funds have declined significantly compared with the 2017 Budget. This is mainly driven by lower cash surpluses from the Unemployment Insurance Fund. The fund now anticipates higher expenditure than at the time of the 2017 Budget due to legislative changes that increased benefit payments.

35

2018 BUDGET REVIEW

Table 3.6 Revisions to main budget revenue and expenditure estimates

	2017/18		2018/19		2019/20	
R billion/percentage of GDP	2017 Budget	2018 Budget	2017 Budget	2018 Budget	2017 Budget	2018 Budget
Revenue						
Gross tax revenue	1 265.5	1 217.3	1 384.4	1 345.0	1 507.6	1 454.8
Non-tax revenue	18.3	17.5	17.8	18.3	19.0	19.3
SACU[1]	-56.0	-56.0	-62.4	-48.3	-64.5	-46.3
National Revenue Fund receipts	14.6	15.7	11.2	6.2	9.5	–
Main budget revenue	**1 242.4**	**1 194.6**	**1 351.0**	**1 321.1**	**1 471.5**	**1 427.8**
	26.2%	*25.4%*	*26.3%*	*26.3%*	*26.5%*	*26.5%*
Expenditure						
Current payments	382.8	384.4	413.3	409.8	445.0	443.5
of which:						
Compensation of employees	*154.7*	*155.7*	*163.2*	*163.6*	175.2	*175.8*
Goods and services	*65.7*	*65.4*	*69.3*	*65.9*	72.3	*69.9*
Debt-service costs	*162.4*	*163.2*	*180.7*	*180.1*	*197.3*	*197.7*
Transfers and subsidies	999.1	993.2	1 079.6	1 069.5	1 153.0	1 159.7
Payments for capital assets	15.8	15.1	14.1	14.3	14.5	14.3
Payments for financial assets	5.4	19.2	5.0	4.6	5.2	4.7
Provisional allocation not assigned to votes	–	–	0.2	6.0	14.6	2.3
Contingency reserve	6.0	–	10.0	8.0	20.0	8.0
Total expenditure	**1 409.2**	**1 411.9**	**1 522.2**	**1 512.2**	**1 652.2**	**1 632.6**
	29.7%	*30.0%*	*29.7%*	*30.1%*	*29.8%*	*30.3%*

1. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Public entities ran a combined cash surplus of R6.1 billion in 2016/17. This is largely a result of a surplus at the Passenger Rail Agency of South Africa (PRASA), which receives a significant share of its income in the form of transfers from government. PRASA's R6.2 billion surplus arose because it underspent on its capital projects, including the rolling stock fleet renewal programme. This was partially offset by an operating deficit of about R1 billion. Over the next two years, the combined surplus of public entities averages R2.3 billion per year – R5.5 billion lower than projected in the 2017 Budget.

Chapter 8 provides more discussion on social security funds and other public-sector institutions.

Table 3.7 Consolidated budget balance

R billion	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
Main budget	-166.4	-168.4	-167.6	-217.3	-191.1	-204.8	-214.8
Social security funds	11.6	10.1	8.2	9.8	9.6	7.2	3.9
Provinces	6.2	0.6	-2.6	-1.6	0.3	1.1	1.6
Public entities	8.6	7.7	6.1	4.9	1.0	3.5	4.5
RDP Fund[1]	0.4	-1.0	-0.2	-0.1	-0.3	-0.3	-0.3
Consolidated budget balance	**-139.7**	**-151.0**	**-156.1**	**-204.3**	**-180.5**	**-193.3**	**-205.0**

1. Reconstruction and Development Programme Fund
Source: National Treasury

36

4 Revenue trends and tax policy Overview GMTBPS, but substantially higher than the R30.7 billion revenue gap overnment expects a revenue shortfall of R48.2 billion in 2017/18. Revenue shortfall of R48.2 billion projected for 2017/18 This is slightly lower than the R50.8 billion projected in the 2017 in 2016/17. As discussed in Chapter 3, government proposes a combination of expenditure cuts and revenue increases to make up for the shortfall. Increasing taxes in a low-growth context, when many South Africans are struggling to make ends meet, is not desirable. But the fiscal position is substantially weaker than it was at the time of the 2008 financial crisis, when South Africa had a gross debt-to-GDP ratio that was just above 26 per cent. That ratio now stands at 53.3 per cent. A failure to act now would lead to more drastic spending cuts and tax increases in future. Tax policy measures are designed to raise R36 billion in additional revenue in 2018/19. These measures, along with public spending cuts, will contribute to reducing the budget deficit and funding fee-free higher education and training for poor and working-class students. 37 In brief •Tax revenue collections for 2017/18 are expected to marginally outperform projections set out in the 2017 Medium Term Budget Policy Statement (MTBPS), but additional measures are required to stabilise the public finances. •Tax policy proposals are designed to raise R36 billion in additional tax revenue for 2018/19. •Following a review of tax instruments to determine their potential contribution to medium-term fiscal objectives, government proposes to increase the value-added tax (VAT) rate by one percentage point to 15 per cent. •To support the progressivity of South Africa’s tax system, the top four personal income tax brackets will not be adjusted for inflation, and ad valorem excise duties for luxury purchases will be increased. Estate duty will also be increased for estates worth more than R30 million. •Government will continue to strengthen its efforts to combat base erosion and profit shifting.

2018 BUDGET REVIEW The main tax proposals for 2018/19 are: VAT increase and no adjustments to top-four income brackets • • A one percentage point increase in VAT to 15 per cent. No adjustments to the top four income tax brackets, and below-inflation adjustments to the bottom three brackets. An increase of 52c/litre for fuel, consisting of a 22c/litre increase in the general fuel levy and 30c/litre increase in the Road Accident Fund levy. Higher ad valorem excise duties for luxury goods. Increased estate duty, to be levied at 25 per cent for estates above R30 million. Increases in the plastic bag levy, the motor vehicle emissions tax and the levy on incandescent light bulbs to promote eco-friendly choices. • • • • These measures were developed following a review of the full range of tax instruments at government’s disposal, and taking cognisance of the need to maintain the progressive character of South Africa’s tax system. The VAT proposal recognises limits on the medium-term revenue-raising potential of other major tax instruments, given recent increases in those categories. An appropriate balance is required. VAT is an efficient, certain source of revenue provided that its design is kept simple. Increasing the VAT rate by one percentage point is estimated to have the least detrimental effects on economic growth and employment over the medium term. The zero-rating of basic food items mitigates the effect of the increase on poor households. Limited adjustments to personal income tax brackets continue the progressive steepening of the income tax curve, which in recent years has also involved increasing capital gains and shareholder dividend tax rates, and establishing a new rate of 45 per cent for the top tax bracket. Strengthening tax morality It has taken many years to build the foundation of trust that underpins South Africa’s tax morality. But such trust can erode rapidly. In recent years, corruption and wasteful expenditure in the public sector have eroded taxpayer morality. The lack of an effective government response to allegations of corruption and poor governance has undermined the social contract between taxpayers and the state. The President will establish a commission of inquiry into the functioning and governance of the South African Revenue Service (SARS). Steps will be taken to improve the governance and accountability of SARS, and to strengthen the operational independence of the Tax Ombud, following recommendations made by the Davis Tax Committee. Raising VAT considered least damaging to economic growth and employment prospects Corruption, wasteful expenditure and poor governance erode taxpayer morality Revenue collection and outlook The 2017 Budget estimate for gross tax revenue in 2017/18 was R1.27 trillion. At the time of the 2017 MTBPS, government estimated that revenue would fall R50.8 billion short of this target. Given some improvement in economic performance over the past several months, the overall revenue shortfall is marginally lower than projected in the MTBPS, at R48.2 billion for 2017/18. The significant revenue shortfall reflects weak Revenue shortfall marginally lower than projected in MTBPS owing to improved economic performance 38

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

economic growth, administrative challenges at SARS, and increased tax avoidance and evasion.

Table 4.1 Budget estimates and revenue outcomes[1]

	2016/17			2017/18			Percentage
R million	Budget[2]	Outcome	Deviation	Budget[2]	Revised	Deviation	change[3]
Taxes on income and profits	**660 586**	**664 526**	**3 941**	**739 153**	**712 853**	**-26 299**	**7.3%**
Personal income tax	425 810	424 545	-1 265	482 086	460 968	-21 118	8.6%
Corporate income tax	205 090	204 432	- 658	218 692	218 109	- 583	6.7%
Dividend withholding tax	25 710	31 130	5 420	34 237	29 037	-5 200	-6.7%
Other taxes on income and profits[4]	3 976	4 420	444	4 138	4 739	601	7.2%
Skills development levy	**15 462**	**15 315**	**- 147**	**16 641**	**15 771**	**- 871**	**3.0%**
Taxes on property	**16 043**	**15 661**	**- 381**	**16 509**	**16 047**	**- 461**	**2.5%**
Domestic taxes on goods	**403 909**	**402 464**	**-1 445**	**439 539**	**423 616**	**-15 923**	**5.3%**
Value-added tax	290 000	289 167	- 833	312 750	299 058	-13 692	3.4%
Specific excise duties	35 700	35 774	74	39 871	37 275	-2 596	4.2%
Ad valorem excise duties	3 385	3 396	11	3 640	3 796	157	11.8%
Fuel levy	62 970	62 779	- 191	70 902	71 340	438	13.6%
Other domestic taxes on goods and services[5]	11 854	11 348	- 505	12 376	12 146	- 230	7.0%
Taxes on international trade and transactions	**48 384**	**46 102**	**-2 281**	**53 647**	**50 193**	**-3 454**	**8.9%**
Customs duties	47 500	45 579	-1 921	52 608	49 011	-3 597	7.5%
Diamond export levy	142	117	- 25	147	95	- 51	-18.9%
Miscellaneous customs and excise receipts	741	406	- 335	893	1 087	194	167.9%
Gross tax revenue	**1 144 382**	**1 144 081**	**- 301**	**1 265 488**	**1 217 307**	**-48 181**	**6.4%**
Non-tax revenue[6] *of which:*	31 957	33 264	1 307	32 880	33 229	349	-0.1%
Mineral and petroleum royalties	*6 272*	*5 802*	*- 471*	*6 688*	*7 522*	*833*	*29.6%*
Less: SACU[7] payments	-39 448	-39 448	–	-55 951	-55 951	–	41.8%
Main budget revenue	**1 136 891**	**1 137 896**	**1 006**	**1 242 417**	**1 194 585**	**-47 832**	**5.0%**
Provinces, social security funds and selected public entities	160 404	147 793	-12 611	171 684	159 044	-12 640	7.6%
Consolidated budget revenue	**1 297 295**	**1 285 690**	**-11 605**	**1 414 101**	**1 353 629**	**-60 472**	**5.3%**

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure
2. Budget 2017 estimates
3. Percentage change between outcome in 2016/17 and revised estimate in 2017/18
4. Includes interest on overdue income tax, small business tax amnesty levy and interest withholding tax
5. Includes turnover tax for small businesses, air departure tax, plastic bags levy, electricity levy, CO_2 tax on motor vehicle emissions, incandescent light bulb levy, Universal Service Fund, tyre levy and International Oil Pollution Compensation Fund
6. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets
7. Southern African Customs Union. Amounts made up of payments and other adjustments
Source: National Treasury

Slowing wage income, a weaker consumer outlook and substantially lower import growth contributed to the large shortfalls in personal income tax, VAT and customs duties respectively. These three taxes accounted for 80 per cent of the shortfall.

39

2018 BUDGET REVIEW

Table 4.2 Budget revenue[1]

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Revised		Medium-term estimates	
Taxes on income and profits[2]	561 790	606 821	664 526	712 853	772 991	836 074	909 253
of which:							
Personal income tax[3]	*352 950*	*388 102*	*424 545*	*460 968*	*505 845*	*550 912*	*602 828*
Corporate income tax	*184 925*	*191 152*	*204 432*	*218 109*	*231 219*	*246 787*	*264 207*
Skills development levy	14 032	15 220	15 315	15 771	16 929	18 299	19 819
Taxes on property	12 472	15 044	15 661	16 047	17 311	18 567	20 008
Domestic taxes on goods and services	356 554	385 956	402 464	423 616	484 826	524 169	570 461
of which:							
VAT	*261 295*	*281 111*	*289 167*	*299 058*	*348 110*	*378 924*	*415 655*
Taxes on international trade and transactions	41 463	46 942	46 102	50 193	54 050	58 884	64 731
Gross tax revenue	**986 295**	**1 069 983**	**1 144 081**	**1 217 307**	**1 344 965**	**1 454 795**	**1 581 926**
Non-tax revenue[4]	30 900	57 274	33 264	33 229	24 470	19 271	20 876
of which:							
Mineral and petroleum royalties	*5 422*	*3 708*	*5 802*	*7 522*	*7 986*	*8 524*	*9 125*
Less: SACU[5] payments	-51 738	-51 022	-39 448	-55 951	-48 289	-46 281	-60 147
Main budget revenue	**965 457**	**1 076 234**	**1 137 896**	**1 194 585**	**1 321 146**	**1 427 785**	**1 542 655**
Provinces, social security funds and selected public entities	129 865	139 035	147 793	159 044	169 570	181 884	194 247
Consolidated budget revenue	**1 095 322**	**1 215 270**	**1 285 690**	**1 353 629**	**1 490 716**	**1 609 669**	**1 736 902**
As percentage of GDP							
Tax revenue	*25.5%*	*26.0%*	*26.0%*	*25.9%*	*26.8%*	*27.0%*	*27.2%*
Main budget revenue	*25.0%*	*26.1%*	*25.8%*	*25.4%*	*26.3%*	*26.5%*	*26.6%*
GDP (R billion)	*3 867.9*	*4 122.6*	*4 404.5*	*4 699.4*	*5 025.4*	*5 390.1*	*5 808.3*
Tax buoyancy	*1.37*	*1.29*	*1.01*	*0.96*	*1.51*	*1.13*	*1.13*

1. A more disaggregated view is presented in Tables 2 and 3 of the statistical annexure

2. Includes secondary tax on companies/dividend and interest withholding tax, interest on overdue income tax and small business tax amnesty levy

3. Medical tax credits will be adjusted below inflation over the next three years to fund additional expenditure for national health insurance. Additional revenues will amount to R0.7 billion in 2018/19, which will carry through to the two outer years, requiring increases of R0.64 billion and R0.58 billion respectively. These are included in the outer-year estimates for personal income taxes

4. Includes mineral and petroleum royalties, mining leases, departmental revenue and sales of capital assets

5. Southern African Customs Union. Amounts made up of payments and other adjustments

Source: National Treasury and SARS

Personal income tax in particular continues to underperform, negatively affected by lower bonus payments, moderate wage settlements, continued job losses and a stabilisation of overall public-service employment. Increased avoidance in response to tax increases may also be playing a role. In the 2017 Budget, personal income tax changes were expected to yield the majority of additional proposed tax collections. Instead, total personal income tax is expected to undershoot the target by about R21.1 billion.

Corporate income tax collections have improved

Corporate income tax collections improved in the fourth quarter of 2017 as a result of an upturn in the mining, financial and manufacturing sectors.

Tax buoyancy

40

CHAPTER 4: REVENUE TRENDS AND TAX POLICY In recent years South Africa has experienced a decline in tax buoyancy – the relationship between tax revenue growth and economic growth. A buoyancy of 1 means the pace of revenue growth is matching that of GDP growth. Between 2010/11 and 2015/16, tax revenue grew faster than the economy. Given large tax increases in 2016/17 and 2017/18, this trend was expected to continue, but revenue growth subsequently slowed, effectively matching the pace of economic growth. The lower estimated buoyancy of 0.96 for 2017/18 partly reflects a shift in dividend withholding tax revenue to the previous year, as some taxpayers aimed to avoid paying the higher rate introduced in the 2017 Budget. Alongside these temporary effects, lower-than-expected nominal imports weighed down import VAT and customs duties, and personal income tax collections fell short of projections. These factors are not expected to continue in 2018/19. The projected gross tax revenue buoyancy of 1.51 for 2018/19 includes the R36 billion in additional revenue measures, and assumes a decrease in the personal income tax buoyancy from 1.15 to 1.1. Figure 4.1 Contribution to gross tax revenue by tax instrument, 2016/17 Tax buoyancy expected to increase in 2018/19, partly in response to tax increases Source: National Treasury Tax proposals The 2018 Budget tax proposals are designed to increase revenue collection. Environmental and health considerations also play a role in the amendments put forward. The recommendations of the Davis Tax Committee provide important input into determining the key tax proposals for consideration. Revenue measures are expected to raise R36 billion in 2018/19. The largest contribution is R22.9 billion from the one percentage point increase in VAT. In addition, R6.8 billion will be raised from lower-than-inflation increases to the personal income tax rebates and brackets. Table 4.3 shows the estimated changes in revenue resulting from the proposed measures. Davis Tax Committee recommendations assist in developing tax proposals R6.8 billion will be raised from adjustments to personal income tax rebates 41 Persons and individuals Value-added tax Companies Fuel levy Customs duties Specific excise duties Dividend withholding tax Skills development levy Electricity levy Transfer duties 010203040 Percentage of gross tax revenue 37.1 25.3 17.9 5.5 4.0 3.1 2.7 1.3 0.7 0.7

2018 BUDGET REVIEW

Table 4.3 Impact of tax proposals on 2018/19 revenue[1]

R million		
Gross tax revenue (before tax proposals)		**1 308 965**
Budget 2018/19 proposals		**36 000**
Direct taxes		**7 310**
Taxes on individuals and companies		
Personal income tax	**7 510**	
Revenue from not fully adjusting for inflation	6 810	
Revenue if no adjustment is made	*14 155*	
Partial bracket creep for personal income tax	*-7 345*	
Medical tax credit adjustment	700	
Corporate income tax	**-350**	
Special economic zones	-350	
Taxes on property	**150**	
Estate duty increase	150	
Indirect taxes		**28 690**
Increase in value-added tax	22 900	
Increase in general fuel levy	1 220	
Increase in excise duties on tobacco products	420	
Increase in excise duties on alcoholic beverages	910	
Increase in ad valorem excise duties	1 030	
Increase in environmental taxes	280	
Introduction of health promotion levy	1 930	
Gross tax revenue (after tax proposals)		**1 344 965**

1. Revenue changes are in relation to thresholds that have been fully adjusted for inflation
Source: National Treasury

Increasing the VAT rate

South African VAT lower than global average

Government proposes to raise VAT by one percentage point, from 14 per cent to 15 per cent, effective 1 April 2018. The increase is necessary to meet new spending commitments and prevent further erosion of the public finances. VAT was last adjusted in 1993, and is lower than the global and African averages.

Alternatives considered

In assessing government's revenue requirements over the medium term, the National Treasury considered the potential contributions from each of the main tax instruments.

Personal income tax burden has steadily increased since 2010/11

South Africa's personal income tax burden has increased steadily from 8.3 per cent of GDP in 2010/11 to 9.8 per cent in 2017/18. Last year government added a new top income tax bracket of 45 per cent for those earning above R1.5 million. This followed a one percentage point increase in personal income tax rates that affected all but the lowest-income tax bracket in 2015/16, and below-inflation adjustments to tax brackets in 2015/16 and 2016/17. As a result, the tax burden on individuals has been increasing. Effective capital gains tax rates have also been increased over time to build on the progressive character of the tax system.

42

CHAPTER 4: REVENUE TRENDS AND TAX POLICY Figure 4.2 Comparative standard VAT rates by country* *Rates are for 2017 and 2018. The OECD rate refers to an unweighted average Source: International Bureau of Fiscal Documentation An additional personal income tax rate increase in 2018/19 would have greater negative consequences for growth and investment than a VAT increase. Moreover, significant shortfalls from this tax in 2017/18 suggest that further increases might not yield the revenue required to stabilise the public finances. Falling corporate income tax rates in advanced and middle-income countries affect South Africa’s global competitiveness. This trend limits the room to increase (or even maintain) the tax rate on business. Corporate income tax contributes more as a share of GDP in South Africa than in most other countries. Within the Organisation for Economic Cooperation and Development (OECD), only companies in Chile contribute a higher share. The global trend to reduce corporate income tax rates includes countries that maintain strong investment and trading ties with South Africa. The United States, for example has reduced its rate from 35 per cent to 21 per cent, the Netherlands from 26 per cent to 21 per cent, and the United Kingdom from 30 per cent to 19 per cent. China’s corporate income tax rate is 25 per cent. While some African countries have similar or slightly higher tax rates, these are often effectively reduced with incentives and/or tax holidays. At 28 per cent, South Africa is becoming an outlier, providing an incentive for companies to shift profits abroad and pay lower taxes elsewhere. In recent years, government has taken steps to avoid erosion of the corporate tax base and prevent profit shifting, and to remove or redesign wasteful tax incentives. In addition to effective anti-avoidance legislation and adequate enforcement capacity, this requires policy decisions that do not undermine investment and competitiveness. Furthermore, studies show that the burden from higher corporate taxes does not fall entirely on shareholders. Companies can respond by raising prices, lowering wages or retrenching workers. One means of directly Further increases in personal income tax would constrain growth and investment Corporate income tax rate in South Africa exceeds rates in comparable and trading-partner countries Companies can shift burden of higher corporate taxes onto consumers or workers 43 Per cent Argentina United Kingdom Madagascar Morocco Cameroon OECD India Russia Turkey Ivory Coast Rwanda Tanzania Uganda Brazil China Mozambique Malawi Mexico Kenya Ghana Mauritius Namibia Zimbabwe South Africa Botswana Indonesia South Korea Japan Nigeria Saudi Arabia 21 14 7 0

2018 BUDGET REVIEW

increasing the burden on shareholders is the dividend withholding tax, which was increased from 15 per cent to 20 per cent in the 2017 Budget.

Figure 4.3 Corporate income tax as a share of GDP*


OECD
Africa
South Africa
Per cent
7
6
5
4
3
2
1
2000
2001
2002
2003
2004
2005
2006
2007
2008
2009
2010
2011
2012
2013
2014
2015

**Average corporate income tax to GDP ratios for OECD and 16 African countries (Cape Verde, Cameroon, Democratic Republic of the Congo, Ivory Coast, Ghana, Kenya, Mauritius, Morocco, Niger, Rwanda, Senegal, South Africa, Swaziland, Togo, Tunisia and Uganda)*
Source: OECD

Distributional effects of a VAT increase

VAT increase will affect all households, but zero-rating partially offsets effects on poor

The VAT proposal will increase the cost of living for all households. However, the zero-rating of basic food items and paraffin will reduce the impact on the poor, who will receive further assistance through an above-inflation increase in social grants. The wealthiest 30 per cent of households contribute 85 per cent of VAT revenue.

South Africa's VAT system includes 19 basic food items that are zero-rated. These include dried beans, samp, maize meal and rice. This system remains in place. While government has explored implementing a luxury VAT to make the tax more progressive, this option is not being proposed. Reducing inequality is crucially important, but the VAT system is not the best instrument for achieving redistributive goals. Even though the zero-rated items are mostly well targeted, there are a few food items, such as fruit, where higher-income households reap most of the benefits.

Davis Tax Committee found no evidence that higher rates on luxury goods would improve equity in VAT system

The Katz Commission (1994) argued that "the disadvantages of multiple VAT rates outweigh the possible redistributive gains available from this option". In 2015, the Davis Tax Committee found no global evidence that higher rates on luxury goods would meaningfully improve equity in the VAT system. The committee did observe, however, that multiple rates add significantly to the complexity and administrative burden of the tax. Furthermore, the committee pointed out that *ad valorem* excise duties are already charged on a number of luxury goods (thereby increasing the price on which VAT is charged).

Additional rates would require further enforcement and more SARS resources. Multiple VAT rate structures may also lead to legal uncertainty.

44

CHAPTER 4: REVENUE TRENDS AND TAX POLICY Recently, for example, there has been uncertainty around zero-rating brown bread. The 19 zero-rated food items are only meant to cover basic food items. As of 1 April 2018, government proposes to amend the VAT Act (1991) to reflect the original policy intent – that only brown bread and whole wheat brown bread will be zero-rated. Products such as rye or low GI bread, which in South Africa are much more expensive and tend to be consumed by richer households, will not be zero-rated. Raising luxury ad valorem excise duties A less complex means of applying higher taxes to luxury goods is to increase ad valorem excise duties. Government proposes to increase these rates, which are already applied to some goods that are consumed mainly by wealthier households (such as cosmetics, electronics and golf balls). The associated revenue-raising potential is not significant, but it is aligned with the progressive structure of the tax system. Effective 1 April 2018, the maximum ad valorem excise duty for motor vehicles will be increased from 25 per cent to 30 per cent. The classification of cellular telephones will be updated to include “smart phones” to ensure they attract ad valorem excise duties. In addition, the ad valorem excise duty rates, now at 5 per cent and 7 per cent, will be increased to 7 per cent and 9 per cent, ensuring that households spending more on luxury goods contribute proportionately more to revenue. Government will also consult on a proposal to replace the flat rate for cellphones with a progressive rate structure based on the value of the phone. Increasing the estate duty rate In line with Davis Tax Committee recommendations, and in keeping with the progressive structure of the tax system, the 2018 Budget proposes to increase estate duty from 20 per cent to 25 per cent for estates worth R30 million and more. To limit the staggering of donations to avoid the higher estate duty rate, any donations above R30 million in one tax year will also be taxed at 25 per cent. Both measures will be effective from 1 March 2018. Incentives to complement growth initiatives The Minister of Finance will approve six special economic zones to benefit from additional tax incentives. The Department of Trade and Industry is driving the overall policy approach that seeks to encourage investment in the manufacturing and tradable services sectors to support exports and economic growth, and create jobs. Coega, Dube Trade Port, East London, Maluti-a-Phofung, Richards Bay and Saldanha Bay will offer attractive incentives, including a reduced corporate tax rate for qualifying firms and an employment tax incentive for workers of all ages. The legislation will be reviewed to ensure that the granting of these additional tax incentives does not create opportunities for local companies to shift their activities and reduce their tax liability. The Department of Planning, Monitoring and Evaluation is conducting a review of all tax incentives and grants. Annexure B provides an overview of the main tax incentives and what they cost government. Tax incentives are evaluated to ensure that they are aligned with inclusive growth objectives. If not, they will be redesigned or removed. Rye and low GI bread, largely consumed by wealthier households, will not be zero-rated Ad valorem excise duty increases support progressive nature of tax system Estate duty will increase to 25 per cent for estates worth R30 million and more Six special economic zones to benefit from additional incentives, boosting growth and jobs Review of all tax incentives and grants is under way 45

2018 BUDGET REVIEW Research and development (R&D) can lead to innovation, increased productivity and higher levels of economic growth. To encourage greater investment, the R&D tax incentive allows taxpayers to deduct 150 per cent of expenditure on qualifying projects. Over the past two years, the Department of Science and Technology has worked to reduce an application backlog that developed due to inefficiencies in the system, and has moved to an online system. Government will consider revising aspects of the legislation that have created complexity. The employment tax incentive appears to have had generally positive results, depending on firm size. Impact analyses consistently find high impact in smaller firms, with lower or negative impacts in large firms. The incentive will be reviewed before it expires on 28 February 2019. Changes to remove complexity from R&D incentive under consideration Ensuring a sustainable tax base Reviewing the controlled foreign company comparable tax exemption South African-controlled companies operating in countries where tax payable is less than 75 per cent of what would have been payable at home are required to include the foreign net income in their South African tax calculation. This prevents these firms from shifting profits to low-tax jurisdictions. In the context of a global trend towards lower corporate tax rates, government will review the controlled foreign company tax exemption to determine whether a reduction is warranted. Reviewing the tax treatment of excessive debt Government has made progress in reviewing the tax treatment of excessive debt financing. The deductibility of interest payments on debt acts as an incentive to use debt rather than equity funding, and can be used to strip profits from high-tax countries. A discussion document inviting comments will soon be published to facilitate public consultation. Government is striving for a balance between certainty, simplicity and adequate base protection to ensure a sustainable corporate tax base. Tax treatment of excessive debt financing under review Updating regulations prescribing foreign electronic services The 2017 Budget Review announced that regulations prescribing foreign electronic services subject to VAT would be broadened to include cloud computing and other online services. Updated draft regulations prescribing foreign electronic services and supporting amendments to the VAT legislation will be published on Budget Day for public comment. 46 Venture capital incentive boosts investment in start-up firms The venture capital company tax incentive provides a tax deduction for buying shares in venture capital companies, which in turn invest those funds in qualifying small businesses. Increased equity funding in small businesses enables them to expand and contribute to economic growth and job creation. The incentive has been in place since 2008. Following recent amendments, the incentive has seen a substantial increase in take-up. From only one in 2008, there are now more than 90 registered venture capital companies with total investments of R2.5 billion. Investment in qualifying small businesses amounts to R615 million. New and existing small businesses in all economic sectors are benefiting from funding, enabling them to hire staff and grow their businesses. An administrative amendment to the incentive is discussed in Annexure C, and legislation will be tightened to reduce the scope for tax structuring.

CHAPTER 4: REVENUE TRENDS AND TAX POLICY Tax implications of fruitless and wasteful expenditure To ensure proper governance of public entities and encourage accountability, government proposes that losses or expenditure classified as fruitless and wasteful will not qualify for a tax deduction. Environmental and health taxes In addition to raising revenue, tax policy supports efforts to protect the natural environment and promote sustainable use of limited resources. Fruitless and wasteful expenditure should not be tax deductible • Cabinet adopted the Carbon Tax Bill in August 2017. Parliament has convened hearings following the release of the draft bill in December 2017. The bill is expected to be enacted before the end of 2018. Government proposes to implement the tax from 1 January 2019 to meet its nationally determined contributions under the 2015 Paris Agreement of the United Nations Framework Convention on Climate Change. To reduce litter and dissuade consumers from buying plastic bags, the plastic bag levy is to be increased by 50 per cent to 12 cents per bag, effective 1 April 2018. The environmental levy on incandescent light bulbs will increase from R6 to R8 to incentivise more energy-efficient behaviour. This measure will take effect from 1 April 2018. The vehicle emissions tax will be increased to R110 for every gram above 120 gCO2/km for passenger vehicles and R150 for every gram above 175 gCO2/km for double cab vehicles, effective 1 April 2018. • • • Government will publish a discussion document outlining design options for the proposed acid mine drainage levy to make polluters pay for the cost of environmental damages, and to help fund treatment of acid mine water. An environmental fiscal reform policy brief will be published soon. The paper will examine fiscal and regulatory options to improve water resource management, mitigate the emission of pollutants and reduce waste. The health promotion levy, which taxes sugary beverages, will be implemented from 1 April 2018. A policy brief on the use of taxes to encourage healthy choices will be published shortly. Medical tax credits Over the next three years, below-inflation increases in medical tax credits will help government to fund the rollout of national health insurance. Government will increase the medical tax credit from R303 to R310 per month for the first two beneficiaries, and from R204 to R209 per month for the remaining beneficiaries. The medical tax credit will be reviewed after the Davis Tax Committee presents its recommendations. Fuel taxes Government proposes to increase the general fuel levy by 22c/litre and the Road Accident Fund levy by 30c/litre, effective 4 April 2018. Discussion document outlining design options for proposed acid mine drainage levy to be published Below-inflation increases to medical tax credits 47

2018 BUDGET REVIEW

Table 4.4 Total combined fuel taxes on petrol and diesel

Rands/litre	2016/17 93 octane petrol	2016/17 Diesel	2017/18 93 octane petrol	2017/18 Diesel	2018/19 93 octane petrol	2018/19 Diesel
General fuel levy	2.85	2.70	3.15	3.00	3.37	3.22
Road Accident Fund levy	1.54	1.54	1.63	1.63	1.93	1.93
Customs and excise levy	0.04	0.04	0.04	0.04	0.04	0.04
Total	**4.43**	**4.28**	**4.82**	**4.67**	**5.34**	**5.19**
Pump price[1]	12.69	11.11	13.55	11.96	13.90	12.57
Taxes as percentage of pump price	*34.9%*	*38.5%*	*35.6%*	*39.0%*	*38.4%*	*41.3%*

1. Average Gauteng pump price for the 2016/17 and 2017/18 years. The 2018/19 figure is the Gauteng pump price in February 2018. Diesel (0.05% sulphur) wholesale price (retail price not regulated)
Source: National Treasury

Personal income tax

The bottom three personal income tax brackets and the primary, secondary and tertiary rebates will be partially adjusted for inflation through a 3.1 per cent increase. The top four brackets will remain unchanged.

Table 4.5 Personal income tax rates and bracket adjustments

2017/18 Taxable income (R)	2017/18 Rates of tax	2018/19 Taxable income (R)	2018/19 Rates of tax
R0 - R189 880	18% of each R1	R0 - R195 850	18% of each R1
R189 881 - R296 540	R34 178 + 26% of the amount above R189 880	R195 851 - R305 850	R35 253 + 26% of the amount above R195 850
R296 541 - R410 460	R61 910 + 31% of the amount above R296 540	R305 851 - R423 300	R63 853 + 31% of the amount above R305 850
R410 461 - R555 600	R97 225 + 36% of the amount above R410 460	R423 301 - R555 600	R100 263 + 36% of the amount above R423 300
R555 601 - R708 310	R149 475 + 39% of the amount above R555 600	R555 601 - R708 310	R147 891 + 39% of the amount above R555 600
R708 311 - R1 500 000	R209 032 + 41% of the amount above R708 310	R708 311 - R1 500 000	R207 448 + 41% of the amount above R708 310
R1 500 001 and above	R533 625 + 45% of the amount above R1 500 000	R1 500 001 and above	R532 041 + 45% of the amount above R1 500 000
Rebates		**Rebates**	
Primary	R13 635	Primary	R14 067
Secondary	R7 479	Secondary	R7 713
Tertiary	R2 493	Tertiary	R2 574
Tax threshold		**Tax threshold**	
Below age 65	R75 750	Below age 65	R78 150
Age 65 and over	R117 300	Age 65 and over	R121 000
Age 75 and over	R131 150	Age 75 and over	R135 300

Source: National Treasury

Table 4.6 shows how much tax individuals at different taxable income levels are expected to contribute in 2018/19 relative to what would have been collected without the proposed adjustments.

48

CHAPTER 4: REVENUE TRENDS AND TAX POLICY

Table 4.6 Estimates of individual taxpayers and taxable income, 2018/19

Taxable bracket	Registered individuals		Taxable income		Income tax payable before relief		Income tax relief		Income tax from medical tax credits		Income tax payable after proposals	
R thousand	Number	%	R billion	%	R billion	%	R billion	%	R billion	%	R billion	%
R0 - R70[1]	6 557 245	–	170.2	–	–	–	–	–	–	–	–	–
R70 - R150	2 502 678	33.4	262.0	10.8	11.1	2.2	-0.9	12.5	0.04	5.0	10.2	2.0
R150 - R250	1 790 280	23.9	351.8	14.5	34.3	6.7	-1.3	17.3	0.16	23.1	33.2	6.6
R250 - R350	1 178 901	15.7	349.8	14.4	51.6	10.1	-1.3	18.4	0.15	22.1	50.5	10.0
R350 - R500	934 615	12.5	386.8	15.9	74.2	14.5	-1.6	21.5	0.15	21.9	72.7	14.4
R500 - R750	576 469	7.7	348.4	14.3	85.6	16.7	-1.2	16.1	0.10	14.3	84.5	16.7
R750 - R1 000	233 652	3.1	200.7	8.3	58.4	11.4	-0.5	6.5	0.04	6.1	58.0	11.5
R1 000 - R1 500	161 014	2.2	192.3	7.9	62.4	12.2	-0.3	4.5	0.03	4.4	62.1	12.3
R1 500 +	109 783	1.5	339.4	14.0	134.8	26.3	-0.2	3.1	0.02	3.2	134.6	26.6
Total	**7 487 392**	**100.0**	**2 431**	**100.0**	**512.5**	**100.0**	**-7.3**	**100.0**	**0.70**	**100.0**	**505.8**	**100.0**
Grand total	**14 044 637**		**2 601**		**512.5**		**-7.3**		**0.70**		**505.8**	

1. Registered individuals with taxable income below the income-tax threshold
Source: National Treasury

Excise duties on tobacco and alcohol

Government proposes to increase excise duties on tobacco products by 8.5 per cent, and excise duties on alcohol by between 6 per cent and 10 per cent. The National Treasury and the Department of Health will explore additional measures to reduce consumption of tobacco products, including a minimum price and stronger enforcement.

Table 4.7 Changes in specific excise duties, 2018/19

Product	Current excise duty rate	Proposed excise duty rate	Percentage change Nominal	Real
Malt beer	R86.39 / litre of absolute alcohol (146,9c / average 340ml can)	R95.03 / litre of absolute alcohol (161,56c / average 340ml can)	10.0	4.5
Traditional African beer	7,82c / litre	7,82c / litre	–	-5.5
Traditional African beer powder	34,70c / kg	34,70c / kg	–	-5.5
Unfortified wine	R3.61 / litre	R3.91 / litre	8.5	3.0
Fortified wine	R6.17 / litre	R6.54 / litre	6.0	0.5
Sparkling wine	R11.46 / litre	R12.43 / litre	8.5	3.0
Ciders and alcoholic fruit beverages	R86.39 / litre of absolute alcohol (146,9c / average 340ml can)	R95.03 / litre of absolute alcohol (161,56c / average 340ml can)	10.0	4.5
Spirits	R175.19 / litre of absolute alcohol (R56.50 / 750ml bottle)	R190.08 / litre of absolute alcohol (R61.30 / 750ml bottle)	8.5	3.0
Cigarettes	R14.30 / 20 cigarettes	R15.52 / 20 cigarettes	8.5	3.0
Cigarette tobacco	R16.07 / 50g	R17.44 / 50g	8.5	3.0
Pipe tobacco	R4.56 / 25g	R4.94 / 25g	8.5	3.0
Cigars	R75.86 / 23g	R82.31 / 23g	8.5	3.0

Source: National Treasury

49

2018 BUDGET REVIEW Measures to enhance tax administration Several changes to tax administration are under consideration. SARS to release discussion paper on potential use of electronic cash registers • SARS will release a discussion paper on the potential use of electronic fiscal devices, sometimes known as electronic cash registers, to help revenue administration by monitoring business transactions. Amendments to the Customs and Excise Act (1964) will be considered to prevent “forestalling” – a practice through which abnormal volumes of products are moved from warehouses into the market to avoid increases in excise duty rates. Legislative changes will be made to the Customs and Excise Act to extend the use of “fiscal markers”, which are required under the tracking and tracing obligations of the World Health Organisation’s Protocol to Eliminate Illicit Trade in Tobacco Products. The extension will enable fiscal marking of other products. SARS, which collects more than 30 per cent of total revenue from the customs and excise system, is at an advanced stage in implementing its • • • customs modernisation programme, and strengthening revenue collection associated with cross-border trade. data and 50

5

Consolidated spending plans

In brief

- Public spending is expected to be R1.67 trillion in 2018/19, R1.8 trillion in 2019/20 and R1.94 trillion in 2020/21.
- An additional R57 billion is allocated to provide fee-free higher education and training for students from households with an income of less than R350 000, and to increase subsidies to higher education and training institutions.
- Departmental budgets have been reduced by R85.7 billion over the medium term. Cuts at the provincial level mainly affect conditional infrastructure grants.
- Expenditure on social grants will increase faster than inflation to protect the poor and to partially compensate for an increase in value-added tax.
- Spending on staff and salaries, which absorbs 35 per cent of expenditure, is expected to grow at 7.3 per cent per year.

Overview

Budget reflects major new expenditure commitments and corresponding reductions

The 2018 Budget reflects major new expenditure commitments and corresponding reductions in line with new policy initiatives. Over the medium-term expenditure framework (MTEF) period, R57 billion is added to the baseline of the Department of Higher Education and Training for fee-free tertiary education and training for students from households earning less than R350 000 a year. Allocations for other national departments as well as provincial and local baselines have been reduced by R85.7 billion over the three-year spending period.

Consolidated spending – the total expenditure of national and provincial government and transfers to local government – is expected to increase from R1.67 trillion in 2018/19 to R1.94 trillion in 2020/21. This represents annual average growth of 7.6 per cent, or 2.1 per cent in real terms. The largest category of expenditure is basic education, which receives 16.5 per cent of total allocations over the MTEF period. Health receives 13.9 per cent. The largest category of spending in terms of inputs required remains compensation of employees, which accounts for 35.2 per cent of expenditure.

Spending decisions reflect tension between service-delivery needs and sustainable public finances

The spending proposals reflect the tension between two constitutional obligations: the country's vast service-delivery needs, and the need to manage government's finances sustainably and prudently. While baselines have been reduced, spending plans have been revised to

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2018 BUDGET REVIEW

minimise the impact on public services, particularly those supporting poor households. These difficult choices are necessary to ensure sustainable public finances so that government can continue to support the economy and social development over the long term.

Revisions to spending plans

There have been three major sources of revision to departmental baselines since the 2017 Budget. First, changes were made during the Medium Term Expenditure Committee (MTEC) process, which allocates any new funding and determines budgetary shifts between votes. Second, baselines were cut in view of a poor revenue outlook at the time of the MTBPS and the need to stabilise government debt. Third, the baseline for the Department of Higher Education and Training has been augmented to implement fee-free higher education and training for students from poor and working-class households.

Table 5.1 Adjustments to the expenditure ceiling

R million	2018/19	2019/20	2020/21	MTEF total
2017 Budget expenditure ceiling[1]	**1 323 553**	**1 435 408**	**1 523 521**	**4 282 482**
Baseline reductions (November 2017)	-26 382	-28 820	-30 473	-85 676
2018 Budget allocations	13 975	23 156	30 179	67 310
Changes to contingency reserve and 2017 provisional allocations	-2 145	-13 146	536	-14 755
2018 provisional allocation	6 000			6 000
2018 Expenditure ceiling	**1 315 002**	**1 416 597**	**1 523 762**	**4 255 361**

1. Imputed expenditure ceiling for 2020/21
Source: National Treasury

Baseline reductions

Government has reduced departmental baselines by R26.4 billion in 2018/19, R28.8 billion in 2019/20 and R30.5 billion in 2020/21. The cuts fall on large programmes and transfers to government entities. In addition, all national and provincial departments have been required to reduce their spending on administration. Employee compensation, which is already subject to an expenditure ceiling, was not reduced.

Table 5.2 Baseline reductions by sphere of government, before funding fee-free higher education and training

R million	2018/19	2019/20	2020/21	MTEF total	% of baseline
National government	**-18 048**	**-17 221**	**-18 177**	**-53 446**	**-2.1%**
Goods and services	-5 165	-5 525	-5 834	-16 523	-7.6%
Transfers to public entities	-10 402	-9 393	-9 917	-29 712	-7.7%
Other national spending items[1]	-2 481	-2 304	-2 427	-7 211	-1.1%
Provincial government	**-5 182**	**-6 387**	**-6 797**	**-18 366**	**-1.0%**
Provincial equitable share	-1 437	-1 584	-1 684	-4 705	-0.3%
Provincial conditional grants	-3 745	-4 803	-5 113	-13 661	-0.9%
Local government	**-3 152**	**-5 212**	**-5 499**	**-13 863**	**-3.5%**
Local government conditional grants	-3 152	-5 212	-5 499	-13 863	-9.3%
Total baseline reductions	**-26 382**	**-28 820**	**-30 473**	**-85 676**	**-1.8%**

1. Transfers to private enterprises and households, as well as capital items
Source: National Treasury

52

CHAPTER 5: CONSOLIDATED SPENDING PLANS Allocations were reduced in large programmes including the Special Defence Account; Incarceration; Air Defence; and Trade and Industry: Incentive Development and Administration. Transfers to the South African National Roads Agency Limited, the South African Revenue Service, the Passenger Rail Agency of South Africa and four water boards were cut. Large provincial conditional grants such as the school infrastructure backlogs grant, the education infrastructure grant, the human settlements development grant and the provincial roads maintenance grant were reduced. Similar cuts were made to local government grants, including the municipal infrastructure grant, the integrated national electrification programme grant, the urban settlements development grant and the public transport network grant. These cuts will delay the completion of a number of infrastructure projects. Transfers to several public entities have been reduced Changes to medium-term allocations Few additional allocations were made through the MTEC process, and most increases to baselines were achieved through reductions elsewhere. An additional R4.2 billion is allocated to national health insurance, funded through an amendment to the medical tax credit. An amount of R1.9 billion is added to the baselines of departments in the security cluster to prepare for the 2019 national elections. Statistics South Africa receives R1 billion to prepare for the 2021 Census. An amount of R570 million was reprioritised away from the National Treasury Jobs Fund due to underspending. Additional funding is provided to the Expanded Public Works Programme and the Community Works Programme to grow employment programmes, and to the Department of Agriculture, Forestry and Fisheries to bolster regulatory capacity to protect local crops and herds, and to enable exports to countries with rigorous product standards. An amount of R7.3 billion was reallocated from provinces to the Department of Basic Education to complete projects under the school infrastructure backlogs grant. Additional allocations support national health insurance, poll security and 2021 Census Additional funding to expanded public works and community works programmes Provisional allocations In the 2017 Budget, R14.6 billion was pencilled in for specific function groups pending further work and assessment. Of this amount, R12.6 billion is allocated in the 2018 Budget. These provisional allocations are described in Table 5.3. Provisional allocations include funds for operations of three new TVET colleges • The provisional allocation of R5 billion in 2019/20 for higher education was approved, with a further allocation of R5.3 billion in 2020/21. These funds are to be used for the NSFAS and the operations of three new TVET colleges. The allocation for business incentives was approved, pending the outcome of government’s full review of these incentives, after which a decision will be reached about a permanent allocation. Provisional allocations for the Small Business and Innovation Fund, the N2 Wild Coast road and the local government equitable share were all approved and added to baselines. • • 53

2018 BUDGET REVIEW

Allocations for fee-free higher education and training

Following the presidential announcement of fee-free higher education and training for students from poor and working class families, the fiscal framework allocates R57 billion to phase this programme in over the medium term, along with approximately R10 billion provisionally allocated in the 2017 Budget. These allocations are shown in the table below.

Additional medium-term education allocations

R million	2018/19	2019/20	2020/21	MTEF
Universities: zero per cent fee increase for 2018 and subsidy funding	2 445	4 050	4 814	**11 309**
Universities: NSFAS student funding	4 581	13 124	15 315	**33 020**
TVET colleges: subsidy funding	1 414	2 222	3 014	**6 650**
TVET colleges: NSFAS student funding	2 585	3 735	3 996	**10 316**
TVET colleges: infrastructure	1 300	1 484	1 647	**4 431**
NSFAS: administration	30	35	40	**105**
Allocations to Department of Higher Education and Training[1]	–	675	712	**1 387**
Total	**12 355**	**25 325**	**29 538**	**67 218**

1. Operationalisation of new TVET colleges, examination services and pension payments

Source: Interministerial Committee on Higher Education

An additional allocation to the National Student Financial Aid Scheme (NSFAS) will cover the full cost of study for undergraduate university and technical vocational education and training (TVET) college students from families with annual household incomes below R350 000. This includes tuition fees, prescribed study material, meals, and a certain level of accommodation and/or travel allowances. In 2018, the bursary will apply only to students in their first year of study. More than 340 000 students at universities and over 420 000 full-time equivalent students at TVET colleges will be funded through this new bursary scheme in the 2018 academic year. In 2019, the arrangement will expand to cover first- and second-year students.

Returning NSFAS students from families with household incomes below R122 000 per year in their second, third or fourth year of university study in the 2018 academic year will also be supported. These students will have their loans converted into bursaries under the same conditions as when they first received the financial support. This excludes TVET college students supported by NSFAS, who have always received bursaries, not loans. NSFAS also receives an additional R105 million over the MTEF period to cater for the additional administration costs of the expanded bursary scheme.

Subsidies to universities will increase by R11.3 billion over the MTEF period. This amount covers an 8 per cent increase in tuition fees for students from families with household incomes of between R350 000 and R600 000 a year. Qualifying students will pay the tuition fee set in 2015, because government has absorbed the increases for the 2016, 2017 and 2018 academic years. The subsidy amount includes a general increase to cover university operating costs. Higher subsidies for TVET colleges will cover 80 per cent of the cost of providing programmes by 2022/23, from the current level of 54 per cent of total programme cost. Baseline funding of R4.4 billion for TVET infrastructure over the medium term will support refurbishment of existing campuses, and the purchase of workshop equipment and maintenance.

Policy decisions concerning issues such as historic debt, adjustment of the family income threshold, interventions to decrease dropout rates and the construction of student housing will be taken in due course. These decisions could raise the cost of the programme significantly.

The provisional allocation for SA Connect Phase 2, a programme to connect clinics and schools to the internet, was conditional on performance of phase 1. The initial phase did not commence, so the conditional allocation for phase 2 was not approved but could still be allocated in the 2019 Budget.

R6 billion provisionally set aside in 2018/19 for drought relief and public infrastructure projects

Fewer provisional allocations will be considered in the 2019 Budget. A provisional allocation of R6 billion has been set aside in 2018/19 for drought relief in several provinces, assistance to the water sector, and public investment projects supported by improved infrastructure planning.

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Additional funding to support the judicial commission of inquiry investigating allegations of state capture and corruption in the public sector will be finalised in the Adjustments Budget.

An amount of R300 million is provisionally set aside in 2019/20 for the *municipal restructuring grant* for the turnaround of financially distressed municipalities, pending consultations in 2018. These allocations are to be considered as part of the Adjustments Budget process.

Table 5.3 Additional allocations over the MTEF period

R million	2018/19	2019/20	2020/21	MTEF total
Provisional allocations from 2017 Budget	**201**	**11 112**	**12 040**	**23 353**
Higher education: provisional allocation 2017 Budget	–	5 000	5 275	10 275
Economic competitiveness and support package	–	3 112	3 283	6 395
Local government equitable share: free basic municipal services	–	1 500	1 899	3 399
South African National Roads Agency Limited: N2 Wild Coast road	–	1 000	1 055	2 055
Provincial equitable share: prevention and mitigation of violence against women and children	201	286	301	788
Provincial equitable share: addressing the impact of the Nawongo judgment	–	214	226	440
2018 Budget allocations	**13 975**	**23 156**	**30 179**	**67 310**
Higher education: IMC funding proposal approved by Cabinet[1]	12 355	20 325	24 263	56 943
National health insurance (NHI) grant (indirect grant): prioritised NHI services	636	1 278	1 918	3 832
Social grants: compensation for VAT increase	328	166	2 134	2 628
2019 national government elections	180	995	702	1 877
Full-scale testing and pilot for 2021 Census	37	145	855	1 037
Establishment of Tirisano Construction Fund Trust	240	125	125	490
NHI: Establishing the interim NHI Fund and related structures, non-communicable disease prevention and health technology assessments	64	122	182	368
Direct charge against the National Revenue Fund: National Revenue Fund payments	135	–	–	135
Total	**14 176**	**34 268**	**42 219**	**90 663**

1. Interministerial Committee
Source: National Treasury

Consolidated government expenditure

Government expects to spend R1.67 trillion in 2018/19, R1.8 trillion in 2019/20 and R1.94 trillion in 2020/21, resulting in a combined total of R5.41 trillion. Expenditure will grow at 7.6 per cent per year, resulting in real spending growth of 2.1 per cent. Spending on staff and salaries, which absorbs 35 per cent of expenditure, is expected to grow at an average of 7.3 per cent per year. If the public-service wage agreement results in higher salary growth, additional measures will be required.

About 18 per cent of spending allocated to household transfers over medium term

As part of government's commitment to reducing poverty and income inequality, 17.6 per cent of expenditure, amounting to R948.7 billion over the medium term, is allocated to transfers to households. The bulk of this spending – which includes social grants, land reform grants and fee-free education and training – benefits the poorest households.

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2018 BUDGET REVIEW

Growth in national and provincial headcounts has declined

In the 2016 Budget, government reduced the compensation ceilings of national and provincial departments by R10 billion in 2017/18 and R15 billion in 2018/19. The compensation baselines in the 2018 Budget maintain this status quo. As a result of these adjustments, and a generally tighter fiscal environment, total national and provincial headcount growth has declined. Compensation budgets remain under pressure. Some national departments are at risk of breaching their compensation ceilings and will have to actively manage their spending.

Table 5.4 Consolidated government expenditure by economic classification[1]

R million	2017/18 Revised estimate	2018/19	2019/20	2020/21	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Economic classification						
Current payments	**942 936**	**1 008 560**	**1 087 685**	**1 170 250**	**60.6%**	**7.5%**
Compensation of employees	548 923	587 124	630 454	677 259	35.2%	7.3%
Goods and services	223 651	233 642	251 145	269 076	14.0%	6.4%
Interest and rent on land	170 362	187 794	206 085	223 915	11.5%	9.5%
of which:						
Debt-service costs	*163 155*	*180 124*	*197 664*	*213 859*	*11.0%*	*9.4%*
Transfers and subsidies	**511 677**	**554 717**	**603 322**	**651 787**	**33.6%**	**8.4%**
Provinces and municipalities	121 240	132 547	138 577	149 399	7.8%	7.2%
Departmental agencies and accounts	26 799	25 905	28 069	29 711	1.6%	3.5%
Higher education institutions	39 928	42 183	44 314	46 758	2.5%	5.4%
Foreign governments and international organisations	2 121	2 127	2 206	2 325	0.1%	3.1%
Public corporations and private enterprises	32 327	29 750	32 126	33 919	1.8%	1.6%
Non-profit institutions	31 966	37 052	40 533	43 666	2.2%	11.0%
Households	257 296	285 152	317 497	346 009	17.6%	10.4%
Payments for capital assets	**82 978**	**93 877**	**97 719**	**103 331**	**5.5%**	**7.6%**
Buildings and other capital assets	65 536	75 066	77 870	81 985	4.4%	7.7%
Machinery and equipment	17 442	18 812	19 848	21 346	1.1%	7.0%
Payments for financial assets	**20 368**	**6 036**	**6 230**	**6 580**		
Total	**1 557 959**	**1 663 190**	**1 794 955**	**1 931 948**	**100.0%**	**7.4%**
Contingency reserve	–	8 000	8 000	10 000		
Consolidated expenditure	**1 557 959**	**1 671 190**	**1 802 955**	**1 941 948**		**7.6%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

Medium-term spending and social priorities

More than half of medium-term spending will be allocated to basic education, community development, health and social protection.

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Table 5.5 Consolidated government expenditure by function[1]

R million	2017/18 Revised estimate	2018/19 Medium-term estimates	2019/20	2020/21	Percentage of total MTEF allocation by function	Average annual MTEF growth
Learning and culture	**323 075**	**351 121**	**385 436**	**413 066**	**24.0%**	**8.5%**
Basic education	231 638	246 760	263 279	281 987	16.5%	6.8%
Post-school education and training	81 224	93 704	111 040	119 301	6.8%	13.7%
Arts, culture, sport and recreation	10 213	10 658	11 116	11 778	0.7%	4.9%
Health	**191 685**	**205 448**	**222 046**	**240 297**	**13.9%**	**7.8%**
Social development	**234 853**	**259 401**	**281 793**	**305 780**	**17.7%**	**9.2%**
Social protection	178 330	193 365	207 825	223 890	13.0%	7.9%
Social security funds	56 524	66 037	73 968	81 891	4.6%	13.2%
Community development	**183 537**	**196 264**	**210 465**	**227 095**	**13.2%**	**7.4%**
Economic development	**183 487**	**200 052**	**211 896**	**227 068**	**13.3%**	**7.4%**
Industrialisation and exports	32 432	32 896	37 279	38 965	2.3%	6.3%
Agriculture and rural development	27 219	30 195	30 269	31 805	1.9%	5.3%
Job creation and labour affairs	20 663	23 281	24 793	26 332	1.6%	8.4%
Economic regulation and infrastructure	87 347	97 925	102 465	111 420	6.5%	8.5%
Innovation, science and technology	15 826	15 756	17 089	18 546	1.1%	5.4%
Peace and security	**195 731**	**200 752**	**213 568**	**227 684**	**13.4%**	**5.2%**
Defence and state security	49 723	48 382	50 612	53 679	3.2%	2.6%
Police services	93 711	99 127	105 915	113 108	6.6%	6.5%
Law courts and prisons	43 705	45 372	48 483	51 779	3.0%	5.8%
Home affairs	8 593	7 871	8 557	9 118	0.5%	2.0%
General public services	**62 067**	**63 991**	**65 859**	**70 518**	**4.2%**	**4.3%**
Executive and legislative organs	15 010	15 998	16 525	17 458	1.0%	5.2%
Public administration and fiscal affairs	39 551	40 414	41 937	45 198	2.7%	4.5%
External affairs	7 506	7 579	7 397	7 862	0.5%	1.6%
Payments for financial assets	**20 368**	**6 036**	**6 230**	**6 580**		
Allocated by function	**1 394 803**	**1 483 066**	**1 597 292**	**1 718 089**	**100.0%**	**7.2%**
Debt-service costs	163 155	180 124	197 664	213 859		9.4%
Contingency reserve	–	8 000	8 000	10 000		
Consolidated expenditure	**1 557 959**	**1 671 190**	**1 802 955**	**1 941 948**		**7.6%**

1. The main budget and spending by provinces, public entities and social security funds financed from own revenue
Source: National Treasury

As shown in Figure 5.1, the fastest-growing spending category is post-school education and training, which grows by an annual average of 13.7 per cent.

Community development, which includes public transport infrastructure and funds for the provision of water, sanitation and electricity, is allocated R633.8 billion, or 13.2 per cent of total expenditure.

Learning and culture

This function provides access to basic and higher education, skills development and training. It also contributes to social cohesion. Government will spend over R1 trillion on this function over the next three years, of which 70 per cent will be for basic education.

Of more than R1 trillion of spending on learning and culture, 70 per cent is for basic education

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2018 BUDGET REVIEW

Figure 5.1 Nominal spending growth by function over MTEF


Post-school education and training
Debt-service costs
Social protection
Health
Economic development
Community development
Basic education
Peace and security
General public services
13.7
9.4
7.9
7.8
7.4
7.4
6.8
5.2
4.3
0
2
4
6
8
10
12
14
Per cent

Source: National Treasury

Basic education

Compensation of employees accounts for 79 per cent of total provincial education budgets

Compensation of employees in provincial education departments accounts for an average of 53.3 per cent of learning and culture expenditure, 77.3 per cent of the basic education sector expenditure and 79 per cent of total provincial education budgets.

The *school infrastructure backlogs grant* has been shifted back to the Department of Basic Education to complete outstanding projects from the original list of inappropriate and unsafe schools. Over the medium term, R3.8 billion is allocated to this grant to replace 82 inappropriate and unsafe schools, and provide water and sanitation to 325 and 286 schools respectively. In addition, the *education infrastructure grant* is allocated R31.7 billion to build new schools, upgrade and maintain existing infrastructure, and provide school furniture.

To support effective curriculum delivery over the medium term, R15.3 billion is allocated to provide printed and digital content to teachers and learners. This includes the provision of 183 million workbooks and textbooks, teacher support, and increased access to information and communication technology. The *national school nutrition programme grant* is allocated R21.7 billion over the medium term. This grant feeds about 9 million learners at 19 800 schools each school day.

Post-school education and training

Bursary spending to rise from R15.4 billion in 2017/18 to R38 billion in 2020/21

Expenditure on post-school education and training increases by 13.7 per cent per year, mostly as a result of the additional allocation to NSFAS for fee-free higher education and training. Bursary expenditure is expected to rise from R15.4 billion in 2017/18 to R38 billion in 2020/21. Sector education and training authorities fund skills programmes, learnerships, internships and apprenticeships. Workplace experience programmes will help an estimated 25 000 artisans to qualify by 2020/21. Work-based learning opportunities, mainly for TVET students, are expected to increase from 130 000 in 2017/18 to 140 000 in 2020/21.

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Table 5.6 Learning and culture expenditure

R million	2017/18 Revised estimate	2018/19 Medium-term estimates	2019/20	2020/21	Percentage of total MTEF	Average annual MTEF growth
Basic education	**231 638**	**246 760**	**263 279**	**281 987**	**68.9%**	**6.8%**
Compensation of employees	**177 592**	**190 741**	**204 568**	**219 179**	**53.5%**	**7.3%**
of which:						
Provincial compensation of employees	*177 007*	*190 114*	*203 893*	*218 447*	*53.3%*	*7.3%*
Goods and services	**22 917**	**24 151**	**25 536**	**27 098**	**6.7%**	**5.7%**
of which:						
Property payments	*3 054*	*3 442*	*3 658*	*3 857*	*1.0%*	*8.1%*
Workbooks and LTSM	*4 801*	*4 869*	*5 132*	*5 307*	*1.3%*	*3.4%*
National school nutrition programme	*6 426*	*6 802*	*7 186*	*7 696*	*1.9%*	*6.2%*
Transfers and subsidies	**18 495**	**19 219**	**20 402**	**21 604**	**5.3%**	**5.3%**
of which:						
Subsidies to schools [1]	*15 565*	*16 156*	*17 121*	*18 145*	*4.5%*	*5.2%*
Payments for capital assets	**12 585**	**12 597**	**12 718**	**14 049**	**3.4%**	**3.7%**
of which:						
Education infrastructure backlog grant	*10 046*	*9 918*	*10 314*	*11 467*	*2.8%*	*4.5%*
School infrastructure backlogs grant	*1 452*	*1 321*	*1 170*	*829*	*0.3%*	*-17.0%*
Post-school education and training	**81 224**	**93 704**	**111 040**	**119 301**	**28.2%**	**13.7%**
of which:						
University subsidies	*28 083*	*34 906*	*38 351*	*41 019*	*9.9%*	*13.5%*
of which:						
University infrastructure	*3 524*	*3 692*	*3 887*	*4 083*	*1.0%*	*5.0%*
National student financial aid scheme [2]	*15 364*	*22 750*	*33 364*	*37 983*	*8.2%*	*35.2%*
Technical and vocational education and training	*7 460*	*10 706*	*12 664*	*14 242*	*3.3%*	*24.1%*
of which:						
Compensation of employees	*5 822*	*6 276*	*6 753*	*7 263*	*1.8%*	*7.6%*
Subsidies	*1 496*	*4 288*	*5 769*	*6 837*	*1.5%*	*66.0%*
Community education and	*2 198*	*2 351*	*2 515*	*2 687*	*0.7%*	*6.9%*
of which:						
Compensation of employees	*2 030*	*2 183*	*2 347*	*2 519*	*0.6%*	*7.5%*
Skills development levy institutions [3]	*24 732*	*19 346*	*20 004*	*19 049*	*5.1%*	*-8.3%*
Arts and culture, sport and recreation	**10 213**	**10 658**	**11 116**	**11 778**	**2.9%**	**4.9%**
Total	**323 075**	**351 121**	**385 436**	**413 066**	**100.0%**	**8.5%**

1. Includes some provision for LTSM and property payments for schools who manage their own budget
2. Total payments made from all income sources including Funza Lushaka teacher bursaries and debt repayments from students
3. Spending of the 21 SETAs and the National Skills Fund
Source: National Treasury

Arts, sports, recreation and culture

Social cohesion remains the key focus of arts, culture, sport and recreation programmes. Medium-term funding of R33.5 billion will focus on improving the rollout of the Mzansi Golden Economy strategy to

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2018 BUDGET REVIEW create jobs, increase creation of cultural products and events, and support heritage projects in the arts sector. Allocations will also fund school sport, the indigenous games, sporting federations and transformation in sport. Health Government is working to increase life expectancy to at least 70 years by 2030 through interventions such as the continued expansion of antiretroviral therapy and implementing national health insurance. The health budget, which accounts for 13.9 per cent of total spending, will grow at an average annual rate of 7.8 per cent over the medium term. Of this amount, R125.9 billion will be for tertiary hospital services and R66.4 billion will support HIV/AIDS prevention and treatment. Implementing national health insurance is a policy priority, resulting in additional allocations of R700 million, R1.4 billion and R2.1 billion over the next three years. These amounts are funded through an amendment to the medical tax credit. The personal services component of the national health insurance grant includes an initial set of priority services, such as contracting with general practitioners, widening referrals for school optometry and audiology services, and community mental health. The non-personal services component of national health insurance is allocated R2.3 billion over the medium term. This amount will expand the Chronic Disease Medicine Distribution Programme to enable 3 million patients to collect chronic medicines at their collection point of choice instead of at a clinic. Over the MTEF period, R368 million is allocated to begin a public awareness campaign to complement the health promotion levy on sugary beverages and to establish a health technology assessment unit. The unit will analyse the cost effectiveness of various health interventions. Government’s antiretroviral treatment programme reaches 3.9 million people. Since September 2016, government has been implementing a universal test-and-treat policy, offering all HIV-positive patients antiretroviral treatment regardless of CD4 count. To fully fund the expansion of the programme, R1 billion is added to the comprehensive HIV, AIDS and TB grant in 2020/21. Changes to this grant also allow for standardising and monitoring the performance of the Community Health Worker Programme, which delivers home-based care to those suffering from HIV/AIDS or tuberculosis. A total of R4.4 billion has been reprioritised within the grant over the next three years to support the programme. In 2018/19, the South African Health Products Regulatory Authority will be established as a public entity. It will be responsible for regulating the registration, licensing, manufacturing and importing of active pharmaceutical ingredients, medicines and medical devices. It will also regulate clinical trials in line with national policy. The new authority will receive R396.9 million in transfers, and will generate revenue by collecting fees from the pharmaceutical and health products industry. Over the MTEF period, the health facility revitalisation grant and indirect health facility revitalisation grant, which fund infrastructure programmes, have been cut by a total of R820 million. These reductions will be absorbed through reprioritisation and delaying infrastructure projects. Average life expectancy of 70 years targeted for 2030 Programme helps 3 million patients collect chronic medicines at their location of choice R1 billion added in 2020/21 for expansion of antiretroviral programme 60

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Table 5.7 Health expenditure

R million	2017/18 Revised estimate	2018/19 Medium-term estimates	2019/20	2020/21	Percentage of total MTEF allocation	Average annual MTEF growth
Health expenditure	**191 685**	**205 448**	**222 046**	**240 297**	**100.0%**	**7.8%**
of which:						
Central hospital services	*36 884*	*38 603*	*41 892*	*45 369*	*18.8%*	*7.1%*
Provincial hospital services	*32 238*	*34 274*	*36 672*	*39 294*	*16.5%*	*6.8%*
District health services	*84 243*	*90 200*	*97 462*	*105 858*	*44.0%*	*7.9%*
of which:						
Comprehensive HIV, AIDS and TB grant	*17 578*	*19 922*	*22 039*	*24 438*	*9.9%*	*11.6%*
Emergency medical services	*7 284*	*7 719*	*8 320*	*8 851*	*3.7%*	*6.7%*
Facilities management and maintenance	*8 860*	*8 539*	*9 110*	*9 728*	*4.1%*	*3.2%*
Health science and training	*5 095*	*5 585*	*5 964*	*6 299*	*2.7%*	*7.3%*
National Health Laboratory Service	*7 058*	*7 542*	*8 025*	*8 591*	*3.6%*	*6.8%*
National Department of Health [1]	*5 073*	*5 961*	*6 878*	*7 888*	*3.1%*	*15.9%*
Total	**191 685**	**205 448**	**222 046**	**240 297**	**100.0%**	**7.8%**
of which:						
Compensation of employees	*120 800*	*128 787*	*138 350*	*148 744*	*62.3%*	*7.2%*
Goods and services	*53 685*	*57 438*	*63 184*	*69 637*	*28.5%*	*9.1%*
Transfers and subsidies	*6 568*	*6 339*	*6 777*	*7 066*	*3.0%*	*2.5%*
Buildings and other fixed structures	*6 416*	*8 388*	*8 991*	*9 906*	*4.1%*	*15.6%*
Machinery and equipment	*4 172*	*4 466*	*4 714*	*4 915*	*2.1%*	*5.6%*

1. Excludes grants and transfers reflected as expenditure in appropriate sub-functional areas
Source: National Treasury

Social protection

Spending on social protection grows by 7.9 per cent annually over next three years

This function provides social security and a safety net for low-income South Africans. It also improves social welfare service delivery to vulnerable individuals through policy and legislative reform, expanding the number of social workers, improving access to early childhood development and facilitating food and nutrition initiatives. Spending on social protection is set to rise from R193.4 billion in 2018/19 to R223.9 billion by 2020/21, growing by an average of 7.9 per cent a year.

The number of social grant beneficiaries is expected to reach 18.1 million by the end of 2020/21. An estimated 12.8 million people will receive the *child support grant*, and 3.7 million people will receive the *old age grant.* Expenditure on grants is expected to increase at an average annual rate of 7.9 per cent over the medium term, reaching R189.8 billion in 2020/21.

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Table 5.8 Social protection expenditure

R million	2017/18 Revised estimate	2018/19	2019/20	2020/21	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Social protection expenditure	**178 330**	**193 365**	**207 825**	**223 890**	**100.0%**	**7.9%**
of which:						
Social grants	*150 880*	*162 961*	*175 656*	*189 774*	*84.5%*	*7.9%*
of which:						
Child support	*56 017*	*60 631*	*65 467*	*70 836*	*31.5%*	*8.1%*
Old age	*64 276*	*70 531*	*76 751*	*83 689*	*37.0%*	*9.2%*
Disability	*20 952*	*22 105*	*23 078*	*24 172*	*11.1%*	*4.9%*
Foster care	*5 299*	*5 132*	*5 281*	*5 447*	*2.5%*	*0.9%*
Care dependency	*2 939*	*3 138*	*3 430*	*3 762*	*1.7%*	*8.6%*
South African Social Security Agency	7 206	7 761	8 196	8 646	3.9%	6.3%
Provincial social development	18 863	20 558	22 044	23 322	10.5%	7.3%
Total	**178 330**	**193 365**	**207 825**	**223 890**	**100.0%**	**7.9%**
Social grants as percentage of GDP	*3.2%*	*3.2%*	*3.3%*	*3.3%*		
Social grant beneficiary numbers by grant type (Thousands)						
Child support	12 239	12 402	12 631	12 815	70.7%	1.5%
Old age[1]	3 392	3 513	3 627	3 741	20.3%	3.3%
Disability	1 057	1 050	1 041	1 034	5.8%	-0.7%
Foster care	400	398	394	391	2.2%	-0.8%
Care dependency	149	154	160	165	0.9%	3.5%
Total	**17 237**	**17 517**	**17 853**	**18 146**	**100.0%**	**1.7%**

1. Includes war veterans
Source: National Treasury

Grant amounts are adjusted according to inflation projections to maintain their real value. All but one grant will increase faster than inflation over the medium term to offset the increase in the VAT rate. The grant values are published in Table 5.9. A proposal for a higher *child support grant* for children who have lost both parents is contained in the Social Assistance Amendment Bill, which is expected to be tabled in Parliament in 2018/19. This will provide improved social protection for orphans and relieve pressure on the foster care system.

Table 5.9 Average monthly social grant values

Rand	2017/18	2018/19	Percentage increase
State old age	1 600	1 695	5.9%
State old age, over 75	1 620	1 715	5.9%
War veterans	1 620	1 715	5.9%
Disability	1 600	1 695	5.9%
Foster care	920	960	4.3%
Care dependency	1 600	1 695	5.9%
Child support	380	405	6.6%

Source: National Treasury

113 000 additional early childhood development subsidies

Over the next three years, R1.3 billion is allocated to provinces to subsidise early childhood development for an additional 113 000 poor children. A further R250.6 million is allocated to enable about 1 165 early childhood development centres to meet minimum norms and standards of the Children's Act (2005).

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The *social worker employment grant* to provinces amounts to R636.3 million over the three-year spending period. It aims to sustain the employment of about 560 social workers.

Community development

This function's objectives include urban reform and development, and ensuring access to basic services, housing and transport. Expenditure is expected to grow at an average annual rate of 7.4 per cent, from R183.5 billion in 2017/18, to R227.1 billion in 2020/21.

Public transport grant funds infrastructure and operations of integrated public transport networks in 13 cities

Expenditure on public transport, housing, water, sanitation and electricity occurs largely through transfers of conditional grants for infrastructure development to provinces, municipalities and transfers to public entities. This accounts for 77 per cent of total functional expenditure. Integrated public transport is key to transforming the urban landscape. The *public transport network grant* funds the infrastructure and operations of integrated public transport networks in 13 cities. The number of weekday passenger trips in cities already operating bus services on these networks is expected to increase to 260 240 in 2020/21.

Modernisation efforts will focus on improving passenger rail network services, including increasing accessibility, reliability and safety. This includes provision for 125 new Metrorail trains, signalling upgrades and improvements to depots and stations. In addition, maintenance of current rolling stock will be prioritised. Spending on Metrorail will subsidise 1 billion passenger trips over the medium term.

Table 5.10 Community development expenditure

R million	2017/18 Revised estimate	2018/19	2019/20	2020/21	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Community development	**183 537**	**196 264**	**210 465**	**227 095**	**100.0%**	**7.4%**
of which:						
Human settlements	*39 478*	*38 766*	*40 579*	*43 954*	*19.5%*	*3.6%*
Public transport, including commuter rail	*33 645*	*38 590*	*43 862*	*46 714*	*20.4%*	*11.6%*
Municipal equitable share	*55 312*	*62 732*	*68 973*	*75 683*	*32.7%*	*11.0%*
Municipal infrastructure grant	*15 891*	*15 288*	*15 734*	*16 599*	*7.5%*	*1.5%*
Regional and local water and sanitation services	*10 742*	*12 269*	*10 667*	*11 253*	*5.4%*	*1.6%*
Electrification programmes	*6 220*	*5 435*	*5 845*	*6 168*	*2.8%*	*-0.3%*
Total	**183 537**	**196 264**	**210 465**	**227 095**	**100.0%**	**7.4%**
of which:						
Compensation of employees	*16 028*	*17 551*	*18 883*	*20 299*	*9.0%*	*8.2%*
Goods and services	*12 955*	*13 197*	*14 920*	*15 805*	*6.9%*	*6.9%*
Transfers and subsidies	*146 182*	*152 721*	*160 836*	*174 302*	*77.0%*	*6.0%*
Buildings and other fixed structures	*5 897*	*8 691*	*10 216*	*10 785*	*4.7%*	*22.3%*
Machinery and equipment	*2 349*	*3 926*	*5 435*	*5 735*	*2.4%*	*34.6%*

Source: National Treasury

Over the next three years, R207.4 billion is allocated to the local government equitable share. This allocation includes spending on free basic services such as water, sanitation and electricity. Government's housing programme will provide more than 417 000 households in

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2018 BUDGET REVIEW informal settlements with access to basic services. To promote density, integration and sustainable urban living, over 62 000 affordable medium-density rental housing units are expected to be built, and an additional 98 000 finance-linked individual subsidies for the affordable housing market will be provided. Bulk infrastructure for water and sanitation services will be supported through funding for 73 regional projects and 180 small interim projects amounting to R34.2 billion. Economic development and industrialisation In line with its mandate to strengthen and expand the economy, this function group will focus on assisting small businesses, boosting small-scale agricultural production, investing in roads and infrastructure, and supporting new investment in manufacturing. Expenditure will increase to R195.3 billion in 2020/21. Economic development spending will support small enterprise development and job creation Small enterprise development Government will soon finalise the design of an enterprise development fund to improve access to and reduce the cost of finance, increase risk appetite for investment in start-ups and improve early-stage small enterprise survival rates. The fund, announced in the 2017 MTBPS, will be capitalised with the approved provisional allocation of R2.1 billion over the medium term and begin operating in 2019/20. Funding will be allocated to the Department of Small Business Development, which will manage the fund in collaboration with the Department of Science and Technology and the National Treasury. Incentives to improve industrialisation capacity Government continues to provide business incentives in the form of grants, loans and tax allowances. Over the next three years, R18.8 billion is allocated for industrialisation incentives, with an additional R3.3 billion for the economic competitiveness and support package to support growth and job creation. From the incentives budget, R4.9 billion is allocated for infrastructure in special economic zones. Thirteen industrial parks in the Eastern Cape, Mpumalanga, KwaZulu-Natal, the Free State and the Western Cape will be prioritised for bulk water supply, road and electrical upgrades projects. In addition, three special economic zones – Atlantis in the Western Cape, Nkomazi in Mpumalanga and Mogwase in North West – are to be designated. R18.8 billion allocated for industrialisation incentives over medium term Inclusive economic participation in the construction sector Following the Competition Commission’s investigation of collusion in the construction sector, government and some of the firms involved reached a settlement. Under the agreement, the companies will contribute R1.5 billion earmarked for the Tirisano Construction Fund Trust over a 12-year period that began in 2017. Over the medium term, the Industrial Development Corporation, as the trust administrator, will facilitate programmes set out in the agreement. These include developing and promoting construction firms owned and managed by black people, providing bursaries to black people in the engineering fields, and building quantity surveying skills. The fund will support about 75 aspiring engineers, 135 artisans and 12 emerging contractors. Tirisano Construction Fund Trust will support inclusion in construction sector 64

CHAPTER 5: CONSOLIDATED SPENDING PLANS

Job creation and labour affairs

Over the next three years, R74 billion is allocated to the Expanded Public Works Programme and other employment programmes. Expenditure is expected to grow by an annual average of 8.4 per cent, from R20.7 billion in 2017/18 to R26.3 billion in 2020/21. The programme is expected to create 3 million jobs of short to medium duration over the next three years.

R74 billion allocated to employment programmes over the next three years

Table 5.11 Economic development expenditure

R million	2017/18 Revised estimate	2018/19	2019/20 Medium-term estimates	2020/21	Percentage of total MTEF allocation	Average annual MTEF growth
Economic regulation and infrastructure	**87 347**	**97 925**	**102 465**	**111 420**	**57.0%**	**8.5%**
of which:						
Water resource and bulk infrastructure	*23 208*	*29 011*	*28 510*	*34 122*	*16.8%*	*13.7%*
Road infrastructure	*46 726*	*50 504*	*51 755*	*54 592*	*28.7%*	*5.3%*
Job creation and labour affairs	**20 663**	**23 281**	**24 793**	**26 332**	**13.6%**	**8.4%**
of which:						
Employment programmes [1]	*20 172*	*22 768*	*24 251*	*25 755*	*13.3%*	*8.5%*
Industrialisation and exports	**32 432**	**32 896**	**37 279**	**38 965**	**20.0%**	**6.3%**
of which:						
Economic development and incentive programmes	*13 406*	*14 533*	*15 285*	*16 207*	*8.4%*	*6.5%*
Innovation, science and technology	**15 826**	**15 756**	**17 089**	**18 546**	**9.4%**	**5.4%**
of which:						
Environmental programmes	*5 499*	*5 910*	*6 521*	*6 876*	*3.5%*	*7.7%*
Total	**156 267**	**169 857**	**181 627**	**195 263**	**100.0%**	**7.7%**
of which:						
Compensation of employees	*34 548*	*37 477*	*40 290*	*43 970*	*22.3%*	*8.4%*
Goods and services	*46 410*	*48 912*	*54 301*	*58 643*	*29.6%*	*8.1%*
Transfers and subsidies	*33 572*	*37 175*	*39 852*	*42 105*	*21.8%*	*7.8%*
Buildings and other fixed structures	*30 394*	*34 392*	*35 097*	*36 716*	*19.4%*	*6.5%*
Machinery and equipment	*3 899*	*3 883*	*3 546*	*3 696*	*2.0%*	*-1.8%*

1. Includes the Expanded Public Works Programme, the Community Works Programme and the Jobs Fund
Source: National Treasury

Rural development and agriculture

Over the MTEF period, an allocation of R5.6 billion to the Comprehensive Agricultural Support Programme will provide about 435 000 subsistence and smallholder farmers with inputs such as farm equipment, fencing, fertilisers and seedlings and improved extension services. The Department of Agriculture, Forestry and Fisheries aims to support 450 profitable black commercial producers over a five-year period.

435 000 subsistence and smallholder farmers to be supported with equipment, inputs and extension services

Over the medium term, R10.8 billion is allocated to settle 2 851 land restitution claims, with R8.8 billion allocated for land redistribution. Government will acquire about 290 000 hectares of strategically located land, with the goal of creating farms that are productive and profitable.

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Table 5.12 Agriculture and rural development expenditure

R million	2017/18 Revised estimate	2018/19 Medium-term estimates	2019/20	2020/21	Percentage of total MTEF allocation	Average annual MTEF growth
Agriculture and rural development	**27 219**	**30 195**	**30 269**	**31 805**	**100.0%**	**5.3%**
of which:						
Land reform	*1 269*	*1 377*	*1 480*	*1 569*	*4.8%*	*7.3%*
Agricultural land holding account	*1 069*	*1 217*	*1 011*	*1 064*	*3.6%*	*-0.2%*
Restitution	*3 235*	*3 371*	*3 604*	*3 811*	*11.7%*	*5.6%*
Farmer support and development	*5 018*	*4 934*	*5 140*	*5 506*	*16.9%*	*3.1%*
Total	**27 219**	**30 195**	**30 269**	**31 805**	**100.0%**	**5.3%**
of which:						
Compensation of employees	*11 594*	*12 430*	*13 342*	*14 200*	*43.3%*	*7.0%*
Goods and services	*7 356*	*7 744*	*7 906*	*8 231*	*25.9%*	*3.8%*
Transfers and subsidies	*6 754*	*8 046*	*7 125*	*7 324*	*24.4%*	*2.7%*
Buildings and other fixed structures	*831*	*816*	*995*	*1 119*	*3.2%*	*10.4%*
Machinery and equipment	*406*	*464*	*524*	*538*	*1.7%*	*9.9%*

Source: National Treasury

Economic infrastructure

Spending on roads infrastructure is expected to increase from R46.7 billion in 2017/18 to R54.6 billion in 2020/21. The *provincial roads maintenance grant* provides roads maintenance funding to provinces based on road conditions, weather patterns and traffic volumes. To address significant backlogs in roads maintenance, the grant is expected to increase from R10.3 billion in 2017/18 to R12.1 billion in 2020/21.

SANRAL to resurface 3 200km and strengthen 1 475km of national roads

Despite a reduction of R2.6 billion to its allocation, the South African National Roads Agency Limited plans to resurface 3 200km and strengthen 1 475km of national roads over the medium term. An amount of R29.1 billion has been provided for capital investment in non-toll roads. In addition, the Moloto Road (R573) upgrade receives R4.3 billion and R18.2 billion is allocated to strengthen and maintain roads. Furthermore, R2.1 billion in 2019/20 and 2020/21 has been allocated for the N2 Wild Coast highway.

A medium-term allocation of R557.6 million will connect 795 schools and public buildings to high-speed internet services.

To facilitate the shift from analogue to digital signals, the broadcasting digital migration programme is expected to deliver about 87 000 set-top boxes over the medium term.

R91.6 billion allocated to water infrastructure projects over next three years

Water resource management, through the provision of water infrastructure by the Water Trading Entity, will be prioritised over the medium term. Water infrastructure projects are allocated R91.6 billion over the next three years.

Peace and security

South Africa needs an efficient policing and justice system. As part of efforts to ensure that poor South Africans can access the courts, the Department of Justice and Constitutional Development has reprioritised an amount of R121 million. The amount is allocated to the Office of the Chief Justice, the National Prosecuting Authority and Legal Aid South

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Africa to begin operations at the Mpumalanga High Court, which is scheduled to open in 2018.

The 2017 Adjustments Budget included a shift of R264 million from the South African Police Service to the Department of Home Affairs to upgrade the National Identification System. Medium-term funding of R243 million is set aside for this purpose. The upgrade will allow police and other agencies to conduct advanced biometric fingerprint identification searches.

Table 5.13 Peace and security expenditure

R million	2017/18 Revised estimate	2018/19	2019/20	2020/21	Percentage of total MTEF allocation	Average annual MTEF growth
		Medium-term estimates				
Defence and state security	49 723	48 382	50 612	53 679	23.8%	2.6%
Police services	93 711	99 127	105 915	113 108	49.6%	6.5%
Law courts and prisons	43 705	45 372	48 483	51 779	22.7%	5.8%
Home affairs	8 593	7 871	8 557	9 118	12.7%	2.0%
Total	**195 731**	**200 752**	**213 568**	**227 684**	**100.0%**	**5.2%**
of which:						
Compensation of employees	*129 971*	*137 061*	*147 654*	*158 347*	*69.0%*	*6.8%*
Goods and services	*43 963*	*43 753*	*46 005*	*48 525*	*21.5%*	*3.3%*
Transfers and subsidies	*13 616*	*12 409*	*12 675*	*13 227*	*6.0%*	*-1.0%*
Buildings and other fixed structures	*3 521*	*2 978*	*3 150*	*3 293*	*1.5%*	*-2.2%*
Machinery and equipment	*4 360*	*4 135*	*3 729*	*3 928*	*1.8%*	*-3.4%*

Source: National Treasury

Funds reprioritised for Independent Police Investigative Directorate

Over the medium term, the South African Police Service has reprioritised R158.5 million for the Independent Police Investigative Directorate to increase staffing and finalise the review of its founding legislation in line with the 2016 Constitutional Court judgement. The allocation will also be used to address weaknesses in internal controls and the case management system.

General public services

Cuts to spending on general public services, which grows by 4.3 per cent over MTEF period

General public services helps government to function smoothly and provides support to other departments. The total baseline is set to grow by an annual average of 4.3 per cent over the medium term, from R64 billion in 2018/19 to R70.6 billion in 2020/21. Of the baseline allocation, 49.7 per cent is absorbed by employee compensation and 32 per cent by goods and services.

The medium-term baseline of this function group has been reduced by R4.9 billion. The transfer to the South African Revenue Service is reduced by about R1.5 billion per year, which will be absorbed in its operational budget.

An amount of R451.7 million was reprioritised from existing baselines to support priority expenditure. The largest amount (R329.3 million) was shifted within the Department of International Relations and Cooperation from information technology, stationery and foreign accommodation leases to fund critical vacant posts.

Additional allocations of R37.1 million in 2018/19, R145.3 million in 2019/20 and R855 million in 2020/21 have been made to Statistics South Africa for the 2021 Census.

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Preparing for Census 2021

Census 2021 will make use of an internet-based platform. This will require the purchase of about 165 000 specialised tablets linked to cloud-based servers, with communications on secure mobile infrastructure, at a cost of about R750 million. About 150 000 fieldworkers will be employed. The technology is expected to improve data quality and collection rates, and to allow for real-time monitoring and supervision. Quicker results will support timely, evidence-based policymaking. Statistics South Africa estimates that the new technology and methods for the Census will cost R3.4 billion.

Table 5.14 General public services expenditure

R million	2017/18 Revised estimate	2018/19	2019/20	2020/21	Percentage of total MTEF	Average annual MTEF growth
		Medium-term estimates				
Executive and legislative organs	15 010	15 998	16 525	17 458	24.9%	5.2%
Public administration and fiscal affairs	39 551	40 414	41 937	45 198	63.7%	4.5%
External affairs	7 506	7 579	7 397	7 862	11.4%	1.6%
Total	**62 067**	**63 991**	**65 859**	**70 518**	**100.0%**	**4.3%**
of which:						
Compensation of employees	*29 152*	*31 096*	*32 964*	*35 448*	*49.7%*	*6.7%*
Goods and services	*20 514*	*21 093*	*20 961*	*21 975*	*32.0%*	*2.3%*
Transfers and subsidies	*8 780*	*8 545*	*8 893*	*9 361*	*13.4%*	*2.2%*
Buildings and other fixed structures	*2 044*	*2 279*	*1 979*	*2 078*	*3.2%*	*0.6%*
Machinery and equipment	*1 014*	*640*	*776*	*1 355*	*1.4%*	*10.2%*

Source: National Treasury

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6

Division of revenue and spending by provinces and municipalities

In brief

- Over the next three years, after providing for debt-service costs and the contingency reserve, 48 per cent of nationally raised funds are allocated to national government, 43 per cent to provincial government and 9 per cent to local government.
- Planned spending for 2018/19 has been affected by reprioritisation and reductions undertaken since the 2017 *Medium Term Budget Policy Statement* (MTBPS). Transfers to provinces are reduced by R5.2 billion, and to local government by R3.2 billion. Reductions focus on infrastructure conditional grants.
- Provinces will intensify efforts to contain costs in the face of rising pressures, particularly in public health.
- Municipalities continue to grapple with weaknesses in financial management, with a significant number still not adopting funded budgets. National government will introduce new mechanisms to assist the turnaround of troubled municipalities over the medium term.
- Government is working with municipalities to secure investment that can help reshape South Africa's cities and accelerate economic growth. Reforms to facilitate municipal borrowing are under consideration.

Overview

2018 Budget proposes significant reductions to provincial and municipal transfers

In the context of a significant erosion of government's fiscal position, and large new spending commitments, the 2018 Budget makes reductions to previously announced transfers to provinces and municipalities. The extent of the adjustment will delay delivery of some planned infrastructure, and requires departments responsible for frontline services to ensure exceptional care in allocating public funds to maintain core services.

Over the medium-term expenditure framework (MTEF) period ahead, more than half of the revenue raised by national government will be transferred to provinces and municipalities. Provincial governments are responsible for providing basic education and health services, roads and housing, along with services in social development and agriculture. Local governments provide basic services such as water, sanitation, electricity reticulation and refuse collection, as well as roads and community

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services. Investments in these services and infrastructure underpin South Africa's long-term growth potential.

Investment partnerships can help reshape South Africa's urban form

Provinces and municipalities also invest in infrastructure that can boost economic growth. Over the period ahead, large municipalities are expected to invest more of their own resources, offsetting some of the impact of reductions to infrastructure grants, while building partnerships with the private sector. Government will also review the efficiency and sustainability of its housing and public transport policies.

Division of revenue is strongly redistributive, but spending efficiency on frontline services needs to be improved

The division of revenue is strongly redistributive, shifting resources from taxes raised mainly in wealthier areas to services benefiting poor South Africans in every province and municipality. However, the efficacy of spending in many provincial departments and municipalities responsible for frontline services falls well below the required standard. Several initiatives are under way to build capacity in these areas. Over the next several years, government will implement new mechanisms to support the turnaround of the most troubled municipal institutions.

Division of revenue

Over the MTEF period ahead, after providing for debt-service costs and the contingency reserve, 48 per cent of nationally raised funds are allocated to national government, 43 per cent to provincial government and 9 per cent to local government.

Planned spending for 2018/19 has been affected by reprioritisation and reductions undertaken since the 2017 MTBPS. Transfers to provinces are reduced by R5.2 billion, and transfers to local government are reduced by R3.2 billion. Reductions focus on infrastructure conditional grants. Chapter 5 gives a more detailed breakdown of the figures summarised in Table 6.1.

Table 6.1 Baseline reductions by sphere of government, before funding fee-free higher education and training

R million	2018/19	2019/20	2020/21	MTEF total	% of baseline
National government	-18 048	-17 221	-18 177	**-53 446**	-2.1%
Provincial government	-5 182	-6 387	-6 797	**-18 366**	-1.0%
Local government	-3 152	-5 212	-5 499	**-13 863**	-3.5%
Total baseline reductions	**-26 382**	**-28 820**	**-30 473**	**-85 676**	**-1.8%**

Source: National Treasury

Over the three-year spending period, provincial direct and indirect allocations will absorb 26 per cent of the reductions, while local government direct and indirect transfers absorb 18.8 per cent. Reductions were not applied to personnel costs. As a result, the impact of spending cuts falls mostly on capital programmes. The share of the reductions borne by provinces is somewhat lower than their share of the division of revenue, because the majority of provincial budgets are spent on wages. In contrast, local government's share of the reductions is higher than their share of the division of revenue, given the large number of infrastructure grants to municipalities.

Reductions are a relatively small share of total allocations

These reductions will affect the implementation of programmes and projects, particularly for infrastructure. However, the cuts are relatively

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

small as a percentage of the total allocations. The average reductions over the medium term are equivalent to 1 per cent of provincial allocations and 3.5 per cent of local government allocations.

Table 6.2 Division of nationally raised revenue

R billion	2014/15	2015/16 Outcome	2016/17	2017/18 Revised estimate	2018/19	2019/20 Medium-term estimates	2020/21	Average annual MTEF growth
Division of available funds								
National departments	**490.0**	**546.1**	**555.7**	**599.9**	**628.6**	**685.9**	**736.6**	**7.1%**
of which:								
Indirect transfers to provinces	*5.4*	*3.5*	*3.6*	*3.8*	*3.8*	*4.4*	*4.7*	*7.6%*
Indirect transfers to local government	*8.1*	*10.4*	*8.1*	*7.8*	*6.9*	*7.3*	*7.7*	*-0.6%*
Provinces	**439.5**	**471.4**	**500.4**	**538.2**	**571.0**	**611.8**	**657.5**	**6.9%**
Equitable share	359.9	386.5	410.7	441.3	470.3	505.0	542.4	7.1%
Conditional grants	79.6	84.9	89.7	96.8	100.7	106.7	115.0	5.9%
Local government	**87.6**	**98.3**	**102.9**	**110.7**	**118.5**	**126.9**	**137.5**	**7.5%**
Equitable share	41.6	49.4	50.7	55.3	62.7	69.0	75.7	11.0%
Conditional grants	35.8	38.3	40.9	43.6	43.3	44.8	47.8	3.1%
General fuel levy sharing with metros	10.2	10.7	11.2	11.8	12.5	13.2	14.0	6.0%
Provisional allocation not assigned to votes	–	–	–	–	6.0	2.3	2.1	
Non-interest allocations	**1 017.1**	**1 115.8**	**1 159.0**	**1 248.8**	**1 324.1**	**1 426.9**	**1 533.6**	**7.1%**
Percentage increase	*7.5%*	*9.7%*	*3.9%*	*7.7%*	*6.0%*	*7.8%*	*7.5%*	
Debt-service costs	114.8	128.8	146.5	163.2	180.1	197.7	213.9	9.4%
Contingency reserve	–	–	–	–	8.0	8.0	10.0	
Main budget expenditure	**1 131.9**	**1 244.6**	**1 305.5**	**1 411.9**	**1 512.2**	**1 632.6**	**1 757.5**	**7.6%**
Percentage increase	*8.0%*	*10.0%*	*4.9%*	*8.2%*	*7.1%*	*8.0%*	*7.6%*	
Percentage shares								
National departments	*48.2%*	*48.9%*	*48.0%*	*48.0%*	*47.7%*	*48.1%*	*48.1%*	
Provinces	*43.2%*	*42.2%*	*43.2%*	*43.1%*	*43.3%*	*42.9%*	*42.9%*	
Local government	*8.6%*	*8.8%*	*8.9%*	*8.9%*	*9.0%*	*8.9%*	*9.0%*	

Source: National Treasury

Past performance

Underspending has stabilised across national and provincial government

Underspending has stabilised across national and provincial government. In 2016/17, national government expenditure amounted to R716.8 billion (excluding direct charges) out of a total adjusted appropriation of R723.1 billion. This represents underspending of 0.9 per cent. Provincial government underspent its adjusted budget of R525 billion for 2016/17 by R4.7 billion (0.9 per cent), compared with R7.3 billion (1.5 per cent) in the prior year. At municipal level, the trend highlights weaknesses in planning and budgeting. Municipalities spent R24.6 billion (86.8 per cent) of their infrastructure grants in 2016/17, down from 89.1 per cent in 2015/16.

The *Explanatory Memorandum to the Division of Revenue*, published on the National Treasury website as Annexure W1 to the *Budget Review*, sets out the provincial and municipal allocations, details the equitable share formula, and explains how the division takes into account the recommendations of the Financial and Fiscal Commission.

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2018 BUDGET REVIEW Provincial revenue and spending Provinces, which depend on transfers from national government for over 95 per cent of their budgets, face substantial spending pressures to provide health, education and other services to growing populations. In this context, most of the reductions in transfers to provinces have been made on infrastructure grants. The provincial equitable share, which accounts for over 80 per cent of transfers and funds operating expenditure covering the salaries of teachers and nurses, is reduced by R4.7 billion over the MTEF period. Provinces are expected to absorb the impact of these reductions by reducing spending on non-core items such as travel and consultants, and on non-priority programmes. Provincial conditional grants are reduced by R13.7 billion over the medium term. The equitable share, which is allocated using a data-based formula, is under review. The initial phase focused on improving the quality of data used in the formula. From 2018/19, data on learner numbers will be taken from the Department of Basic Education’s Learner Unit Record Information and Tracking System, which replaces the previous school To adjust to reductions, provinces need to reduce spending on non-core items 72 Per cent 1998/99 2000/01 2002/03 2004/05 2006/07 2008/09 2010/11 2012/13 2014/15 2016/17 2018/19 2020/21 Debt-service costs and the division of revenue The division of revenue is usually presented as the split of nationally collected revenue between the three spheres of government. Given growth in government’s borrowing requirement, a rising share of revenue is spent on interest payments, with substantial consequences for the public finances. In 2018/19, for example, government will spend more on interest payments than on transfers to local government. The figure below shows the shares of national revenue, including debt-service costs, since the introduction of the first Division of Revenue Act two decades ago. Shares of national revenue and debt-service costs* *Historical numbers revised to reflect shift of social assistance function from provincial to national Source: National Treasury In 1998, South Africa was reducing the debt load built up by the apartheid government. In that year, government spent 21.2 per cent of revenue on interest payments and only 0.5 per cent on transfers to local government. Over the course of the next decade, spending on interest steadily declined, accounting for less than 8 per cent of available revenue by 2009/10. Local government allocations grew at an average annual rate of 27.1 per cent between 2000 and 2010, more than double the pace of growth in government spending as a whole (13.2 per cent). Since 2011/12, interest payments have grown faster than allocations to national, provincial or local government, crowding out space for increasing productive expenditure. On current trends, by 2020/21, government is expected to spend 12.2 per cent of available revenue on servicing debt. National Provincial Local Debt-service costs Estimate 100 90 80 70 60 50 40 30 20 10 0

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

survey data. The next phase is expected to focus on refining alignment of the health and education components with national norms and standards. Any proposed changes will be incorporated after extensive consultation.

Table 6.3 Provincial equitable share

R million	2017/18	2018/19	2019/20	2020/21	Average annual MTEF growth
		Medium-term estimates			
Eastern Cape	61 848	65 500	69 807	74 411	6.4%
Free State	24 522	26 178	28 071	30 108	7.1%
Gauteng	86 643	93 384	100 923	109 092	8.0%
KwaZulu-Natal	93 757	99 264	106 364	113 998	6.7%
Limpopo	51 960	55 179	59 188	63 503	6.9%
Mpumalanga	36 082	38 468	41 395	44 555	7.3%
Northern Cape	11 720	12 475	13 404	14 405	7.1%
North West	30 330	32 392	34 789	37 372	7.2%
Western Cape	44 470	47 447	51 080	55 003	7.3%
Total	**441 331**	**470 287**	**505 020**	**542 447**	7.1%

Source: National Treasury

Over the next three years, the impact of the provincial conditional grant reductions proposed since the 2017 MTBPS is as follows:

- The *human settlements development grant* is reduced by R7.2 billion. Although this will slow the delivery of new houses and serviced sites, the sector is still expected to build 316 813 houses and upgrade 417 391 sites in informal settlements over the period. Funds are also reprioritised from the *human settlements development grant* to create emergency housing grants intended to improve responsiveness to housing needs following disasters.
- A R3.6 billion reduction to the *education infrastructure grant,* which has a history of underspending, will result in some projects being deferred.
- Small reductions to other grants are discussed in Annexure W1. These cuts mainly target areas of poor performance.

Broadening participation in the housing market

In addition to improving the living conditions of those in inadequate shelter, government's housing programme effectively brings low-income households into the housing market. The full benefits of this transfer, however, have not been realised because a large number of houses built through state subsidies are not on the deeds registry. As a result, owners cannot access the full value of their properties. To reduce this backlog more quickly, government is creating the *title deeds restoration grant,* funded through a reprioritisation from the *human settlements development grant.*

The Centre for Affordable Housing Finance estimates that about 1.8 million or 29 per cent of the 6.2 million formal properties on the deeds registry were financed by the public housing programme. This reflects assets to the estimated value of R326 billion. About 1 million state-subsidised properties still need to be registered for title deeds. Eradicating this backlog would increase the proportion of state-subsidised properties on the deeds registry to 39 per cent of the formal housing market, unlocking R180 billion of estimated value for low-income households.

Grants funding operational spending, such as purchases of medicines and food for learners, and subsidies for public transport, have been maintained. These items are already under pressure due to population growth and above-inflation cost increases.

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2018 BUDGET REVIEW

Additional funding to expand provision of antiretroviral medication

Over the medium term, R1 billion is added to the *comprehensive HIV, AIDS and TB grant* to expand the distribution of antiretroviral medication. This grant is also reconfigured to elevate the importance of community health services – a component worth R4.4 billion to help provinces standardise the work of primary healthcare outreach teams and integrate them into the national health system.

The *national tertiary services grant* receives an additional R22.4 million over the medium term for the continuing rollout of and research on the diagnostic-related groups payment method necessary for a successful transition to national health insurance.

Table 6.4 Conditional grants to provinces

R million	2017/18 Adjusted budget	2018/19	2019/20	2020/21	MTEF total
		Medium-term estimates			
Direct conditional grants[1]					
Comprehensive agricultural support programme	1 646	1 751	1 876	2 002	5 629
Ilima/Letsema projects	522	552	583	615	1 751
Community library services	1 420	1 424	1 501	1 584	4 509
Education infrastructure	10 046	9 918	10 314	11 467	31 699
Maths, science and technology	365	370	391	413	1 175
National school nutrition programme	6 426	6 802	7 186	7 696	21 684
Comprehensive HIV, AIDS and TB	17 578	19 922	22 039	24 438	66 399
Health facility revitalisation	5 684	5 816	6 047	6 380	18 242
Health professions training and development	2 632	2 784	2 940	3 102	8 827
National tertiary services	11 676	12 401	13 186	14 069	39 655
Human settlements development	19 969	18 167	18 833	20 102	57 101
Mass participation and sport development	586	587	620	654	1 861
Provincial roads maintenance	10 754	11 036	11 482	12 113	34 630
Public transport operations	5 723	5 990	6 326	6 750	19 066
Other direct grants	1 852	3 191	3 415	3 624	10 230
Total direct conditional grants	**96 879**	**100 711**	**106 739**	**115 008**	**322 458**
Indirect transfers	**3 813**	**3 776**	**4 366**	**4 744**	**12 886**
School infrastructure backlogs	2 180	1 472	1 327	969	3 768
National health insurance indirect	1 633	2 304	3 039	3 775	9 118

1. Excludes provisional allocations
Source: National Treasury

Managing spending pressures in provinces

Provinces have been taking steps to contain costs since at least 2009/10, when the implementation of occupation-specific dispensations for educators and health professionals was not fully funded by national government. This led to overspending of provincial budgets for two years and an accumulation of unauthorised expenditure amounting to R20.9 billion at the end of 2009/10 that needed to be cleared.

Cost-containment measures have enabled provinces to reallocate R5.7 billion to education and health

Cost-containment measures were strengthened by the action plan agreed to between the Minister of Finance and the members of executive councils for finance in January 2016. The plan focused on improving revenue collection, rationalising provincial entities, and reducing administrative personnel while protecting education and health frontline employees, and cutting spending on non-core goods and services. As a result, the number of provincial employees declined from 923 646 in

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CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES 2013 to 888 204 in 2017, and spending on those items classified as non-priority expenditure, which includes consultants, travel and legal fees, fell from R16.6 billion in 2016/17 to R16.1 billion in 2017/18. The savings realised from these measures have allowed provinces to reallocate R5.7 billion to education and health in their 2017/18 adjustment budgets. The reductions discussed above will affect service delivery by delaying the rollout of some housing, school and health infrastructure projects. And reducing the provincial equitable share will make it difficult for provinces to continue to maintain education and health priorities. In health, matters are compounded by the large number of unpaid invoices, which increased from R10.3 billion in 2016 to R13.8 billion in 2017, and rising medical negligence claims against the state. The value of claims against health departments grew from R43.1 billion in 2016 to R56.3 billion in 2017. Some of these claims relate to serious errors in clinical practice or hospital management, where there are compelling grounds for compensation. Others appear to be unjustified or excessive, however, and settling such claims would jeopardise government’s ability to invest in improved service delivery. Claims totalling R1.1 billion were settled between 1 April and 30 November 2017. Unpaid invoices relate mainly to the delivery of medicine, laboratory tests and medical supplies. The constrained fiscal environment makes it more difficult for provinces to pay outstanding bills. Where imported medicines are required, exchange rate volatility compounds the problem. However, provinces have been prioritising additional funding to the sector, and provincial and national health departments are working with treasuries on a three-year turnaround plan to improve financial management and governance. Some steps have already been taken, such as the Department of Health appointing a team of professionals to work with provinces on medical negligence claims. Rising level of unpaid bills and medical negligence claims puts pressure on health budgets 75 Improving delivery of provincial infrastructure In 2013, government introduced performance-based incentives for health and education infrastructure grants. The intention is to award financial incentives to provincial departments that successfully implement the infrastructure delivery management system, which covers legislative and regulatory requirements for planning, budgeting, procuring and managing infrastructure assets. The system has led to several improvements: • Increased focus on school maintenance, and compliance with norms and standards. • Better infrastructure planning, and consideration of cost-effective alternatives such as mobile service centres. •Improved quality of information, leading to better decision making and transparency, with financial and non-financial information published on the National Treasury website. • An increase in the number of built environment professionals in education and health infrastructure units. Since inception, the performance-based incentives have supported the successful completion of 913 schools, 112 clinics, 50 community health centres and 137 hospitals, all in accordance with applicable norms and standards. Over the next three years, the assessment criteria will be strengthened to include integrated planning between spheres of government, as well as on targeted urban areas.

2018 BUDGET REVIEW Municipal revenue and borrowing Allocations to the local government equitable share will continue to grow over the next three years, alongside a significant reduction in conditional grants. As a result, total direct allocations to local government grow at an annual average rate of 7.5 per cent over the MTEF period. An amount of R3.4 billion is added to the local government equitable share over the medium term. This will fully cover the increased municipal costs of providing free basic services to a growing number of households, and takes account of likely above-inflation increases in the costs of bulk water and electricity. The additions will also allow for faster increases in the allocations to poorer and rural municipalities through the redistributive components of the equitable share formula. Total direct allocations to local government grow at an annual average rate of 7.5 per cent over medium term Proposed reductions to the direct local government conditional grant allocations total R13.9 billion compared with the fiscal framework projections set out in the 2017 MTBPS. Indirect grants to local government have been reduced by an additional R2.2 billion. The most substantial reduction has been applied to the largest grant – the municipal infrastructure grant. However, the structure of the formula used to allocate this grant reduces the impact of reductions on smaller municipalities. Project-based grants, such as those in the electricity and water sectors, have identified projects that will be postponed as a result of the adjustments. These changes do not affect any water augmentation projects in drought-affected areas. Reductions to the public transport network grant are much larger in the outer years of the MTEF period, giving the Department of Transport and the National Treasury time to review the sustainability of public transport plans, and to assess whether some cities should put projects on hold while they revisit system design. Smaller cities face some of the same urban development challenges as major metropolitan areas. These cities will be eligible for a new integrated urban development grant from 2019/20. Cities will have to meet planning and performance criteria to receive the grant, which will be funded through a shift of funds from the municipal infrastructure grant. The new grant will require cities to plan for a programme of Sustainability of planned public transport schemes to be reviewed New grant will require cities to plan for a programme of infrastructure investment 76 Personnel spending may be crowding out the service-delivery impact of higher transfers The new local government equitable share formula, which is now fully in operation after being phased in over five years, is significantly more redistributive towards poorer and rural municipalities. Several municipalities received higher transfers as a result of the new formula. The National Treasury examined the budgets of 11 of these rural municipalities over the period 2012/13 to 2015/16 to see how they used their increased allocations. A large share of the higher transfers was absorbed by increased personnel spending. While these 11 municipalities saw their equitable share allocations grow at an average annual rate of 16.3 per cent, from a combined R1.6 billion in 2012/13 to R2.5 billion in 2015/16, personnel spending grew at an average annual rate of 19 per cent, from R879 million in 2012/13 to R1.5 billion in 2015/16. Staff numbers remained largely unchanged over the same period, implying that the increased spending resulted mainly from significantly higher wages for existing posts. The local government equitable share is an unconditional transfer as required by the Constitution, and it is up to elected municipal councils to determine how they use these funds in their budgets. Individual municipalities make different choices about their budget priorities, but this analysis demonstrates the risk that funds intended to support core functions and provide free basic services to poor households are not always used for these purposes. Communities are encouraged to engage with the choices made by their municipalities through municipal budget processes. User-friendly information on municipal budgets is available at www.municipalmoney.gov.za.

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES

infrastructure investment, funded from grants and own revenues, rather than just standalone projects. This approach will be piloted in uMhlathuze and Polokwane in 2018/19.

Table 6.5 Transfers to local government

R million	2017/18 Adjusted budget	2018/19	2019/20	2020/21	MTEF total
		Medium-term estimates			
Equitable share and related[1]	**57 012**	**62 732**	**68 973**	**75 683**	**207 389**
General fuel levy sharing with metros	**11 785**	**12 469**	**13 167**	**14 027**	**39 662**
Direct conditional grants	**43 781**	**43 258**	**44 773**	**47 752**	**135 783**
Municipal infrastructure	15 891	15 288	15 734	16 599	47 621
Water services infrastructure	3 329	3 481	3 669	3 871	11 021
Urban settlements development	11 382	11 306	11 881	12 534	35 721
Integrated national electrification programme	2 087	1 904	2 128	2 245	6 277
Public transport network	6 160	6 254	6 114	6 450	18 818
Neighbourhood development partnership	663	602	621	655	1 878
Regional bulk infrastructure	1 865	1 957	2 066	2 180	6 203
Local government financial management	502	505	533	562	1 599
EPWP integrated grant for municipalities	691	693	742	783	2 218
Other direct grants	1 210	1 268	1 285	1 872	4 426
Total direct transfers	**112 578**	**118 458**	**126 914**	**137 462**	**382 833**
Indirect transfers	**7 803**	**6 896**	**7 265**	**7 664**	**21 824**
Integrated national electrification programme	3 846	3 262	3 432	3 621	10 316
Neighbourhood development partnership	28	29	31	33	93
Regional bulk infrastructure	2 974	2 881	3 037	3 204	9 123
Water services infrastructure	852	608	642	678	1 928
Municipal systems improvement	103	115	122	128	365

1. Excludes provisional allocations
Source: National Treasury

Municipal financial management

Many municipalities continue to face financial and institutional problems that result in breakdowns in service delivery and mounting debts. As at end-September 2017, the 20 municipalities with the largest outstanding commitments owed creditors R17.4 billion, but had only R1.7 billion of cash on hand. Most of these debts are owed to Eskom and water boards. Protracted non-payment undermines the financial sustainability of these state-owned entities. National and provincial departments also owe municipalities, and the Department of Public Works is working to verify and settle these debts. To date, debts totalling R4 billion have been verified and departments have paid R1.6 billion owed.

Too many municipalities still fail to adopt credible budgets

Non-payment of creditors is a symptom of deeper underlying problems. These include weaknesses in revenue collection, and underinvestment in maintenance and renewal, which compromises the reliability of basic services. Too many municipalities also fail to adopt credible budgets, meaning that even if they stick to their budgeted plans, they will not be financially sustainable.

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2018 BUDGET REVIEW National and provincial treasuries work with municipalities during their budget preparation processes, advising them whether their draft budgets match planned expenditure, and whether they will have enough cash to meet their commitments. This process has met with some success. In 2017, only 125 municipalities tabled funded budgets, but after going through the budget benchmarking process with treasuries, the number increased to 145. But the problems run deeper. In 2017/18, 81 municipal councils voted to adopt budgets that they knew were not funded, making some form of financial distress inevitable. Because local government is autonomous, elected councils are responsible for determining and budgeting for municipal priorities. Neither national nor provincial government can force local governments to adopt different budgets, despite advising them that their proposed budgets are unfunded. Figure 6.1 Funded and unfunded municipal budgets* In current year, 81 municipal councils voted to adopt budgets they knew were not funded *Based on assessment of adopted budgets. Where budget schedules are incomplete, assessments are reflected as “undetermined.” The number of municipalities decreased to 257 from 278 in 2016 Source: National Treasury The causes of municipal financial crises are complex, and the response needs careful consideration. Government spends nearly R2 billion a year on municipal capacity support. National and provincial treasuries, and other departments, provide oversight and support through the system of cooperative governance. The National Treasury has established a municipal financial recovery service as required by the Municipal Finance Management Act (2003). While there is no shortage of capacity support, there is an opportunity to achieve better results from this system. As set out in the Constitution, those elected to lead local government are accountable to residents. To run financially sustainable operations, municipalities need to demonstrate the political will to implement the changes necessary to improve their performance. Where municipalities consistently fail to achieve their mandates, the Constitution provides that provinces and/or national government must intervene. Government spends nearly R2 billion a year on capacity support to municipalities If municipalities consistently fail to achieve their mandates, the Constitution provides for intervention 78 Number of municipalities FundedFunded with riskUnfundedUndetermined 280 240 200 160 120 80 40 0 2013/142014/152015/162016/172017/18 103 84 82 69 81 188 189 174 153 145

CHAPTER 6: DIVISION OF REVENUE AND SPENDING BY PROVINCES AND MUNICIPALITIES Government will introduce a conditional grant in the outer years of the 2018 MTEF to help municipalities facing financial crises. It will only be available to local governments that have demonstrated the political will to implement reforms necessary to turn themselves around. The grant, accompanying support and intervention measures under section 139 of the Constitution, will be designed and consulted on during 2018. 79 Responding to the impact of drought Severe drought conditions are affecting large parts of the country, and placing extreme strain on the supply of water to the nearly 4 million people in the City of Cape Town. Some smaller towns in the Northern Cape, Eastern Cape and Western Cape, as well as Nelson Mandela Bay Metro, are also facing severe water shortages. The drought has been classified as a national disaster by the National Disaster Management Centre. Government is committed to managing available supply to ensure basic needs are met, while implementing plans to improve long-term sustainability in a water-stressed country. National government has been working with municipalities to respond effectively to the crisis. The appropriate immediate response to a drought of this kind is to severely curtail water usage, protect catchments, carefully recalibrate allocations and augment supply where possible. Severely reduced agricultural and urban water use will require a concerted, cooperative intergovernmental approach. While the City of Cape Town has implemented measures such as punitive tariffs, flow restrictions, pressure management and water-loss reduction programmes, most residents of the city have also demonstrated great civic responsibility in curtailing their own water use. This is a result of expanded public awareness of the crisis, resulting in households examining and radically reducing their own consumption patterns. If the city’s targeted water saving is achieved and there is some winter rain, then a “day-zero” scenario can be avoided. Although Cape Town has halved its summer usage from 1.2 billion litres per day to below 600 million litres per day, usage must be further reduced to 450 million litres per day over the remaining summer and autumn months (up to July 2018). A lengthy interruption of urban water supply would threaten public health and negatively affect most economic activities. In Cape Town, it is not possible to build new water supply capacity at scale to significantly alleviate the short-term effects of the drought. Temporary small-scale desalination capacity is costly, and will not make a material difference to supply in time, as confirmed by international experts. The City of Cape Town and the Department of Water and Sanitation must agree on plans to develop groundwater resources, and build permanent wastewater reuse and/or desalination capacity, at an appropriate scale and in a cost-effective manner. Expertise in contracting large projects developed through the renewable energy programme has been made available to the city in procuring capacity on a larger scale. Government stands ready to provide financial assistance where necessary: •A provisional allocation of R6 billion has been set aside in 2018/19 for drought relief in several provinces, to assist the water sector and to augment public investment projects supported by improved infrastructure planning. Some of these funds may be allocated to support water augmentation projects in an adjustment budget, though in time the full costs of new schemes will have to be recovered from water users through tariffs. •The Division of Revenue Act allows for conditional grant funds to be reallocated for disaster relief. Such additional funding could be used in 2017/18 for immediate interventions such as accelerating groundwater development. •Disaster relief grants for provinces and municipalities worth R423.7 million in 2017/18 and R472.9 million in 2018/19 can be rapidly released to assist in an emergency. •If agricultural employment is seriously destabilised, government can temporarily increase intake on the Working for Water programme. These short-term jobs will provide a substitute employment option, while helping to improve runoff in catchment areas by removing alien vegetation. These additional sources of funding complement work already being done by national, provincial and local government from their existing budgets. These include substantial reprioritisations within municipalities to fund water augmentation projects, and conservation and demand management. The national departments of Labour and Social Development will provide assistance to communities affected by agricultural job losses. South Africa is a water-scarce country. The draft National Water and Sanitation Master Plan published for consultation by the Department of Water and Sanitation notes that average daily consumption is 237 litres of water per person, well above the global average of 173 litres. This is despite the highly unequal pattern of water usage, with poor South Africans using far less water than wealthier suburban residents. Given the risks associated with climate change, the country must reduce consumption and make greater use of groundwater and desalination. Municipalities need to reduce leakages from their reticulation networks. Consumers will have to adjust to paying tariffs that reflect the value of water as a precious resource.

2018 BUDGET REVIEW Urban renewal and growth For some years, government has recognised the centrality of urban reform in boosting inclusive economic growth. The Integrated Urban Development Framework sets out the policy commitment to work with the private sector, communities and others to improve the productivity of South Africa’s urban areas. The National Treasury has commissioned an urbanisation review, drawing on global methodologies and expertise, to explore the challenges facing South Africa’s cities. The results of the review are expected to be published in the next few months. The Cities Support Programme has worked across national departments and metropolitan municipalities on a programme to strengthen the metros as enablers of faster, more inclusive economic growth. At the core of this programme are efforts to reduce the social, economic and spatial divisions that continue to fragment urban economies, and the rapidly rising costs of congestion. To date, there has been significant progress in: Cities Support Programme working to scale up delivery of public transport and housing financing arrangements • Aligning metropolitan plans to spatially targeted investment programmes that supports transit-oriented urban development. Preparing a portfolio of catalytic projects in each metro that will support higher density and integrated land development. Revising public transport and housing financing arrangements to scale up delivery of specific programmes, such as bus rapid transit systems and informal settlement upgrading programmes. • • • Streamlining business. regulatory approvals to reduce the cost of doing 80 Regulatory changes to help municipalities leverage their own revenue Municipalities have the potential to increase their investments in the infrastructure needed to support growth, despite reductions to infrastructure grants. They can do this by leveraging their own-revenue sources through borrowing. Although the total value of outstanding long-term municipal debt increased to R66.3 billion in the first quarter of 2017/18, the proportion of municipal capital budgets funded from borrowing has fallen from 24 per cent in 2008/09 to 15 per cent in 2016/17. Regulatory changes can help municipalities make better use of their own-revenue potential. A 2015 study by the National Treasury estimated that half of the R15 billion annual increase in municipal infrastructure spending needed to support growth could be funded through development charges. Government will soon table amendments to the Municipal Fiscal Powers and Functions Act (2007) that will clarify the rules for levying these charges, so that developers pay the full costs of the additional infrastructure needed to supply them with municipal services. The National Treasury is also updating the policy framework on municipal borrowing. Changes to the clauses of the Division of Revenue Bill (2018) remove provisions that only allowed municipalities to borrow against future grant transfers for three years and required an onerous approval process. Instead, municipalities will be able to borrow against all their future revenues, subject to the requirements of the Municipal Finance Management Act. The National Treasury publishes a quarterly Municipal Borrowing Bulletin at www.treasury.gov.za/mfma.

7 Government debt and contingent liabilities Overview Oborrowing requirement and higher financing costs. In response to ver the past year, government has maintained a prudent approach Prudent debt management enabled government to adjust to increase in borrowing requirement to debt management as it adjusted to an increase in the major fiscal decisions taken in recent months, the medium-term borrowing requirement has declined substantially from projections set out in the 2017 Medium Term Budget Policy Statement (MTBPS). Investor confidence also improved following political developments in December 2017, leading to a stronger exchange rate and lower government funding costs. Government’s borrowing requirement consists of the difference between revenue and expenditure, and payments for maturing debt. The gross borrowing requirement in 2017/18 was R246 billion, consisting of 81 In brief •Government adjusted its debt management strategy during 2017/18 to finance a large revenue shortfall. Compared with the 2017 Budget projection, the gross borrowing requirement for 2017/18 increased by R25.1 billion to a total of R246 billion. •Demand for government debt remains robust, despite two sovereign credit-rating downgrades during 2017. •Net debt is expected to be R2.28 trillion in 2017/18, or 48.6 per cent of GDP, increasing to R3.03 trillion, or 52.2 per cent of GDP in 2020/21. Net debt is expected to stabilise at 53.2 per cent in 2023/24. •Debt-service costs have increased to an estimated R163.2 billion in 2017/18, or 3.5 per cent of GDP, and are projected to increase to R213.9 billion, or 3.7 per cent of GDP, in 2020/21. •Deep and liquid domestic capital markets will remain government’s main source of borrowing. The debt portfolio remains well structured with an emphasis on longer-dated loans. •Eskom, independent power producers and the Road Accident Fund account for the majority of government’s contingent liabilities.

2018 BUDGET REVIEW

R217.3 billion for the budget deficit and R28.7 billion for debt repayments. Government finances most of its borrowing through South Africa's deep and liquid domestic capital markets. In addition, the country is well integrated into global capital markets, which enables foreign-currency borrowing at reasonable rates. The international appetite for South African debt remains strong.

Rating downgrades stemmed from concerns about low growth and policy uncertainty

During 2017, two rating agencies downgraded South Africa's credit ratings, which contributed to heightened volatility in the domestic capital markets. The agencies and international investors share persistent concerns over South Africa's low economic growth, policy uncertainty and a combination of governance failures and weak balance sheets at state-owned companies. Government has begun to address these matters more decisively to ensure continued investment flows and funding at reasonable rates.

Table 7.1 South Africa's current sovereign credit ratings

Rating agency	LTFC[1]	LTLC[2]	Outlook
Fitch Ratings	BB+ (Sub-investment grade)	BB+ (Sub-investment grade)	Stable
Moody's Investors Service	Baa3 (Investment grade)	Baa3 (Investment grade)	Negative
Ratings & Investment Information, Inc.	BBB (Investment grade)	BBB+ (Investment grade)	Negative
S&P Global Ratings	BB (Sub-investment grade)	BB+ (Sub-investment grade)	Stable

1. LTFC = Long-term foreign-currency rating 2. LTLC = Long-term local-currency rating
Source: Ratings agencies

Financing strategy

Government's financing strategy is a framework to fund borrowing in a sustainable and affordable manner. The strategy outlines risk management, debt issuances, maturities and the funding instruments to be used.

In 2018/19, the total borrowing requirement will be R224.2 billion. The requirement will be funded through three main sources: short-term borrowing, which consists of Treasury bills (with maturities of 12 months or less) and loans from the Corporation for Public Deposits; long-term loans, which include fixed-rate, inflation-linked and retail savings bonds; and foreign-currency loans. The use of multiple borrowing sources helps to diversify government's debt portfolio.

Managing refinancing risk is a central requirement over the medium term

One of the central requirements over the medium term is to manage refinancing risks arising from a high level of debt redemptions. Over the next three years, redemptions amount to R197.4 billion, compared with R133.8 billion over the past three years. As a result, government will continue its bond-switch programme, which exchanges shorter-dated bonds for bonds with longer maturities.

Treasury bills and loans from the Corporation for Public Deposits are used to finance the borrowing requirement and to manage in-year cash flows. To diversify funding sources, government will explore a rand-denominated Islamic bond in 2018/19. In addition, government will

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increase the variation in maturities across inflation-linked and fixed-rate bonds by considering issuing a new bond in each category.

The National Treasury has been working with the Johannesburg Stock Exchange, the Reserve Bank, STRATE, primary dealer banks and the World Bank to develop an electronic trading platform for government bonds. The pilot phase will be launched in 2018/19. The platform is expected to increase liquidity and transparency, and to reduce funding costs, by simplifying access to government bonds.

The main risks to the financing strategy are:

- The fiscal position. Increases in the fiscal deficit or calls on guarantees to, or bailouts for, state-owned companies would increase the budget deficit, and government debt and borrowing costs.
- Inflation and exchange rate risk. Unexpected increases in inflation or depreciation of the exchange rate would increase the cost of outstanding inflation-linked or foreign-currency bonds.
- Further sovereign credit-rating downgrades. A downgrade by Moody's into a sub-investment grade rating would exclude South Africa from the Citi World Government Bond Index. This will trigger compulsory bond sell-offs by some institutional investors.
- Higher global interest rates. Monetary policy tightening in developed countries could make South African bonds less attractive by reducing the interest rate differential, leading to capital outflows or volatility.

To manage these risks, government maintains a set of strategic portfolio risk benchmarks that help to ensure that the debt structure is sustainable. These benchmarks, established in 2014/15 for a period of five years, will be reviewed in 2018/19. Government expects that the debt metrics will remain within their ranges or limits through 2018/19.

Table 7.2 Performance against strategic portfolio risk benchmarks

Description	Benchmark range or limit	2017/18 Estimates	2018/19 Estimates
Benchmark[1]			
Treasury bills as % of domestic debt	15	13.0	12.1
Long-term debt maturing in 5 years as % of fixed-rate bonds and inflation-linked bonds	25	12.9	14.9
Inflation-linked bonds as % of domestic debt	20-25	22.8	23.3
Foreign debt as % of total debt	15	8.9	9.8
Weighted term-to-maturity of fixed-rate bonds and Treasury bills (years)	10-14	13.2	13.0
Weighted term-to-maturity of inflation-linked bonds (years)	14-17	15.2	14.3
Other indicators (weighted average)[2]			
Term-to-maturity of total debt (years)		15.1	14.5
Term-to-maturity of foreign debt (years)		10.2	9.2

1. Excludes borrowing from the Corporation for Public Deposits, retail savings and zero-coupon bonds
2. Indicators without specific benchmarks
Source: National Treasury

Borrowing performance and projections

During 2017/18, the budget deficit increased sharply relative to projections in the 2017 Budget. While the deficit rose by R50.5 billion, this was partially offset by a reduction in loan redemptions. As a result,

Gross borrowing requirement for 2017/18 was 5.2 per cent of GDP

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2018 BUDGET REVIEW

the final gross borrowing requirement rose by R25.1 billion, from a projected R220.9 billion to R246 billion for 2017/18, or from 4.7 per cent to 5.2 per cent of GDP.

Table 7.3 Financing of national government gross borrowing requirement[1]

	2016/17	2017/18		2018/19	2019/20	2020/21
R million	Outcome	Budget	Revised	Medium-term estimates		
Main budget balance	**-167 589**	**-166 798**	**-217 345**	**-191 054**	**-204 785**	**-214 797**
Redemptions	**-73 040**	**-54 078**	**-28 698**	**-33 192**	**-96 762**	**-67 480**
Domestic long-term loans	-57 350	-49 514	-24 577	-31 084	-51 347	-56 228
Foreign loans	-15 690	-4 564	-4 121	-2 108	-45 415	-11 252
Total	**-240 629**	**-220 876**	**-246 043**	**-224 246**	**-301 547**	**-282 277**
Financing						
Domestic short-term loans	**40 507**	**21 000**	**33 000**	**14 200**	**22 700**	**30 000**
Treasury bills (net)	40 502	21 000	43 000	4 200	22 700	30 000
Corporation for Public Deposits	5	–	-10 000	10 000	–	–
Domestic long-term loans	**174 034**	**191 500**	**193 800**	**191 000**	**200 500**	**208 900**
Market loans	175 070	191 500	195 274	191 000	200 500	208 900
Loans issued for switches	-1 036	–	-1 474	–	–	–
Foreign loans	**52 070**	**29 600**	**33 895**	**38 040**	**39 210**	**40 650**
Market loans	50 959	29 600	33 895	38 040	39 210	40 650
Loans issued for switches	1 111	–	–	–	–	–
Change in cash and other balances[2]	**-25 982**	**-21 224**	**-14 652**	**-18 994**	**39 137**	**2 727**
Cash balances	-26 216	-25 443	-22 071	-23 085	35 099	-1 286
Other balances[3]	234	4 219	7 419	4 091	4 038	4 013
Total	**240 629**	**220 876**	**246 043**	**224 246**	**301 547**	**282 277**
Percentage of GDP	*5.5%*	*4.7%*	*5.2%*	*4.5%*	*5.6%*	*4.9%*

1. A longer time series is presented in Table 1 of the statistical annexure at the back of the Budget Review
2. A positive value indicates that cash is used to finance part of the borrowing requirement
3. Differences between funds requested and actual cash flows of national departments
Source: National Treasury

Loan redemptions for 2017/18 were reduced by R24.4 billion due to government's bond-switch programme. In addition, the programme reduced redemptions by R26.2 billion over the medium term. Domestic and global demand for South African government debt remained strong. Additional Treasury bills were issued in anticipation of a higher budget deficit and seasonal cash flow pressures in the fourth quarter of 2017. In addition, government raised US$2.5 billion in foreign loans, of which US$388 million is advance funding for future commitments (prefunding).

Gross borrowing requirement expected to peak at R301.6 billion in 2019/20

The gross borrowing requirement is expected to peak at R301.6 billion in 2019/20 due to high domestic and foreign debt redemptions. Although redemptions remain relatively large over the medium term, the main budget balance constitutes a much larger proportion of the borrowing requirement. The main budget is expected to approach a primary balance by 2020/21 and to move into surplus thereafter.

Domestic short-term borrowing

Short-term loans are largely stable at about 12 per cent of debt stock. Distribution of these loans is spread between a highly liquid Corporation for Public Deposits borrowing facility and Treasury bills. During 2017/18, government issued an additional R22 billion in Treasury bills relative to 2017 Budget projections. This met short-term funding pressures and helped finance the higher borrowing requirement. Government also reduced borrowing from the Corporation for Public Deposits by

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CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES R10 billion to R17.2 billion. In 2018/19, net Treasury bill issuance is expected to decline significantly, reaching R297.2 billion by year-end, which will reduce short-term refinancing risk. Borrowing from the Corporation for Public Deposits will increase to R27.2 billion. Table 7.4 Domestic short-term borrowing Source: National Treasury Domestic long-term borrowing Long-term loans denominated in rands are government’s primary debt instrument, accounting for 78.9 per cent of the debt stock. Table 7.5 Domestic long-term borrowing, 2017/18 As at 31 January 2018 Cash value (R million) Average yield (%) Average bid-to-cover ratio (times) Bond code (coupon rate; maturity) Fixed-rate1 R2023 (7.75%; 2023) R186 (10.5%; 2025/26/27) R2030 (8%; 2030) R213 (7%; 2031) R2032 (8.25%; 2032) R2035 (8.88%; 2035) R209 (6.25%; 2036) R2037 (8.5%; 2037) R2040 (9%; 2040) R214 (6.5%; 2041) R2044 (8.75%; 2043/44/45) R2048 (8.75%; 2047/48/49) Retail Inflation-linked I2025 (2%; 2025) I2029 (1.88%; 2029) I2033 (1.88%; 2033) I2038 (2.25%; 2038) I2046 (2.5%; 2046) I2050 (2.5%; 2049/50/51) Retail 125 219 7 953 6 432 8 651 3 386 9 876 13 262 3 305 5 350 18 587 1 197 20 442 24 614 2 164 32 176 5 332 5 333 5 899 2 900 6 135 6 533 44 9.5 7.9 8.8 9.2 9.4 9.5 9.6 9.7 9.9 9.9 9.7 9.9 9.8 7.8 2.6 2.5 2.6 2.6 2.6 2.5 2.8 3.3 3.8 4.2 3.3 2.3 3.4 3.0 3.7 3.5 2.9 4.1 2.8 3.2 2.2 2.4 1.9 2.7 1.1 1.8 157 395 Total 1. Includes non-competitive auction allocations of R22.2 billion Source: National Treasury Between April 2017 and January 2018, government issued R157.4 billion in long-term domestic bonds: R123 billion in fixed-rate bonds, R2.2 billion 85 2017/18 2018/19 2017/182018/19 OpeningNetClosing R millionbalancechangebalance Net Closing changebalance Weekly auction estimates Corporation for27 199-10 00017 199 Public Deposits Treasury bills249 97043 000292 970 91-days37 719-10 80926 910 182-days54 7492 08456 833 273-days70 08018 86888 948 364-days87 42232 857120 279 10 00027 199 4 200297 170 -91026 000 36757 200 -41888 530 5 161125 440 8 2008 880 1 8002 000 2 0002 200 2 1002 270 2 3002 410 Total277 16933 000310 169 14 200324 369

2018 BUDGET REVIEW in retail savings bonds and R32.2 billion in inflation-linked bonds. Weekly bond auction amounts increased in November 2017 to meet the higher borrowing requirement. The auction amounts will be reduced in 2018/19 as these requirements begin to decline. Figure 7.1 Maturing redemptions Source: National Treasury Over the next three years, scheduled debt redemptions of domestic and foreign loans are set to total R197.4 billion, of which R96.8 billion is due in 2019/20. The bond-switch programme will continue to reduce redemptions to levels that do not severely affect market liquidity. Non-resident holdings By the end of 2017, global investors held 41.4 per cent of domestic government bonds, a nominal increase of R147.8 billion earlier. Figure 7.2 Ownership of domestic government bonds from a year Source: Share Transactions Totally Electronic 86 Per cent R billion 2017/18 2018/19 2019/20 2020/21 2021/22 2022/23 2023/24 2024/25 2025/26 100 9 90 80 70 60 50 40 30 20 10 0 2011 2012 2013 2014 2015 2016 2017 International investors Pension funds Monetary institutions InsurersOther financial institutions Other 140 120 100 80 60 40 DomesticForeign 20 0

CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES

The rise in non-resident holdings is partly a result of extremely low interest rates in advanced economies, which has prompted global investors to look for higher yields in developing countries. South Africa's sophisticated capital markets and strong institutions also support continued investment flows.

International borrowing

In September 2017, government started to fully finance its foreign-currency commitments by borrowing in global capital markets. This marked a shift from previous practice. The rand value of this international debt fluctuates with exchange rates, which is why the strategic risk portfolio benchmark limits foreign-currency debt to 15 per cent of the total portfolio. This debt currently stands at 8.8 per cent, and is expected to remain within the limit over the medium term.

Government now fully financing foreign-currency commitments by borrowing in global capital markets

Funding foreign-currency commitments

Government has various commitments that must be paid in foreign currency. These include foreign-currency loans and associated interest, subscription fees to multilateral organisations such as the International Monetary Fund, and obligations such as contributions to the New Development Bank. In addition, the Department of International Relations and Cooperation and other government agencies require foreign currency to implement their mandates.

During 2017, in response to the higher gross borrowing requirement, government decided to change the funding structure for these commitments. Previously, government had borrowed in the domestic market to buy foreign currency, as well as borrowing directly in foreign capital markets. Over the period ahead, government will not borrow in the domestic market to fund such commitments. This shift is expected to reduce funding pressures in the domestic market by about R13 billion in each of the next three years.

To meet foreign-currency commitments fully, government has increased its foreign financing levels to US$9 billion over the next three years. Government will continue to build up cash for a large redemption of US$3.5 billion due in 2019/20. By 31 January 2018, US$1.4 billion of cash had been accumulated.

Table 7.6 Foreign-currency commitments and financing

US$ million	2016/17	2017/18	2018/19	2019/20	2020/21
	Outcome	Estimate	Medium-term estimates		
Commitments					
Redemptions	-1 079	-311	-166	-3 475	-830
Interest	-724	-911	-1 129	-1 235	-1 245
Departmental	-806	-890	-900	-900	-950
Total	**-2 609**	**-2 112**	**-2 195**	**-5 610**	**-3 025**
Financing					
Loans	3 523	2 500	3 000	3 000	3 000
Purchases	256	–	–	–	–
Change in cash balances[1]	-1 170	-388	-805	2 610	25
Total	**2 609**	**2 112**	**2 195**	**5 610**	**3 025**

1. A positive value indicates that cash is used to finance part of the borrowing requirement

Source: National Treasury

Cash balances

Government's total cash holdings, which consist of deposits held at commercial banks and the Reserve Bank, stood at R204.3 billion at the end of 2016/17. As Table 7.7 shows, these balances have increased sharply to prefund large foreign currency commitments due in 2019/20. Following this redemption, cash balances will decline to R215.6 billion by

Cash balances to decline following 2019/20 redemption

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2018 BUDGET REVIEW

the end of 2020/21. Of this total, almost 77 per cent, or R165.6 billion, constitutes official foreign exchange reserve deposits made with the Reserve Bank, which is available for government use as bridging finance.

Table 7.7 Change in cash balances

	2016/17	2017/18		2018/19	2019/20	2020/21
R million	Outcome	Budget	Revised	Medium-term estimates		
Rand currency						
Opening balance	112 249	112 157	110 262	112 157	117 157	117 157
Closing balance	110 262	112 157	112 157	117 157	117 157	117 157
of which:						
Tax and loan accounts	*43 105*	*45 000*	*45 000*	*50 000*	*50 000*	*50 000*
Change in rand cash balance[1] (opening less closing balance)	1 987	–	-1 895	-5 000	–	–
Foreign currency[2]						
Opening balance	65 785	95 056	93 988	114 164	132 249	97 150
Closing balance	93 988	120 499	114 164	132 249	97 150	98 436
US$ equivalent	*8 615*	*9 399*	*9 104*	*10 007*	*7 491*	*7 558*
Change in foreign currency cash balance[1] (opening less closing balance)	-28 203	-25 443	-20 176	-18 085	35 099	-1 286
Total change in cash balances[1]	-26 216	-25 443	-22 071	-23 085	35 099	-1 286
Total closing cash balance	204 250	232 656	226 321	249 406	214 307	215 593
of which:						
Operational cash[3]	*54 037*	*66 525*	*62 430*	*79 008*	*50 000*	*50 000*
Official reserves[4]	*150 213*	*166 131*	*163 891*	*170 398*	*164 307*	*165 593*

1. A positive value indicates that cash is used to finance part of the borrowing requirement
2. Rand values at which foreign currency was purchased or borrowed
3. Deposits in rands and US dollars to meet government's commitments
4. Deposits in rands and US dollars made with the Reserve Bank to increase official foreign exchange reserves
Source: National Treasury

Government debt and debt-service costs

National government debt

Government debt is determined primarily by past borrowing requirements. It is also affected by changes in inflation and exchange rates. Table 7.8 summarises the distribution and stock of national government debt, which remains well-structured but has increased relative to the 2017 Budget.

Net loan debt is expected to increase to R3.03 trillion, or 52.2 per cent of GDP, over the medium term

Net loan debt is expected to increase to R3.03 trillion, or 52.2 per cent of GDP, over the medium term. By the end of this period, instruments with a maturity of more than one year will make up 78.9 per cent of debt stock and foreign-denominated bonds account for 9.6 per cent of debt stock.

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CHAPTER 7: GOVERNMENT DEBT AND CONTINGENT LIABILITIES Table 7.8 Total national government debt1 1. A longer time series is given in Table 10 of the statistical annexure at the back of the Budget Review 2. Estimates include revaluation based on National Treasury's projections of inflation and exchange rates Source: National Treasury In 2017/18, the stock of debt increased by R273.2 billion. The main budget deficit accounted for R217.4 billion of this increase. Upward revaluation of inflation-linked bonds was partly offset by the appreciation of the exchange rate. Table 7.9 Analysis of annual increase in gross loan debt 1. Revaluation based on National Treasury projections of inflation and exchange rates 2. A negative value indicates that cash is used to finance part of the borrowing requirement Source: National Treasury National government debt-service costs The cost of servicing government debt is influenced by the volume of debt, new borrowing and macroeconomic variables such as interest, inflation and exchange rates. Table 7.10 National government debt-service costs Source: National Treasury 89 2016/17 R millionOutcome 2017/18 BudgetRevised 2018/192019/202020/21 Medium-term estimates Domestic loans135 614 Short-term21 669 Long-term113 945 Foreign loans10 883 148 078151 292 22 98324 796 125 095126 496 14 27511 863 165 754181 477196 937 22 84824 62826 526 142 906156 849170 411 14 37016 18716 922 Total146 497 162 353163 155 180 124197 664213 859 As percentage of: GDP3.3 Expenditure11.2 Revenue12.9 3.43.5 11.511.6 13.113.7 3.63.73.7 11.912.112.2 13.613.813.9 2016/17 R millionOutcome 2017/18 Estimate 2018/192019/202020/21 Medium-term estimates Budget deficit167 589 Discount on loan transactions14 359 Revaluation of inflation-linked bonds128 328 Revaluation of foreign-currency debt1-22 340 Change in cash and other balances225 982 217 345 22 797 36 996 -18 563 14 652 191 054204 785214 797 12 6607 0197 684 28 93931 43336 881 12 8218 59910 100 18 994-39 137-2 727 Total213 918 273 227 264 468212 699266 735 End of period2016/17 R billionOutcome 2017/18 Estimate 2018/192019/202020/21 Medium-term estimates Domestic loans22 020 Short-term277 Long-term1 743 Fixed-rate1 300 Inflation-linked443 Foreign loans2213 2 286 310 1 976 1 449 527 220 2 5022 7122 940 324347377 2 1782 3652 563 1 5841 7001 818 594665745 269271310 Gross loan debt2 233 Less: National Revenue Fund bank-225 balances 2 506 -221 2 7712 9833 250 -244-215-220 Net loan debt2 008 2 285 2 5272 7683 030 As percentage of GDP: Gross loan debt50.7 Net loan debt45.6 53.3 48.6 55.155.356.0 50.351.452.2

2018 BUDGET REVIEW In 2017/18, debt-service costs have been revised upwards by R802 million due to the higher borrowing requirement. Exchange rate appreciation, however, reduced the debt-service costs on foreign loans. Debt-service costs are also revised upwards over the medium term. As a share of GDP, these costs are stable, averaging 3.7 per cent. On average, 13.8 per cent of revenue will be used for debt service over the next three years. On average, 13.8 per cent of revenue will go to debt service over next three years Contingent liabilities Government closely monitors the status of its contingent liabilities – commitments that may give rise to financial obligations in future – and other fiscal state-owned partnerships obligations. These obligations include guarantees to companies, independent power producers, public-private and provisions for multilateralinstitutions. Any underfunding of social security funds (according to their actuarial valuations) also constitutes an obligation. Levels of contingent liability risk vary, as do the likelihood of default and callability (when creditors call on the guarantee). To improve monitoring and reduce the risk of these liabilities materialising, government has been working with the World Bank to improve assessment methodologies. In addition, government is developing a framework to reduce new guarantees to state-owned companies. The financial position of state-owned companies is discussed in Chapter 8. Details of contingent liabilities and other obligations are shown in Table 11 of the statistical annexure. Government is developing a framework to reduce new guarantees to state-owned companies Government guarantees and other liabilities A guarantee is a commitment to take responsibility for a loan in the event of default. It enables the beneficiary to access funding that would otherwise be unavailable, or to borrow at a lower cost. A high level of contingent liabilities can lead to a higher risk premium on (and increased costs of) sovereign debt. Government is committed to reducing guarantees as part of its efforts to maintain prudent levels of liabilities. Changes in government’s guarantee profile in 2017/18 were as follows: Eskom, SAA, the South African Post Office and Denel required guarantees or recapitalisation during 2017/18 • Eskom used an additional R18 billion of its guarantee and is expected to use R17.9 billion annually over the medium term. The unallocated portion of Eskom’s R350 billion guarantee framework agreement, which amounted to R96 billion, was extended to 2023. Government recapitalised South African Airways (SAA) by R10 billion to redeem maturing debt and provide working capital. While SAA’s guarantee exposure decreased by R6 billion, the airline’s guarantee facilities were not reduced and remain at R19.1 billion. The South African Post Office was recapitalised by R3.7 billion, which reduced its guarantee exposure to R400 million. The R3 billion guarantee to the Reserve Bank, which formed part of the African Bank bailout in 2014/15, expired in March 2017 without being called on. A guarantee of R1.2 billion provided to the Passenger Rail Agency of South Africa expired. • • • • 90

- Guaranteed debt worth R2.2 billion for the Trans-Caledon Tunnel Authority matured during 2017/18, which reduced the authority's exposure.
- The R1.9 billion guarantee to Denel was extended to September 2018. Denel was granted an additional R580 million guarantee in December 2017 to meet short-term cash requirements. This brings Denel's total guarantees to R2.4 billion.
- Total guarantees to the Land Bank declined by R1.5 billion as a guarantee matured without being called on.

Table 7.11 Government guarantee exposure[1]

	2015/16		2016/17		2017/18	
R billion	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**	**Guarantee**	**Exposure[2]**
Public institutions	**469.9**	**255.8**	**475.7**	**290.4**	**466.0**	**300.4**
of which:						
Eskom	*350.0*	*174.6*	*350.0*	*202.8*	*350.0*	*220.8*
SANRAL	*38.9*	*27.2*	*38.9*	*29.4*	*38.9*	*30.1*
Trans-Caledon Tunnel Authority	*25.8*	*21.2*	*25.6*	*20.9*	*25.7*	*18.7*
South African Airways	*14.4*	*14.4*	*19.1*	*17.8*	*19.1*	*11.8*
Land and Agricultural Bank of South Africa	*6.6*	*5.3*	*11.1*	*3.8*	*9.6*	*6.6*
Development Bank of Southern Africa	*13.9*	*4.4*	*12.5*	*4.1*	*12.3*	*4.2*
South African Post Office	*4.4*	*1.3*	*4.4*	*4.0*	*0.4*	*0.4*
Transnet	*3.5*	*3.8*	*3.5*	*3.8*	*3.5*	*3.8*
Denel	*1.9*	*1.9*	*1.9*	*1.9*	*2.4*	*2.3*
South African Express	*1.1*	*0.5*	*1.1*	*0.8*	*0.8*	*0.8*
Industrial Development Corporation	*2.0*	*0.2*	*0.4*	*0.2*	*0.5*	*0.1*
South African Reserve Bank	*3.0*	*–*	*3.0*	*–*	*–*	*–*
Independent power producers	**200.2**	**114.0**	**200.2**	**125.8**	**200.2**	**122.2**
Public-private partnerships[3]	**10.3**	**10.3**	**10.0**	**10.0**	**9.6**	**9.6**

1. A full list of guarantees is given in Table 11 of the statistical annexure in the Budget Review
2. Total amount of borrowing and accrued interest for the period made against the guarantee
3. These amount only include the national and provincial PPP agreements
Source: National Treasury

Guarantees to some state-owned companies remain a major risk to the fiscus.

Guarantees to independent power producers

Contingent liability risks for independent power producers are very low

Power-purchase agreements between Eskom and independent power producers are classified as contingent liabilities in line with global standards. These liabilities can materialise in two ways. If Eskom cannot afford to buy power as stipulated in the power-purchase agreements, government will have to loan the utility money to honour the agreements. Government would also be liable if it terminated such agreements owing to a change in legislation or policy. Both outcomes are unlikely, and the risk of this contingent liability materialising is low.

Government has committed to procure up to R200 billion in renewable energy from independent power producers. The value of signed projects, which represents government's exposure, is expected to amount to

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2018 BUDGET REVIEW R122.2 billion by March 2018. Exposure is expected to decrease to R97.6 billion in 2020/21. Guarantees to public-private partnerships Contingent liability exposure from public-private partnerships arises mainly from government’s obligation to a private party in the case of a contract termination. It also occurs if government has agreed to top up a shortfall if the project does not generate the minimum revenue set out in a contract with the private party. During 2017/18, contingent liabilities from public-private partnerships decreased by about R469 million to R9.6 billion. Total exposure is expected to reach R7.4 billion in 2020/21. Additional information is provided in Annexure E. Provisions for multilateral institutions South Africa subscribes to shares in multilateral institutions such as the International Monetary Fund, the African Development Bank and the World Bank, and contributes capital to the New Development Bank. Government has an obligation to recapitalise these institutions if they run into financial difficulty by paying for shares that are subscribed but not paid for. The risk of this happening is very low. Provisions for multilateral institutions are R213.2 billion for 2017/18, and are expected to reach R290.8 billion in 2020/21. Provisions for multilateral institutions at R213.2 billion for 2017/18 Other contingent liabilities Government’s other obligations are shown in Table 11 of the statistical annexure. They include a commitment to the Export Credit Insurance Corporation of South Africa, reflecting the net underwriting exposure of the company and its total assets. This commitment is forecast to reach R18.3 billion in 2017/18. The contingent liability for post-retirement medical assistance to government employees is unchanged from the previous year at R69.9 billion. This reflects the estimated present value of government’s future commitment for state employees. Legal claims against government departments are estimated at R35 billion. Obligations for the Road Accident Fund have increased by R9.7 billion to R189.2 billion. These obligations include the provision for claims that are deemed to have happened before the valuation date, but which are not yet registered on the claims’ system. Chapter 8 provides additional information on the Road Accident Fund and its proposed replacement. Road Accident Fund obligations increased to R189.2 billion Net valuation profits and losses Government’s largest contingent asset is the Gold and Foreign Exchange Contingency Reserve Account. This account reflects profits and losses on gold and foreign exchange reserves, held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks. The balance on this account is split into transactions with cash flow and non-cash flow valuations. Due to the appreciation of the rand, unrealised gains are expected to amount to R209.4 billion by end-March 2018, a decline of R21.8 billion compared with 2016/17. In 2017/18, government settled a realised loss of R225 million. Losses of R135 million are projected for 2018/19. Losses of R135 million projected on Gold and Foreign Exchange Contingency Reserve Account 92

8 Financial position of public-sector institutions Overview Waccelerate national development. Such entities also form a ell managed, financially stable public institutions can support Well managed, financially stable public-sector institutions contribute to national development economic transformation and strengthen the state’s ability to financially significant component of the public sector. State-owned companies, development finance institutions, social security funds and other entities generally operate without direct support from the National Revenue Fund, although in some cases their enabling statutes provide for contributions from appropriated funds. In 2016/17, state-owned companies contributed R95.2 billion of the public sector’s total R249.9 billion infrastructure spending. The main development finance institutions issued loans totalling R28 billion. The 93 In brief •The combined profitability of state-owned companies, measured by return on equity, fell from 0.8 per cent in 2015/16 to 0.3 per cent in 2016/17. Several are in financial distress. •In recent months, government has installed new boards and senior managers at Eskom and South African Airways, with a mandate to stabilise these entities and restore good governance. •Capital spending by the major state-owned companies is projected at R368.2 billion over the medium term. •The three largest development finance institutions held assets totalling R258.9 billion at the end of 2016/17. Their loan book totalled R140.5 billion. •The overall solvency of social security funds weakened, largely as a result of the liabilities of the Road Accident Fund. If the fund is excluded, their position has improved. A new road accident benefit arrangement was approved by Cabinet and tabled in Parliament in June 2017. •The public-sector borrowing requirement is expected to be R329.1 billion in 2017/18, R77.4 billion higher than projected in the 2017 Budget, mainly due to a larger consolidated deficit.

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Government Employees Pension Fund (GEPF) paid out R88.3 billion in benefits, and the social security funds paid R45 billion in benefits.

Poorly governed and administered entities, however, burden the country with the substantial costs of operational inefficiency and financial mismanagement. Many public-sector institutions are not operating sustainably. Although a weak economy has contributed to low returns, corruption and mismanagement have taken a toll, and the finances of several large state-owned companies have continued to deteriorate.

Government has acted to strengthen governance at Eskom, Denel and SAA

The failure of a major public-sector institution would have broad economic and fiscal consequences. To address such risks, government has taken steps in recent months to strengthen governance and operations at Eskom, Denel and South African Airways (SAA). These initial reforms will be complemented by others in the period ahead.

Financial health of public institutions

Financial position of state companies deteriorated, while that of development finance institutions improved

Table 8.1 provides a snapshot of the financial position of public institutions by sector. Measured by combined net asset value, the financial position of state-owned companies deteriorated slightly between 2015/16 and 2016/17. The position of development finance institutions improved, mainly due to a recovery in the equity portfolio of the Industrial Development Corporation (IDC). The overall solvency of social security funds weakened as a result of the liabilities of the Road Accident Fund (RAF). If the RAF is excluded, their position has improved.

Table 8.1 Combined financial position of public institutions

R billion	2014/15	2015/16	2016/17
State-owned companies			
Total assets	1 042.2	1 183.7	1 225.2
Total liabilities	738.9	821.9	868.9
Net asset value	**303.2**	**361.8**	**356.3**
Development finance institutions[1]			
Total assets	233.8	245.1	258.9
Total liabilities	112.6	124.9	132.2
Net asset value	**121.2**	**120.2**	**126.8**
Social security funds			
Total assets	174.1	189.7	210.7
Total liabilities	151.7	194.3	230.2
Net asset value	**22.4**	**-4.6**	**-19.5**
Other public entities[2]			
Total assets	763.9	834.6	883.2
Total liabilities	190.1	209.3	227.2
Net asset value	**573.9**	**625.3**	**656.0**

1. Institutions listed in schedule 2 of the PFMA
2. State-owned institutions without a commercial mandate and listed in either schedule 1 or 3 of the PFMA such as the National Library of South Africa
Source: National Treasury

Although solvency is an important measure of an institution's financial health, it is not a guarantee that an entity can continue to operate. Positive liquidity and profitability are crucial conditions for financial

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sustainability. The poor financial performance of several entities is a risk to fiscal sustainability and service delivery.

Thoroughgoing reforms to business models of state-owned companies are required

The 2017 *Medium Term Budget Policy Statement* warned that the liabilities of several state-owned companies were falling due, and without an improvement in cash flows and governance they would be unable to meet these obligations. In several cases – notably Eskom and SAA – government has acted to stabilise operations, improve governance and engage with lenders. Without rigorous reforms to their business models, however, the long-term survival of these institutions is in doubt.

In contrast, the development finance sector has performed well in recent years, enabling these institutions to increase developmental lending. The Compensation Fund, the Unemployment Insurance Fund (UIF) and the GEPF follow prudent investment policies that have resulted in significant investment portfolios that yield good returns.

Public-sector borrowing requirement

The public-sector borrowing requirement includes the borrowing needs of government as a whole, as well as those of local government and state-owned companies. It excludes the borrowing activity of development finance institutions.

In 2017/18, the public borrowing requirement was revised to account for a larger main budget deficit and increased borrowing by state-owned companies. Local government borrowing in the adjusted budget has been revised upwards by R2.4 billion in 2017/18, R1.8 billion in 2018/19 and R2.7 billion for 2019/20. This is due to municipalities adjusting their budgets to address backlogs, as well as new infrastructure identified in integrated development plans.

Public-sector borrowing requirement[1]

	2014/15	2015/16	2016/17	2017/18		2018/19	2019/20	2020/21
		Outcome		Budget	Budget	Medium-term estimates		
R billion/percentage of GDP				2017	2018			
Main budget	166.4	168.4	167.6	166.8	217.3	191.1	204.8	214.8
Social security funds	-11.6	-10.1	-8.2	-21.4	-9.8	-9.6	-7.2	-3.9
Provinces	-6.2	-0.6	2.6	-0.6	1.6	-0.3	-1.1	-1.6
Public entities	-8.6	-7.7	-6.1	4.1	-4.9	-1.0	-3.5	-4.5
RDP Fund	-0.4	1.0	0.2	0.2	0.1	0.3	0.3	0.3
Consolidated government	**139.7**	**151.0**	**156.1**	**149.0**	**204.3**	**180.5**	**193.3**	**205.0**
	3.6%	*3.7%*	*3.5%*	*3.1%*	*4.3%*	*3.6%*	*3.6%*	*3.5%*
Local authorities	**9.9**	**8.1**	**11.6**	**11.0**	**13.3**	**13.0**	**14.1**	**14.9**
	0.3%	*0.2%*	*0.3%*	*0.2%*	*0.3%*	*0.3%*	*0.3%*	*0.3%*
State-owned companies[2]	**79.6**	**121.9**	**88.4**	**91.8**	**111.5**	**104.0**	**107.3**	**118.1**
	2.1%	*3.0%*	*2.0%*	*1.9%*	*2.4%*	*2.1%*	*2.0%*	*2.0%*
Borrowing requirement	**229.2**	**280.9**	**256.1**	**251.7**	**329.1**	**297.6**	**314.7**	**338.1**
	5.9%	*6.8%*	*5.8%*	*5.3%*	*7.0%*	*5.9%*	*5.8%*	*5.8%*

1. A negative number reflects a surplus and a positive number a deficit
2. South African National Roads Agency Limited and Trans-Caledon Tunnel Authority are included in consolidated government net borrowing
Source: National Treasury

State-owned companies

The combined assets of state-owned companies continue to exceed liabilities, despite a decline in combined net asset value from R361.8 billion in 2015/16 to R356.3 billion in 2016/17. Profitability, measured by return on equity, fell from 0.8 per cent in 2015/16 to 0.3 per cent in 2016/17.

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Declining profitability often reflects operational inefficiencies and rising financing costs

In cases where state-owned companies are making large investments in infrastructure, capital expenditure reduces profitability. Even after these investments are paid for, profitability is unlikely to match private-sector profit rates because these entities often provide public goods and services below the cost of production to enable economic activity. In many cases, however, falling profitability reflects mismanagement, operational inefficiencies and rising financing costs. Over the medium term, state-owned companies need to raise their returns to generate value, and to reduce their reliance on debt and injections from the fiscus.

Table 8.2 Combined balance sheets of state-owned companies[1]

R billion/per cent growth	2012/13	2013/14	2014/15	2015/16	2016/17
Total assets	800.3	910.7	1 042.2	1 183.7	1 225.2
	12.7%	*13.8%*	*14.4%*	*13.6%*	*3.5%*
Total liabilities	543.7	633.6	738.9	821.9	868.9
	15.5%	*16.5%*	*16.6%*	*11.2%*	*5.7%*
Net asset value	256.6	277.1	303.2	361.8	356.3
	7.2%	*8.0%*	*9.4%*	*19.3%*	*-1.5%*
Return on equity (average)	4.8%	3.3%	-2.9%	0.8%	0.3%

1. State-owned companies listed in schedule 2 of the PFMA, excluding development finance institutions
Source: National Treasury

Lenders are concerned about governance failures at several major state-owned companies. Over the past year, the majority of these entities' bond auctions have either been cancelled or undersubscribed. In several cases, this has led to severe liquidity shortfalls, and calls on government to extend assistance through guarantees or recapitalisation. State-owned companies that were able to issue debt in capital markets did so at a higher cost than in 2015/16. Some entities with sufficient cash reserves have redeemed maturing debt instead of rolling it over, helping to slow the growth of finance costs.

Infrastructure investment

Decline in capital spending by state-owned companies reflects weak demand and inability to raise finance

State-owned companies spent R95.2 billion on infrastructure in 2016/17. Capital spending by state-owned companies is projected to total R368.2 billion over the next three years, compared with R432.8 billion over the previous MTEF period. In some cases, companies plan to spend less on infrastructure because demand for their services is expected to decline. In other cases, it reflects an inability to raise finance at affordable rates or maturities. Details of public-sector infrastructure spending appear in Annexure D.

Eskom and Transnet account for R298.8 billion or 81 per cent of this spending. Eskom is making steady progress on its capital expenditure programme, and has commissioned two units at the Medupi power station, one at Kusile and all units at Ingula. It has also connected another unit of the Medupi power station to the national grid ahead of its latest schedule.

Most of Transnet's capital spending involves expanding its rail and pipeline capacity by 33 per cent and 97 per cent respectively.

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Borrowing

In 2016/17, the six largest state-owned companies borrowed R98.1 billion against a projected R101.3 billion. The marginal difference was attributable to lower-than-projected borrowing by Eskom and the Trans-Caledon Tunnel Authority (TCTA).

State-owned companies borrowed R98.1 billion in 2016/17

Despite undersubscribed bond auctions, state-owned companies are projected to raise R118.8 billion in 2017/18, which is R17.1 billion higher than anticipated in the 2017 Budget. Most of this increase reflects prudential prefunding for future debt redemptions in light of liquidity challenges. Over the medium term, state-owned companies are projected to borrow over R360 billion, of which Eskom is expected to account for 56 per cent. State-owned companies will source this funding from commercial banks, development finance institutions and other lenders.

Table 8.3 Borrowing requirement of selected state-owned companies[1]

	2016/17		2017/18	2018/19	2019/20	2020/21
R billion	Budget	Outcome	Revised	Medium-term estimates		
Domestic loans (gross)	**51.8**	**54.6**	**53.9**	**60.2**	**62.2**	**72.3**
Short-term	23.3	26.9	16.2	15.0	14.2	22.2
Long-term	28.5	27.7	37.7	45.2	47.9	50.1
Foreign loans (gross)	**49.5**	**43.5**	**64.9**	**56.4**	**54.8**	**54.8**
Long-term	49.5	43.5	64.9	56.4	54.8	54.8
Total	**101.3**	**98.1**	**118.8**	**116.6**	**117.0**	**127.1**
Percentage of total:						
Domestic loans	*51.1%*	*55.6%*	*45.3%*	*51.6%*	*53.1%*	*56.9%*
Foreign loans	*48.9%*	*44.4%*	*54.7%*	*48.4%*	*46.9%*	*43.1%*

1. Airports Company of South Africa, Eskom, SANRAL, SAA, Transnet and Trans-Caledon Tunnel Authority
Source: National Treasury

Domestic funding, which accounted for 55.6 per cent of total borrowing in 2016/17, will increase to 56.9 per cent of total borrowing in 2020/21. A large proportion of foreign borrowing will be from development finance institutions and export credit agencies. State-owned companies will hedge their positions, where appropriate, to protect themselves against adverse foreign exchange and interest movements.

Strengthening governance

Government has taken several steps to stabilise large state-owned companies over the past year. It has installed new, full-complement boards at Eskom and SAA, and is engaging intensively with their lenders.

State-owned companies are considering the feasibility of several projects in the context of Cabinet's approval of a private-sector participation framework. Eskom, for example, intends to use this framework to improve its capital structure and strengthen its balance sheet, and may invite private participation in various projects. Transnet intends to develop partnerships to build several port terminals. Such partnerships will enable these companies to deliver infrastructure without straining their balance sheets or requiring support from the fiscus.

Eskom to explore private-sector partnerships to strengthen its balance sheet

Work is also under way to clarify regulatory frameworks. The ports regulator is implementing a new pricing strategy that will lower the cost

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2018 BUDGET REVIEW of doing business while providing Transnet with greater revenue certainty. Government has reiterated its commitment to road tolling. A draft tariff determination framework to oversee the setting of road tolls is being considered by a Cabinet committee. The finances of the South African National Roads Agency Limited, however, remain weak due to opposition to the Gauteng Freeway Improvement Project. The agency may require recapitalisation in 2018/19. In January 2018, a judicial commission of inquiry was appointed to look into allegations of state capture and corruption in the public sector. The commission will investigate whether any public office-bearers facilitated the unlawful awarding of tenders by state-owned companies. It will also examine the nature and extent of corruption allegations in the awarding of contracts and tenders by state-owned companies, including Eskom. Allegations of corruption in public entities to be investigated Eskom The national electricity utility’s profits fell sharply, from R5.1 billion in 2015/16 to R888 million in 2016/17, despite an average 8 per cent tariff increase. This is largely attributable to a near doubling of finance costs as more power units became operational, resulting in Eskom having to expense historical interest obligations. Reduced electricity demand has also contributed to flat revenue growth. As new generating capacity comes on-line, Eskom may have excess supply until economic growth accelerates and demand increases. Eskom has committed to speeding up delivery on its capital projects, which will help prevent further cost escalations. Build programme costs have not been revised since 2016. The National Energy Regulator of South Africa rejected Eskom’s request for a 19.9 per cent tariff increase for 2018/19, approving an average increase of 5.2 per cent. Eskom may be able to earn more revenue if the regulator rules favourably on its revenue-clearing account application for costs incurred in the previous multi-year price determination period. It is apparent, however, that Eskom can no longer rely on tariff increases to compensate for flat electricity sales growth. To remain financially sustainable, the utility needs to reduce operating costs. Eskom’s business model will also have to change as part of broader transformation in the electricity sector. To remain financially sustainable, Eskom needs to reduce operating costs and change its business model Eskom’s most recent financial statements received a qualified audit opinion related to inadequacies in the reporting of irregular spending. As a result, the entity has been unable to raise the required funding to maintain prudent levels of liquidity. To address these issues, government has installed a new board and acting CEO, and removed several senior executives. The Minister of Energy has instructed Eskom to conclude all power-purchase agreements with independent power producers. Transnet Transnet operates South Africa’s port, freight rail and pipeline infrastructure. The group achieved an operating profit of R14.1 billion in 2016/17, up 28 per cent from a year earlier. Revenue grew by 5.3 per cent to R65.5 billion in 2017, supported by a tariff increase granted to the pipeline division and a recovery in freight rail volumes. Over the next three years, Transnet will scale back its capital investment Transnet, which recorded a R14.1 billion profit, needs to address concerns about governance lapses 98

CHAPTER 8: FINANCIAL POSITION OF PUBLIC-SECTOR INSTITUTIONS plans due to weaker-than-expected demand. This will allow it to pay down its debt over a five-year period. The group expects to have sufficient cash to pay its interest obligations in the medium term. To maintain investor confidence, Transnet will have to address concerns about governance lapses, including concerns about its supply-chain management practices. Trans-Caledon Tunnel Authority The TCTA is a management entity responsible for developing bulk raw water infrastructure. Originally established to implement the Lesotho Highlands Water Project, it has since taken responsibility for multiple projects. At the end of 2016/17, the TCTA had about R20.9 billion in outstanding government-guaranteed debt. The agency relies on payments from the Department of Water and Sanitation’s Water Trading Entity to settle obligations with lenders. The Water Trading Entity has acknowledged that it needs to improve its financial management and settle its R1.6 billion debt to the TCTA. TCTA has about R20.9 billion in outstanding government-guaranteed debt South African Airways South Africa’s national airline lost R5.6 billion in 2014/15 and R1.5 billion in 2015/16. Government is working closely with the Auditor-General to finalise the carrier’s 2016/17 financial statements. Government appointed a new SAA board in October 2017. Since then, the carrier has appointed permanent chief executive, financial and restructuring officers. Government is also working with SAA’s lenders and advisors to restructure its debt and implement a turnaround strategy. SAA has begun implementing extensive remedial actions to build a sustainable entity. Some loss-making routes have been closed and schedules have been reduced in an effort to return to profitability. Government working closely with new board and SAA’s lenders to strengthen the national airline Denel Denel is a manufacturer of defence and aerospace equipment. In 2016/17 it recorded profits of R333 million on its combined operations. Despite strong growth in revenue and profitability in recent years, Denel has struggled to generate sufficient positive cash flows. Historically, the group has been able to access funding from capital markets, but lenders have become increasingly cautious following widely reported lapses in corporate governance. In December 2017, Denel experienced a liquidity shortfall. Government extended an additional R580 million guarantee on condition that the entity improves its corporate governance. The Department of Public Enterprises and the National Treasury are working with Denel to implement these changes. Denel experienced liquidity shortfall in December 2017 South African Post Office The South African Post Office’s cost-containment initiatives helped narrow losses from R1.1 billion in 2015/16 to R978 million in 2016/17. In the 2017 Adjustments Budget, government allocated R3.7 billion to the entity to pay down its debts. Over the medium term, it will focus on increasing revenues by diversifying its business, reducing costs and improving operational efficiency. Government continues to closely monitor its financial position and turnaround plan. South African Post Office working to reduce costs and improve efficiency 99

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Postbank is in discussions with the South African Social Security Agency to distribute social grants. Postbank has a temporary banking licence and work to corporatise the bank is under way. An application for a full banking licence has been submitted to the Reserve Bank.

Development finance institutions

Development finance institutions are generally healthy

Development finance institutions support transformation by channelling savings into productive investments in industry, infrastructure, agriculture and housing. Unlike state-owned companies, the development finance institutions' business model relies on their ability to borrow from capital markets, enabling them to issue loans. This means their assets and liabilities are closely matched, resulting in low net asset values.

The three largest institutions – the Development Bank of Southern Africa (DBSA), the IDC and the Land Bank – held assets totalling R258.9 billion at the end of 2016/17. Their loan books totalled R140.5 billion.

Table 8.4 Financial position of selected development finance institutions

R billion	2014/15	2015/16	2016/17
IDC			
Total assets	**122.3**	**121.3**	**129.8**
Loan book	22.4	23.9	26.7
Equity and other investments	99.9	97.4	103.2
Total liabilities	**32.4**	**36.5**	**41.5**
Net asset value	**89.9**	**84.8**	**88.3**
DBSA			
Total assets	**70.9**	**82.3**	**83.7**
Loan book	58.0	70.8	72.8
Equity and other investments	12.9	11.6	10.9
Total liabilities	**47.3**	**53.1**	**51.6**
Net asset value	**23.7**	**29.3**	**32.0**
Land Bank			
Total assets	**40.5**	**41.4**	**45.4**
Loan book	36.7	36.4	41.0
Equity and other investments	3.8	5.0	4.5
Total liabilities	**32.9**	**35.3**	**39.0**
Net asset value	**7.6**	**6.1**	**6.5**

Source: National Treasury

During 2016/17, these three institutions borrowed R67.5 billion, largely in line with their planned borrowing of R65.3 billion. The largest borrower was the Land Bank. Favourable lender sentiment towards development finance means that, unlike state-owned companies, most loans are from domestic capital markets.

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Table 8.5 Borrowing requirement for development finance institutions[1]

	2016/17		2017/18	2018/19	2019/20	2020/21
R billion	**Budget**	**Outcome**	**Revised**	**Medium-term estimates**		
Domestic loans (gross)	**58.8**	**58.0**	**41.4**	**46.6**	**69.9**	**19.4**
Short-term	53.2	49.0	25.3	18.7	20.7	15.3
Long-term	5.6	9.1	16.1	27.9	49.1	4.1
Foreign loans (gross)	**6.5**	**9.4**	**5.2**	**1.8**	**0.7**	**1.9**
Long-term	6.5	9.4	5.2	1.8	0.7	1.9
Total	**65.3**	**67.5**	**46.6**	**48.4**	**70.6**	**21.3**
Percentage of total:						
Domestic loans	*90.0%*	*86.0%*	*88.7%*	*96.3%*	*98.9%*	*90.9%*
Foreign loans	*10.0%*	*14.0%*	*11.3%*	*3.7%*	*1.1%*	*9.1%*

1. Land Bank, DBSA and IDC
Source: National Treasury

Development Bank of Southern Africa

DBSA reported net profit of R2.8 billion in 2016/17

The DBSA provides debt finance for infrastructure programmes. In 2016/17, it reported a net profit of R2.8 billion, up 7.7 per cent from R2.6 billion in the prior year. Development loans increased by 3 per cent during the same period from R69.5 billion to R71.5 billion.

Total loan disbursements in 2016/17 were R12.4 billion, of which R5.6 billion went to 19 municipal projects to develop energy, roads and water and sanitation infrastructure. In addition, R1.9 billion was disbursed for infrastructure projects across the Southern African Development Community. Using a fiscal allocation under the Accelerated Schools Infrastructure Delivery Initiative of the Department of Basic Education, the DBSA is project managing the construction of 144 schools. It also supported the construction of 28 health facilities and the creation of 9 077 jobs, and provided R439 million in funding to 500 small and medium-sized enterprises in 2016/17.

Land Bank

Land Bank disbursed R100 million for black farmers to buy land at subsidised rates

The Land Bank reported a profit of R367 million in 2016/17. It disbursed R4.8 billion in new loans, including R100 million for black farmers to buy land at subsidised rates. The bank also issued loans of R25.2 million to 33 small-scale women farmers. These disbursements helped to create about 15 000 jobs of varying duration.

Industrial Development Corporation

The IDC finances industrial development programmes. It recorded a profit of R2.2 billion in 2016/17, up from R223 million in 2015/16, mainly as a result of capital gains from the sale of investments and a reduction in impairments. The IDC disbursed R11 billion in funding in 2016/17. It also approved funding of R10.1 billion for black-empowered companies – an increase of 104 per cent on the prior year. In addition, the corporation approved R3.2 billion in funding for women-owned businesses.

IDC diversifying investments and reducing concentration risk in commodities sectors

The IDC is unique among development finance institutions because of the equity stakes it holds in some of South Africa's largest companies. It is working to diversify its investment portfolio and reduce concentration risk in the commodities sectors.

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Social security funds

RAF driving deterioration in social security funds' position

The consolidated net asset position of the social security funds is expected to deteriorate from a deficit of R19.5 billion in 2016/17 to a deficit of R109 billion in 2020/21. The single factor driving this erosion is the unreformed RAF. Extensive detail on the operational and financial performance of the social security funds is available in the *Estimates of National Expenditure* and their respective annual reports.

Table 8.6 Financial position of social security funds

	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
R billion		Outcome		Estimate		Medium-term estimates	
Unemployment Insurance Fund							
Total assets	113.6	124.7	139.0	155.0	168.5	183.0	198.5
Total liabilities	4.1	4.6	5.6	6.8	8.0	9.2	10.4
Net asset value	109.4	120.1	133.3	148.2	160.6	173.8	188.1
Compensation Fund							
Total assets	53.2	55.2	62.6	51.1	53.6	56.6	59.5
Total liabilities	30.0	34.7	35.4	11.7	12.2	12.8	13.5
Net asset value	23.2	20.5	27.2	39.4	41.5	43.8	46.0
Road Accident Fund							
Total assets	7.4	9.8	9.2	9.6	10.8	11.6	12.2
Total liabilities	117.6	155.0	189.2	224.7	260.0	302.7	355.3
Net asset value	-110.2	-145.3	-180.0	-215.1	-249.2	-291.0	-343.1

Source: National Treasury

Unemployment Insurance Fund

The UIF provides benefits to workers who are out of work due to retrenchment or illness, or on maternity leave (including adoption). It also provides a death benefit. It has accumulated a substantial surplus of funds, which are managed by the Public Investment Corporation. The fund expects its net asset value to increase from R133.3 billion in 2016/17 to R188.1 billion in 2020/21.

Table 8.7 Selected revenue and expenditure of the Unemployment Insurance Fund

	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
R billion		Outcome		Estimate		Medium-term estimates	
Revenue	**15.8**	**16.7**	**17.8**	**19.6**	**21.1**	**22.6**	**24.3**
Contributions	15.8	16.7	17.8	19.6	21.1	22.6	24.3
Expenditure	**8.8**	**9.8**	**11.0**	**14.7**	**17.7**	**20.2**	**23.1**
Benefits payments and other transfers	7.2	7.8	8.6	11.2	13.8	16.4	19.0
Other expenditure	1.7	2.0	2.4	3.5	3.9	3.9	4.1
Budget balance	**7.3**	**7.4**	**7.3**	**5.2**	**3.7**	**2.7**	**1.6**
Interest and dividends re-invested	4.2	5.3	8.8	10.5	11.2	11.9	12.7

Source: Unemployment Insurance Fund

In 2016/17, the UIF approved 729 919 claims, up from 691 536 in 2015/16. It also improved its level of benefits following legislative amendments. As a result, it expects to pay out an annual average of R16.4 billion between 2018/19 and 2020/21, compared with R7.9 billion between 2014/15 and 2016/17. Income from contributions and investments will be more than sufficient to cover benefit payments. The

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fund will help to prevent job losses by contributing R250 million over the next three years to Productivity South Africa.

Road Accident Fund

Increase in RAF levy covers only short-term liquidity requirements

The RAF, which compensates victims of road accidents for losses and damages, remains insolvent. The fund collected R33.7 billion in revenue in 2016/17. It paid R32 billion in total benefits during the year. The RAF's cash receipts and expenditures are expected to largely match one another over the medium term. The 30c increase in the RAF levy covers short-term liquidity requirements. The fund's liabilities, however, are expected to grow from R189.2 billion 2016/17 to R355.3 billion in 2020/21, while its asset growth base will remain largely flat.

To make road accident compensation more affordable, equitable and sustainable, the RAF will be replaced with a no-fault arrangement. The Road Accident Benefit Scheme was approved by Cabinet and the Minister of Transport tabled it in Parliament in June 2017.

Table 8.8 Revenue and expenditure of the Road Accident Fund

R billion	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Estimate		Medium-term estimates	
Revenue	21.7	31.5	33.7	35.7	41.2	44.7	47.1
Expenditure	23.1	30.5	34.0	35.6	41.1	44.6	47.0
Budget balance	**-1.4**	**1.0**	**-0.4**	**0.1**	**0.1**	**0.1**	**0.1**

Source: Road Accident Fund

Compensation Fund

The Compensation Fund provides insurance for workers who have been injured or contracted disease at work, or have died as a result. Its main revenue source is levies paid by employers. Total revenue grew by 10 per cent between 2015/16 and 2016/17. Claims expenditure increased from R3.7 billion in 2015/16 to R4.3 billion in 2016/17 due to increased claims processing capacity and spending on workplace reintegration programmes. The fund projects an average annual surplus of R3.9 billion over the medium term, which will help improve the consolidated balance.

Government Employees Pension Fund

Total GEPF contributions increased by R5 billion to R65.4 billion in 2016/17

The GEPF provides retirement security to 1.3 million employees and more than 437 000 beneficiaries. Total contributions in 2016/17 increased by R5 billion to R65.4 billion. Active membership growth was flat, reflecting government's efforts to stabilise headcounts, while the number of pensioners and beneficiaries drawing a benefit from the fund grew by 3.3 per cent.

The GEPF paid out R88.3 billion in benefits during 2016/17. Since 2011/12, the fund's benefits have grown faster than contributions. The GEPF is fully funded and has been able to pay the difference between contributions and benefits through its investment returns. Of benefits paid out in 2016/17, 34 per cent were to members resigning from the fund, down from 44 per cent in the prior year. Excluding resignations,

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benefit payments grew by 20 per cent. The GEPF's next actuarial valuation, due in 2018, will be reported in the 2019 *Budget Review*.

Table 8.9 Selected income and expenditure of GEPF

R billion	2011/12	2012/13	2013/14	2014/15	2015/16	2016/17
Revenue						
Employer contributions	28.4	30.8	33.5	36.1	38.6	42.1
Employee contributions	15.8	17.1	18.7	20.3	21.7	23.3
Investment income[1]	44.5	49.9	54.0	68.5	69.0	75.2
Expenditure						
Benefits paid	37.2	43.2	57.9	85.8	83.1	88.3

1. Dividends on listed equities, interest on bonds and money market instruments and income from unlisted properties and unlisted investments excludes adjustments for the value of financial assets

Source: Government Pensions Administration Agency

Public Investment Corporation

The Public Investment Corporation (PIC) invests the funds of the GEPF and the social security funds. By the end of March 2017, the PIC had R1.9 trillion in assets under management. Of these funds, 88 per cent belonged to public employees and 10 per cent was managed on behalf of the social security funds. These investments must generate sufficient returns to pay pensions and social security obligations.

Table 8.10 Breakdown of assets under management by PIC, 2016/17

R billion	Government Employees Pension Fund[1]	Unemployment Insurance Fund	Compensation Fund	Other	Total
Asset class					
Equity	926.5	34.8	12.7	0.2	974.2
Bonds	538.2	78.0	34.8	12.4	663.4
Money market	71.5	12.1	6.8	32.6	123.1
Property	58.7	5.8	–	0.2	64.7
Unlisted investments	96.6	4.7	1.4	–	102.7
Total	**1 691.4**	**135.5**	**55.7**	**45.5**	**1 928.2**

1. Includes the Associated Institutions Pension Fund

Source: Public Investment Corporation and National Treasury

To enhance transparency, the PIC has disclosed the details of its private equity investments. The Minister of Finance has also asked the PIC board and management to make its investments and beneficiaries public, and to undertake a forensic investigation into alleged irregularities at the corporation. Consideration is being given to improving stakeholder representation on the PIC board.

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ANNEXURES Two annexures are available on the National Treasury website (www.treasury.gov.za): • Annexure W1: Explanatory memorandum to the division of revenue • Annexure W2: Structure of the government accounts 105

2018 BUDGET REVIEW 106

A Report of the Minister of Finance to Parliament Introduction Section 7(4) of the Money Bills Amendment Procedure and Related Matters Act (2009) prescribes that the Minister of Finance submit a report to Parliament at the time of the budget. The report details how the Division of Revenue Bill and the national budget give effect to (or the reasons for not taking into account) the recommendations contained in: • Budgetary review and recommendation reports submitted by committees of the National Assembly in terms of section 5 of the act. Reports on the fiscal framework proposed in the Medium Term Budget Policy Statement submitted by the finance committees in terms of section 6 of the act. Reports on the proposed division of revenue and the conditional grant allocation to provinces and local governments set out in the Medium Term Budget Policy Statement submitted by the appropriations committees in terms of section 6 of the act. • • Budgetary review and recommendation reports Section 5 of the act sets out a procedure to be followed by the National Assembly, through its committees, for assessing the performance of each national department before the national budget is introduced. This procedure provides for committees to prepare budgetary review and recommendation reports that assess the department’s service-delivery performance given available resources, as well as the effectiveness and efficiency of the department’s use and allocation of those resources. The reports may also include recommendations on the use of resources in future. The relevant portfolio committees tabled their reports in October and November 2017. Given the large number of reports, a separate document will be tabled in Parliament with detailed responses to the 107

2018 BUDGET REVIEW portfolio committees’ recommendations. In many instances, the different committees made similar recommendations. Below is a summary of the common issues raised. General issues A new funding model for the National Health Laboratory Service should be developed and the disputes regarding historical debts owed by provincial departments of health to the service should be resolved. A long-term funding arrangement should assist departments with losses caused by foreign currency exposure. Underfunding the post-school education system restricts achievement of the National Development Plan’s goals. The Decent Work Commission should be adequately resourced to ensure the timely implementation of the national minimum wage. The Directorate for Priority Crime Investigation should be established as a separate budget vote independent from the South African Police Service. The nuclear procurement plan should not be pursued at the expense of the financial sustainability of Eskom and the country. A strategy is needed to reduce state-owned companies’ reliance on government guarantees. Farmer support programmes, especially those linked to the revitalisation of agriculture, agro-processing and small business development, should be reviewed to avoid programme duplication across government. Monitoring and evaluation of the municipal infrastructure grant should be improved to ensure that the allocation related to the municipal facilities project is used effectively. The funding model for the Commission for Gender Equality should be aligned with the rest of the Chapter Nine institutions. The roles and responsibilities of different spheres of government for the provision of water services should be clarified. Issues raised in previous budgetary review and recommendation reports should be addressed. • • • • • • • • • • • • A range of parliamentary committees recommended that additional budget allocations be made available to establish new entities, implement new policies and enhance existing programmes. However, the scope to provide additional funding is limited given the constrained fiscal outlook. Departments, public entities and constitutional institutions have to reprioritise funds within their existing baselines to fund new priorities. Should the fiscal outlook improve, recommendations for additional funding may be considered in future budgets. The rest of this report details the Minister of Finance’s response to matters contained in the other committee reports. Where different reports make the same recommendations, responses have not been repeated. 108

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Recommendations of the Standing Committee on Appropriations on the 2017 Medium Term Budget Policy Statement Managing accruals in public institutions The Minister of Finance should ensure that the National Treasury develops and implements mechanisms to prevent the build-up of unpaid accounts that contribute to a hidden deficit. These mechanisms would include strategies to clear accruals across government, prevent new accruals, make provision in public institutions’ budgets to address accruals, and use information and communications technology and other systems to control expenditure. Public participation in the budget process The National Treasury, in partnership with the Department of Planning, Monitoring and Evaluation, should embark on budget outreach programmes that educate all stakeholders and the general public on the work of the Presidential Fiscal Committee to stabilise national debt, and on proposals to narrow the deficit, stimulate economic growth and build investor confidence. These departments should also educate stakeholders on the steps being taken to fund unfunded and underfunded policy interventions. These include additional funding for the post-school education and training system, national health insurance, qualified teachers for Grade R, the implementation of the Defence Review, land restitution and large infrastructure projects. These outreach programmes will ensure that the public is informed about government’s policy choices, which will help build trust and transparency. Higher education infrastructure The National Treasury should consider developing cost-control instruction notes for infrastructure projects at higher education institutions, similar to the cost-control instruction notes governing school construction. 109 Trade-offs are discussed in extensive detail in the budget documents, such as the Budget Review, the People’s Guide to the Budget and the Estimates of National Expenditure. The People’s Guide is published in several official languages. These documents contain extensive information on the availability and use of resources available to government. They are also transparent about the feasibility of different programmes. The National Treasury will discuss with the Department of Planning, Monitoring and Evaluation how to improve the public’s understanding of the budget and the decisions informing it. The National Treasury has planned several budget outreach events at higher education institutions to improve public participation in the budget process. The events will take place following the 2018 Budget in February. Students, civil society and the public are invited to attend these presentations, which discuss the economic forecast, government’s fiscal policy objectives and measures to improve living standards. These outreaches will run from 26 February to 9 March at the University of Mpumalanga, the Central University of Technology, the University of KwaZulu-Natal, Nelson Mandela University, the University of Limpopo, the Vaal University of Technology and Sol Plaatje University. Issues in the management of accruals are a result of inadequate controls established by accounting officers, rather than a failure of information and communications technology. The National Treasury has issued regulations that require the accounting officers of departments to pay invoices within 30 days of receipt under the Public Finance Management Act (1999). Bi-monthly reports of non-compliance are provided to the Forum of South African Directors-General. The National Treasury, the Department of Planning, Monitoring and Evaluation, the Department of Small Business Development and the Department of Trade and Industry have engaged with suppliers to note their concerns. In several instances, the National Treasury and the Department of Planning, Monitoring and Evaluation have mediated disputes between departments and suppliers. Departments are required to submit their annual reports to the Standing Committee on Public Accounts, which oversees timely payments and good financial practices. In several instances, departments overspend and then use accruals to ensure that unauthorised expenditure is not recorded. This constitutes a serious breach of the Public Finance Management Act and the committee should take appropriate steps with accounting officers in such cases.

2018 BUDGET REVIEW Managing fiscal risks The National Treasury should expand the scope of the fiscal risk statement to include long-term fiscal projections that span the timeframes outlined in the National Development Plan. The fiscal risk statement should include government’s risk appetite, determine the benefits perceived from specific risk-related activities and assess the potential costs should that risk materialise, including the costs of different policy responses. This will help align resource planning with long-term fiscal sustainability. Accelerating economic growth through microeconomic reforms The National Treasury and all relevant stakeholders should develop and implement a detailed programme of microeconomic reforms and other measures to boost business confidence and accelerate inclusive growth. This programme should be incorporated into dialogues with legislatures, departments and other role players and then urgently implemented. Ensuring high-quality audits The National Treasury and all relevant stakeholders should develop and roll out a detailed programme ensuring that internal audit units and audit committees, as part of the governance system within departments and state-owned entities, are held to account for executing their functions competently. Internal audit units and audit committees must be prepared to recognise and report: • • • • • Corruption Abuse of authority Failure to provide equity Failure to provide quality and relevant information Failure to follow due process in the implementation of governmental policy or regulatory activities. 110 The Minister of Finance will develop an audit practice note for all accounting authorities to enhance execution of their fiduciary duties. In response to weak economic growth, government has prioritised certain policies that will increase confidence, such as ensuring that fiscal policy is sustainable, stabilising state-owned companies and creating policy certainty by finalising key legislative and policy processes. Government’s microeconomic reforms are contained in the National Development Plan and expressed for implementation through the Nine-Point Plan. Implementation of these reforms is managed and monitored through the economic sectors, employment and infrastructure development cluster, which reports directly to Cabinet. The National Treasury uses a long-term model to assess fiscal risks and spending pressures. South Africa is currently the only country outside of the Organisation for Economic Cooperation and Development to implement a long-term fiscal model. The model makes forecasts beyond the timeframe of the National Development Plan. The most recent model projections are included in the 2017 Medium Term Budget Policy Statement’s fiscal risk statement. The National Treasury’s goal in developing a fiscal risk framework is to encourage a discussion about the choices facing the country and public finance limitations in the long term. It continues to engage with local and international experts to improve the framework. Infrastructure grants to higher education institutions are subject to rigorous performance and financial monitoring and oversight by the Department of Higher Education and Training to ensure that these grants are used efficiently and for the intended purpose. Monitoring takes place throughout the year and independent external auditors provide annual audited progress reports on institutional expenditure. The National Treasury will work with the Department of Higher Education and Training to strengthen the existing expenditure management processes by exploring the development of cost-control instruction notes for infrastructure projects.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT The National Treasury should ensure departments and state-owned companies comply with the reporting requirements of the Public Finance Management Act and the Municipal Finance Management Act (2003). This should include the application of consequence management for the late submission of annual financial statements. Data improvement The National Treasury, in partnership with the Department of Planning, Monitoring and Evaluation, should embark on educational outreach programmes to all departments and state entities on the importance of reliable, regular data collection and management, which is essential to good governance and infrastructure sustainability. The programme should entrench a data-driven culture to enable evidence-based, accountable decision-making from infrastructure providers and operators. The programme should also create a sense of civic responsibility and awareness about infrastructure. Turnaround of South African Airways The National Treasury should help South African Airways implement its long-term turnaround strategy. This entails funding support without compromising the fiscal objectives of the state. Managing contingent liabilities The ministers of Finance, Public Enterprises, Transport and Water and Sanitation and all relevant stakeholders should develop and implement a comprehensive framework for managing contingent liabilities. Risks to the state should be minimised through a central registry that includes risk assessments, monitoring guidelines and regulations governing these. In addition, a contingency reserve should be created for guarantees and an annual report on the financial health of state-owned companies should be published. Parliament should be briefed on the use of guarantees as well as the lessons learnt for future policy choices. 111 The National Treasury has a central guarantee register where all national government guarantees are recorded. The register is updated quarterly with the latest issuances and usage of guarantees, and is published in the Budget Review as required by the Constitution. In 1998, Cabinet approved the formation of the Fiscal Liabilities Committee to manage government’s contingent liabilities. The committee reviews all requests for guarantees before they are issued and makes recommendations to the Minister of Finance, who issues guarantees. Once guarantees are issued, the committee reviews credit risk reports on the guarantee portfolio and reports on compliance with guarantee conditions. The National Treasury conducts annual credit risk assessments on all state-owned companies that have been granted guarantees. Each entity with a guarantee is charged a fee, which is deposited into the National Revenue Fund. These fees act as a disincentive for guarantee applications and defray the costs of a call on a guarantee. Government recapitalised South African Airways with R10 billion in 2017/18 to repay debt and provide working capital. The airline remains technically insolvent and it relies on government guarantees to achieve going-concern status. Government has issued guarantees totalling R19.1 billion to the airline, of which R11.8 billion has been used. South African Airways therefore has R7.3 billion in remaining guarantees, which it can use to source funding for its long-term turnaround plan. The National Treasury collects data on a quarterly basis to monitor the performance of state-owned and public entities. Departments provide the National Treasury with information every month through the in-year monitoring process. These entities need to improve their compliance and the timeliness of their submissions so that government can make informed decisions. The executive authority of the state-owned companies must submit quarterly reports to Parliament. These reports should detail progress on capital expansion programmes, including expenditure, reasons for delays, mitigation measures to prevent falling behind on performance targets, and corrective and disciplinary actions. The audit practice note discussed above will include a provision for consequences for late submissions of corporate plans and annual and quarterly reports. The executive authority will be required to provide reasons for late submission to Parliament and detail the disciplinary measures taken.

2018 BUDGET REVIEW Recommendations of the Standing Committee on Appropriations on the 2017 Adjustments Appropriation Bill Funding for state-owned companies The Minister of Finance should strengthen the conditions attached to the recapitalisation of South African Airways and the South African Post Office to minimise the risk to the state. Additional conditions could include no-bailout clauses, stricter monitoring of the companies’ contingent liabilities, publishing conditions that would negate provision of government guarantees and holding boards and executives personally liable for failure. Recommendations of the Select Committee on Appropriations on the proposed division of revenue and the conditional grant allocations to provincial and local spheres of government Accelerating reviews of the provincial equitable share and the local government equitable share The National Treasury should accelerate the provincial equitable share and the local government equitable share review processes to compensate for conditional grant and transfer losses incurred by provinces and municipalities so that they can continue to provide much-needed services. Supporting municipalities to collect debt and deliver basic services The National Treasury, the South African Local Government Association and other relevant stakeholders should help municipalities to implement their debt-collection policies effectively so they can deliver basic services. The National Treasury and the South African Local Government Association must provide a progress report to the committee in the first quarter of 2018. 112 The conditional grants are not created to compensate for shortfalls in the provincial equitable share. In line with the Constitution, the equitable share should be applied as a direct charge against the National Revenue Fund so that provinces can deliver on their mandated responsibilities. Conditional grants are created to allow local and provincial government to accelerate policy outcomes within a particular sector that align with national developmental priorities. The ongoing review of the provincial equitable share formula is a response to concerns among provinces that allocations do not change quickly enough to reflect evolving dynamics affecting needs in their areas. Extensive consultation is increasing understanding of formulaic adjustments and ensuring that the allocations preserve stability and equity. The formula is reviewed periodically to ensure that it remains equitable. As part of the review, all available data sources for each component of the formula, including the health component, will be assessed. Any review outcomes would have to comply with prevailing legislation, and would then be implemented in future medium-term expenditure frameworks. The current formula for local government’s equitable share was introduced in 2013/14, after a review of the previous formula by the National Treasury, the Department of Cooperative Governance and the South African Local Government Association, in partnership with the Financial and Fiscal Commission and Statistics South Africa. The formula’s principles and objectives were detailed in the Explanatory Memorandum to the 2013 Division of Revenue. The Budget Forum had endorsed a five-year phase-in to minimise the effect of allocation changes on municipalities, with 2017/18 as the final year of the phase-in. However, key data used in the formula is updated annually. The new formula links allocations to the service-delivery responsibilities of municipalities, but it remains the municipalities’ responsibility to prioritise these funds, deliver services and maintain infrastructure. Recapitalisations of South African Airways and the South African Post Office include conditions, some of which are disclosed in the 2018 Budget Review. Government has committed to reducing the issuance of government guarantees and determining consequences of non-compliance with guarantee conditions. The National Treasury is developing a framework that will outline the process to reduce the current level of guarantees. If approved, this framework should improve government’s contingent liability exposure from guarantees.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Improving audit outcomes in municipalities The National Treasury, provincial treasuries, the South African Local Government Association and the Department of Cooperative Governance should increase support to municipalities to improve their audit outcomes in 2018, and report the plans to achieve this within three months of the adoption of this report. Structural increases in municipal expenditure The National Treasury should also indicate if there are any prospects for structural increases in expenditure to be matched by structural increases in revenue, especially in local government, given the current debt levels and poor revenue collection by municipalities. Recommendations of the Standing Committee on Appropriations on the 2017 Division of Revenue Amendment Bill In-year revision of conditional grant frameworks The Minister of Finance should ensure that the National Treasury effects the proposed corrections to the conditional grant frameworks that were submitted together with the bill, in accordance with section 16(4) of the Division of Revenue Act (2017): 113 Although there is scope for local government to maximise its existing revenue streams and improve its revenue collection rate, the full extent of service delivery needs cannot always be met through the existing local government fiscal framework. The National Treasury is exploring a broader package of financing sources for municipalities to help them meet their developmental mandate. The package includes reviewing the municipal borrowing policy framework, setting rules for levying development charges and exploring the introduction of appropriate local taxes. The National Treasury agrees with the recommendation. As part of the audit process, the Auditor-General has assessed poor internal control measures as the root cause of audit findings. Government is rolling out a customised provincial support and capacity-building programme that addresses the specific needs of each province. Provincial treasuries have finalised organisational structures appropriate to their responsibilities concerning local government (either a standalone Municipal Finance Management Act Unit or an integrated structure where the unit forms part of units in provincial treasuries responsible for sustainable resources management) and are currently addressing specific local government performance failures in their respective provinces. The National Treasury’s Municipal Finance Improvement Programme advisors will also support the chief financial officer and the municipal manager in overseeing and reporting progress to the municipal council, which is ultimately responsible for the audit outcome. The National Treasury agrees with the concern that municipalities do not collect all the revenues due to them, because of a culture of non-payment and ineffective punitive measures. The National Treasury, the South African Local Government Association and the Department of Cooperative Governance are available to provide further briefings on dates nominated by the committee. The first step to improving the quality of billing and invoicing is to improve internal systems affecting revenue generation and collection. The National Treasury and the Department of Cooperative Governance support municipalities with these improvements so that they can fulfil their minimum responsibilities as articulated in section 95 of the Local Government: Municipal Systems Act (2000). The National Treasury has administered revenue management programmes and workshops with provincial treasury officials to build capacity in municipal billing and revenue collection. To improve the quality of local government budget data, the municipal standard chart of accounts is being introduced. These accounts will create a general ledger to ensure more consistent classification of income and expenditure items, making this data comparable and verifiable across all municipalities. As a result, the National Treasury, provincial treasuries and other stakeholders will greatly improve their ability to monitor and analyse municipal budget and expenditure data, including the extent to which tariffs reflect costs.

2018 BUDGET REVIEW • • • • • • Comprehensive HIV, AIDS and TB grant Health professions development and training grant National health insurance indirect grant (health professionals contracting component) National health insurance indirect grant (ideal clinics component) National tertiary services grant Substance abuse treatment grant. Developing and monitoring targets for municipal compliance The Minister of Finance and the Minister of Cooperative Governance and Traditional Affairs should ensure that their departments and relevant stakeholders develop explicit targets, with timelines, and submit quarterly reports to: • • Align funding for and functions of district and local municipalities. Design mechanisms that minimise overlap between the Municipal Systems Act and the Municipal Finance Management Act so that functional responsibilities for local government performance monitoring and oversight are clear across national and provincial treasuries and provincial departments of cooperative governance. Eliminate non-compliance with legislation, identify transgressors and apply consequences. Report on matters pertaining to improvements in municipal audit outcomes and related financial management. • • Ring-fencing funding for and accelerating sanitation programmes The Minister of Water and Sanitation and the Minister of Finance should ensure that the Department of Water and Sanitation and the National Treasury ring-fence funding for sanitation programmes, accelerate sanitation programmes and enhance capacity to deliver the bucket eradication programme. Reversing the culture of non-payment across government The Minister of Finance and the Minister of Cooperative Governance and Traditional Affairs should ensure that their departments and relevant stakeholders consult broadly and develop initiatives to reverse the culture of non-payment across the three spheres of government. 114 The National Treasury believes that water and sanitation are inextricably linked and thus the funding should not be split. Separating these functions would complicate integrated planning and implementation. The bucket eradication programme is expected to be concluded by end-March 2019. A total of R1 billion has been reprioritised within the water services infrastructure grant and the regional bulk infrastructure grant in this regard. The municipal infrastructure grant also includes conditions to prioritise funds for the reticulation aspects of the programme. The National Treasury agrees that there is an urgent need to address the misalignment between powers and functions for an effective fiscal system. The Department of Cooperative Governance is reviewing the functional arrangements of district municipalities. The alignment of legislation to minimise overlaps between the Municipal Finance Management Act and the Municipal Systems Act is under way, informed by the roles and responsibilities of the respective departments. The Minister of Finance and the Minister of Cooperative Governance and Traditional Affairs have mandated the new directors-general of their departments to finalise this process. The Municipal Regulations on Financial Misconduct Procedures and Criminal Proceedings address financial misconduct and mismanagement, including processes for reporting, investigating and disciplining misconduct. The current legal framework includes mechanisms to hold councillors and municipal officials accountable for maladministration and non-compliance. The law is seldom enforced, however, and compliance remains a problem. The corrections were implemented as recommended by Parliament.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Recommendations of the Select Committee on Appropriations on the 2017 Division of Revenue Amendment Bill Timely approval of rollover funds The National Treasury should effectively manage rollovers and approve them in time for the receiving provinces or municipalities to spend without compromising service delivery. Resolving debt owed to Eskom by municipalities and provinces The committee recommends that the Department of Planning, Monitoring and Evaluation, the National Treasury, the South African Local Government Association, the Department of Cooperative Governance and Eskom should prioritise resolving the debt owed to Eskom by municipalities and provinces. The stakeholders mentioned above should develop an action plan with timeframes, and report to the committee on their progress within three months of this report. Addressing the culture of non-payment and improving revenue collection The National Treasury and relevant stakeholders should aggressively implement initiatives to improve revenue collection and address the current culture of non-payment. The Minister of Finance and the Minister of Cooperative Governance and Traditional Affairs should provide strategic leadership and address governance issues in provinces and municipalities. 115 The National Treasury agrees that all organs of state and public entities should aggressively implement initiatives to improve revenue collection. The National Treasury supports provinces in monitoring their own-revenue strategies and improving their revenue collection, including ensuring an optimal mix of service providers collecting revenue on behalf of provinces. To strengthen local government revenue management, the National Treasury and the provincial treasuries will be rolling out a project to assist municipalities with appropriate tariff-setting and effective collection systems. Through this intervention, technical advisors for revenue management will be deployed to provincial treasuries within the framework of the Municipal Finance Improvement Programme III. The advisors will support the implementation of provincial and municipal revenue management initiatives. This recommendation has been referred to the Minister of Cooperative Governance and Traditional Affairs, who is the chairperson of the Inter-Ministerial Task Team on constitutional matters relating to electricity reticulation, distribution and supply. The task team already has a work programme that addresses Eskom’s outstanding debt. The recommendation is supported. Section 21 of the 2017 Division of Revenue Act stipulates that only committed or identifiable projects would be considered for rollover funding purposes. The National Treasury instituted measures to ensure that rollover funds would be used correctly, including evidence that the project is under way and submission of a progress report on each project. Without this proof, the funding application is rejected. The provincial process begins with provincial treasuries requesting rollovers from the National Treasury on 30 April each year. After assessing the requests, the National Treasury finalises rollover amounts in consultation with provincial treasuries, based on valid commitments. Approved rollovers are then communicated to provinces within the first three months of every financial year, so provinces have the rest of the year to spend and deliver services for which rollovers have been approved. For municipalities, the application process is outlined in the Municipal Finance Management Act budget circulars. For the 2016/17 municipal financial year, the rollover funding process was concluded in the middle of October 2017, which is three months after the start of the new municipal financial year. Municipalities are expected to manage projects effectively and to reprioritise funds during the rollover funding approval period. Once the approval is granted, municipalities have almost nine months to spend their approved rollover funds. The National Treasury agrees that this is a major concern. The Presidential Coordinating Committee is discussing the culture of non-payment across the three spheres of government, and possible measures to reverse the trend.

2018 BUDGET REVIEW Strengthening delivery of timely, high-quality services The state needs to enhance the timely delivery of quality services. The National Treasury and the national and the provincial departments of Cooperative Governance should strengthen support provided to provinces and municipalities for expenditure of conditional grants and capital and report their progress to the committee. Improving spending on the municipal infrastructure grant The committee recommends that the National Treasury supports municipalities to improve spending on the municipal infrastructure grant. The National Treasury should also review the policy of withholding conditional grants and their reallocation to other municipalities. Reallocation to municipalities with perceived spending capacity does not necessarily address the core problem. Furthermore, redirecting funds away from underperforming and underspending municipalities could have unintended consequences. Addressing misalignment in the Municipal Systems Act and the Municipal Finance Management Act The National Treasury and the Department of Cooperative Governance have made progress in addressing misalignment between the Municipal Systems Act and the Municipal Finance Management Act. The committee urges the two parties to resolve this matter speedily. The ministers should finalise outstanding issues and table the amendment bill(s) in Parliament. Eliminating unfunded municipal budgets The National Treasury and the Department of Cooperative Governance should exercise effective fiscal oversight over municipal budgets. The Minister of Finance and the Minister of Cooperative Governance should provide strategic political intervention and implement consequences for unfunded budgets. The two ministers should provide the committee with a progress report on the Back to Basics project. The Department of Cooperative Governance should provide an intervention plan with timeframes for improving performance and eliminating unfunded municipal budgets. 116 The alignment of legislation to minimise overlaps between the Municipal Finance Management Act and the Municipal Systems Act is under way. The Minister of Finance and the Minister of Cooperative Governance and Traditional Affairs have mandated the new directors-general of their departments to finalise this process. The National Treasury supports this recommendation. The Department of Cooperative Governance is working to strengthen the coordination structures of the municipal infrastructure grant and ensure that all relevant departments actively participate in these structures. The Department of Cooperative Governance has also reprioritised additional resources to strengthen capacity and municipalities can increase their own capacity by allocating up to 5 per cent of the grant allocation to their project management unit. The provisions for reallocating funds are not meant to be punitive. They are the final step after all efforts to assist an underperforming municipality have been exhausted. The reallocation of funds facilitates service provision by ensuring that municipalities with registered projects that are ready for implementation are prioritised. If a local municipality underperformed, then its funds can be transferred to the district municipality to complete the local municipality’s project. The National Treasury supports this recommendation. Together with sector departments, it provides extensive capacity-building support to the provinces and municipalities. Several programmes and conditional grants aim to strengthen capacity in local government, including the Municipal Infrastructure Support Agent, the Municipal Finance Improvement Programme, the financial management grant and the municipal systems improvement grant. Several conditional infrastructure grants also include specific provision for a portion of their funds to be used to build capacity. There is a substantial allocation of resources for capacity-building in the budget. Over the next three years, government will consider increasing the efficiency of these multiple allocations by understanding and improving how they affect the actual capacity of provincial departments and municipalities.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Supporting municipalities in spending and service delivery The National Treasury, provincial treasuries and the Department of Cooperative Governance should provide comprehensive support to underperforming municipalities that lack the capacity to spend their allocated budgets. This support would ensure that services are delivered as intended. Filling municipal managerial vacancies The longstanding issue of filling vacant municipal manager and chief financial officer positions in municipalities should be addressed. The Department of Cooperative Governance and the National Treasury should develop short-to medium-term action plans to address this matter and report their progress to the committee. Responding to recommendations from the Financial and Fiscal Commission The National Treasury should respond to and, where applicable, implement the Financial and Fiscal Commission’s recommendations. 117 The Constitution requires that the commission’s recommendations be considered before tabling the division of revenue. Government’s responses to the relevant recommendations are provided in part 3 of Annexure W1 of the Division of Revenue Bill (2018). The relevant national departments are considering the other recommendations and they will respond directly to the commission. The National Treasury supports this recommendation. It is available to provide a briefing on dates nominated by the committee. Filling these vacancies should be fast-tracked with competent managers. Accountability is weaker in municipalities where the position of municipal manager is vacant or occupied by an acting incumbent, as an acting manager is less inclined to make decisions. The absence of a suitably competent chief financial officer presents a risk to sound financial management. The National Treasury shares the committee’s concern about additional support for underperforming municipalities. National government has a constitutional duty to support municipalities and build their capacity. Measures include capacity-building conditional grants and technical support through institutions such as the Municipal Infrastructure Support Agency. There are national programmes to build capacity in financial management and help stabilise institutional and governance systems. There are a range of factors contributing to widespread financial instability in municipalities, including skills shortages, challenges in organisational structures and temporary incumbents in critical positions. The problem is compounded by ineffective councils and governance structures, and financial mismanagement. Many municipalities are politicised and poor relationships between the municipal leadership and the regional political leaders complicate governance. Government intends to introduce a conditional grant in the outer years of the 2018 MTEF period to help municipalities facing financial crises. The grant will be made available to municipalities that have demonstrated a strong commitment to undertake reforms. A funded budget is funded by cash surpluses from previous years and revenues realistically anticipated for the year. In terms of the Municipal Finance Management Act, a municipal budget must be funded before a municipal council can adopt that budget for implementation. It is a common municipal practice to overstate or inflate revenue projections when preparing an annual budget. Revenue estimates are seldom underpinned by realistic or realisable revenue assumptions, which results in cash flow difficulties. For example, the 2017/18 municipal operational deficit is R3.3 billion. If revenue underperforms projections, municipalities need to reduce expenditure. The Constitution and the Municipal Finance Management Act mandate the provinces to intervene and place a municipality under administration if there is a financial crisis. In cases where expenditure exceeds revenue or there are problems making payments, the provinces may decide whether or not to intervene. This recommendation has been referred to the Minister of Cooperative Governance and Traditional Affairs, who will elaborate further on the Back to Basics programme. The programme developed three categories of municipal performance for action to recognise good performance and ensure appropriate consequences and support for underperformance. The programme has resulted in municipality-specific action plans, including a financial component for which treasuries are responsible.

2018 BUDGET REVIEW Recommendations of the Standing and Select Committees on Finance on the 2017 Revised Fiscal Framework Improving supervision of revenue collection The committee recommends that the South African Revenue Service and the National Treasury report in greater depth on revenue collection progress in their quarterly briefings. Optimising government’s borrowing strategy The National Treasury should develop and implement a credible debt management strategy to monitor the “debt trap” and report to the committee quarterly. In addition to providing fiscal policy certainty, the Minister of Finance should indicate the timeframes and the levels at which debt is expected to stabilise. The minister has indicated that the debt-to-GDP ratio need not reach 60 per cent if government implements structural reforms. This must be done by government as a whole rather than by the National Treasury alone. However, the National Treasury should still report on its role in the reforms in its quarterly briefings, and the committee will hold it accountable where applicable. Preserving the expenditure ceiling Considering the R3.9 billion breach of the expenditure ceiling, the National Treasury should review spending to identify savings, including a review of departmental programmes that have failed to achieve their intended objectives over a reasonable period of time, as well as a reduction in duplicated functions in line departments and implementing agencies. The National Treasury should also enhance oversight over these agencies. Progress should be reported to the committee on a quarterly basis. Satisfying the demands of credit-ratings agencies The Minister of Finance should have a plan for managing the credit-ratings agencies and keep the public and the committee informed. Upfront and timely policy statements on policy issues would assist in restoring confidence in the South African economy and trust in government. 118 Since 2013, the National Treasury has been producing performance and expenditure reviews through the Government Technical Advisory Centre. The reviews are published on the centre’s website. They follow an internationally recognised methodology for quantifying, assessing and improving the cost effectiveness of public policy, including analysis of expenditure and programme performance data. Performance and expenditure reviews help identify more effective public expenditure options and assess the cost implications of legislation. Where policy is weakly formulated or institutions are not properly aligned for programme objectives, policymakers can use the review findings to reconfigure policies, institutions and activities. In this way, the reviews improve budget planning and reporting. Government borrows to finance spending designated by Parliament or the Constitution. The Constitution requires that a deficit funding plan be included in the national budget. A high-level plan is included in the Budget Review as the specifics are market sensitive. The National Treasury also publishes an online annual debt management report on its website. The funding strategy reflects a balance between funding costs and debt management risks. The main choices are the proportions of domestic and international funding, the tenor of the funding instruments and the drawdown of cash balances. With the assistance of the World Bank, government has developed strategic risk benchmarks for refinancing, interest, inflation and currency risks. The benchmarks are indicators of the preferred medium-term structure of government’s debt portfolio in meeting liquidity needs subject to the cost and risk of various funding alternatives. The National Treasury publishes monthly tax revenue collections made by the South African Revenue Service, in line with section 32 of the Public Finance Management Act. Tax revenues are reported in detail according to tax type. The National Treasury and South African Revenue Service officials will endeavour to use this information and provide more in-depth revenue analysis on the in-year performance of tax revenue collections in their quarterly briefings to the committee.

ANNEXURE A: REPORT OF THE MINISTER OF FINANCE TO PARLIAMENT Ending corrupt practices at the state-owned companies The committee requires a progress briefing on the commitment of the Minister of Finance to improve government oversight of state-owned companies. Oversight challenges include appointing effective board members, ensuring that boards appoint competent managers, tackling wastage and corruption, and, crucially, acting against entities that are not performing. The committee urges that stringent conditions for bailouts be finalised as soon as possible. Increasing penalties for wasteful expenditure The National Treasury should increase penalties for unauthorised, irregular and wasteful expenditure, which places unnecessarily pressure on the fiscus. 119 The National Treasury does not have authority to impose penalties for irregular expenditure. Remedial actions are the responsibility of accounting officers and authorities. The National Treasury will only condone irregular and wasteful expenditure after the accounting authorities demonstrate they have taken appropriate action. All state-owned entities and development finance institutions will report on performance indicators on compliance with their memorandum of incorporation, the Public Finance Management Act, regulations from the National Treasury, the Companies Act (2008) and the King reports on good governance. Any transgression will require the company’s board to provide Parliament with detailed reports of all incidents relating to corrupt practices and disciplinary actions taken against the perpetrators. The JSE is reviewing the requirements for bond listing by state-owned companies, in line with the requirements for listing of equities. Its focus will be on the competence and proper appointment of boards. The National Treasury has developed communication and process plans for managing engagements with the ratings agencies. The same information on sovereign rating developments is provided to the public and the finance committees. This plan is executed at policy events such as the State of the Nation Address, the Budget Review, and the Medium Term Budget Policy Statement. The communications campaign uses television stations, print media, social media and online publications. The process plan includes conference calls with the ratings agencies on the days that the budgets are tabled in February and October to ensure that the agencies get timely information from policymakers. Officials from the National Treasury also hold face-to-face meetings with the ratings agencies, conduct international road shows and attend meetings of the International Monetary Forum and the Group of 20. The National Treasury has also partnered with the departments of Energy, Public Service and Administration, Public Enterprises, Economic Development, and Trade and Industry to address issues raised by the agencies.

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B Tax expenditure statement Introduction The tax system is aimed primarily at raising sufficient revenues to finance government spending. It can also be used to promote socio-economic objectives through targeted tax exemptions, deductions or credits. Tax expenditures are estimates of the total revenue forgone as a result of preferential tax treatment. This annexure presents government’s latest estimates of the fiscal cost of tax expenditures, as well as the methodology used to produce these estimates. In the 2015/16 fiscal year – the latest year for which data is available – tax expenditures were estimated at R159.3 billion, or 3.9 per cent of GDP. There were 29 tax expenditures estimated in 2015/16, and the largest four expenditures accounted for nearly 65 per cent of the total. These related to deductions for pension and retirement annuity contributions, vehicle manufacturer incentives, value-added tax (VAT) relief for basic food items, and credits for medical contributions and qualifying expenses. Tax expenditure estimates The estimates presented in Table B.1 are calculated using the “revenue forgone” method. This entails comparing actual revenue collections with revenues that would have been collected without the incentives in place. Changes to estimation methods since the 2017 Budget There have been no significant changes in the tax expenditure estimation methodology since the 2017 Budget. Most of the personal income tax and corporate income tax expenditure estimates are calculated using South African Revenue Service administrative data, allowing expenditures to be accounted for on an accrual basis. More accurate data and estimation methodologies have prompted revisions to the historical tax expenditure estimates in Table B.1. In addition, film incentive expenditure estimates are now based on data relating both to allowances under section 24F of the Income Tax Act (1962), which was repealed in 2013, as well as exemptions under section 12O, which is now the sole tax incentive for films. Trends in tax expenditure: 2012/13 – 2015/16 This section uses historical data to analyse trends in tax expenditures between 2012/13 and 2015/16. In total, 29 tax expenditures were estimated for both 2012/13 and 2015/16. Tax credits for medical contributions and qualifying expenses were introduced in 2012/13 to replace income tax deductions for medical scheme contributions, while the employment tax incentive was introduced in 2013/14. Monitoring the cost of tax expenditures improves fiscal transparency by allowing greater public scrutiny of government’s tax policy decisions. Presenting total tax expenditures relative to benchmarks such as 121

2018 BUDGET REVIEW

GDP contextualises the forgone revenue and aids comparison of direct and indirect government expenditures.

Figure B.1 Share of total tax expenditure per tax type



Value-added tax
Corporate income tax
Personal income tax
Customs and excise duties
2015/16
35
5
37
23
2012/13
38
3
42
17
0
10
20
30
40
50
60
70
80
90
100
Per cent

Source: National Treasury

Figure B.1 compares the share of tax expenditures by tax type between 2012/13 and 2015/16. Personal income tax and VAT expenditures have historically made up the majority of tax expenditures, respectively accounting for 42 per cent and 38 per cent of total tax expenditures in 2012/13. By 2015/16, customs and excise expenditures increased to 23 per cent, up from 17 per cent in 2012/13.

The total value of tax expenditures grew by R36.2 billion over the period, from R123.1 billion in 2012/13 to R159.3 billion in 2015/16. This was equivalent to average tax expenditure growth of 9.8 per cent per year, compared to average annual nominal GDP growth of 7.6 per cent over the same period. Much of the increase in total tax expenditures stems from higher customs and excise expenditures, largely the result of strong growth in expenditures related to the Motor Industry Development Programme. Tax expenditures due to this programme, which was replaced in 2013 by the Automotive Production Development Programme, grew by 14 per cent compounded annually over the period. In 2015/16, forgone revenue related to the Automotive Production Development Programme was the largest tax expenditure item at R26.9 billion, which is about 17 per cent of total tax expenditures. Expenditures related to VAT zero-rated municipal property tax collections and diesel refunds also grew strongly over the period.

Figure B.2 Tax expenditure as a share of tax revenues and nominal GDP



Tax expenditure/gross tax revenue
Tax expenditure/nominal GDP (right axis)
Per cent
15.2
15.0
14.8
14.6
14.4
3.9
3.8
3.7
3.6
Per cent
2012/13
2013/14
2014/15
2015/16

Source: National Treasury

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ANNEXURE B: TAX EXPENDITURE STATEMENT Figure B.2 shows that tax expenditure has increased relative to nominal GDP as government maintained its level of support for policy objectives through the tax system, despite slower economic growth. Over the past four years, nominal GDP growth continued to slow, averaging 7.6 per cent annually. As a result, tax expenditures as a share of nominal GDP increased from 3.7 per cent in 2012/13 to 3.9 per cent in 2015/16. Tax revenue growth outpaced both that of output and tax expenditures over the period, with expenditure as a share of revenue decreasing marginally. The share of tax expenditures to total revenue declined from 15.1 per cent in 2012/13 to 14.9 per cent in 2015/16. Tax expenditures have experienced strong growth over the last four years. Government will continue to evaluate these tax incentives to determine their effectiveness relative to their increased cost to GDP. Evaluation of tax expenditures Evaluating tax expenditures is complicated, but important to prevent wasteful spending. Tax expenditures are often not subject to the same level of oversight as other spending decisions in the budget, but they can become a drain on the fiscus if they are not reviewed periodically. Tax expenditure evaluations assess the success of the policy in achieving its stated objectives and its effects on the behaviour of recipients. For example, they can determine whether an incentive promoted an activity that would not have occurred in its absence, such as stimulating investment or creating additional jobs. In addition, economic efficiency, sustainability in terms of revenue forgone and administrative complexity should be key elements of the evaluation. Government has started assessing the merit of these tax expenditures, along with the business incentives offered more broadly. The Department of Planning, Monitoring and Evaluation is evaluating business incentives to maximise the efficiency and effectiveness of the current system. The evaluation will focus on both tax and non-tax financial incentives, such as subsidies. In addition, the Department of Trade and Industry and the National Treasury are reviewing the tax incentive for industrial policy projects in terms of section 12I of the Income Tax Act. The window period for the incentive was extended to 31 March 2020 to allow sufficient time for the review process to inform a decision on the future of the incentive. Expenditure related to the Automotive Production Development Programme is currently the largest tax expenditure item. More broadly, the programme is being reviewed by the Department of Trade and Industry as part of the South African Automotive Masterplan project. The review will assess to what extent the programme has met its intended objectives, and produce recommendations on how it should be amended. 123

2018 BUDGET REVIEW

Table B.1 Tax expenditure estimates

R million	2012/13	2013/14	2014/15	2015/16
Personal income tax				
Pension and retirement annuity contributions[1]	26 314	28 467	30 485	31 772
Pension contributions – employees	*9 684*	*10 457*	*11 116*	*11 561*
Pension contributions – employers	*11 234*	*12 131*	*12 895*	*13 411*
Retirement annuity	*5 395*	*5 879*	*6 474*	*6 799*
Medical	20 272	21 883	19 750	20 442
Medical contributions & deductions	*3 801*	*4 313*	–	–
Medical tax credits[2]	*16 471*	*17 570*	*19 750*	*20 442*
Interest exemptions	2 067	2 191	2 418	2 592
Secondary rebate (65 years and older)	1 533	1 711	2 087	2 186
Tertiary rebate (75 years and older)	119	132	177	185
Donations	620	826	963	633
Capital gains tax (annual exclusion)	309	393	458	446
Total personal income tax	**51 233**	**55 603**	**56 338**	**58 256**
Corporate income tax[3]				
Small business corporation tax savings	1 939	2 318	2 414	2 356
Reduced headline rate	*1 912*	*2 286*	*2 383*	*2 317*
Section 12E depreciation allowance	*27*	*31*	*31*	*39*
Research and development	197	199	104	216
Learnership allowances	857	830	511	728
Strategic industrial projects[4]	455	210	30	18
Film incentive[5]	354	36	13	2
Urban development zones	252	290	283	182
Employment tax incentive[6]	–	143	2 420	4 063
Total corporate income tax	**4 053**	**4 026**	**5 776**	**7 566**
Value-added tax				
Zero-rated supplies	46 139	49 611	51 123	55 013
19 basic food items[7]	*18 628*	*20 107*	*21 503*	*22 793*
Petrol[8]	*15 343*	*16 276*	*16 065*	*15 901*
Diesel[8]	*1 759*	*2 101*	*2 146*	*1 911*
Paraffin[8]	*611*	*702*	*659*	*536*
Municipal property rates	*9 598*	*10 209*	*10 522*	*13 639*
Reduced inclusion rate for commercial accommodation	*199*	*216*	*228*	*233*
Exempt supplies (public transport and education)	1 088	1 175	1 256	1 332
Total value-added tax	**47 228**	**50 786**	**52 379**	**56 345**
Customs duties and excise				
Motor vehicles (MIDP/APDP, including IRCCs)[9]	15 823	18 415	23 467	26 936
Textile and clothing (duty credits – DCCs)[9]	652	468	539	788
Furniture and fixtures	163	156	180	217
Other customs[10]	678	665	911	1 040
Diesel refund[11]	3 276	4 955	5 870	8 175
Total customs and excise	**20 592**	**24 659**	**30 967**	**37 156**
Total tax expenditure	**123 106**	**135 075**	**145 460**	**159 323**
Tax expenditure as % of total gross tax revenue	**15.1%**	**15.0%**	**14.7%**	**14.9%**
Total gross tax revenue	813 826	900 015	986 295	1 069 983
Tax expenditure as % of GDP	**3.7%**	**3.7%**	**3.8%**	**3.9%**

1. Some of this tax expenditure is recouped when amounts are withdrawn as either a lump sum or an annuity
2. Medical credits were introduced in 2012/13 to replace income tax deductions for medical scheme contributions
3. Tax and fiscal year alignment as in the annual Tax Statistics publication, e.g. 2015/16 corporate tax expenditure estimates relate to the 2016 tax year
4.Tax expenditure for all years is attributable to allowances under sections 12G and 12I
5.Tax expenditure for all years is attributable to allowances under section 24F and exemptions under section 12O
6. Reflected as corporate tax expenditures as employers claim the incentive – credited against their PAYE liability
7. VAT relief in respect of basic food items based on 2010/11 Income and Expenditure Survey data
8. Based on fuel volumes and average retail selling prices
9. Motor Industry Development Programme (MIDP), replaced in 2013 by the Automotive Production Development Programme (APDP); import rebate credit certificate (IRCC); duty credit certificates (DCC)
10. Goods manufactured exclusively for exports, television monitors and agricultural goods exempted
11. Diesel refund previously offset against domestic VAT has been added
Source: National Treasury

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C

Additional tax policy and administrative adjustments

This annexure should be read with Chapter 4 of the *Budget Review*. It elaborates on some of the proposals contained in the chapter, clarifies certain matters and presents additional technical proposals arising from the annual tax policy process.

Personal income tax

The proposed tax schedule in Table 4.5 in Chapter 4 partially compensates individuals for the effect of inflation. The effects of these proposals are set out in tables C.1, C.2 and C.3.

Table C.1 Annual income tax payable and average tax rates, 2018/19 (taxpayers below 65)

Taxable income (R)	2017/18 rates (R)	Proposed 2018/19 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
85 000	1 665	1 233	-432	-25.9%	2.0%	1.5%
90 000	2 565	2 133	-432	-16.8%	2.9%	2.4%
100 000	4 365	3 933	-432	-9.9%	4.4%	3.9%
120 000	7 965	7 533	-432	-5.4%	6.6%	6.3%
150 000	13 365	12 933	-432	-3.2%	8.9%	8.6%
200 000	23 174	22 265	-910	-3.9%	11.6%	11.1%
250 000	36 174	35 265	-910	-2.5%	14.5%	14.1%
300 000	49 347	48 265	-1 083	-2.2%	16.4%	16.1%
400 000	80 347	78 972	-1 375	-1.7%	20.1%	19.7%
500 000	115 824	113 807	-2 017	-1.7%	23.2%	22.8%
750 000	212 490	210 473	-2 017	-0.9%	28.3%	28.1%
1 000 000	314 990	312 973	-2 017	-0.6%	31.5%	31.3%
1 500 000	519 990	517 973	-2 017	-0.4%	34.7%	34.5%
2 000 000	744 990	742 973	-2 017	-0.3%	37.2%	37.1%

Source: National Treasury

125

2018 BUDGET REVIEW

Table C.2 Annual income tax payable and average tax rates, 2018/19 (taxpayers aged 65 to 74)

Taxable income (R)	2017/18 rates (R)	Proposed 2018/19 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
120 000	484	–	-484	-100.0%	0.4%	0.0%
150 000	5 884	5 220	-664	-11.3%	3.9%	3.5%
200 000	15 693	14 552	-1 142	-7.3%	7.8%	7.3%
250 000	28 693	27 552	-1 142	-4.0%	11.5%	11.0%
300 000	41 866	40 552	-1 314	-3.1%	14.0%	13.5%
400 000	72 866	71 259	-1 607	-2.2%	18.2%	17.8%
500 000	108 343	106 094	-2 249	-2.1%	21.7%	21.2%
750 000	205 009	202 760	-2 249	-1.1%	27.3%	27.0%
1 000 000	307 509	305 260	-2 249	-0.7%	30.8%	30.5%
1 500 000	512 509	510 260	-2 249	-0.4%	34.2%	34.0%
2 000 000	737 509	735 260	-2 249	-0.3%	36.9%	36.8%

Source: National Treasury

Table C.3 Annual income tax payable and average tax rates, 2018/19 (taxpayers aged 75 and over)

Taxable income (R)	2017/18 rates (R)	Proposed 2018/19 rates (R)	Tax change (R)	% change	Average tax rates	
					Old rates	New rates
150 000	3 393	2 646	-747	-22.0%	2.3%	1.8%
200 000	13 203	11 978	-1 225	-9.3%	6.6%	6.0%
250 000	26 203	24 978	-1 225	-4.7%	10.5%	10.0%
300 000	39 376	37 978	-1 398	-3.5%	13.1%	12.7%
400 000	70 376	68 685	-1 690	-2.4%	17.6%	17.2%
500 000	105 853	103 520	-2 332	-2.2%	21.2%	20.7%
750 000	202 518	200 186	-2 332	-1.2%	27.0%	26.7%
1 000 000	305 018	302 686	-2 332	-0.8%	30.5%	30.3%
1 500 000	510 018	507 686	-2 332	-0.5%	34.0%	33.8%
2 000 000	735 018	732 686	-2 332	-0.3%	36.8%	36.6%

Source: National Treasury

Customs and excise duty

Government proposes that the customs and excise duties in the Customs and Excise Act (1964, section A of part 2 of schedule 1) be amended with effect from 21 February 2018 to the extent shown in Table C.4.

126

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2017/18 – 2018/19[1]

Tariff item	Tariff subheading	Article description	2017/18 Rate of excise duty	2018/19 Rate of excise duty
104.00		**PREPARED FOODSTUFFS; BEVERAGES, SPIRITS AND VINEGAR; TOBACCO**		
104.01	**19.01**	**Malt extract; food preparations of flour, groats, meal, starch or malt extract, not containing cocoa or containing less than 40 per cent by mass of cocoa calculated on a totally defatted basis, not elsewhere specified or included; food preparations of goods of headings 04.01 to 04.04, not containing cocoa or containing less than 5 per cent by mass of cocoa calculated on a totally defatted basis not elsewhere specified or included:**		
104.01.10	1901.90.20	Traditional African beer powder as defined in Additional Note 1 to Chapter 19	34,7c/kg	34,7c/kg
104.10	**22.03**	**Beer made from malt:**		
104.10.10	2203.00.05	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.10.20	2203.00.90	Other	R86.39/li aa	R95.03/li aa
104.15	**22.04**	**Wine of fresh grapes, including fortified wines; grape must (excluding that of heading 20.09):**		
104.15.01	2204.10	Sparkling wine	R11.46/li	R12.43/li
104.15	**2204.21**	**In containers holding 2 li or less:**		
104.15	**2204.21.4**	**Unfortified wine:**		
104.15.03	2204.21.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.61/li	R3.91/li
104.15.04	2204.21.42	Other	R175.19/li aa	R190.08/li aa
104.15	**2204.21.5**	**Fortified wine:**		
104.15.05	2204.21.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.17/li	R6.54/li
104.15.06	2204.21.52	Other	R175.19/li aa	R190.08/li aa
104.15	**2204.22**	**In containers holding more than 2 li but not more than 10 li:**		
104.15	**2204.22.4**	**Unfortified wine:**		
104.15.13	2204.22.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.61/li	R3.91/li
104.15.15	2204.22.42	Other	R175.19/li aa	R190.08/li aa
104.15	**2204.22.5**	**Fortified wine:**		
104.15.17	2204.22.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.17/li	R6.54/li
104.15.19	2204.22.52	Other	R175.19/li aa	R190.08/li aa
104.15	**2204.29**	**Other:**		
104.15	**2204.29.4**	**Unfortified wine:**		
104.15.21	2204.29.41	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 16.5 per cent by vol.	R3.61/li	R3.91/li
104.15.23	2204.29.42	Other	R175.19/li aa	R190.08/li aa
104.15	**2204.29.5**	**Fortified wine:**		
104.15.25	2204.29.51	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.17/li	R6.54/li
104.15.27	2204.29.52	Other	R175.19/li aa	R190.08/li aa

127

2018 BUDGET REVIEW

Table C.4 Specific excise duties, 2017/18 – 2018/19[1] *(continued)*

Tariff item	Tariff subheading	Article description	2017/18 Rate of excise duty	2018/19 Rate of excise duty
104.16	**22.05**	**Vermouth and other wine of fresh grapes flavoured with plants or aromatic substances:**		
104.16	**2205.10**	**In containers holding 2 li or less:**		
104.16.01	2205.10.10	Sparkling	R11.46/li	R12.43/li
104.16	**2205.10.2**	**Unfortified:**		
104.16.03	2205.10.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.61/li	R3.91/li
104.16.04	2205.10.22	Other	R175.19/li aa	R190.08/li aa
104.16	**2205.10.3**	**Fortified:**		
104.16.05	2205.10.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.17/li	R6.54/li
104.16.06	2205.10.32	Other	R175.19/li aa	R190.08/li aa
104.16	**2205.90**	**Other:**		
104.16	**2205.90.2**	**Unfortified:**		
104.16.09	2205.90.21	With an alcoholic strength of at least 4.5 per cent by volume but not exceeding 15 per cent by vol.	R3.61/li	R3.91/li
104.16.10	2205.90.22	Other	R175.19/li aa	R190.08/li aa
104.16	**2205.90.3**	**Fortified:**		
104.16.11	2205.90.31	With an alcoholic strength of at least 15 per cent by volume but not exceeding 22 per cent by vol.	R6.17/li	R6.54/li
104.16.12	2205.90.32	Other	R175.19/li aa	R190.08/li aa
104.17	**22.06**	**Other fermented beverages (for example, cider, perry, mead, saké); mixtures of fermented beverages and mixtures of fermented beverages and non-alcoholic beverages, not elsewhere specified or included:**		
104.17.03	2206.00.05	Sparkling fermented fruit or mead beverages; mixtures of sparkling fermented beverages derived from the fermentation of fruit or honey; mixtures of sparkling fermented fruit or mead beverages and non-alcoholic beverages	R11.46/li	R12.43/li
104.17.05	2206.00.15	Traditional African beer as defined in Additional Note 1 to Chapter 22	7,82c/li	7,82c/li
104.17.07	2206.00.17	Other fermented beverages, unfortified, with an alcoholic strength of less than 2.5 per cent by volume	R86.39/li aa	R95.03/li aa
104.17.09	2206.00.19	Other fermented beverages of non-malted cereal grains, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R86.39/li aa	R95.03/li aa
104.17.11	2206.00.21	Other mixtures of fermented beverages of non-malted cereal grains and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 9 per cent by vol.	R86.39/li aa	R95.03/li aa
104.17.15	2206.00.81	Other fermented apple or pear beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R86.39/li aa	R95.03/li aa

128

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS

Table C.4 Specific excise duties, 2017/18 – 2018/19[1] *(continued)*

Tariff item	Tariff subheading	Article description	2017/18 Rate of excise duty	2018/19 Rate of excise duty
104.17.16	2206.00.82	Other fermented fruit beverages and mead beverages, including mixtures of fermented beverages derived from the fermentation of fruit or honey, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R86.39/li aa	R95.03/li aa
104.17.17	2206.00.83	Other fermented apple or pear beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.17.21	2206.00.84	Other fermented fruit beverages and mead beverages including mixtures of fermented beverages derived from the fermentation of fruit or honey, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.17.22	2206.00.85	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, unfortified, with an alcoholic strength of at least 2.5 per cent by volume but not exceeding 15 per cent by vol.	R86.39/li aa	R95.03/li aa
104.17.25	2206.00.87	Other mixtures of fermented fruit or mead beverages and non-alcoholic beverages, fortified, with an alcoholic strength of at least 15 per cent by volume but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.17.90	2206.00.90	Other	R175.19/li aa	R190.08/li aa
104.21	**22.07**	**Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher; ethyl alcohol and other spirits, denatured, of any strength:**		
104.21.01	2207.10	Undenatured ethyl alcohol of an alcoholic strength by volume of 80 per cent vol. or higher	R175.19/li aa	R190.08/li aa
104.21.03	2207.20	Ethyl alcohol and other spirits, denatured, of any strength	R175.19/li aa	R190.08/li aa
104.23	**22.08**	**Undenatured ethyl alcohol of an alcoholic strength by volume of less than 80 per cent vol.; spirits, liqueurs and other spirituous beverages:**		
104.23	**2208.20**	**Spirits obtained by distilling grape wine or grape marc:**		
104.23	**2208.20.1**	**In containers holding 2 li or less:**		
104.23.01	2208.20.11	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R171.07/li aa
104.23.02	2208.20.19	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.20.9**	**Other:**		
104.23.03	2208.20.91	Brandy as defined in Additional Note 7 to Chapter 22	R149.23/li aa	R171.07/li aa
104.23.04	2208.20.99	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.30**	**Whiskies:**		
104.23.05	2208.30.10	In containers holding 2 li or less	R175.19/li aa	R190.08/li aa
104.23.07	2208.30.90	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.40**	**Rum and other spirits obtained by distilling fermented sugarcane products:**		
104.23.09	2208.40.10	In containers holding 2 li or less	R175.19/li aa	R190.08/li aa
104.23.11	2208.40.90	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.50**	**Gin and Geneva:**		
104.23.13	2208.50.10	In containers holding 2 li or less	R175.19/li aa	R190.08/li aa
104.23.15	2208.50.90	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.60**	**Vodka:**		
104.23.17	2208.60.10	In containers holding 2 li or less	R175.19/li aa	R190.08/li aa
104.23.19	2208.60.90	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.70**	**Liqueurs and cordials:**		
104.23	**2208.70.2**	**In containers holding 2 li or less:**		

129

2018 BUDGET REVIEW

Table C.4 Specific excise duties, 2017/18 – 2018/19[1] *(continued)*

Tariff item	Tariff subheading	Article description	2017/18 Rate of excise duty	2018/19 Rate of excise duty
104.23.21	2208.70.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.23.22	2208.70.22	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.70.9**	**Other:**		
104.23.23	2208.70.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.23.24	2208.70.92	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.90**	**Other:**		
104.23	**2208.90.2**	**In containers holding 2 li or less:**		
104.23.25	2208.90.21	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.23.26	2208.90.22	Other	R175.19/li aa	R190.08/li aa
104.23	**2208.90.9**	**Other:**		
104.23.27	2208.90.91	With an alcoholic strength by volume exceeding 15 per cent by vol. but not exceeding 23 per cent by vol.	R71.82/li aa	R76.08/li aa
104.23.28	2208.90.92	Other	R175.19/li aa	R190.08/li aa
104.30	**24.02**	**Cigars, cheroots, cigarillos and cigarettes, of tobacco or of tobacco substitutes:**		
104.30	**2402.10**	**Cigars, cheroots and cigarillos containing tobacco:**		
104.30.01	2402.10.10	Imported from Switzerland	R3298.56/kg net	R3578.94/kg net
104.30.03	2402.10.90	Other	R3298.56/kg net	R3578.94/kg net
104.30	**2402.20**	**Cigarettes containing tobacco:**		
104.30.05	2402.20.10	Imported from Switzerland	R7.15/10 cigarettes	R7.76/10 cigarettes
104.30.07	2402.20.90	Other	R7.15/10 cigarettes	R7.76/10 cigarettes
104.30	**2402.90.1**	**Cigars, cheroots and cigarillos of tobacco substitutes:**		
104.30.09	2402.90.12	Imported from Switzerland	R3298.56/kg net	R3578.94/kg net
104.30.11	2402.90.14	Other	R3298.56/kg net	R3578.94/kg net
104.30	**2402.90.2**	**Cigarettes of tobacco substitutes:**		
104.30.13	2402.90.22	Imported from Switzerland	R7.15/10 cigarettes	R7.76/10 cigarettes
104.30.15	2402.90.24	Other	R7.15/10 cigarettes	R7.76/10 cigarettes
104.35	**24.03**	**Other manufactured tobacco and manufactured tobacco substitutes; "homogenised" or "reconstituted" tobacco; tobacco extracts and essences:**		
104.35	**2403.1**	**Smoking tobacco, whether or not containing tobacco substitutes in any proportions:**		
104.35.01	2403.11	Water pipe tobacco specified in Subheading Note 1 to Chapter 24	R182.24/kg net	R197.73/kg net
104.35	**2403.19**	**Other:**		
104.35.02	2403.19.10	Pipe tobacco in immediate packings of a content of less than 5 kg	R182.24/kg net	R197.73/kg net
104.35.03	2403.19.20	Other pipe tobacco	R182.24/kg net	R197.73/kg net
104.35.05	2403.19.30	Cigarette tobacco	R321.45/kg	R348.77/kg
104.35	**2403.99**	**Other:**		
104.35.07	2403.99.30	Other cigarette tobacco substitutes	R321.45/kg	R348.77/kg
104.35.09	2403.99.40	Other pipe tobacco substitutes	R182.24/kg net	R197.73/kg net

1. The chapter references in this table refer to chapters of the schedule to the Customs and Excise Act (1964)

Source: National Treasury

130

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Additional tax amendments Additional tax amendments proposed for the upcoming legislative cycle are set out below. Individuals, employment and savings Splitting of medical fees tax credits The Income Tax Act (1962) provides a tax rebate (medical tax credit) for individuals. The medical tax credit consists of two components: medical scheme fees for approved medical scheme contributions and additional medical expenses for out-of-pocket medical payments. Government is concerned that some taxpayers may be excessively benefiting from this rebate, specifically in instances where multiple taxpayers contribute toward the medical scheme or expenses of another person (for example, adult children jointly contributing to their elderly mother’s medical scheme). Where taxpayers carry a share of the medical scheme, contribution or medical cost, it is proposed that the medical tax credit should also be apportioned between the various contributors. Clarifying the tax treatment and obligations of funds managed by bargaining councils Bargaining councils were consulted in 2017 regarding the correct tax treatment of employee and employer contributions to, and payments from, bargaining council funds. A general consensus emerged that the majority of existing funds can be accommodated by withholding taxes on contributions at the employer level, which also has the best administrative architecture in place. Transitionary arrangements can be considered for a small minority of more complicated fund types to ensure smooth implementation. Removing the fringe benefit for preferential interest rates to employees for housing In 2014, legislative changes were made to remove the fringe benefit that previously applied to employees with remuneration below R250 000 for the acquisition of low-cost housing with a value below R450 000. In line with government policy to promote the provision of housing, it is proposed that the relief from this fringe benefit tax be extended to loans at preferential interest rates, which are solely for housing use, made to employees who satisfy the same remuneration criteria for loans with a value of less than R450 000. Retirement reforms Tax treatment of contributions to retirement funds situated outside South Africa: The Income Tax Act currently exempts all retirement benefits from a foreign source for employment rendered outside of South Africa from taxation. The interaction of this exemption with double taxation agreements and other provisions of the Income Tax Act will be reviewed to ensure that the principle of allowing deductible contributions only in cases where benefits are taxable is upheld. Align tax treatment of preservation funds upon emigration: Upon formal emigration an individual is able to withdraw the full value of their retirement annuity, after paying the applicable taxes. Government will consider aligning the tax treatment of different types of retirement fund withdrawals in such circumstances. Allowing transfers to pension and provident preservation funds after retirement: In 2017, amendments were made to allow the transfer of pension or provident fund amounts to a retirement annuity fund after the retirement date of an employee. These amendments expanded the choice of available retirement funds if an individual decided to postpone retirement. Pension preservation and provident preservation funds were excluded as the administration required to disallow once-off withdrawals from these funds was considered too onerous. Industry consultations indicate that the system changes will not be burdensome, thus it is proposed that transfers to pension preservation and provident preservation funds be catered for in the legislation. 131

2018 BUDGET REVIEW Rectifying tax anomalies on the transfer of retirement funds: The transfer of fund amounts between, or within, retirement funds at the same employer has inadvertently led to a tax liability for members, due to the current wording of the legislation. In principle, there should be no additional tax consequence for members if the transfers refer to amounts that have already been contributed to the retirement fund. Legislative amendments will be retrospectively introduced to correct these unintended tax liabilities. Business (general) Amendments resulting from the application of debt relief rules In 2017, the Income Tax Act was amended to address the tax consequences of applying debt relief rules. Government has noted concerns about unintended consequences that may arise from the application of these tax amendments. It is proposed that further amendments be made to address these concerns. Refining anti-avoidance rules dealing with share buybacks and dividend stripping In 2017, anti-avoidance rules dealing with share buybacks and dividend stripping were strengthened. One of the legislative provisions specified that anti-avoidance rules would override corporate reorganisation rules to prevent taxpayers from stripping dividends out of a target company, and thereby devaluing the company, before a reorganisation transaction. It has come to government’s attention that these changes may affect some legitimate transactions and arrangements. As a result, it is proposed that the interaction of these anti-avoidance rules and some of the corporate reorganisation rules be reviewed. In addition, anti-avoidance rules dealing with share buybacks and dividend stripping regarding preference shares should be clarified. Refining rules for debt-financed acquisitions of controlling interest in an operating company Following the proposed suspension of intra-group transactions in 2012, a special interest deduction was introduced instead of allowing implementation of debt push-down structures. Companies can claim this deduction if they used debt funding to acquire a qualifying controlling interest in an operating company. In 2015, the legislation was amended to prevent the abuse of this deduction. To qualify for this deduction, an operating company is now defined as a company where at least 80 per cent of its receipts and accruals constitute income for tax purposes. However, amendments to the current provisions are needed to clarify when this test should be applied. In addition, it is proposed that the legislation be reviewed to determine whether this test should be applied when an operating company transfers its business as a going concern to a company that forms part of the same group of companies as that operating company. Addressing the abuse of collateral lending arrangement provisions Since 2015, tax relief has been provided for the transfer of listed shares or both local and foreign government bonds in collateral lending arrangements. If a listed share is transferred as collateral in a lending arrangement, there are no income tax and securities transfer tax implications for 24 months. However, this means that foreign shareholders can reduce their dividends tax rate to zero by taking out a loan with a South African resident company and using the listed shares as collateral. The resident company receives a tax-free dividend and afterwards, per the collateral agreement, pays an amount (called a manufactured dividend) based on the dividend received by that resident company to that foreign company, free of dividends tax. It is proposed that legislation be amended to prevent this abuse. 132

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS Business (financial sector) Clarifying the tax treatment of doubtful debts In 2015, the South African Revenue Service (SARS) Commissioner’s discretion in administering the Income Tax Act was reviewed and amended in anticipation of the move to a self-assessment income tax system. In 2015, the Commissioner’s discretion on a doubtful debts allowance under section 11(j) of the act was deleted with effect from a date to be announced. The intention of such a deletion was that, in future, the allowance would be claimed according to criteria set out in a public notice issued by the Commissioner. However, no criteria have been formulated for the claiming of the allowance. To provide certainty, it is proposed that the criteria for determining the allowance should instead be included in the Income Tax Act. Clarifying tax amendments relating to long-term insurers The Income Tax Act was amended to introduce the risk policy fund for long-term insurers, effective from 2016. The tax treatment of long-term insurers was also amended due to the introduction of the solvency assessment and management framework. Recent amendments affecting the risk policy fund did not take effect when the fund was introduced. It is proposed that the effective date of the relevant amendments be so changed. Review of the provisions of the Income Tax Act referring only to the Johannesburg Stock Exchange Certain provisions of the Income Tax Act refer to the Johannesburg Stock Exchange (JSE) Limited or JSE Limited listing requirements. Following the introduction of additional stock exchanges in South Africa, it is proposed that the relevant tax provisions be reviewed to include the newly introduced stock exchanges, subject to certain regulatory and transparency criteria. Clarifying tax treatment of amounts received by portfolios of collective investment schemes In 2009, the Income Tax Act was amended to provide for collective investment schemes operating on behalf of investors with participatory interests. Amounts (other than capital amounts) are taxable in the portfolio of a collective investment scheme unless they are distributed to participatory interest holders within 12 months of accrual. Some collective investment schemes are trading frequently and arguing, contrary to current case law, that the profits are of a capital nature. It is proposed that the current rules be clarified to provide certainty on the treatment of trading profits in this context. Business (incentives) Review of venture capital company rules The uptake of government’s venture capital companies tax incentive regime, which aims to encourage investment in small and medium-sized business, has grown significantly over the past two years. However, administrative and technical issues are obstructing increased uptake. It is proposed that the legislation be amended to address rules relating to the investment income threshold limitations in the qualifying company test, as well as when the controlled company test needs to be applied. The rules relating to the connected person test also need to be reviewed, specifically the rule for retroactive withdrawal of venture capital company status. Reviewing the write-off period for electronic communication cables Most companies that provide telecommunications infrastructure have been moving from copper to fibre optic cables. To align the tax system with technological advances and international practice, government proposes reducing the period over which electronic communication lines and fibre optic cables are written off. Government will consider further alignment between taxpayers that own these assets and those with the right to use them. 133

2018 BUDGET REVIEW Increasing the distribution period for small business funding entities The Income Tax Act requires small business funding entities to distribute or incur an obligation to distribute 25 per cent of all amounts received or accrued from assets held during the tax year, excluding amounts from disposing of any of the assets held during the same tax year. However, practical difficulties arise when the small business funding entity receives an amount on the last day of the year of assessment and is consequently required to distribute or incur an obligation to distribute on the same day. It is proposed that small business funding entities be required to distribute 25 per cent of all amounts received or accrued from assets held during the tax year within 12 months of the end of the relevant tax year. International Overlap in the treatment of dividend in section 1 and section 31 of the Income Tax Act There is potential overlap between the treatment of a dividend as defined under section 1 and the treatment of a dividend under the transfer pricing provisions of section 31 of the act. To remove this anomaly, it is proposed that an amount should be treated as a dividend in specie (an amount distributed to shareholders in a form other than cash) for purposes of applying the transfer pricing provisions of section 31, unless the amount already constitutes a dividend as defined in section 1. Reversing exchange difference for exchange items disposed of at a loss Currently, the Income Tax Act provides for the reversal of foreign currency exchange differences when an exchange item1 becomes irrecoverable. It does this by reversing any exchange gains and losses relating to the portion of the exchange item that has become irrecoverable. However, the legislation does not provide relief where an exchange item is disposed of at a loss as a result of market forces and not because the debtor is unable to pay. It is proposed that the application of this relief be clarified. Review of the definition of “international shipping income” The definition of a South African ship limits the application of the income exemption for international shipping to South African ships only. The limitation may create unintended operational issues where a South African operator uses a replacement ship on a short-term basis, and no South African ship is available. For example, a South African shipping company may occasionally use a third-party vessel when their South African ship is undergoing maintenance, or experiencing port delays or fleet rotations. If this ship is not registered as South African, then the operator will lose the tax exemption. It is proposed that the definition of “international shipping income” be reviewed to take the issue described above into account under certain circumstances. Taxation of short-term insurers The Income Tax Act provisions regulating the taxation of short-term insurance apply only to short-term insurers resident in South Africa. However, the Insurance Act (2017) permits foreign reinsurers to operate reinsurance businesses in South Africa through branches rather than subsidiaries. In view of this development, the relevant provisions will be extended to apply to non-residents operating short-term insurance business through branches in South Africa. Extension of the application of controlled foreign company rules to foreign companies held through foreign trusts and foundations The Taxation Laws Amendment Act (2017) extended the application of controlled foreign company rules to foreign companies held through foreign trusts and foreign foundations. The draft Taxation Laws Amendment Bill (2017) developed related rules to classify distributions of discretionary foreign trusts or foreign foundations to individuals and trusts as income of the South African resident beneficiaries. This 1 As defined in the Income Tax Act. 134

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS was done to discourage the use of trusts to defer tax or recharacterise the nature of income. However, due to the complexity and broadness of the proposal, the specific rules were withdrawn and postponed to 2018. These rules will now be considered. Interest paid to the non-resident beneficiary of a trust In the current tax rules regarding interest paid to a non-resident beneficiary from a trust, it is unclear who bears the withholding obligation after vesting. Furthermore, the rules dealing with trust income and beneficiaries do not deem the trust to have paid interest to beneficiaries if they are non-residents. A rule will be considered to address this anomaly. Value-added tax Insertion of the definition of “face value of a debt transferred” A VAT-registered vendor is permitted to claim a deduction for VAT on taxable supplies that have to be written off, as they were provided on credit and the debt is irrecoverable, per section 22(1) of the VAT Act (1991). If the vendor cedes or sells the debt that has been written off on a non-recourse basis for an amount that is less than the amount owing, then the sale of the debt is exempt from VAT and the vendor is not required to make any adjustments to the previous VAT deduction. It has come to government’s attention that some vendors (such as collection agents or banks) that buy the book debt in terms of the abovementioned arrangement then attempt to claim a further VAT deduction if they write off all or part of this debt in future. This results in a double VAT deduction, which is against the intention of the legislation, as seen in the definition of “face value of a debt transferred” in the Explanatory Memorandum to the Taxation Laws Amendment Bill (1997). To prevent this double VAT deduction, it is proposed that the term “face value of a debt transferred” be defined in the VAT Act to take into account the policy rationale explained in the explanatory memorandum. Postponing the abolishment of the zero-rating of the supply of goods and services for the national housing programme In 2015, amendments were made to the VAT Act to abolish the zero-rating of the supply of goods and services for government’s national housing programme, with effect from 1 April 2017. In 2017, the legislation was amended to postpone the abolishment date for a further two years to 1 April 2019, as both the National Treasury and municipalities were not ready to enforce this change. Due to budgetary constraints, it is now proposed to postpone the effective date for this amendment indefinitely. Once confirmed, the Minister of Finance will publish the effective date in the Government Gazette. Tax administration Income tax Adjusting “official rate of interest” in the Income Tax Act: The “official rate of interest” is the current repurchase rate plus 100 basis points (7.75 per cent). This rate is used to quantify the fringe benefit of low interest rate loans provided by employers and the amount of a donation for low interest loans to trusts by connected persons. Given that interest rates lower than prime are now uncommon, it is proposed that the official rate be increased to a level closer to the prime rate of interest. This would allow the benefit of lower rates to be measured with reference to a rate that approximates the rate offered by commercial banks to low-risk clients. Dividends tax Repeal of requirement to submit returns by persons who received exempt dividends: In order to ease the administrative burden, it is proposed that the requirement for a person receiving a tax-exempt dividend to submit a return be repealed. 135

2018 BUDGET REVIEW Value-added tax Correction of tax invoices: In some cases, a vendor may issue a tax invoice that includes incorrect information in addition to correct VAT, value and supply information. As the document issued by the vendor does not qualify as a tax invoice, the recipient is unable to use it to deduct input tax, and may request a new version with the correct information so that it qualifies as a tax invoice. An amendment is proposed to clarify that, under the circumstances described above, a vendor that cancels the initial document and reissues an invoice with the correct information will not be committing an offence. The amendment will also require the vendor to maintain a proper audit trail across the initially issued document, the manner of cancellation and the reissued invoice. Credit notes for supplies after sale of an enterprise as a going concern: It is proposed that an amendment be made to clarify issuance of credit notes when an enterprise is sold as a going concern. In this case the purchaser of the enterprise will be allowed to issue a credit note for goods supplied by the seller of the enterprise and returned to the purchaser. Special returns for VAT purposes to be retained by vendors and be available on audit: An amendment is proposed that will require a vendor to retain relevant material instead of submitting special returns to SARS. Separate treatment of branches or divisions of a juristic person for VAT debt-collection purposes: The VAT legislation allows a vendor to register branches or divisions of a juristic person separately. Furthermore, the legislation regards such branches or divisions as separate enterprises, even though they are operated by a single person. An amendment is proposed to provide legal certainty that the provisions for collecting VAT debt will apply across all branches and divisions. Extension of joint and several liability for VAT to members of a joint venture: An amendment is proposed to provide legal certainty that the members of a joint venture may also be jointly and severally liable for the VAT debts of that venture. Tax treatment of cryptocurrency transactions: Cryptocurrencies are addressed by existing provisions in South African tax law. Cryptocurrencies pose risks to the income tax system as they are extremely volatile and their sustainability is uncertain. At the same time, the supply of cryptocurrency can cause administrative difficulties in the VAT system. To address these issues, it is proposed that the income tax and VAT legislation be amended. The Tax Administration Act Notification of commencement of an audit It is proposed that a taxpayer be notified at the start of an audit as part of efforts to keep all parties informed. Deregistration of non-compliant tax practitioners An amendment is proposed to ensure that non-compliant tax practitioners are deregistered. If a tax practitioner has not complied on a continuous or repetitive basis and does not correct their behaviour after being notified by the SARS Commissioner, they will be deregistered as a tax practitioner. Specific excise duties Holistic reform of the diesel refund administration system and separation from the VAT system The 2015 Budget Review announced the holistic reform of the diesel refund administration system. The National Treasury and SARS published a discussion document for public comment in February 2017. Extensive comments were received and processed. In 2018, the National Treasury and SARS will engage with affected industries and other role players as a next step in the reform process. These 136

ANNEXURE C: ADDITIONAL TAX POLICY AND ADMINISTRATIVE ADJUSTMENTS stakeholder-specific consultations will inform the design of the new diesel refund administration system, which will be announced in Budget 2019. The reform will also separate the diesel refund system from the VAT system. The introduction of a separate diesel refund system will supersede provisions of the VAT Act that refer specifically to the diesel refund system. It is proposed that section 16(3)(l) of the VAT Act be repealed with effect from the date at which the new diesel refund system commences. The Diamond Export Levy Act Rectifying an anomaly in the diamond export levy thresholds The Diamond Export Levy Act (2007) distinguishes between large, medium and small producers, based on turnover thresholds. The larger the producer, the more stringent the requirements for sales to local cutters and polishers. To avoid penalties, at least 40 per cent of the value of large producers’ sales must be sold to diamond beneficiation licence holders (local cutters and polishers). Medium-sized producers must sell at least 15 per cent to licence holders. As diamonds are traded solely in US dollars, rand depreciation against the dollar since 2007 has effectively halved the turnover thresholds in US dollar terms. It is proposed that the thresholds are adjusted to reflect the original US dollar equivalents to retain the policy intent. Technical corrections In addition to the amendments described above, the 2018 tax legislation will include various technical corrections, which mainly cover inconsequential items – typing errors, grammar, punctuation, numbering, incorrect cross-references, updating and removing obsolete provisions, removing superfluous text, and incorporating regulations and commonly accepted interpretations into formal law. Technical corrections also include changes to effective dates and the proper coordination of transitional tax changes. A final set of technical corrections relate to modifications that account for practical implementation of the tax law. Although tax amendments go through an intensive comment and review process, new issues arise once the law is applied (including obvious omissions and ambiguities). These issues typically arise when tax returns are prepared for the first time after the tax legislation is applied. Technical corrections of this nature are limited to recent legislative changes. 137

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D Public-sector infrastructure update Introduction This annexure provides an update on the status of major infrastructure projects. It reports on planned public-sector infrastructure spending, and presents a table of major projects under way or in preparation. In line with the medium-term strategic framework and the National Development Plan, the 2018 Budget prioritises spending on social and economic infrastructure such as schools, health facilities, roads and transport, energy, and water and sanitation. It also continues to fund programmes to improve the quality of infrastructure spending, and the capacity of government to plan and implement capital projects. Trends in public infrastructure spending Between 1998/99 and 2016/17, the public sector spent more than R2.7 trillion on infrastructure. The amount spent increased from R48 billion in 1998/99 to R249.9 billion in 2016/17, resulting in an average annual increase of 5.2 per cent after discounting inflation. State-owned companies have been the biggest contributors to public-sector expenditure over this period, spending R1.2 trillion in total. Municipalities and provincial departments have also increased their infrastructure spending, contributing R554 billion R643 billion respectively to build schools, hospitals, clinics and other community-related infrastructure. and 139 Definitions of infrastructure spending The annexure presents estimates of infrastructure spending across the public sector, which includes national, provincial and local government, as well as state-owned companies and other public entities. Public funds allocated to public-private partnerships are also included. The data in this annexure may differ from infrastructure or capital expenditure estimates presented elsewhere in the 2018 Budget Review. Here, “infrastructure” is defined broadly, including spending on new assets, replacements, maintenance and repairs, upgrades and additions, and rehabilitation, renovation and refurbishment of assets. Capital and interest payments are also included in the definition. In contrast, “capital spending” typically excludes maintenance and finance charges. The annexure also includes expenditure on public housing as part of infrastructure spending. In accounting terms, housing subsidies are usually defined as transfers rather than capital spending.

2018 BUDGET REVIEW

Figure D.1 Public-sector infrastructure spending


R billion
250
200
150
100
50
0
Per cent of GDP
8
6
4
2
0
1998/99
1999/00
2000/01
2001/02
2002/03
2003/04
2004/05
2005/06
2006/07
2007/08
2008/09
2009/10
2010/11
2011/12
2012/13
2013/14
2014/15
2015/16
2016/17
State-owned companies
Provincial departments
Local government
Public entities
Public-private partnerships
National departments
Total as a share of GDP (right axis)

Source: National Treasury

From 1998/99 to 2016/17, public-sector infrastructure expenditure as a share of gross domestic product (GDP) averaged 6 per cent. Both government agencies and public corporations have substantially increased their spending on economic infrastructure. However, public-sector infrastructure spending as a share of GDP has been steadily declining. Spending on social infrastructure, which includes schools, hospitals and sanitation, has grown at a slower pace in recent years.

Public-sector infrastructure spending highlights

Table D.1 summarises public-sector infrastructure plans for the next three years. The data in the table combines infrastructure financed at national, provincial and local government level with the expenditure estimates received from state-owned companies and other public entities. Public-sector infrastructure spending over the medium-term expenditure framework (MTEF) period is estimated to total R834.1 billion. Government's fiscal consolidation measures have resulted in reductions in allocations to major infrastructure grants, reducing infrastructure expenditure estimates for the 2018 MTEF period. Public housing and bulk infrastructure constructed through the *human settlements development grant* amounts to R57.1 billion. Although these assets are transferred to homeowners and not retained on the public-sector balance sheet, this spending is an important public contribution to the built environment.

State-owned companies continue to be the single largest contributor to capital investment, spending a projected R368.2 billion over the next three years. Provinces are expected to spend R165.3 billion on infrastructure over the same period, while municipalities are forecast to spend R183.8 billion.

Economic infrastructure spending, mainly by state-owned companies, accounts for 76.2 per cent of total public-sector infrastructure spending. These funds are used to expand power-generation capacity, upgrade and expand the transport network, and improve sanitation and water services. Social services infrastructure accounts for 20 per cent of total public-sector infrastructure spending. Of this, education and health account for 6 per cent and 4 per cent respectively.

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Table D.1 Public-sector infrastructure expenditure and estimates

R billion	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	MTEF Total
		Outcomes			Estimates			
Energy	67.8	65.9	67.0	62.0	74.1	81.1	63.6	**218.8**
Water and sanitation	29.5	31.5	30.8	35.6	36.9	38.5	42.8	**118.2**
Transport and logistics	92.4	81.3	70.9	84.9	86.9	93.7	107.6	**288.2**
Other economic services	13.0	13.2	14.3	6.7	4.6	3.2	3.0	**10.8**
Health	8.7	10.3	10.4	11.1	10.4	10.8	11.3	**32.6**
Education	15.4	18.0	17.8	18.7	15.5	15.6	15.8	**46.8**
Human settlements[1]	17.1	18.3	18.3	20.0	18.2	18.8	20.1	**57.1**
Other social services	9.3	11.9	10.3	11.1	10.0	10.0	10.6	**30.6**
Administration services[2]	9.0	10.9	10.1	10.0	9.5	10.5	10.9	**31.0**
Total	**262.2**	**261.2**	**249.9**	**260.1**	**266.0**	**282.3**	**285.8**	**834.1**
National departments	13.5	14.5	15.8	15.8	15.3	15.5	15.8	**46.6**
Provincial departments	56.4	60.6	62.6	62.6	53.5	54.9	56.9	**165.3**
Local government	53.2	54.7	54.4	63.6	59.7	60.4	63.7	**183.8**
Public entities[3]	19.2	17.8	17.1	15.6	16.2	17.4	18.1	**51.7**
Public-private partnerships	4.0	4.3	4.8	5.0	5.9	6.1	6.4	**18.5**
State-owned companies[3]	115.8	109.3	95.2	97.5	115.4	128.0	124.8	**368.2**
Total	**262.2**	**261.2**	**249.9**	**260.1**	**266.0**	**282.3**	**285.8**	**834.1**

1. Human settlements includes public housing to households and bulk infrastructure amounting to R57.1 billion over the MTEF period
2. Administration services include infrastructure spending by the Department of International Relations, the Department of Home Affairs, the Department of Public Works, Statistics South Africa and their entities
3. Public entities are financed by capital transfers from the fiscus and state-owned companies are financed from a combination of own revenue, borrowings and private funding
Source: National Treasury

Energy

Energy expenditure is expected to total R218.8 billion over the next three years, accounting for about 26 per cent of total public-sector infrastructure spending. Eskom accounts for R197.3 billion, or 90.2 per cent, of this amount.

Table D.2 Eskom expenditure and estimates

R billion	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
Medupi power station	9.5	7.4	7.3	8.3	5.8	5.5
Kusile	14.7	17.3	13.6	10.4	6.9	3.9
Ingula pumped-storage scheme	3.6	2.5	–	–	–	–
Matla refurbishment project	0.5	0.4	0.3	0.7	0.4	0.3
Duvha power station	0.4	0.3	0.3	0.3	0.4	0.0
765kV projects	0.9	1.1	1.1	2.3	1.5	1.3
Northern grid projects[1]	1.2	1.3	1.2	1.1	1.9	–
Cape grid projects[1]	0.9	1.1	0.7	1.1	0.1	–
Central grid projects[1]	0.4	1.0	1.0	1.5	0.2	0.0
Majuba rail	1.2	0.7	1.2	0.5	–	–
Koeberg steam generator replacement project	–	–	1.4	1.7	0.9	–
Other[2]	23.7	25.9	26.7	39.1	56.0	45.1
Total	**57.0**	**58.9**	**54.7**	**67.0**	**74.1**	**56.2**

1. Grid projects involve installation of transmission lines, new transformers and upgrading of substations
2. Other represents a collection of projects to enhance the system at generation, transmission and distribution level including maintenance projects
Source: Eskom

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The Department of Energy will focus on increasing household access to electricity over the medium term. A total of R17.3 billion has been allocated to support the Integrated National Electrification Programme in financing grid and non-grid (stand-alone power system) connections. The programme will fund an estimated 625 000 new connections to the grid over the MTEF period. An additional 20 000 households will be provided with non-grid connections per year. Over the medium term, transfers to municipalities for the Integrated National Electrification Programme will amount to R6.3 billion and transfers to Eskom will total R10.3 billion.

To increase energy efficiency and reduce reliance on the national grid, the Department of Energy will continue to implement the Solar Water Heater Programme and provide subsidies to municipalities to encourage the use of more energy-efficient technology. The programme is expected to produce and install 57 000 solar water heater units and save 1.5 terawatt-hours of energy over the next three years. However, spending will decrease from R742.5 million in 2017/18 to R442.7 million in 2020/21 as a result of expenditure reductions.

The Renewable Energy Independent Power Producer Procurement Programme was launched in August 2011 to secure private investment in new renewable energy generation capacity. In line with the national commitment to transition to a low-carbon economy, 14 725 megawatts (MW) will be procured from renewable energy sources.

Table D.3 indicates the different renewable energy technologies and their associated total capacity allocations. Government has committed to procuring this capacity in terms of the Integrated Resource Plan for Electricity 2010 to ensure South Africa has an optimal energy mix.

Table D.3 Renewable energy technologies

Technology	Megawatts
Onshore wind	6 360
Solar photovotaic	6 225
Concentrated solar power	1 200
Landfill, hydroelectric power, biomass, biogas and small (1-5 MW) projects	940
Total	**14 725**

Source: Independent Power Producer Office

Table D.4 summarises the renewable energy capacity procured under the independent power producer programme from inception to December 2017. A total of 6 426MW has been procured from 112 renewable energy independent power producer projects over seven bid windows with 3 774MW connected to the grid. More than 19 444 gigawatt-hours have been added to the national grid since 2011. Private-sector investment in the programme amounts to R201.8 billion to date, of which R48.7 billion is from foreign investors and financiers.

Table D.4 Renewable Energy Independent Power Producer Procurement Programme bid window summary

Bid window	Total number of projects	Total MW allocation	Number of projects in commercial operation	Total MW grid-connected
1	28	1 425	28	1 415
2	19	1 040	19	1 033
3	17	1 457	15	1 326
3.5	2	200	–	–
4	26	2 205	–	–
Small (1S2)	10	49	–	–
Small (2S2)	10	50	–	–
Total	**112**	**6 426**	**62**	**3 774**

Source: Independent Power Producer Office

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Water and sanitation

Government will spend R118.2 billion on water and sanitation over the next three years, contributing 14 per cent to public-sector infrastructure expenditure.

The Water Infrastructure Development Programme is allocated R39.6 billion over the medium term. Most of this allocation will be transferred to water boards for the provision of bulk infrastructure, to the Water Trading Entity and to the *regional bulk* and *water services infrastructure* grants.

Disbursements from the *regional bulk infrastructure grant* will total R17.9 billion over the medium term for the construction of 3 mega, 37 large and 33 small regional bulk water and sanitation projects. An additional R62.4 million will be transferred to the grant over the three years. A total of R13.6 billion has been allocated to the *water services infrastructure grant*, which will be used to replace the remaining 11 844 bucket sanitation systems in the Free State and Northern Cape provinces.

Transport and logistics

The public sector plans to spend R288 billion on transport and logistics over the medium term. This accounts for 34.5 per cent of total public-sector infrastructure expenditure during this period. These investments will improve the national transport infrastructure network, enhance the mobility of people and services, reduce transport costs and facilitate regional trade. Revenue from services provided by state-owned companies will help fund infrastructure investment, complemented by national and provincial allocations for road construction and maintenance of the non-toll network.

Transnet's capital expenditure is expected to total R101.5 billion over the next three years. Table D.5 below shows Transnet's major projects over the medium term.

Table D.5 Transnet expenditure and estimates

R million	2015/16	2016/17	2017/18	2018/19	2019/20	2020/22
Acquisition of 1 064 electric, diesel locomotives for the general freight business (Transnet freight rail)	7.1	6.1	7.2	7.6	7.2	8.0
New multi-product pipeline phase 1, including accumulation tanks	1.3	1.5	1.2	0.9	1.1	–
Capitalisation of infrastructure, locomotives and wagon maintenance	7.1	6.2	6.7	3.9	4.1	7.9
Acquisition of tugs	–	0.5	0.2	0.0	–	0.2
Mergers and acquisitions	–	–	1.0	2.0	4.0	4.0
Acquisition of 100 locomotives for coal (Transnet freight rail)	1.0	–	–	–	–	–
Other	13.6	7.1	7.0	12.8	15.6	22.2
Total	**30.2**	**21.4**	**23.1**	**27.2**	**32.0**	**42.2**

Source: Transnet

Over the MTEF period, major investments in roads, rail and ports include the following:

- The South African National Roads Agency Limited has been allocated funds under the Road Transport Programme to undertake projects to upgrade, strengthen and maintain non-tolled national roads. A total of R29.1 billion has been allocated to upgrade and maintain non-toll roads. In addition, R4.3 billion is allocated for the upgrade of the R573 (Moloto Road), R1.7 billion to compensate for the reduced tariffs for the Gauteng Freeway Improvement Project, R2.1 billion for the construction of the two bridges on the N2 Wild Coast project and R18.2 billion will be used for general road strengthening and maintenance.
- The *provincial roads maintenance grant* is allocated R34.6 billion to fund the resealing and rehabilitating of provincial roads. This includes R1 billion allocated over the first two years of the MTEF period for the maintenance of coal haulage roads in Mpumalanga.
- The Passenger Rail Agency of South Africa has been allocated R41.3 billion in capital transfers over the medium term to modernise the rail network. The modernisation programme includes the provision of

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2018 BUDGET REVIEW 125 new trains for Metrorail as part of the rolling stock renewal plans. Over the MTEF period, R6.4 billion has been allocated for signalling upgrades, R4.9 billion to overhaul and refurbish coaches, and R9.6 billion for other rail-related infrastructure improvements. The public transport network grant funds the operations of integrated public transport networks in 13 cities across the country and has been allocated R18.8 billion over the medium term. Human settlements The Department of Human Settlements has been allocated R101.8 billion over the medium term, which will support its aim to deliver 1.5 million state-provided housing subsidies by 2019. The Department of Human Settlements plans to lead the delivery of housing and human settlements through 31 catalytic projects over the next three years. These projects are integrated mixed-use, mixed-income human settlements developments. The department will facilitate the delivery of state-subsidised housing through implementing agents such as provinces, metropolitan municipalities and related departmental entities. Funding for these implementing agents is provided through the housing development finance programme in the form of conditional grants and transfers amounting to R97.6 billion over the MTEF period. The catalytic projects are also expected to involve private partnerships and investments in rental units, affordable housing units and the development of economic infrastructure such as shopping centres. Thehuman settlements development grant, which funds housing and human settlements programmes, amounts to R57.1 billion over the medium term. Upgrades to informal settlements are funded by this grant at a provincial level, along with the urban settlements development grant to metropolitan municipalities, which amounts to R35.7 billion over the medium term. Health The Department of Health plans to spend an estimated R21.1 billion on healthcare infrastructure in the areas of greatest need. The direct health facility revitalisation grant, which is transferred to provincial health departments, will receive R18.2 billion over the medium term to fund the upgrading, refurbishing and maintenance of existing healthcare facilities, and the building of new facilities. The health facility revitalisation component of the national health insurance indirect grant focuses on replacing, refurbishing and maintaining infrastructure in the 11 national health insurance pilot districts. The Department of Health manages this grant, which has been allocated R2.8 billion over the medium term. Education Over the medium term, R3.8 billion has been allocated to the school infrastructure backlogs grant to complete projects focused on replacing unsafe schools and eliminating backlogs. The Department of Basic Education plans to reconstruct 61 small schools in 2017/18 and 2018/19 using modular structures. These structures were chosen because they are quicker to construct, and easy to dismantle and reassemble elsewhere in the event of enrolment changes. In 2018/19, the department will use R1.5 billion to replace 50 inappropriate and unsafe schools with newly built schools, and provide water to 325 schools and sanitation to 286 schools. The education infrastructure grant has been allocated R31.7 billion, of which R1.5 billion is earmarked for school infrastructure maintenance. The grant provides co-funding for the ongoing infrastructure programme in provinces, including the maintenance of existing infrastructure and the building of new infrastructure. An amount of R3.1 billion has been allocated over the medium term to the Department of Higher Education and Training to continue construction at the University of Mpumalanga and the Sol Plaatje University. New facilities include lecture rooms, laboratories, sport and recreation amenities, and student accommodation. These two institutions, which opened their doors in 2014, will jointly increase their intake to 5 181 students in the 2018 academic year. All other public universities will receive R8.5 billion in total over the medium term for the construction and refurbishment of student accommodation, lecture rooms and laboratories, and for maintenance. 144

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Strategic infrastructure projects

The Presidential Infrastructure Coordinating Commission has approved 18 strategic infrastructure projects to support economic development and service delivery in all provinces. The Department of Economic Development provides secretariat support to the commission. Over the medium term, the secretariat will spend R32.6 million on facilitation, monitoring and reporting on ongoing projects.

Table D.6 below provides a list of strategic infrastructure projects and their allocations from the fiscus. In many cases, these amounts are augmented by investments financed by state-owned companies, which are not included in the table.

Table D.6 Allocation from the fiscus to strategic infrastructure projects

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Audited outcome		Preliminary outcome		Forecast	
SIP category							
SIP 1: Unlocking the northern mineral belt with Waterberg as catalyst	1 127	393	819	295	595	1 094	997
SIP 2: Durban-Free State Gauteng logistics and industrial corridor	5	188	217	10	110	–	–
SIP 3: South eastern node and corridor development	8 216	8 927	9 356	11 158	9 712	13 071	12 777
SIP 4: Unlocking economic opportunities in the North West province	517	881	496	419	348	397	471
SIP 5: Saldanha-Northern Cape development corridor	177	196	–	66	–	331	378
SIP 6: Integrated municipal infrastructure project	19 399	22 426	20 937	22 530	20 254	20 211	20 987
SIP 7: Integrated urban space and public transport programme	49 752	49 075	49 749	52 083	49 123	51 515	54 580
SIP 10: Electricity transmission and distribution for all	3 018	3 769	3 664	4 036	3 464	3 645	3 846
SIP 11: Agri-logistics and rural infrastructure	9 602	10 032	11 273	11 739	12 075	12 555	12 818
SIP 12: Revitalisation of public hospitals and other health facilities	5 794	6 032	5 980	6 373	6 707	6 988	7 372
SIP 13: National school build programme	10 071	11 040	11 345	12 432	11 609	11 875	12 709
SIP 14: Higher education infrastructure	2 700	3 301	3 397	3 520	3 689	3 883	4 082
SIP 16: SKA and Meerkat	645	–	653	694	709	770	812
SIP 18: Water and sanitation master plan	2 009	4 434	4 927	4 729	5 224	5 680	6 823
Total	**113 029**	**120 694**	**122 813**	**130 086**	**123 619**	**132 016**	**138 654**

Source: National Treasury

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2018 BUDGET REVIEW Status of major infrastructure projects Major infrastructure projects under way Table D.7 summarises major economic and social infrastructure projects where funds have been committed and work is under way. Total estimated costs and status updates are provided. Most of the projects are publicly funded, while a few, like the Renewable Energy Independent Power Producer Procurement Programme, are funded by the private sector. Where the implementing agent is a public enterprise, these projects are financed from its own balance sheet, backed by government guarantees when necessary. Sources of information include the corporate plans of public enterprises and the National Treasury estimates of national expenditure. 146 Improving performance The National Treasury, the Department of Public Works, the Presidential Infrastructure Coordinating Commission and the Department of Planning, Monitoring and Evaluation are implementing reforms to improve spending efficiency through better planning, financing, procurement and implementation of infrastructure projects. These initiatives include the following: • Improving planning, financing and delivery of quality projects: The Budget Facility for Infrastructure, introduced as part of the ongoing budget reform process, has resulted in 38 large infrastructure projects going through an independent, rigorous technical appraisal process. The objective is to improve the rigour of technical assessment and budgeting for the capital, operational and maintenance costs of large infrastructure projects and programmes. This will ensure that the full life-cycle costs of projects are considered, adequately budgeted for and anticipated in future budgets. • Improving asset management: Maintaining and rehabilitating infrastructure to extend the useful life of existing assets is a priority. Some departments have improved their planning and budgeting, resulting in increased infrastructure maintenance budgets. Government is making progress in institutionalising the infrastructure delivery management system. This is being supported by the standard for infrastructure procurement delivery management, which the National Treasury published in 2016. The standard is putting in place governance structures and processes to achieve value for money in procurement and ensuring knowledge sharing in infrastructure delivery in the public sector. • Standardising procurement requirements: Since the publication of the standard for infrastructure procurement and delivery management, the National Treasury has started raising awareness and building capacity across government. To ensure effective collaboration between the public and private sector in the built environment, this initiative was extended to the private sector. The National Treasury will also review the standard for infrastructure procurement and delivery management to further enhance efficiencies in the system. • Local government grant review: The National Treasury continues to lead consultations on the review of local government infrastructure grants. Reforms will focus on improving the delivery of informal settlement upgrades, incentivising greater sustainability in urban public transport systems, and improving asset management practices and the sustainability of basic services.

ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE

Table D.7 Major infrastructure projects under way

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy				
Independent power producers programme	Independent power producers	194	Implement photovoltaic, concentrated solar power and wind projects	A total of 6 426MW has been procured from 112 projects over 7 bid windows with 3 774MW connected to the grid
Medupi power station	Eskom	145	Construct 4 800MW coal plant in the Waterberg region	Three units are operational. The project is on track to be completed by 2021
Kusile power station	Eskom	161.4	Construct 4 764MW coal plant in Mpumalanga	First unit of Kusile started operating in August 2017, with an installed capacity of 800MW. The project is expected to be completed by 2022
Ingula pumped-storage scheme	Eskom	29.6	Construct 1 332MW pumped-storage scheme	All four units at Ingula are now in commercial operation and produce a total of 1 332MW installed capacity of peaking power. The project was completed ahead of scheduled dates
Education				
University of Mpumalanga	Department of Higher Education and Training	7.5	Construct university with two campuses in Mbombela (main) and Siyabuswa by 2025	Bulk water and sewer infrastructure undertaken in 2017. 4 new buildings started construction in 2017 and will be completed during 2018. 3 new facilities will start in 2018
Sol Plaatje University	Department of Higher Education and Training	5.4	Construct university in Kimberley by 2025	3 new buildings completed for the 2018 academic year. Another 4 new buildings will be completed for the 2019 academic year
Technical and vocational education and training college campuses	Department of Higher Education and Training	2.5	Construct 12 new technical vocational education and training colleges, refurbish old ones by 2020	Thabazimbi campus is completed and operational. Bids for 13 sites were evaluated and 11 have been awarded, with site establishment planned to commence mid-March
Tertiary institutions infrastructure	Department of Higher Education and Training	35.2	Construct new buildings and procure equipment, refurbish and upgrade facilities	Work in progress. Feasibility studies for 5 universities are being undertaken as part of the Student Housing Infrastructure Programme for 200 000 new beds
School infrastructure backlogs in-kind allocation	Department of Basic Education	13.9	Construction of new schools	Work in progress
Education infrastructure allocation	Department of Basic Education	132.8	Construct, maintain, upgrade and rehabilitate new and existing infrastructure in schools	Work in progress
Health				
Health facility revitalisation grant	Provincial departments	17.8	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Limpopo: Siloam Hospital	National Department of Health	1.6	Replace hospital	Under construction
Dr. Pixley ka Seme Hospital	Provincial departments	2.7	Replace hospital	Under construction. Structure complete; envisaged opening in 2019
Mpumalanga: Rob Ferreira Hospital	Provincial departments	1.5	Upgrades and additions to the existing hospitals	Under construction
North West: Bophelong Hospital	Provincial departments	1.1	Construct new hospital	Under construction
Eastern Cape: St Elizabeth's Hospital	Provincial departments	0.7	Upgrade existing facility	Under construction
National health insurance indirect grant (health facility revitalisation component)	National Department of Health	3.0	Accelerate construction, maintenance, upgrading and rehabilitation of new and existing infrastructure in health	Work in progress
Limpopo: Tshilidzini Hospital	Provincial departments	2.3	Replace hospital	Site identification
Gauteng: Soshanguve Hospital	Provincial departments	1.1	Construct new hospital	Site identification
Eastern Cape: Zithulele Hospital	Provincial departments	0.5	Revitalise hospital	Design

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Table D.7 Major infrastructure projects under way *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Telecommunications				
Square Kilometer Array	National Research Foundation	4.4	Host the most powerful radio telescope in the world	Construction of MeerKat taking place, with some elements already operational by 2017. 64 antennae installed. Full operation expected in 2019
Water				
Mokolo River and West Crocodile River water augmentation project (phase 1)	Trans-Caledon Tunnel Authority	2.1	Construct pump station and 43km pipeline to augment domestic and industrial water supply for new power stations, associated mining activities and growing population	Under construction
OR Tambo, Mthatha and King Sabata Dalindyebo district municipality bulk water supply and sanitation	Municipal project	3	Augment existing bulk water scheme	Under construction
Olifants River water resources development project: De Hoop Dam (phase 2A)	Trans-Caledon Tunnel Authority	3.1	Supply water to new mining developments, augment domestic water supplies to urban and rural users in the middle Olifants River catchment area and to various communities on Nebo Plateau and Sekhukhune	Under construction
Olifants River water resources development project (phase 2C)	Trans-Caledon Tunnel Authority	3.4	Construct bulk distribution works from Flag Boshielo to Mokopane, De Hoop to Steelpoort, Steelpoort to Mooihoek, Mooihoek to Olifantspoort and Nebo Plateau to Roossenekal	Under construction
Vaal Gamagara scheme	Department of Water and Sanitation	18	Upgrade existing bulk water scheme	Under construction
Mogalakwena bulk water supply	Department of Water and Sanitation	1.7	Upgrade boreholes and construct new bulk water scheme	Under construction
Greytown regional bulk scheme	Department of Water and Sanitation	1	Construct new bulk water scheme and upgrade existing bulk water scheme	Under construction
Umgeni Water Board: Lower Thukela bulk water supply scheme	Umgeni Water Board	1	Construct new bulk water scheme	Under construction
Rehabilitation of 28 water conveyances (bulk transfer scheme)	Department of Water and Sanitation	35	Rehabilitate canals and pipelines	Under construction
Transport				
Rolling stock for passenger rail	Passenger Rail Agency of South Africa	53	Implement rolling stock fleet renewal programme over 10 years, starting 2012, and delivery starting in 2014/15	18 train sets delivered. First train from the new factory expected to be delivered in December 2018
Locomotives for freight rail	Transnet	58.8	Acquire 1 064 locomotives for general freight rail	286 locomotives from the 1 064 have been accepted into operations, while 37 are currently undergoing acceptance testing
Manganese rail and terminal	Transnet	17.9	Increase manganese exports from 7 million tonnes per annum (mtpa) to 14mtpa by 2020, thereafter to 16mtpa	Under construction. Rail phase 1 (92% complete) phase 2 (15% complete), Port Authority (9% complete) and Terminal (3% complete)
New multi-product pipeline (phase 1)	Transnet	30.9	Increase capacity of 4.4 billion litres per annum from the coast to inland to 8.7 billion litres	Tightening 95% complete. Coastal terminal and accumulator tanks business case is currently being developed
Sishen-Saldanha corridor expansion programme	Department of Transport	9.4	Expand Sishen-Saldanha iron ore line capacity from 60mtpa to 71mtpa and thereafter to 90mtpa	Under construction
Coal export line expansion	Department of Transport	5.3	Upgrade coal line from Mpumalanga to 81mtpa, thereafter to 97mtpa	Under construction. Phase two expected to be completed by mid-2018
Human settlements				
Cornubia integrated human settlement	Housing Development Agency/municipalities	25.8	Construct 50 000 mixed-income, mixed-density houses by 2026	Under construction

Source: National Treasury

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Major projects in preparation

Table D.8 lists major projects in the planning phase that are part of the pipeline over the medium term. The table excludes those at the concept and pre-feasibility stages because it is not yet possible to reliably estimate their costs. While some projects are still undergoing feasibility studies, others have advanced to the design and tender stage. The estimated costs are likely to change as the scope of the project is defined further during this preparatory phase.

Table D.8 Major infrastructure projects in planning

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Energy				
Solar park	Central Energy Fund	200	Establish 1GW solar park near Upington region in Northern Cape	The procurement is on hold pending the release of the updated IRP
Eskom solar concentrated solar power	Eskom	12	Construct 100MW of concentrated solar power technology with storage near Upington	Feasibility
Closed cycle gas turbine	Independent power producers	75	Construct 3 726MW of installed capacity of gas turbines. Of this 3 126 will be procured through IPPs located at Richards Bay and Coega. A further 600MW will facilitate the procurement of a partner for the development and implementation of a gas-fired power project located between Saldanha Bay and Ankerlig	The procurement is on hold pending the release of the updated IRP
Photovoltaic (PV)	Independent power producers	129.36	Of the 13 225MW determination for renewables a total of 4 725MW is allocated to PV. In BW 1 to 4 a total of 2 292MW was procured	New procurement will be awarded as per the updated IRP when it is finalised
Concentrated solar power (CSP)	Independent power producers	117	Of the 13 225MW determination for renewables a total of 1200 MW is allocated to CSP projects. 600MW has been procured in Bid Window 1 to 3	New procurement will be awarded as per the updated IRP when it is finalised
Coal	Independent power producers	56.36	The current determination on coal allows for the procurement of 2 500MW from coal independent power producers. In bid window 1 an amount of 863MW was procured	RFP under review to consider cleaner coal technologies. New procurement will be awarded as per the updated IRP when finalised
Wind	Independent power producers	141	Of the 13 225MW determination for renewables a total of 6 360MW is allocated to wind projects. Of this an amount of 3 358MW has been procured in bid window 1 to 4	RFP under review. New procurement will be awarded as per the updated IRP when it is finalised
Health				
Limpopo: Elim Hospital	National Department of Health	1.9	Replace hospital	Identification
Free State: Dihlabeng Hospital	National Department of Health	2.0	Replace hospital	Identification
Limpopo: Tshilidzini Hospital	National Department of Health	2.3	Replace hospital	Feasibility
Eastern Cape: Zithulele Hospital	National Department of Health	0.5	Rehabilitate hospital	Identification
Eastern Cape: Bambisana Hospital	National Department of Health	0.7	Rehabilitate hospital	Identification

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Table D.8 Major infrastructure projects in planning *(continued)*

Project name	Implementing agent	Project cost (R billion)	Project description	Current status
Telecommunications				
South Africa Connect: phase 1 of digital development pillar	Department of Telecommunications	6.7	Connect schools, clinics and government institutions to broadband	Design
Sentech: migration of digital signals from television network	Public corporations and private enterprises	0.13	Use spectrum efficiently, broadcast digital dividend, multiple channel possibilities and new content generation	Initial infrastructure complete; awaiting full migration for project completion
Transport				
Waterberg rail (Stages 2 - 5)	Transnet	5.1	Develop Waterberg as coal hub, increasing coal tonnage to 23mtpa over seven years	In execution
Coal line expansion	Transnet	5.3	Increase the capacity of the overall export coal system to 81mtpa	In execution
Swaziland rail link	Transnet	19	Construct new rail link, reconstruct and upgrade existing rail links from Lothair through Swaziland to Sidvokodvo, upgrade adjacent network	Site clearance under way
Durban port expansion	Transnet	7.4	Deepen berths at Durban container terminal, expand Durban container terminal pier 1 phase 2, infill Z shape	In execution
New multi-product pipelines: phase 2	Transnet	3.3	Construct 11 accumulator tanks and associated corridors at the Coastal Terminal, and complete previously deferred scope from the new multi-product pipeline, pump stations and systems automation	Initial pre-feasibility work completed
Manganese rail and terminal	Transnet	21.8	The manganese expansion will increase manganese export capacity to 12mtpa through a new terminal in the port of Ngqura	Feasibility
Liquid fuels				
Biofuels	Industrial Development Corporation	2	Construct plant (90 million litres per annum) at Cradock using sugar, beet and sorghum	Design
Water				
Olifants River water resources development project (phases 2B and 2G)	Departmental agencies	13.1	Construct Flag Boshielo to Mokopane pipeline and second pipeline between Flag Boshielo and Mokopane	Feasibility
Sedibeng bulk regional sewerage scheme remainder	Rand Water	3	Construct new wastewater treatment works	Design
De Hoop: Greater Sekhukhune district municipality regional bulk water and wastewater	Municipal project	4	Construct new bulk water infrastructure linking the communities with De Hoop Dam	Feasibility
Magalies Water to Waterberg	Magalies Water	1.9	Construct new bulk water scheme	Feasibility
Lusikisiki regional water supply scheme: Zalu Dam on Xura River	Departmental agencies	5	Develop bulk water and wastewater infrastructure for municipal reticulation infrastructure	Feasibility

Source: National Treasury

Large infrastructure projects under the Budget Facility for Infrastructure

A call for proposals was issued in July 2017 for national departments to submit proposals for large infrastructure projects that were designated as a national priority by the Presidential Infrastructure Coordinating Commission. These projects are intended to contribute to economic growth and improved social welfare.

A total of 64 projects with an estimated funding requirement of R139 billion were submitted. However, only 38 projects from the transport, water, telecommunications, health and justice and protection services sectors met the initial submission criteria. The Joint Technical Committee, a multi-stakeholder committee comprising senior officials from the National Treasury, the Presidential Infrastructure Coordinating Commission and the

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ANNEXURE D: PUBLIC-SECTOR INFRASTRUCTURE UPDATE Department of Planning, Monitoring and Evaluation, recommended that these projects should undergo a detailed technical assessment. This assessment has been completed and the committee’s recommendations have been considered by the Medium Term Expenditure Committee and the Ministers’ Committee on the Budget. The way in which these recommendations will be implemented is currently under consideration. 151

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E Public-private partnerships Introduction This annexure presents an overview of public-private partnerships (PPPs) in South Africa. It provides data on PPP projects that have been concluded and are in operation as well as a list of projects currently under review. The National Development Plan prioritises investment in water, energy, telecommunication, transport and social infrastructure to grow the economy and reduce inequality and unemployment. The plan states that infrastructure investment as a percentage of GDP needs to grow to 30 per cent in 2030. While government has made progress towards this target, with infrastructure investment at 19.5 per cent of GDP in 2016, the public sector cannot fund infrastructure alone. Crowding in private-sector investments can bring in the financing needed to meet the National Development Plan’s target, while contributing to improved decision making and more rigorous assessment and accountability in infrastructure projects. Regulation of PPPs The Public Finance Management Act (1999) regulates national and provincial PPPs (Treasury Regulation 16). All institutions undertaking such partnerships require approval from the National Treasury in four phases (feasibility study, procurement, value for money and final PPP agreement). All PPPs also go through regulatory tests to check compliance before they are implemented. These three tests assess value for money, affordability and risk transfer. PPP projects in operation Table E.1 shows a list of 33 completed PPP projects undertaken since this type of partnership was first introduced in South Africa in 1998. The total value of all projects amounts to R89.3 billion. There are various types of PPP projects based on the contractual arrangements involved, including: • • • Design, finance, build, operate and transfer (DFBOT) Design, finance and operate (DFO) Design, build, operate and transfer (DBOT) 153 The difference between PPPs and traditional government infrastructure projects A PPP is defined as a contract between a public-sector institution and a private party, where the private party performs a function that is usually provided by the public sector and/or uses state property in terms of the PPP agreement. Most of the project risk (technical, financial and operational) is transferred to the private party. The public sector pays for a full set of services, including new infrastructure, maintenance and facilities management, through monthly or annual payments. In a traditional government project, the public sector pays for the capital and operating costs, and carries the risks of cost overruns and late delivery.

2018 BUDGET REVIEW

- Equity partnerships
- Facilities management projects.

Of the 33 PPP projects, 25 are DFBOT projects, four are DFOs, two are DBOTs, one is an equity partnership and one is a facilities management project.

These projects include hospitals, transport and roads, tourism and head office accommodation projects. They have been funded through a combination of equity, debt and, in some instances, government capital contributions. Most of these projects are already operational, with a few having reached the end of their project term. In some instances, project durations have been extended.

Table E.1 List of PPP projects concluded in South Africa

Project name	Government institution	Type	Date of close[1]	Duration	Financing structure	Project value R million	Form of payment
Transport							
SANRAL N4 East Toll Road	SANRAL	DFBOT	Feb-1998	30 years	Debt: 80% Equity: 20%	3 200	User charges
SANRAL N3 Toll Road	SANRAL	DFBOT	Nov-1999	30 years	Debt: 80% Equity: 20%	3 000	User charges
SANRAL N4 West Toll Road	SANRAL	DFBOT	Aug-2001	30 years	Debt: 80% Equity: 20%	3 200	User charges
Northern Cape fleet	Northern Cape Department of Transport, Roads and Public Works	DFO	Nov-2001	5 years	Equity: 100%	181	Unitary payment
Chapman's Peak Drive Toll Road	Western Cape Department of Transport	DFBOT	May-2003	30 years	Debt: 44% Equity: 10% Govt: 46%	450	User charges and guarantee
Fleet management	Eastern Cape Department of Transport	DFO	Aug-2003	5 years	Debt: 100%	553	Unitary payment
National fleet management	Department of Transport	DFO	Sep-2006	5 years	Equity: 100%	919	Service fee
Gautrain Rapid Rail Link	Gauteng Department of Public Transport, Roads and Works	DFBOT	Sep-2006	20 years	Debt 11% Equity: 2% Govt: 87%	31 800	User charges and patronage guarantee
SANRAL Gauteng Freeway Improvement Plan Toll Road	SANRAL	DFBOT	Oct-2007	20 years	Debt: 100%	20 000	User charges
Water and sanitation							
Dolphin Coast water and sanitation concession	Kwa-Dukuza Local Municipality	DFBOT	Jan-1999	30 years	Debt: 21% Equity: 18% Govt: 61%	130	User charges
Mbombela water and sanitation concession	Mbombela Local Municipality	DFBOT	Dec-1999	30 years	Debt: 40% Equity: 31% Govt: 29%	189	User charges
Correctional services							
Mangaung and Makhado maximum security prisons	Department of Correctional Services	DFBOT	Aug-2000	30 years	Debt: 88% Equity: 12%	3 600	Unitary payment
Information technology							
Information systems	Department of Labour	DFBOT	Dec-2002	10 years	Equity: 100%	1 500	Unitary payment
Social grant payment system	Free State Department of Social Development	DFO	Apr-2004	3 years	Equity: 100%	260	Unitary payment
Office accommodation							
Head office accommodation	Department of Trade and Industry	DFBOT	Aug-2003	25 years	Debt: 80% Equity: 8% Govt: 12%	870	Unitary payment
Head office accommodation	Department of International Relations and Cooperation	DFBOT	Jan-2005	25 years	Debt: 81% Equity: 19%	1 959	Unitary payment
Head office accommodation	Department of Education	DFBOT	Aug-2009	27 years	Debt: 90% Equity: 10%	512	Unitary payment
Head office accommodation	Department of Environmental Affairs	DFBOT	May-2012	25 years	Debt 49% Equity: 15% Govt: 36%	2 731	Unitary payment
Head office accommodation	Statistics South Africa	DFBOT	Mar-2014	24 years	Debt 54% Equity: 9% Govt: 37%	2 533	Unitary payment
Head office accommodation	City of Tshwane	DFBOT	Mar-2015	25 years	Debt: 86% Equity: 14%	2 005	Unitary payment
Head office accommodation	Department of Rural Development	DFBOT	May-2017	27 years	Debt: 54% Equity: 10% Govt: 36%	3 991	Unitary payment

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ANNEXURE E: PUBLIC-PRIVATE PARTNERSHIPS

Table E.1 List of PPP projects concluded in South Africa *(continued)*

Project name	Government institution	Type	Date of close[1]	Duration	Financing structure	Project value R million	Form of payment
Health							
Inkosi Albert Luthuli Hospital	KwaZulu-Natal Department of Health	DFBOT	Dec-2001	15 years	Debt: 70% Equity: 20% Govt: 10%	4 500	Unitary payment
Universitas and Pelonomi Hospitals co-location	Free State Department of Health	DFBOT	Nov-2002	16.5 years	Equity: 100%	81	User charges
State Vaccine Institute	Department of Health	Equity partnership	Apr-2003	4 years	Equity: 100%	75	Once-off equity contribution
Humansdorp District Hospital	Eastern Cape Department of Health	DFBOT	Jun-2003	20 years	Equity: 90% Govt: 10%	49	Unitary payment
Phalaborwa Hospital	Limpopo Department of Health and Social Development	DFBOT	Jul-2005	15 years	Equity: 100%	90	User charges
Western Cape Rehabilitation Centre and Lentegeur Hospital	Western Cape Department of Health	Facilities management	Nov-2006	12 years	Equity: 100%	334	Unitary payment
Polokwane Hospital renal dialysis	Limpopo Department of Health and Social Development	DBOT	Dec-2006	10 years	Equity: 100%	88	Unitary payment
Port Alfred and Settlers Hospital	Eastern Cape Department of Health	DFBOT	May-2007	17 years	Debt: 90% Equity: 10%	169	Unitary payment
Tourism							
SANPARKS tourism projects	SANPARKS	DFBOT	Apr-2000	Various years	Equity: 100%	270	User charges
Eco-tourism Manyeleti three sites	Limpopo Department of Finance, Economic Affairs, Tourism	DFBOT	Dec-2001	30 years	Equity: 100%	25	User charges
Cradle of Humankind Interpretation Centre Complex	Gauteng Department of Agriculture, Conservation, Environment and Land Affairs	DBOT	Oct-2003	10 years	Equity: 100% opex Govt: 100% capex	39	User charges
Western Cape Nature Conservation Board	Western Cape Provincial Government	DFBOT	Jul-2005	30 years	Equity: 100%	40	User charges

1. Refers to a phase in which all contract conditions of the financing established between government, private party and lenders is finally closed
Source: National Treasury

Note – Govt: government; Capex: capital expenditure; Opex: operational expenditure; Dept: department; Unitary payments: government payments for infrastructure and related services

Of the R834.1 billion planned for public-sector infrastructure spending over the next three years (see Annexure D), PPP projects account for R18.5 billion – 2.2 per cent of the total public-sector infrastructure budget estimate. Table E.2 shows the unitary payments (government payments for infrastructure and related services) for PPP projects operating over the medium term by sector.

Table E.2 Unitary payments of PPPs in operation over the MTEF period by sector

R million	2017/18	2018/19	2019/20	2020/21	MTEF
Transport	1 924	2 275	2 387	2 517	**7 179**
Accommodation	1 106	1 524	1 605	1 700	**4 828**
Health	1 003	1 016	1 069	1 128	**3 213**
Correctional services facilities	1 015	1 094	1 052	1 088	**3 233**
Total	**5 047**	**5 908**	**6 113**	**6 433**	**18 453**

Source: National Treasury

Most of the PPPs under way are transport and accommodation projects, with a few in the health and correctional services sectors. Energy and municipal solid waste and accommodation projects are expected to play a larger role in PPPs over the next three years.

PPP contingent liabilities

PPP contingent liabilities are defined as liabilities that government incurs through provisions in a PPP agreement that will only have a financial effect if a contract is terminated. PPP projects involving public-sector unitary payments have contingent fiscal obligations to compensate the private sector if the contract is terminated before its expiry date. However, in some PPPs, where the private sector collects user charges from the public, government usually guarantees a minimum revenue stream, which imposes a fiscal obligation and requires appropriate budget allocations. The National Treasury's four-

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stage approval process (discussed above) allows it to ensure that the contingent liabilities in contracts are acceptable.

There are various categories of contingent liabilities, depending on whether the termination is the result of private-sector default, government default or *force majeure* – an event beyond either party's control. Compensation depends on the reason the contract ended, but termination as a result of government default usually results in the greatest compensation. Table E.3 shows potential termination amounts per sphere of government.

Table E.3 Level of potential government contribution to contingent liabilities by category

	Termination private party default		Termination force majeure		Termination government default	
R million	2016/17	2017/18	2016/17	2017/18	2016/17	2017/18
National departments exposure	3 310.9	3 070.5	3 951.6	2 777.9	4 841.5	4 687.6
Provincial departments exposure	4 132.0	3 803.2	2 812.8	2 591.3	5 207.1	4 892.5
Public entities exposure	761.1	557.0	831.9	555.7	874.6	767.0
Municipal exposure[1]	3 148.1	2 675.9	2 669.6	2 269.1	3 954.0	3 360.9
Total	**11 352.1**	**10 106.5**	**10 265.9**	**8 194.0**	**14 877.2**	**13 708.1**

1. Municipalities are an autonomous sphere of government and therefore their liabilities are not part of the fiscus
Source: National Treasury

Contingent liabilities for PPPs as a result of contracts terminating due to government default amounted to R13.7 billion in 2017/18 – decreasing from R14.9 billion in 2016/17. The decrease was largely due to PPP contracts coming to an end, such as the Inkosi Albert Luthuli Hospital project (December 2016) and the Polokwane Hospital renal dialysis project (December 2016). The debt and equity on these projects have been completely paid off, resulting in a decrease in contingent liabilities.

Of the three spheres of government, provincial departments account for the greatest maximum exposure, amounting to R4.9 billion in 2017/18. Head office accommodation projects and the Gautrain Rapid Rail Link project are the biggest contributors to government's exposure to contingent liabilities.

Government manages the risk emanating from PPP contingent liabilities by closely monitoring each party's performance against their contractual obligations and enforcing tight regulatory requirements.

PPP projects under review

Table E.4 provides a pipeline of PPP projects under review. These include extending the Gautrain Rapid Rail network, redeveloping six border posts, constructing offices for seven Eastern Cape departments in Bhisho and installing rooftop solar panels on government buildings in Gauteng. These projects will be subject to the necessary approvals before they are implemented.

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Table E.4 Pipeline of PPP projects under review

Project name	Implementing agent	Project description	Current status
Transport			
Extension of the Gautrain Rapid Rail	Gauteng Department of Roads and Transport	Expansion of the existing Gautrain rail network	Feasibility
Gautrain: Acquisition of additional rolling stock	Gauteng Department of Roads and Transport	Procurement of 48 additional coaches and expansion of depot facility to accommodate increased demand and ease constraint capacity	Feasibility
Tshwane fleet management	City of Tshwane	Provision of fleet services for the City of Tshwane	Complete
De Aar Logistics Hub	Northern Cape Department of Transport, Safety and Liaison	Provision of a sustainable transport network for the transportation of freight/products by small miners and farmers	Feasibility
Western Cape regeneration programme	Western Cape Department of Transport and Public Works	Lease of underutilised commercial properties in Cape Town CBD to the private sector for a period of 50 years	Procurement
Border posts	Department of Home Affairs	Redevelopment of 6 border posts	Feasibility
Procurement of emergency towing vehicles	Department of Transport	Procurement of 2 emergency towing ocean vessels	Feasibility
Health			
Tri-generation Chris Hani Baragwananth Hospital	Gauteng Department of Infrastructure Development	Installation of tri-Generation plants at the Chris Hani Baragwananth Hospital to reduce dependence on the national grid	Procurement
Northern Cape renal dialysis	Northern Cape Department of Health	Refurbishment, staffing and equipping hospitals in Kimberley, Upington and Springbok with renal dialysis units	Procurement
Energy			
Rooftop solar project	Gauteng Department of Infrastructure Development	Installation of solar panels on Gauteng Provincial Government buildings	Procurement
Office accommodation			
Kopanong Precinct	Gauteng Department of Infrastructure Development	Construction of the Gauteng provincial government to consolidate administration function of 19 buildings in the Johannesburg CBD	Feasibility
KwaZulu-Natal Government Precinct	KwaZulu-Natal Department of Public works	Construction of an office precinct for KZN provincial departments in Pietermaritzburg	Procurement
Bhisho Office Precinct	Eastern Cape Department of Roads and Public Works	Construction of offices for 7 Eastern Cape departments in a single location in Bhisho	Procurement
Innovation Hub	Gauteng Department of Economic Development	Development of a science park where entrepreneurs will network and exchange ideas	Procurement
Ekurhuleni Precinct	Ekurhuleni Metro Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Feasibility
New municipal office project	Bitou Local Municipality	Consolidation of the municipality's various service-delivery departments into a centralised municipal office	Procurement
Head office accommodation	Department of Science and Technology	Design and construction of new building and refurbishment of an existing building	Feasibility
Water and sanitation			
KwaDukuza waste services	KwaDukuza Local Municipality	Collection and disposal of 603 559 cubic meters of solid waste from an estimated 54 888 households	Procurement
Solid waste diversion and beneficiation opportunities	Nelson Mandela Bay Municipality	Development of waste management infrastructure to treat waste for beneficial reuse or sale	Procurement
Mossel Bay regional landfill facility	Eden District Municipality	Devoplment of a solid waste and landfill management facility	Procurement
Polokwane sanitation project	Polokwane municipality	Increase wastewater treatment capacity	Feasibility
Education			
Gauteng schools programme	Gauteng Provincial Government	Design and construction of new schools	Feasibility
Ikusasa	Department of Higher Education	Student Financial Aid Programme	Feasibility

Source: National Treasury

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2018 BUDGET REVIEW PPP project outlook South Africa has considerable experience in establishing successful PPPs, with a sound regulatory framework in place to ensure transparency, manage risk and secure returns for private investors. The discipline and rigorous planning associated with PPPs have benefited the procurement of the largest public-sector infrastructure projects in the Renewable Energy Independent Power Producer Procurement Programme and of rolling stock for the Passenger Rail Agency of South Africa. Despite the success of the PPP model in South Africa, the number of new project transactions has declined over the past six years, decreasing from an estimated R10.7 billion in 2011/12 to R5 billion in 2017/18, mainly as a result of delays and cancelled projects in the health and security sectors. In addition, increasingly restrictive international regulatory requirements on banks are limiting their ability to provide debt funding. However, based on the projects currently at an advanced planning stage, PPP transactions are expected to increase from R5 billion in 2017/18 to R6.4 billion in 2020/21. To increase the PPP project pipeline, the National Treasury is considering ways to streamline the implementation of such partnerships, reduce the time it takes to complete project planning, and ease the regulatory regime so that it is less cumbersome for both the private sector and government. In addition, the National Treasury has partnered with local and international development finance institutions to explore alternative and diverse infrastructure funding options to encourage private-sector participation. This could increase the pool of funds available and help lower project costs. Government recently introduced a facility for large and strategic infrastructure projects, which will encourage the use of hybrid financial solutions comprising a combination of grants, debt and equity sources from public and private institutions, and concessional loans from multilateral development banks. Through this facility, government will grow a pipeline of infrastructure projects in which private companies can invest. The National Treasury acknowledges that, in order to build a credible pipeline of PPP projects, government must be able to effectively manage and implement such projects. The pipeline signals government’s intentions to the private sector so that companies can plan their investments over the long term and be assured of an appropriate return on that investment. To bridge the skills and capacity gap, the Government Technical Advisory https://www.gtac.gov.za/ppp-training#). Centre conducts free quarterly PPP training (see 158

F Building a financial services sector that serves all South Africans An update on the reform agenda By channelling savings into investment and credit, the financial services sector plays a key role in growing and transforming the economy. Government’s ambitious reform agenda, originally outlined in A safer financial sector to serve South Africa better (2011), focuses on strengthening the safety and soundness of financial institutions, improving market conduct, financial inclusion and transformation, and combatting financial crime. Work will continue in 2018 to build on the substantial progress already made in these areas. Mitigating the impact of illicit financial flows Illicit financial flows are movements of money or capital from one country to another, where the funds are illegally earned, transferred or used. The National Treasury, in close cooperation with the Reserve Bank, the Financial Intelligence Centre and the South African Revenue Service, is taking several steps to detect, disrupt and deter illicit financial flows. These measures include: • • Increasing capacity to detect, analyse, investigate and report suspicious cross-border transactions. Conducting an awareness campaign involving authorised dealers to promote the early detection and reporting of suspicious cross-border transactions or activities involving their clients. Sharing information with other authorities/agencies including law enforcement. Participating in a multi-agency workgroup, including law enforcement, which has been established to target illicit financial flows. Introducing a requirement that state-owned companies must obtain prior written consent from the National Treasury on certain categories of cross-border transactions. Commissioning a study in 2018 to identify gaps between the capital flows and anti-money-laundering frameworks, with the aim of cutting red tape while minimising illicit flows. Coordinating a national risk assessment in 2018, involving all institutions that combat money laundering and terrorism financing, to bolster the strength of the risk-based approach adopted in the Financial Intelligence Centre Amendment Act (2017). The assessment forms part of government’s international obligations to minimise corruption and money laundering under the Financial Action Task Force and includes commitments to the international common reporting standard introduced in 2017. • • • • • 159

2018 BUDGET REVIEW FinTech and the future of finance Technological advancements have brought about significant changes in the business model of financial systems around the world. In South Africa, these changes have the potential to improve competition, reduce cost structures and enhance inclusion. In 2016, government established an Intergovernmental Working Group on Financial Technology and Innovation. The group, which includes the National Treasury, Reserve Bank, the Financial Services Board and the Financial Intelligence Centre, aims to support a coordinated approach in this area. It will ensure that policymakers and regulators encourage the prudent and sustainable development of financial technology (“FinTech”) to reap its benefits, while mitigating potential social costs associated with such advancements, such as retrenchments. In 2018, the working group will engage several government departments, including the Department of Home Affairs and the Department of Science and Technology, to draft a financial innovation framework that introduces regulatory, financial and human capital incentives, and innovation zones. Increasing competition New technology offers substantial opportunities for new entrants into the financial sector and can help to keep costs down. In 2017, the Reserve Bank granted three bank licences – two for banks with significant digital banking capabilities and one for a new digitally focused mutual bank. The Reserve Bank is working with the National Treasury, the Financial Services Board, and industry and international experts to modernise its governing payment system legislation, the National Payment System Act (1998). This may allow new players, such as retailers, to participate in the payment system and support more affordable account technologies like mobile money and e-wallet. Regulatory sandboxes Financial sector regulators will introduce a simplified licence regime for financial institutions in the start-up phase. This regime will allow start-ups to provide new innovative financial services and products to consumers within an appropriate regulatory framework (a “regulatory sandbox”). For example, firms wishing to offer unregulated digital financial services will be able to operate in a test environment under close supervision. This will support a path to full regulation. Cryptocurrencies In 2018, the Reserve Bank, together with the other domestic financial sector regulators, will publish a position paper on the evolving uses of private cryptocurrencies. A cryptocurrency is a digital asset that is used as a medium of exchange. It uses cryptography to secure transactions, both to control the creation of additional units and to verify the transfer of assets. Strengthening the safety and soundness of financial institutions and the financial system During 2017, Parliament passed the Insurance Act. It introduces a solvency and asset management programme – a new approach for insurance companies that hold capital for risk. In addition, the National Treasury and the Reserve Bank published a new policy framework, which introduces deposit insurance and replaces bank curatorship with a new approach to restructure banks in severe financial distress (“bank resolution”) that will reduce the fiscal risk they pose.1 This approach will also apply to other systemically important financial institutions. Amendments to the Financial Sector Regulation Act (2017) to give effect to this policy will be tabled in 2018. 1 Available at www.reservebank.co.za 160

ANNEXURE F: BUILDING A FINANCIAL SERVICES SECTOR THAT SERVES ALL SOUTH AFRICANS Implementing Twin Peaks and improving market conduct Regulatory architecture Parliament passed legislation enabling the Twin Peaks system of financial regulation in 2017. The two authorities will be established on 1 April 2018, or shortly thereafter. The market conduct authority will only be fully functional after all transitional arrangements are concluded by 2019. In addition, a Conduct of Financial Institutions Bill will be tabled in Parliament in 2018. The responsibilities of the new Financial Sector Conduct Authority include oversight of market conduct in the retail banking sector. Ahead of the Conduct of Financial Institutions Bill, the authority will develop a market conduct regulatory framework that prioritises the fair treatment of banking customers. The National Treasury, in partnership with the World Bank, assessed the conduct of retail banks and how well they treat their customers in 2017. The recommendations based on this review, to be published in 2018, will inform the emerging regulatory requirements. The current ombud system for financial services is fragmented, with overlapping mandates. As part of the Twin Peaks reforms, this system will be overhauled. A draft policy framework was published in 2017.2 A new Ombud Council was created in the Twin Peaks legislation and will begin work in 2018. Over-indebtedness In 2016, the National Treasury launched an investigation into emolument attachment orders on public-sector employees’ salaries. The project aims to assist over-indebted employees by verifying the validity of existing orders and ensuring that those that are invalid or erroneous are not taken from employees’ salaries. This has led to significant savings. As at the end of December 2017, the project had saved employees more than R211 million. In addition, the number of emolument attachment orders has reduced by 31 per cent, with a 27 per cent reduction in the total number of employees with such orders. Financial literacy To help South Africans make sound financial decisions and anticipate their financial needs, the National Treasury, the new Financial Sector Conduct Authority and the National Consumer Financial Education Committee will pilot MoneySmartWeek, an education and awareness platform involving financial institutions, companies, schools and communities. Wholesale market conduct In the 2017 Budget, the Minister of Finance announced a financial markets review, chaired by James Cross, a former Deputy Governor of the Reserve Bank. In 2018, the Financial Markets Review Committee will publish its draft report, and the recommendations will be considered in future legislative reform. Financial sector transformation The introduction of the Financial Sector Charter in 2004 increased the sector’s focus on deepening financial inclusion and sustainable transformation. But progress has been slow. More work is needed to ensure that a transformed financial sector contributes to inclusive economic growth. Government’s holistic transformation agenda includes increasing competition, broadening ownership and directing lending to high-growth, labour-intensive firms. The new Financial Sector Code will take into account South Africa’s historically low savings and investment rates, and will balance the policy objectives of attracting foreign investment with the need for transformation. Foreign capital supports growth through direct investment, and by facilitating the 2 Available at www.treasury.gov.za/twinpeaks 161

2018 BUDGET REVIEW transfer of new skills and technologies, and expanding South Africa’s access to global markets. Foreign investors hold about 38 per cent of the market capitalisation of the Johannesburg Stock Exchange (JSE) and 37 per cent of national debt stock (R2.2 trillion). Parliamentary hearings During 2017, Parliament conducted hearings on financial sector transformation. The full report is available on Parliament’s website. The hearings noted the slow progress in meeting the Financial Sector Charter objectives, and identified key themes for further work. These include improved data collection, monitoring and reporting, strengthening sanctions for firms that do not meet the objectives of the Financial Sector Code, transformation targets. aligning licensing conditions to the code’s requirements and raising the Introduction of project bonds Government and banks alone cannot fund South Africa’s infrastructure programme. From 2018, the JSE will allow the listing of “project bonds”. This new funding instrument will offer an opportunity for institutional investors to participate in infrastructure projects through listed, tradable securities that can offer superior risk-adjusted returns. These bonds will be underpinned by the cash flows of a ring-fenced project (such as infrastructure or energy projects). Financial inclusion Financial inclusion refers to the provision and use of regulated financial services by those segments of society where financial services are needed but are either unavailable or inadequate. Inclusion enables social and economic development, particularly for low-income people, women, the youth and SMMEs. Financial products and services should be available to and used by most South Africans. Furthermore, they should be convenient, affordable, fair and trusted. A policy document outlining South Africa’s approach to achieving financial inclusion will be released in 2018. 162 Results of first annual ownership monitor To improve monitoring of transformation in JSE ownership, the National Treasury has introduced an annual ownership monitor. The first edition, published in 2017, notes that net black ownership may be difficult to determine, as shareholders often borrow funds to purchase shares in a company. Retirement funds account for the biggest share of household savings in South Africa, and represent a substantial portion of household wealth. These institutions are the main vehicles through which millions of South Africans save for retirement and other purposes. In 2015, 16.4 million people were members of a retirement fund. The Financial Sector Code should be amended to reflect this reality. National Treasury ownership monitor: Black ownership of JSE-listed companies Source: National Treasury Ownership Monitor, available at www.treasury.gov.za/transformation The table above includes the top 100 South African and foreign-domiciled companies listed on the JSE. The black economic empowerment (BEE) ownership category includes BEE ownership of the listed company itself, BEE ownership achieved through transactions at subsidiary level and direct black retail holdings. The percentage reflects ownership as measured according to the Broad-Based Black Economic Empowerment Codes, as opposed to a narrower measurement of the listed entity’s BEE ownership. Black ownership through institutional funds measures the ownership of the top 100 companies through the vested rights of black beneficiaries in institutional funds, in particular retirement funds. Category Estimate Direct black ownership (BEE) 9 per cent Black ownership through institutional funds 11 per cent Total black ownership 20 per cent

ANNEXURE F: BUILDING A FINANCIAL SERVICES SECTOR THAT SERVES ALL SOUTH AFRICANS Finance for small, medium and micro enterprises The expansion of small, medium and micro enterprises (SMMEs) can help transform the economy. SMMEs employ 47 per cent of the workforce,3 contribute more than 20 per cent of GDP and pay about 6 per cent of corporate taxes.4 The 2015 SMME Survey shows that the majority of small businesses do not borrow from financial institutions, with only 2 per cent indicating that they rely on banks for funding. In 2018, the National Treasury in partnership with the World Bank will publish a diagnostic assessing financing constraints on the SMME sector. It will inform new interventions, expected to include credit information sharing, a review of credit guarantee initiatives and further work on a movable asset register. Improving the treatment of retirement fund members Government’s retirement reform programme will continue in 2018. Progress on the annuitisation of provident funds and preservation has been slower than anticipated because of a delay in the release of the discussion paper on comprehensive social security reform. As a result, consultations in the National Economic Development and Labour Council are still in progress and expected to be completed by the end of the year. As soon as an initial agreement is concluded, a set of recommendations can be finalised. 3 Department of Planning, Monitoring and Evaluation (2017). Payment of legitimate invoices within 30 days by government departments. Parliamentary Monitoring Group. 4 Bureau of Economic Research (2016). The small, medium and micro enterprise sector of South Africa. Research Note No 1, 2016. Small Enterprise Development Agency. 163 Further steps to manage capital flows and encourage investment Government is taking additional steps to manage capital flows and support investment. Managing capital flows •Review of significant and strategic transactions: To support cross-border investment and increase transparency, the National Treasury will release a paper later this year on a proposed policy framework for the review and approval of complex cross-border transactions. •Increasing the prudential limit: To increase investment in diverse assets, the offshore limit for funds under management by institutional investors is increased by 5 percentage points for all categories, including the African allowance. •Reforming loop structures: Loop structures take place when South Africans invest in South Africa via an entity in another country. Such structures may be set up for genuine reasons, for example, when the entity has investors from around the world. But sometimes these structures are set up to avoid tax. The loop structure provision is increased from 20 per cent to a maximum of 40 per cent for bona fide business investment, growth and expansion transactions. The current minimum requirement of 10 per cent is abolished. This applies to companies, including private equity funds, provided that the entity is a tax resident in South Africa. Loop structures above the prescribed threshold will require Reserve Bank approval with due consideration to transparency, tax, equivalent audit standards and governance. •Modernising holding company (HoldCo) policy: The policy for holding companies will be extended to help South African companies expand, in particular, this will include financial services companies. Transfers to holding entities will be increased from R2 billion to R3 billion for listed companies and from R1 billion to R2 billion for unlisted companies, subject to Reserve Bank reporting requirements. Inward listings The inward listing policy is aimed at deepening South Africa’s capital markets, but it may create distortions. In 2018, the National Treasury will release a comprehensive inward listings review paper, which will address various matters, including the standards of reporting and information provision, company track records, arms-length arrangements, valuation of the acquiring company, management arrangements, funding arrangements, deployment of listing proceeds, due diligence, audit history, stakeholder protection, better treatment of holders of securities, and confidence among market participants.

2018 BUDGET REVIEW Other issues to be referred to the National Economic Development and Labour Council include broadening coverage to low-income earners who fall outside the collective bargaining system or work for small employers, and bringing all public retirement funds within the same regulatory framework as private funds. Government has also directed the Financial Services Board to proceed with the following reforms: • Lowering costs and consolidating funds: A key driver of costs is the large number of very small and uneconomical retirement funds (there are currently 5 144 funds, of which 1 651 are active). The Financial Services Board will oversee a significant reduction in funds (preferably to less than 200). Modernising and improving the governance of all retirement funds to King IV standards: All retirement funds must now submit audited financial statements annually and include a minimum number of independent trustees. Ensuring benefits are claimed: The Financial Services Board estimates that, in 2016, over R40 billion in pension and provident funds were not claimed. Working with government, the Financial Services Board will consult with the National Economic Development and Labour Council on more efficient measures to find beneficiaries, including by centralising data and funds. Strengthening enforcement measures to deal with criminal and unethical practices: The Financial Services Board will publish directives in 2018 to improve disclosures by both retirement funds and administrators, and to outlaw unethical practices. • • • 164

G Summary of budget 165

2018 BUDGET REVIEW

Summary of the national budget

R million	2017/18 Budget estimate	2017/18 Revised estimate	2018/19 Budget estimate	2019/20 Medium-term estimates	2020/21 Medium-term estimates
REVENUE					
Estimate of revenue before tax proposals			**1 285 146**		
Budget 2018/19 proposals:			**36 000**		
Direct taxes			**7 310**		
Taxes on individuals and companies					
Personal income tax			**7 510**		
Revenue from not fully adjusting for inflation			6 810		
Revenue if no adjustment is made			14 155		
Partial bracket creep for personal income tax			-7 345		
Medical tax credit adjustment			700		
Corporate income tax			**-350**		
Special economic zones			-350		
Taxes on property			**150**		
Estate duty increase			150		
Indirect taxes			**28 690**		
Increase in value-added tax			22 900		
Increase in general fuel levy			1 220		
Increase in excise duties on tobacco products			420		
Increase in excise duties on alcoholic beverages			910		
Increase in ad valorem excise duties			1 030		
Increase in environmental taxes			280		
Introduction of health promotion levy			1 930		
Estimate of revenue after tax proposals	**1 242 417**	**1 194 585**	**1 321 146**	**1 427 785**	**1 542 655**
Percentage change from previous year			*10.6%*	*8.1%*	*8.0%*
EXPENDITURE					
Direct charges against the National Revenue Fund	**636 178**	**635 937**	**683 691**	**738 283**	**794 512**
Debt-service costs	162 353	163 155	180 124	197 664	213 859
Provincial equitable share	441 331	441 331	470 287	505 020	542 447
General fuel levy sharing with metropolitan municipalities	11 785	11 785	12 469	13 167	14 027
Skills levy and sector education and training authorities	16 641	15 771	16 929	18 299	19 819
Other [1)]	4 067	3 895	3 883	4 133	4 360
Appropriated by vote	**767 038**	**775 993**	**814 509**	**883 980**	**950 815**
Current payments	216 813	217 708	225 904	241 732	258 852
Transfers and subsidies	529 374	524 279	569 851	623 194	671 700
Payments for capital assets	15 831	15 078	14 297	14 346	15 349
Payments for financial assets	5 019	18 928	4 457	4 708	4 914
Provisional allocation for contingencies not assigned to votes [2)]	-	-	6 000	2 308	2 125
Total	**1 403 215**	**1 411 930**	**1 504 200**	**1 624 571**	**1 747 452**
Plus:					
Contingency reserve	6 000	-	8 000	8 000	10 000
Estimate of national expenditure	**1 409 215**	**1 411 930**	**1 512 200**	**1 632 571**	**1 757 452**
Percentage change from previous year			*7.1%*	*8.0%*	*7.6%*
2017 Budget estimate of expenditure		**1 409 215**	**1 522 183**	**1 652 192**	
Increase / decrease (-)		*2 715*	*-9 983*	*-19 621*	
Gross domestic product	*4 741 206*	*4 699 381*	*5 025 379*	*5 390 083*	*5 808 342*

1) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments), and the International Oil Pollution Compensation Fund.
2) Provision for contingencies related to drought relief in several provinces, support to the water sector and public investment projects supported by improved infrastructure planning.
Source: National Treasury

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ANNEXURE G: SUMMARY OF BUDGET

Summary of the consolidated budget

R million	2017/18		2018/19	2019/20	2020/21
	Budget estimate	Revised estimate	Budget estimate	Medium-term estimates	
National budget revenue [1]	**1 242 417**	**1 194 585**	**1 321 146**	**1 427 785**	**1 542 655**
Revenue of provinces, social security funds and public entities	171 684	159 044	169 570	181 884	194 247
Consolidated budget revenue [2]	**1 414 101**	**1 353 629**	**1 490 716**	**1 609 669**	**1 736 902**
National budget expenditure [1]	**1 409 215**	**1 411 930**	**1 512 200**	**1 632 571**	**1 757 452**
Expenditure of provinces, social security funds and public entities	153 912	146 029	158 990	170 385	184 496
Consolidated budget expenditure [2]	**1 563 127**	**1 557 959**	**1 671 190**	**1 802 955**	**1 941 948**
Consolidated budget balance	**-149 026**	**-204 329**	**-180 473**	**-193 286**	**-205 045**
Percentage of GDP	*-3.1%*	*-4.3%*	*-3.6%*	*-3.6%*	*-3.5%*
FINANCING					
Domestic loans (net)	**151 631**	**201 011**	**173 704**	**174 333**	**185 301**
Foreign loans (net)	**19 585**	**29 774**	**35 932**	**-6 205**	**29 398**
Change in cash and other balances	**-22 191**	**-26 456**	**-29 163**	**25 158**	**-9 653**
Total financing (net)	**149 026**	**204 329**	**180 473**	**193 286**	**205 045**

1) Transfers to provinces, social security funds and public entities presented as part of the national budget.
2) Flows between national, provincial, social security funds and public entities are netted out.
Source: National Treasury

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Glossary Accounting officer The public servant who is accountable to Parliament for financial management of a government department, usually the director-general at the national level or head of the department at the provincial level. An accounting convention by which payments and receipts are recorded as they occur, even if no cash flow takes place. Debt used to purchase shares or assets. Taxes levied on commodities as a certain percentage of their value. Presentation to Parliament of the amendments to be made to the appropriations voted in the main budget for the year. Prices set outside ordinary market processes through administrative decisions by government, a public entity or a regulator. The part of the national budget that can be divided between the national, provincial and local spheres of government, after interest and the contingency reserve have been taken into account. Manufacturing activities that transform raw materials and intermediary goods derived from agriculture into intermediate or final goods. The repayment of a loan by instalments over the duration of the loan. A fixed amount of money paid over a period of time as a return on an investment. A provision aimed at preventing tax avoidance. See principal purpose test. A rule that aims to prevent taxpayers from artificially avoiding permanent establishment status by breaking up a cohesive business into several small operations. The approval by Parliament of spending from the National Revenue Fund, or by a provincial legislature from a provincial revenue fund. A “loan” that is presented as debt but is in effect equity. Often used in tax avoidance or evasion. A condition occurring when prices for a category of assets rise above the level justified by economic fundamentals. A summary statement of all the international transactions of the residents of a country with the rest of the world over a particular period of time. Corporate tax-planning strategies that exploit the gaps and mismatches in tax laws between countries to shift taxable income to lower or no-tax jurisdictions. See also tax evasion and profit shifting. Reforms developed by the Basel Committee on Banking Supervision to strengthen the regulation, supervision and risk management of the banking sector. The initial allocations used during the budget process, derived from the previous year’s forward estimates. One hundredth of one per cent. Manufacturing activities that transform raw minerals into higher-value products. Accrual Acquisition debt Ad valorem duties Adjustments estimate Administered prices Allocated expenditure Agro-processing Amortisation Annuity Anti-avoidance rule Anti-fragmentation rule Appropriation Artificial debt Asset price bubble Balance of payments Base erosion and profit shifting Basel III Baseline Basis point Beneficiation 169

2018 BUDGET REVIEW

Bond	A certificate of debt issued by a government or corporation guaranteeing payment of the original investment plus interest by a specified future date.
Bond premium	Amount by which the purchase price of a bond is greater than its par value.
Bond spread	The difference in yield between two bonds.
Bond-switch programme	An auction that aims to ease pressure on targeted areas of the redemption profile by exchanging shorter-dated debt for longer-term debt. See switch auction.
Bracket creep	Increased real tax liability that arises when the personal income tax tables are not fully adjusted for inflation.
Budget balance	The difference between budgeted expenditure and budgeted revenue. If expenditure exceeds revenue, the budget is in deficit. If the reverse is true, it is in surplus.
Capital adequacy	A measure of a financial institution's capital, expressed as a percentage of its credit exposure.
Capital asset	Property of any kind, including assets that are movable or immovable, tangible or intangible, fixed or circulating, but excluding trading stock held for the purpose of realising a financial or economic return.
Capital expenditure	Spending on assets such as buildings, land, infrastructure and equipment.
Capital flow	A flow of investments in or out of the country.
Capital formation	A measure of the net increase in the country's total stock of capital goods, after allowing for depreciation.
Capital gains tax	Tax levied on the income realised from the disposal of a capital asset by a taxpayer. A capital gain is the excess of the selling price over the purchase price of the capital asset.
Capital goods	Durable goods used over a period of time for the production of other goods. See also intermediate goods.
Carbon tax	An environmental tax on emissions of carbon dioxide (CO_2).
Category A, B and C municipalities	Municipal categories established by the Constitution: Category A, or metropolitan municipalities; Category B, or local municipalities; and Category C, or district municipalities.
Collateral	An asset placed as a guarantee for the repayment of debt, to be recouped in the case of a default.
Commercial paper issuances	Debt issued by companies through short-term promissory notes.
Conditional grants	Allocations of money from one sphere of government to another, conditional on certain services being delivered or on compliance with specified requirements.
Connected person debt/credit	Debt or credit granted by a person/entity to a connected person/entity. In the case of a holding company, for example, a subsidiary company would be a connected person.
Consolidated general government	National, provincial and local government, as well as extra-budgetary government institutions and social security funds.
Consolidated government expenditure	Total expenditure by national and provincial government, social security funds and selected public entities, including transfers and subsidies to municipalities, businesses and other entities.
Consumer price index (CPI)	The measure of inflation based on prices in a basket of goods and services.

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GLOSSARY Consumption expenditure Expenditure on goods and services, including salaries, which are used within a short period of time, usually a year. An amount set aside, but not allocated in advance, to accommodate changes to the economic environment and to meet unforeseeable spending pressures. A government obligation, such as a guarantee, that will only result in expenditure if a specific event occurs. See government guarantee. A foreign business in which South Africans hold a greater than 50 per cent interest, usually of the share capital of a company. The transformation of state-owned enterprises into commercial entities, subject to commercial legal requirements and governance structures, while the state retains ownership. Inflation that is caused by an increase in production costs, such as wages or oil prices. Policy that has the opposite effect on economic activity to that caused by the business cycle, such as slowing spending growth in a boom period and accelerating spending in a recession. The periodic interest payment made to bondholders during the life of the bond. The interest is usually paid twice a year. An indicator of the risk of default by a borrower or the riskiness of a financial instrument. Credit ratings generally fit into three broad risk categories: minimal or low, moderate and high. These categories indicate the extent of a borrower’s capacity to meet their financial obligations or the probability that the value of a financial instrument will be realised. Investments rated as high risk are considered sub-investment grade (or “junk”). An increase in private investment through the income-raising effect of government spending financed by deficits. A fall in private investment or consumption as a result of increased government expenditure financed through borrowing, thereby competing for loanable funds and raising the interest rate, which curtails private investment and consumption spending. A digital medium of exchange that uses cryptography to secure its transactions, control the creation of additional units and verify the transfer of assets. The potential for a change in the price of a currency that would affect investors with assets, liabilities or operations denominated in other currencies. The difference between total imports and total exports, taking into account service payments and receipts, interest, dividends and transfers. The current account can be in deficit or surplus. See also trade balance. The difference between revenue and current expenditure, which consists of compensation of employees, goods and services, and interest and rent on land. Government expenditure on salaries and goods and services, such as rent, maintenance and interest payments. See also consumption expenditure. Tax levied on imported goods. An unsecured debt instrument backed by general creditworthiness of the issuer rather than by specific assets. The interest on government debt and other costs directly associated with borrowing. Contingency reserve Contingent liability Controlled foreign entity Corporatisation Cost-push inflation Countercyclical fiscal policy Coupon (bond) Credit rating Crowding-in Crowding-out Cryptocurrency Currency risk Current account (of the balance of payments) Current balance Current expenditure Customs duties Debenture Debt-service costs 171

2018 BUDGET REVIEW Debt redemption profile The set of fixed repayment dates and amounts to which an issuer of debt, such as a preferred stock or bond, has committed to meeting. A consistent decrease in the price of goods and services. The reduction of debt previously used to increase the potential return of an investment. A reduction in the value of fixed capital as a result of wear and tear or redundancy. A reduction in the external value of a currency. A financial asset that derives its value from an underlying asset, which may be a physical asset such as gold or a financial asset such as a government bond. Foreign countries from which income may be exempt from South African tax under certain circumstances. See also double tax agreement. State agencies that aim to meet the credit needs of riskier but socially and economically desirable projects that are beyond the acceptance limits of commercial banks. Taxes charged on taxable income or capital of individuals and legal entities. A trust where the executor has the choice of whether and how much of the trust’s income or capital is to be distributed to beneficiaries. The beneficiaries have only provisional rights to the income or capital of the trust. Total income less all taxes and employee contributions. An excess of current expenditure, including the depreciation of fixed capital, over current income. The distribution of a portion of a company’s earnings to a class of its shareholders. A tax on dividends that is subtracted and withheld by a company or intermediary before the net dividend is paid to the shareholder. See also withholding tax. The allocation of funds between spheres of government, as required by the Constitution. See also equitable share. The total level of spending in an economy, including imports but excluding exports. An agreement between two countries to prevent income that is taxed in one country from being taxed in the other as well. See also designated countries. The part of the population that is of working age and is either employed or seeking work. The cost of an alternative that must be forgone to pursue a certain action. In other words, the benefits that could have been received by taking an alternative action. Also known as opportunity cost. An increase in the total amount of output, income and spending in the economy. The difference between the return made by a factor of production (capital or labour) and the return necessary to keep the factor in its current occupation. For example, a firm making excess profits is earning economic rent. Deflation Deleveraging Depreciation (capital) Depreciation (exchange rate) Derivative financial instrument Designated countries Development finance institutions Direct taxes Discretionary trust Disposable income Dissaving Dividend Dividend withholding tax Division of revenue Domestic demand Double tax agreement Economically active population Economic cost Economic growth Economic rent 172

GLOSSARY Effective tax rate Actual tax liability (or a reasonable estimate thereof) expressed as a percentage of a pre-tax income base rather than as a percentage of taxable income. In other words, tax rates that take into account not only the statutory or nominal tax rate, but also other aspects of the tax system (for example, allowable deductions), which determine the tax liability. A provision in a contract modifying its cash flows by making them dependent on an underlying measure – such as interest or exchange rates, or commodity prices – the value of which changes independently. A name given by international investors to middle-income economies. The ratio of employment growth to economic growth. The allocation of revenue to the national, provincial and local spheres of government as required by the Constitution. See also division of revenue. Raising money by selling shares of stock to investors, who receive an ownership interest in return. Rules that regulate the flow of currency out of South Africa, or restrict the amount of foreign assets held by South African individuals and companies. A foreign-currency amount relating to a debt, loan or foreign-exchange contract. Funds that track indices, commodities or baskets of assets, and trade like stocks. Taxes on the manufacture or sale of certain domestic or imported products. Excise duties are usually charged on products such as alcoholic beverages, tobacco and petroleum. Public entities not directly funded from the fiscus. The maximum allowable level of expenditure to which government has committed itself. A change in the value of an asset or liability resulting from the periodic reassessment of its expected future economic in-or outflows. A government policy on higher education and training that makes provision for full-cost-of-study bursaries to students below a specified household-income threshold, covering tuition fees, prescribed study material, meals, and a certain level of accommodation and/or travel allowances. A statement of all financial transactions between the nation and the rest of the world, including portfolio and fixed investment flows and movements in foreign reserves. An independent body established by the Constitution to make recommendations to Parliament and provincial legislatures about financial issues affecting the three spheres of government. An independent institution established by statute that regulates insurers, intermediaries, retirement funds, friendly societies, unit trust schemes, management companies and financial markets. An international body made up of representatives of financial authorities and institutions, and central banks. It proposes regulatory, supervisory and other policies in the interest of financial stability. The 12 months according to which companies and organisations budget and account. See also fiscal year. Embedded derivative Emerging economies Employment coefficient Equitable share Equity finance Exchange control Exchange item Exchange-traded funds Excise duties Extra-budgetary institutions Expenditure ceiling Fair-value adjustment Fee-free higher training education and Financial account Financial and Fiscal (FFC) Commission Financial Services Board Financial Stability Board Financial year 173

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FinTech	An abbreviation of "financial technology", referring to new technologies and innovations that aim to compete with traditional methods to deliver financial services more efficiently.
Fiscal consolidation	Policy aimed at reducing government deficits and debt accumulation.
Fiscal incidence	The combined overall economic impact that fiscal policy has on the economy.
Fiscal leakage	The outflow of revenue from an economy through tax evasion and avoidance.
Fiscal policy	Policy on taxation, public spending and borrowing by the government.
Fiscal space	The ability of government's budget to provide additional resources for a desired programme without jeopardising fiscal or debt sustainability.
Fiscal year	The 12 months on which government budgets are based, beginning 1 April and ending 31 March of the subsequent calendar year.
Fixed-rate bond	A bond that pays a specific interest rate over a specified period of time.
Fixed investment/capital formation	Spending on buildings, machinery and equipment contributing to production capacity in the economy. See also gross fixed-capital formation.
Floating rate notes	A bond on which the interest rate is reset periodically in line with a money market reference rate.
Flow-through vehicles	A vehicle, such as a trust, where income earned is treated as income of the vehicle's beneficiaries.
Foreign currency swaps	The exchange of principal and/or interest payments in one currency for those in another.
Foreign direct investment (FDI)	The acquisition of a controlling interest by governments, institutions or individuals of a business in another country.
Forward book	The total amount of contracts for the future exchange of foreign currency entered into by the Reserve Bank at any given point in time.
Forward cover	Transactions involving an agreed exchange rate at which foreign currency will be purchased or sold at a future date.
Fringe benefit	A benefit supplementing an employee's wages or salary, such as medical insurance, company cars, housing allowances and pension schemes.
Fuel levy	An excise tax on liquid fuels.
Function shift	The movement of a function from one departmental vote or sphere of government to another.
Funded pension arrangements	A pension scheme in which expected future benefits are funded in advance and as entitlement accrues.
Gold and foreign exchange reserves	Reserves held by the Reserve Bank to meet foreign exchange obligations and to maintain liquidity in the presence of external shocks.
Government debt	The total amount of money owed by the government as a consequence of its past borrowing.
Government guarantee	An assurance made by government to a lender that a financial obligation will be honoured, even if the borrowing government entity is unable to repay the debt. See contingent liability.
Green paper	A policy document intended for public discussion.
Gross borrowing requirement	The sum of the main budget balance, extraordinary receipts and payments (referred to as National Revenue Fund receipts and payments), and maturing debt. The amount is funded through domestic short- and long-term loans, foreign loans and changes in cash balances.

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Gross domestic product (GDP)	A measure of the total national output, income and expenditure in the economy. GDP per head is the simplest overall measure of welfare, although it does not take account of the distribution of income, nor of goods and services that are produced outside the market economy, such as work within the household.
Gross domestic product inflation	A measure of the total increase in prices in the whole economy. Unlike CPI inflation, GDP inflation includes price increases in goods that are exported and intermediate goods such as machines, but excludes imported goods.
Gross fixed-capital formation	The addition to a country's fixed-capital stock during a specific period, before provision for depreciation.
Gross value added	The value of output less intermediate consumption. It is also a measure of the contribution to the economy made by an industry or sector.
Group of Twenty (G20)	An international forum made up of finance ministers and central bank governors from 20 of the world's largest economies.
Hedging	An action taken by a buyer or seller to protect income against changes in prices, interest rates or exchange rates.
Horizontal equity	A principle in taxation that holds that similarly situated taxpayers should face a similar tax treatment or tax burden. In other words, taxpayers with the same amount of income or capital should be accorded equal treatment.
Impaired advances	Loans or advances that may not be collected in full.
Impairment	A reduction in the recorded value of a long-lived asset arising from circumstances that prevent the asset from generating the future economic benefits previously expected and recorded.
Import parity pricing	When a firm sells goods locally at the price customers would pay if they were to import the same goods from another country.
Inclusion rate	The portion of the net capital gain derived from the disposal of an asset that will be taxed at the applicable rate.
Industrial development zone	Export-orientated manufacturing sites linked to an international air or sea port, supported by incentives to encourage investment and job creation.
Inflation	An increase in the overall price level of goods and services in an economy over a specific period of time.
Inflation targeting	A monetary policy framework intended to achieve price stability over a certain period of time.
Intermediate goods	Goods produced to be used as inputs in the production of final goods.
Intra-state debt	Money that different organs of state owe to each other.
Intergenerational equity	A value based on ensuring that future generations do not have to repay debts taken on today, unless they also share in the benefits of assets.
Inventories	Stocks of goods held by firms. An increase in inventories reflects an excess of output relative to spending over a period of time.
Labour intensity	The relative amount of labour used to produce a unit of output.
Liquidity	The ease with which assets can be bought and sold.
Liquidity requirements	The amount of liquid or freely convertible assets that banks are required to hold relative to their liabilities for prudential and regulatory purposes.
Liquidity risk	The risk that an asset might not easily and quickly be converted into cash through sale, or the risk to a debtor that it cannot meet its current debt obligations.

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Lump-sum benefit	A one-time payment for the total or partial value of an asset, usually received in place of recurring smaller payments.
M3	The broadest definition of money supply in South Africa, including notes and coins, demand and fixed deposits, and credit.
Macroeconomics	The branch of economics that deals with the whole economy – including issues such as growth, inflation, unemployment and the balance of payments.
Macroprudential regulation	Rules that protect the stability of the financial sector and guard against systemic risk.
Marginal income tax rate	The rate of tax on an incremental unit of income.
Marginal lending rate	A penalty rate of interest charged by the Reserve Bank for lending to financial institutions in the money market in excess of the daily liquidity provided to the money market at the repurchase rate. See also repurchase agreements.
Marketable securities	Tradable financial securities listed with a securities exchange.
Means test	A method for determining whether someone qualifies for state assistance.
Medium Term Expenditure Committee (MTEC)	The technical committee responsible for evaluating the medium-term expenditure framework budget submissions of national departments and making recommendations to the Minister of Finance regarding allocations to national departments.
Medium-term expenditure framework (MTEF)	The three-year spending plans of national and provincial governments, published at the time of the Budget.
Microeconomics	The branch of economics that deals with the behaviour of individual firms, consumers and sectors.
Ministers' Committee on the Budget	The political committee that considers key policy and budgetary issues that pertain to the budget process before they are tabled in Cabinet.
Monetary easing	See quantitative easing.
Monetary policy	Policy concerning total money supply, exchange rates and the general level of interest rates.
Money supply	The total stock of money in an economy.
National budget	The projected revenue and expenditures that flow through the National Revenue Fund. It does not include spending by provinces or local government from their own revenues.
National Development Plan (NDP)	A planning framework prepared by the National Planning Commission that aims to eliminate poverty and reduce inequality by 2030.
National Revenue Fund	The consolidated account of the national government into which all taxes, fees and charges collected by the South African Revenue Service and departmental revenue must be paid.
Negotiable certificate of deposit	Short-term deposit instruments issued by banks, at a variable interest rate, for a fixed period.
Net borrowing requirement	The main budget balance.
Net exports	Exports less imports.
Net open foreign currency position	Gold and foreign exchange reserves minus the oversold forward book. The figure is expressed in dollars.
Net trade	The difference between the value of exports and the value of imports.

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GLOSSARY

New Development Bank	A multilateral lending institution being established by Brazil, Russia, India, China and South Africa.
Nominal exchange rates	The current rate of exchange between the rand and foreign currencies. The "effective" exchange rate is a trade-weighted average of the rates of exchange with other currencies.
Nominal wage	The return, or wage, to employees at the current price level.
Non-competitive bid auction	An auction in which an investor agrees to purchase a certain number of securities such as bonds at the average price of all competitive bids over a given period of time.
Non-financial public enterprises	Government-owned or controlled organisations that deliver goods and non-financial services, trading as business enterprises, such as Eskom or Transnet.
Non-interest expenditure	Total expenditure by government less debt-service costs.
Non-tax revenue	Income received by government as a result of administrative charges, licences, fees, sales of goods and services, and so on.
Occupation-specific salary dispensation	Revised salary structures unique to identified occupations in the public service, including doctors, nurses and teachers.
Opportunity cost	The value of that which must be given up to achieve or acquire something. It is represented by the next highest valued alternative use of a resource.
Organisation for Economic Cooperation and Development (OECD)	An organisation of 35 mainly industrialised member countries. South Africa is not a member.
PAYE	The pay-as-you-earn (PAYE) system of income tax withholding requires employers to deduct income tax, and in some cases, the employees' portion of social benefit taxes, from each paycheque delivered to employees.
Payroll tax	Tax an employer withholds and/or pays on behalf of employees based on employee wages or salaries.
Permanent establishment	A fixed place of business from which a company operates. When two countries have a tax treaty, the concept of "permanent establishment" is used to determine the right of one state to tax the profits of the business in the other state. See also anti-fragmentation rule.
Policy reserve	Additional money in the fiscus to fund new and crucial priorities.
Portfolio investment	Investment in financial assets such as stocks and bonds.
Potential growth	The fastest growth an economy can sustain without increasing inflation.
Presidential Infrastructure Coordinating Commission (PICC)	A commission established by Cabinet to develop, review and coordinate a 20-year infrastructure plan.
Price discovery	The process of determining the price level of a commodity or asset, based on supply and demand factors.
Price sensitivity	The extent to which changes in price affect consumer purchasing behaviour.
Primary deficit/surplus	The difference between total revenue and non-interest expenditure. When revenue exceeds non-interest expenditure there is a surplus.
Primary sector	The agricultural, forestry, fishing, mining and quarrying sectors of the economy.
Principal purpose test	A test where the benefits of a tax treaty are denied if it is reasonable to conclude that obtaining the benefit was one of the principal purposes behind the arrangement or transaction.

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2018 BUDGET REVIEW Private-sector credit extension Credit provided to the private sector. This includes all loans, credit cards and leases. The full or partial sale of state-owned enterprises to private individuals or companies. A measure of inflation based on the prices of production inputs as reported by producers across different sectors. A measure of the amount of output generated from every unit of input. Typically used to measure changes in labour efficiency. The allocation of income and expenses between related corporations or branches of the same legal entity to reduce overall tax liability. Organisations that are mainly funded by donations from the public and other institutions, which engage in social activities to meet the needs of the general public. Companies, agencies, funds and accounts that are fully or partly owned by government or public authorities and are regulated by law. The act regulating financial management of national and provincial government, including the efficiency and effectiveness of public expenditure and the responsibilities of those engaging with government financial management. Goods and services that would not be fully provided in a pure free-market system and are largely provided by government. A government-owned investment management company that invests funds on behalf of public-sector entities. Its largest client is the Government Employees Pension Fund. A contractual arrangement whereby a private party performs a government function and assumes the associated risks. In return, the private party receives a fee according to predefined performance criteria. See unitary payment. National government, provincial government, local government, extra-budgetary governmental institutions, social security funds and non-financial public enterprises. The consolidated cash borrowing requirement of general government and non-financial public enterprises. A composite index measuring the change in manufacturing activity compared with the previous month. An index value of 50 indicates no change in activity, a value above 50 indicates increased activity and a value below 50 indicates decreased activity. A measure used by central banks to stimulate economic growth when interest rates are near zero by increasing money supply. Also called monetary easing. An establishment-based survey conducted by Statistics South Africa to obtain information about the number of employees and gross salaries paid. A household-based survey conducted by Statistics South Africa to measure the dynamics of the labour market, producing indicators such as employment, unemployment and inactivity. A company that evaluates the ability of countries or other borrowers to honour their debt obligations. Credit ratings are used by international investors as indications of sovereign risk. See also credit rating. Privatisation Producer price index (PPI) Productivity Profit shifting Public-benefit organisations (PBOs) Public entities Public Finance (PFMA) Management Act Public goods Public Investment Corporation (PIC) Public-private partnerships (PPPs) Public sector Public-sector borrowing requirement Purchasing managers’ index (PMI) Quantitative easing Quarterly Employment Survey Quarterly Labour Force Survey Rating agency 178

GLOSSARY Real effective exchange rate A measure of the rate of exchange of the rand relative to a trade-weighted average of South Africa’s trading partners’ currencies, adjusted for price trends in South Africa and the countries included. The level of the exchange rate after taking account of inflation differences. Expenditure measured in constant prices after taking account of inflation. The level of interest after taking account of inflation. The return, or wage, to employees, measured at a constant price level. Injection of funds into a company or entity to aid liquidity, either as a loan or in return for equity. A period in which national output and income decline. A recession is usually defined as two consecutive quarters of negative growth. The return of an investor’s principal in a fixed-income security, such as a preferred stock or bond. The repayment of debt at a scheduled time with the proceeds of new loans. The risk that government will not be able to raise money to repay debt at any scheduled point, or that it will have to do so at a high cost. An economic policy intended to boost economic activity in a geographical area extending beyond one country. The costs of personnel, including salaries, housing allowances, car allowances and other benefits received by personnel. Short-term contracts between the Reserve Bank and private banks in the money market to sell specified amounts of money at an interest rate determined by daily auction. The rate at which the Reserve Bank lends to commercial banks. Holdings of foreign exchange, either by the Reserve Bank only or by the Reserve Bank and domestic banking institutions. A tax system in which the worldwide income accruing to a resident of a country is subject to the taxes of that country. A piped water network that ensures that water is collected and treated before it reaches the consumer. The difference between the value of a foreign currency deposit from the original (historical) rate to execution of a trade based on the spot rate. A return that compensates for uncertainty. The difference between income and spending. Removal of seasonal volatility (monthly or quarterly) from a time series. This provides a measure of the underlying trend in the data. A rebate from income tax, in addition to the primary rebate, that is available to taxpayers aged 65 years and older. The part of the economy concerned with the manufacture of goods. Tax on dividends declared by a company, calculated at the rate of 10 per cent of the net amount of dividends declared. This was discontinued in 2012 and replaced with a 15 per cent dividend withholding tax. Non-profit entities registered in terms of Section 21 of the Companies Act. Real exchange rate Real expenditure Real interest rate Real wage Recapitalisation Recession Redemption Refinancing Refinancing risk Regional integration Remuneration Repurchase agreements Repurchase (repo) rate Reserves (foreign exchange) Residence-based income tax system Reticulation scheme Revaluation gain/loss Risk premium Saving Seasonally adjusted Secondary rebate Secondary sector Secondary tax on companies (STC) Section 21 company 179

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Sector education and training authorities	Institutions funded through skills development levies, responsible for learnership programmes and implementing strategic sector skills plans.
Secured debt instruments	Debt backed or secured by collateral to reduce the risk of lending.
Securitisation	The pooling of assets into a financial instrument to sell to different types of investors.
Service and transfer payments	Services involve transactions of non-tangible commodities, while transfers are unrequited transactions that do not generate a counter-economic value (for example, gifts and grants).
Skills development levy	A payroll tax designed to finance training initiatives in terms of the skills development strategy.
Social infrastructure	Infrastructure that supports social services.
Social wage	Social benefits available to all individuals, funded wholly or partly by the state.
Source-based income tax system	A system in which income is taxed in the country where the income originates.
Southern African Customs Union (SACU) agreement	An agreement between South Africa, Botswana, Namibia, Lesotho and Swaziland that allows for the unrestricted flow of goods and services, and the sharing of customs and excise revenue.
Southern African Development Community (SADC)	A regional intergovernmental organisation that promotes collaboration, economic integration and technical cooperation throughout southern Africa.
Sovereign debt	Debt issued by a government.
Sovereign debt rating	An assessment of the likelihood that a government will default on its debt obligations.
Spatial planning	Planning to influence the geographic distribution of people and economic activity.
Special economic zones	A designated zone where business and trade laws incentivise trade, investment and employment.
Specific excise duty	A tax on each unit of output or sale of a good, unrelated to the value of a good.
Standing appropriations	Government's expenditure obligations that do not require a vote or statutory provision, including contractual guarantee commitments and international agreements.
Statutory appropriations	Amounts appropriated to be spent in terms of statutes and not requiring appropriation by vote.
Sterilisation	Action taken by the Reserve Bank to neutralise excess cash created in the money market when purchasing foreign currency.
Structural budget balance	A representation of what government revenue and expenditure would be if output were at its potential level, with cyclical variations stripped out.
Structural constraints	Imbalances in the structure of the economy that hinder growth and development.
Switch auction	An auction to exchange bonds to manage refinancing risk or improve tradability.
Syndicated loan	A large loan in which a group of banks work together to provide funds, which they solicit from their clients for the borrower.
Tax amnesty	A period allowed by tax authorities during which taxpayers who are outside the tax net, but should be registered for tax purposes, can register for tax without incurring penalties.
Tax avoidance	When individuals or businesses legitimately use provisions in the tax law to reduce their tax liability.

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Tax base	The aggregate value of income, sales or transactions on which particular taxes are levied.
Tax buoyancy	Describes the relationship between total tax revenue collections and economic growth. This measure includes the effects of policy changes on revenue. A value above one means that revenues are growing faster than the economy and below one means they are growing below the rate of GDP growth.
Tax evasion	When individuals or businesses illegally reduce their tax liability.
Tax expenditure	Government revenue forgone due to provisions that allow deductions, exclusions, or exemptions from taxable income. The revenue can also be forgone through the deferral of tax liability or preferential tax rates.
Tax gap	A measure of tax evasion that emerges from comparing the tax liability or tax base declared to the tax authorities with the tax liability or tax base calculated from other sources.
Tax incentives	Specific provisions in the tax code that provide favourable tax treatment to individuals and businesses to encourage specific behaviour or activities.
Tax incidence	The final distribution of the burden of tax. Statutory incidence defines where the law requires a tax to be levied. Economic incidence refers to those who experience a decrease in real income as a result of the imposition of a tax.
Tax loopholes	Unintended weaknesses in the legal provisions of the tax system used by taxpayers to avoid paying tax liability.
Tax morality	The willingness, or motivation, of citizens to pay tax. This is separate to the statutory obligation to pay taxes, but may have an influence on tax compliance.
Tax-to-GDP ratio	For public finance comparison purposes, a country's tax burden, or tax-to-GDP ratio, is calculated by taking the total tax payments for a particular fiscal year as a fraction or percentage of the GDP for that year.
Term-to-maturity	The time between issuance and expiry.
Terms of trade	An index measuring the ratio of a country's export prices relative to its import prices.
Tertiary sector	The part of the economy concerned with the provision of services.
Total factor productivity	An index used to measure the efficiency of all inputs that contribute to the production process.
Trade balance	The monetary record of a country's net imports and exports of physical merchandise and services. See also current account.
Trade regime	The system of tariffs, quotas and quantitative restrictions applied to protect domestic industries, together with subsidies and incentives used to promote international trade.
Trademark	A legal right pointing distinctly to the origin or ownership of merchandise to which it is applied and legally reserved for the exclusive use of the owner as maker or seller.
Trade-weighted rand	The value of the rand pegged to or expressed relative to a market basket of selected foreign currencies.
Treasury committee	The Cabinet committee that evaluates all requests for additional funds for unavoidable and unforeseen expenditure during a financial year.
Treasury bills	Short-term government debt instruments that yield no interest but are issued at a discount. Maturities vary from one day to 12 months.

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2018 BUDGET REVIEW Treaty shopping When related companies in different countries establish a third entity in another location to take advantage of a favourable tax arrangement. The theoretical level of GDP growth, where growth above the trend rate results in macroeconomic imbalances such as rising inflation or a weakening of the current account. Potential expenditure provision not allocated to a particular use. It mainly consists of the contingency reserve and amounts of money left unallocated by provinces. All those of working age who are unemployed, including those actively seeking employment and discouraged work seekers. Those of working age, who are unemployed and actively seeking work (excludes discouraged work seekers). The payment made to a private party for meeting its obligations in a public-private partnership. The cost of labour per unit of output, calculated by dividing average wages by productivity (output per worker per hour). Debt not backed or secured by collateral to reduce the risk of lending. A loan that is not backed or secured by any type of collateral to reduce the lender’s risk. An assessment by a registered auditing firm or the Auditor-General of South Africa asserting that the financial statements of a department, entity or company are free of material misstatement. A doctrine in taxation that holds that differently situated taxpayers should be treated differently in terms of income tax provisions. In other words, taxpayers with more income and/or capital should pay more tax. The transfer of resources from one programme to another within the same department during a financial year. The right to ownership of an asset that cannot be arbitrarily taken away by a third party. An appropriation voted by Parliament. A departmental account that ring-fences revenue from the sale of bulk water and related services to secure funding to manage the sustainability of water resources and infrastructure. The average rate of return an organisation expects to pay to investors in its securities, such as bonds, debt and shares. Each category of security is accorded a proportionate weight in the calculation. Tax on income deducted at source. Withholding taxes are widely used for dividends, interest and royalties. A policy document used to present government policy preferences. A financial return or interest paid to buyers of government bonds. The yield/rate of return on bonds takes into account the total annual interest payments, the purchase price, the redemption value and the time remaining until maturity. A graph showing the relationship between the yield on bonds of the same credit quality but different years to maturity at a given point in time. Trend GDP growth Unallocated reserves Unemployment (broad definition) Unemployment (official definition) Unitary payment Unit labour cost Unsecured debt instruments Unsecured lending Unqualified audit Vertical equity Virement Vested right Vote Water trading account Weighted average cost of capital Withholding tax White paper Yield Yield curve 182

STATISTICAL ANNEXURE 183

2018 BUDGET REVIEW 184

STATISTICAL ANNEXURE Statistical annexure Explanatory notes The statistical tables present details of the main budget, consolidated national and provincial expenditure, consolidated government expenditure, the borrowing requirement and financing of government debt, total government debt, and provisions and contingent liabilities. The tables are categorised according to government levels, from the main budget to the consolidated government account. The main budget consists of National Revenue Fund receipts, expenditure either voted by Parliament or allocated by statutory appropriation, and the financing of the deficit. This is the national budget, including transfers to other spheres of government. Consolidated national, provincial and social security funds expenditure consists of the main (national) budget, and the provincial and the social security funds’ budgets or expenditure. These budgets are aggregated and transfers between the three spheres of government are netted out to arrive at a total consolidated expenditure figure. The consolidated government revenue, expenditure and financing budget includes national, provincial and social security funds, the Reconstruction and Development Programme (RDP) Fund and national public entities. This is referred to as the consolidated budget. While government revenues are concentrated at national level, a large proportion of expenditure has shifted to the provinces since 1994. Equitable share transfers to the nine provinces are included as a government statutory commitment on the National Treasury vote, while the local government equitable share is appropriated on the vote of the Department of Cooperative Governance and Traditional Affairs. The consolidated government account consists of all the activities of national and provincial government, and includes most of the listed public entities. The consolidation also includes several national government business enterprises. More than 70 per cent of total national expenditure on the 2018/19 main budget consists of transfer payments to other levels of general government, which means that economic and functional classifications of national budget expenditure are not comprehensive. For the purposes of analysis, it would be preferable to present economic and functional classifications of general government expenditure, but this would require information on expenditure at all levels of general government, its financing through revenue, balances brought forward and transfer payments (mainly from the national budget). This information is not readily available for local government. Historical data on general government finances is, however, published by the Reserve Bank in its Quarterly Bulletin and by Statistics South Africa. 185 1 Main budget: revenue, expenditure, budget balance and financing, 2011/12 to 2020/21 2 Main budget: estimates of national revenue – summary of revenue, 2000/01 to 2020/21 3 Main budget: estimates of national revenue – detailed classification of revenue, 2014/15 to 2018/19 4 Main budget: expenditure defrayed from the National Revenue Fund by vote, 2014/15 to 2020/21 5 Consolidated national, provincial and social security funds expenditure: economic classification, 2014/15 to 2020/21 6 Consolidated national, provincial and social security funds expenditure: functional classification, 2014/15 to 2020/21 7 Consolidated government revenue and expenditure: economic classification, 2014/15 to 2020/21 8 Consolidated government expenditure: functional classification, 2014/15 to 2020/21 9 Consolidated government revenue, expenditure and financing, 2014/15 to 2020/21 10 Total debt of government, 1993/94 to 2020/21 11 Net loan debt, provisions and contingent liabilities, 2007/08 to 2020/21

2018 BUDGET REVIEW Change in recording of extraordinary receipts and payments in the budget tables Since 2014, the consolidated government accounts have been presented in a more transparent format in line with the International Monetary Fund’s Government Finance Statistics manual (2014). This format provides details of operating activities, capital and infrastructure investment, as well as transactions in financial assets and liabilities. The calculation of the budget balance includes all government transactions. Previously, extraordinary receipts and payments were added to the budget deficit to calculate government’s net borrowing requirement. In the new format, there is no longer a difference between the budget balance and the net borrowing requirement. These transactions are now referred to as National Revenue Fund receipts and payments. Treatment of foreign grants to the RDP Fund All international technical assistance and other RDP-related grants are paid to the RDP Fund account, which is separated from government accounts. Departments incur expenditure on RDP-related projects through direct requisitions from this account. However, disbursements of foreign grants and technical assistance are included in the consolidated national and provincial expenditure estimates in Tables 5 and 6, and in the consolidated government expenditure in Table 7. Adjustments due to transactions in government debt As part of the state’s active management of its debt portfolio, government bonds are repurchased or switched into new bonds. In the process, government may make a capital profit, which is a book entry change in the bond discount. This capital profit does not represent actual cash flow and is regarded as a “book profit”, which lowers the outstanding debt. A premium may also be accrued, or payable, in managing the debt portfolio or when entering into new loans. Under the new format, premiums paid or received are included as National Revenue Fund receipts and payments, and no longer categorised as extraordinary receipts and payments. Sources of information The information in Tables 1 to 11 on national and provincial government and public entity finances is obtained from the following sources: • • • • • Reports of the Auditor-General on the Appropriation and Miscellaneous Accounts Printed estimates of revenue and expenditure for the national and provincial budgets The Reserve Bank The South African Revenue Service (SARS) Monthly press releases from the National Treasury, published in terms of section 32 of the Public Finance Management Act (1999). Main budget: revenue, expenditure, budget balance and financing (Table 1) Table 1 summarises the main budget balances since 2011/12 and medium-term estimates to 2020/21. In line with the economic reporting format introduced in 2004/05, the revenue classification shows departmental sales of capital assets separately. Repayments of loans and advances, which were previously shown as negative expenditure, have been reclassified as revenue. Given that revenue increased and expenditure decreased by the same amount, the national budget deficit is unaffected. Appropriations by vote are divided into current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Both current and capital transfers are included in transfers and subsidies, in line with the economic reporting format’s requirements. The deficit figures presented in this table differ from those presented in budgets before 1995/96 because a number of items that were previously regarded as “below-the-line” expenditure have been included in total expenditure. In 186

STATISTICAL ANNEXURE addition, revaluations of foreign loan obligations are excluded from expenditure, in keeping with international practice. Under the “financing” item, domestic short-term loans include net transactions in Treasury bills and borrowing from the Corporation for Public Deposits. Long-term loans include all transactions in domestic government bonds and foreign loans (new loan issues, repayments on maturity, buybacks, switches and reverse purchase transactions). Main budget: estimates of national revenue (Tables 2 and 3) Table 2 presents a summary of revenue and the details are set out in Table 3. Main budget revenue collections are recorded on an adjusted cash basis as the revenue is recorded in the SARS ledgers. Tax revenue is classified according to standard international categories and departmental receipts according to the economic reporting format’s requirements. In Table 3, a large amount of data cannot be reclassified to align with the economic reporting format because departments capture these transactions in their ledgers as miscellaneous receipts. Main budget: expenditure defrayed from the National Revenue Fund by vote (Table 4) Table 4 contains estimates of expenditure on national budget votes for the period 2014/15 to 2020/21. In 2014/15, amounts included in the budget estimate, the adjusted appropriation and the revised estimate on each vote are shown. Historical data has been adjusted to account for function shifts between departments. As a result, the figures presented for some departments may differ from their financial statements. Total expenditure, however, is not influenced by these changes. Consolidated national, provincial and social security funds expenditure (Tables 5 and 6) Tables 5 and 6 show the economic and functional classification of payments for consolidated national and provincial government and social security funds, including the Unemployment Insurance Fund, the Road Accident Fund and the Compensation Funds. Provincial expenditure estimates are preliminary because their budgets are tabled after the national budget. As such, these estimates are subject to change before being tabled in provincial legislatures. The functional classification The functional classification in this annexure is aligned with the classification of government functions set out in the Government Finance Statistics manual. The historical data published in these tables has been reclassified accordingly. Chapter 5 of the Budget Review, which sets out the medium-term expenditure framework, outlines the budget allocations across these function groups. To support this approach, data at programme and entity level is aggregated into spending categories, which provides for a higher level of aggregation than in the functional classification. For example, functional classification tables include local development and social infrastructure as distinct functions. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: • Learning and culture: Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions. Economic development: Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates. Peace and security: This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety. • • 187

2018 BUDGET REVIEW • General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. Consolidated government revenue and expenditure (Tables 7 and 8) Tables 7 and 8 show the economic and functional classification of payments for the consolidated government budget. This consists of the consolidated national, provincial and social security figures presented in Tables 5 and 6, combined with general government entities, as well as some government business enterprises. The government budget consolidation includes all entities controlled and mainly financed by government revenue, where such revenue is defined as either taxes, levies and administrative or service fees prescribed by government, or direct budgetary support in the form of transfer payments. This consolidation also includes several government business enterprises, based on the principle that they either sell most of their goods and services to government institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. Accordingly, state-owned entities are broadly identified as one of the following: • Enterprises that sell mainly to government departments or institutions, have no clear competitors and whose prices are therefore not clearly market related. Science councils that conduct research or fulfil a regulatory or advisory function, with government-determined regulatory or administration fees. Government-regulated businesses that are primarily financed by a dedicated tax, administration fee or levy, (the level of which is dictated by government) or that are directly involved in the maintenance or extension of critical infrastructure. • • To present consolidated accounts, all units use the same accounting standards and policies. The format of the accounts, terminology used, classification, transaction coverage and accounting base (cash or accrual) must be the same. In this respect, the consolidated government budget is prepared on an adjusted cash basis of accounting. This is not strictly comparable to the financial information published in the consolidated financial statements, which has two components – a consolidation of departments using the modified cash basis of accounting and a separate consolidation of public entities that apply the accrual basis of accounting. All transactions that occur between units being consolidated are eliminated. A transaction of one unit is matched with the same transaction recorded for the second unit and both transactions are eliminated from the consolidation. For example, if a public entity sells a service to a government department and data for the two units is being consolidated, neither the sale nor the purchase of the service is reported. In this way, only transactions between government and non-government entities are recorded, without inflating total government revenue as a result of internal transactions. Not all intra-entity transactions are eliminated, however, because they are not always identifiable in the accounting systems of government and many of its agencies. Only those that can be identified have been eliminated. These broadly include: • Transactions involving transfers from one government unit to another, including transfers made by national departments to public entities and transfers between public entities (such as Water Trading Entity transfers to water boards). • Purchases of goods and services from other government units included in the consolidation (such as transactions between the Trans-Caledon Tunnel Authority, water boards and the Water Trading Entity). As data collection and recording procedures for transactions improve, additional intra-entity transactions will be identified and removed from the consolidated government budget. A total of 163 national and provincial departments and 187 entities are included in the 2018 consolidated government budget. The National Treasury is committed to presenting a full consolidation of the whole of general 188

STATISTICAL ANNEXURE government over time. Considerable work has been done to align the local government accounts with national and provincial accounts. A classification reporting framework has been developed for municipalities as a first step towards the consolidation of the financial information of all three spheres of government. Consolidated government revenue, expenditure and financing (Table 9) Table 9 presents the government account, which distinguishes between government's operating activities and its plans to invest in capital and infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of ongoing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government must borrow to run its operations. The current balance demonstrates the sustainability of government operations. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. This account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. Total debt of government (Table 10) Table 10 shows the major components of government debt. Net loan debt consists of total domestic and foreign debt less the cash balances of the National Revenue Fund. The balances on the Gold and Foreign Exchange Reserve Account, which represent net revaluation profits and losses incurred on gold and foreign exchange transactions, are also disclosed. Net loan debt, provisions and contingent liabilities (Table 11) Provisions are liabilities with uncertain payment dates or amounts. The provisions for multilateral institutions are the unpaid portion of government’s subscriptions to these institutions, which are payable on request. Contingent liabilities are obligations that only result in expenditure when an uncertain future event occurs. Both explicit and implicit contingent liabilities are disclosed. Implicit contingent liabilities are mostly the actuarial deficits of social security funds, while explicit contingent liabilities are mostly guarantees for state-owned companies, public-private partnership projects and the Renewable Energy Independent Power Producer Programme. In the case of guarantees for state-owned companies, the exposure disclosed is the amount of the guarantee against which the company has borrowed, along with any related interest on this amount, if guaranteed. The National Treasury published detailed information on statements of national departments. provisions and contingent liabilities in the annual consolidated financial 189

2018 BUDGET REVIEW Table 1 Main budget: revenue, expenditure, budget balance and financing 1) 1) This table summarises revenue, expenditure and the main budget balance since 2011/12. As available data is incomplete, the estimates are not fully consistent with other sources, such as the Government Finance Statistics series of the Reserve Bank. 2) Mining leases and ownership has been reclassified as non-tax revenue (rent on land). Historical numbers have been adjusted for comparative purposes. 3) Payments in terms of Southern African Customs Union (SACU) agreements. 4) Excludes sales of capital assets, discount and revaluation of foreign loan repayments. Includes receipts for which a department serves as a conduit to deposit funds into the National Revenue Fund. 5) Includes National Revenue Fund receipts (previously classified as extraordinary receipts). 6) Includes interest, cost of raising loans and management cost but excludes discount on the issue of new government debt instruments and the revaluation of foreign loan repayments. 7) Includes direct appropriations in respect of the salaries of the President, Deputy President, judges, magistrates, members of Parliament, National Revenue Fund payments (previously classified as extraordinary payments) and the International Oil Pollution Compensation Fund. Source: National Treasury 190 R million 2011/12 2012/13 2013/14 2014/15 2015/16 2016/17 Actual outcome Preliminary outcome Main budget revenue Current revenue Tax revenue (gross) 2) Less: SACU payments 3) Non-tax revenue (departmental and other receipts) 4) Financial transactions in assets and liabilities 5) Sales of capital assets Total revenue Main budget expenditure Direct charges against the National Revenue Fund Debt-service costs 6) Provincial equitable share General fuel levy sharing with metropolitan municipalities Skills levy and SETAs Other 7) Appropriated by vote Current payments 8) Transfers and subsidies 9) Payments for capital assets 10) Payments for financial assets 11) Provisional allocation for contingencies not assigned to votes 12) Total Contingency reserve Total expenditure Main budget balance Percentage of GDP Financing Change in loan liabilities Domestic short-term loans (net) Domestic long-term loans (net) Market loans Loans issued for switches Redemptions Foreign loans (net) Market loans Loans issued for switches Arms procurement loan agreements Redemptions (including revaluation of loans) 13) Change in cash and other balances (-increase) Total financing (net) 735 418.4 742 649.7 -21 760.0 14 528.6 9 758.2 114.7 786 078.4 813 825.8 -42 151.3 14 403.9 13 969.5 94.3 871 371.8 900 014.7 -43 374.4 14 731.5 15 957.3 37.0 950 046.8 986 295.0 -51 737.7 15 489.4 15 332.7 77.4 1 032 727.0 1 069 982.6 -51 021.9 13 766.3 43 386.3 121.1 1 123 832.3 1 144 081.0 -39 448.3 19 199.7 13 916.2 147.9 745 291.3 390 580.9 76 460.0 291 735.5 8 573.1 10 025.3 3 787.0 499 330.6 142 697.4 343 175.4 12 043.4 1 414.4 – 800 142.2 424 634.5 88 121.1 310 740.7 9 039.7 11 694.5 5 038.5 540 861.0 159 848.6 364 947.0 13 876.1 2 189.3 – 887 366.2 462 603.0 101 184.7 336 495.3 9 613.4 12 090.2 3 219.4 585 155.6 176 398.4 391 285.2 14 002.7 3 469.4 – 965 456.9 503 253.9 114 798.4 359 921.8 10 190.2 13 838.8 4 504.8 628 646.2 184 544.7 424 144.4 16 200.6 3 756.5 – 1 076 234.4 544 848.0 128 795.6 386 500.0 10 658.9 15 156.4 3 737.0 699 774.9 193 811.1 458 497.1 18 273.2 29 193.6 – 1 137 896.4 588 652.6 146 496.7 410 698.6 11 223.8 15 233.0 5 000.5 716 833.1 206 586.0 489 761.0 15 624.3 4 861.9 – 889 911.5 965 495.6 1 047 758.6 1 131 900.1 1 244 622.9 1 305 485.7 – – – – – – 889 911.5 965 495.6 1 047 758.6 1 131 900.1 1 244 622.9 1 305 485.7 -144 620.2 -4.7% -165 353.3 -5.0% -160 392.4 -4.4% -166 443.2 -4.3% -168 388.5 -4.1% -167 589.3 -3.8% 18 724.6 138 500.8 154 860.9 -753.0 -15 607.1 9 135.3 12 025.2 – 569.4 -3 459.3 -21 740.5 22 555.0 125 767.8 161 557.7 -3 851.8 -31 938.1 -11 622.0 – – 60.6 -11 682.6 28 652.5 23 048.0 149 414.4 172 112.5 -1 135.3 -21 562.8 378.4 19 619.1 – – -19 240.7 -12 448.4 9 569.0 157 014.0 192 414.0 -1 160.0 -34 240.0 8 361.0 22 952.0 – – -14 591.0 -8 500.8 13 075.0 146 172.0 176 795.0 -2 479.0 -28 144.0 -3 879.0 – – – -3 879.0 13 020.5 40 507.1 116 684.3 175 070.5 -1 036.4 -57 349.8 36 380.7 50 959.3 1 111.4 – -15 690.0 -25 982.8 144 620.2 165 353.3 160 392.4 166 443.2 168 388.5 167 589.3 GDP 3 078 418 3 320 778 3 614 883 3 867 897 4 122 617 4 404 535 National Revenue Fund transactions 14) National Revenue Fund receipts National Revenue Fund payments 5 209.2 -1 388.3 12 302.8 -2 587.2 11 709.3 -516.3 12 647.0 -1 525.5 14 377.5 -681.7 14 240.6 -1 778.0 Net 3 820.9 9 715.6 11 193.0 11 121.5 13 695.8 12 462.6

STATISTICAL ANNEXURE Table 1 Main budget: revenue, expenditure, budget balance and financing 1) 8) Includes compensation of employees, payments for goods and services, interest and rent on land. Payment for medical benefits to former employees has been moved to transfers. 9) Includes current and capital transfers and subsidies to business, households, foreign countries and other levels and funds of general government. 10) Includes acquisition and own account construction of new assets and the cost of upgrading, improving and extending to existing capital assets. 11) Consists mainly of lending to public corporations or making equity investments in them for policy purposes. Previously included in transfers and subsidies. 12) Provision for contingencies related to drought relief in several provinces, support to the water sector and public investm ent projects supported by im proved infrastructure planning. 13) Revaluation estimates are based on National Treasury's projection of exchange rates. 14) National Revenue Fund payments include premiums paid on loan transactions and revaluation adjustments when utilising foreign exchange deposits. National Revenue Fund receipts include proceeds from the sale of state assets, premiums received on loan transactions and revaluation adjustments when utilising foreign exchange deposits. 191 2017/18 2018/19 2019/20 2020/21 R million Budget Revised Deviation estimate estimate Medium-term estimates 1 225 050.8 1 176 053.0 -48 997.8 1 265 488.2 1 217 306.8 -48 181.4 -55 950.9 -55 950.9 – 15 513.5 14 697.1 -816.4 17 282.7 18 385.7 1 102.9 83.7 146.3 62.6 1 312 935.3 1 344 964.5 -48 288.6 16 259.4 8 080.1 130.7 1 426 821.0 1 454 795.3 -46 281.2 18 307.0 829.2 135.1 1 541 295.1 1 581 926.3 -60 147.1 19 515.9 1 220.3 139.7 Main budget revenue Current revenue 2) Tax revenue (gross) Less: SACU payments 4) Non-tax revenue (departmental and other receipts) 5) Financial transactions in assets and liabilities Sales of capital assets Total revenue Main budget expenditure Direct charges against the National Revenue Fund 6) Debt-service costs Provincial equitable share General fuel levy sharing with metropolitan municipalities Skills levy and SETAs 7) Other Appropriated by vote 8) Current payments 9) Transfers and subsidies 10) Payments for capital assets 11) Payments for financial assets 12) Provisional allocation for contingencies not assigned to votes Contingency reserve Total expenditure Main budget balance Percentage of GDP Financing Change in loan liabilities Domestic short-term loans (net) Domestic long-term loans (net) Market loans Loans issued for switches Redemptions Foreign loans (net) Market loans Loans issued for switches Arms procurement loan agreements 13) Redemptions (including revaluation of loans) Change in cash and other balances (-increase) Total financing (net) 1 242 417.3 1 194 585.0 -47 832.3 636 177.5 635 936.8 -240.7 162 353.1 163 155.4 802.3 441 331.1 441 331.1 – 11 785.0 11 785.0 – 16 641.5 15 770.6 -870.9 4 066.8 3 894.7 -172.1 767 037.9 775 993.1 8 955.2 216 813.0 217 707.7 894.7 529 374.3 524 279.4 -5 094.9 15 831.5 15 077.9 -753.5 5 019.1 18 928.0 13 908.9 – – – 1 321 146.1 683 691.2 180 124.0 470 286.5 12 468.6 16 929.4 3 882.8 814 508.9 225 903.8 569 851.1 14 296.8 4 457.3 6 000.0 1 427 785.4 738 282.7 197 663.6 505 019.7 13 166.8 18 299.5 4 133.2 883 980.0 241 731.9 623 193.9 14 346.4 4 707.9 2 308.0 1 542 655.1 794 511.9 213 859.0 542 446.9 14 026.9 19 819.5 4 359.7 950 815.3 258 851.8 671 700.5 15 349.3 4 913.7 2 124.6 1 403 215.4 1 411 929.9 8 714.5 1 504 200.2 1 624 570.7 1 747 451.8 6 000.0 – -6 000.0 8 000.0 8 000.0 10 000.0 1 409 215.4 1 411 929.9 2 714.5 1 512 200.2 1 632 570.7 1 757 451.8 -166 798.1 -217 344.9 -50 546.8 -3.5% -4.6% -1.1% -191 054.0 -3.8% -204 785.3 -3.8% -214 796.7 -3.7% 21 000.0 33 000.0 12 000.0 141 986.0 169 223.0 27 237.0 191 500.0 195 274.0 3 774.0 – -1 474.0 -1 474.0 -49 514.0 -24 577.0 24 937.0 25 036.0 29 774.0 4 738.0 29 600.0 33 895.0 4 295.0 – – – – – – -4 564.0 -4 121.0 443.0 -21 223.9 -14 652.1 6 571.8 14 200.0 159 916.0 191 000.0 – -31 084.0 35 932.0 38 040.0 – – -2 108.0 -18 994.0 22 700.0 149 153.4 200 500.0 – -51 346.6 -6 205.0 39 210.0 – – -45 415.0 39 136.9 30 000.0 152 672.1 208 900.0 – -56 227.9 29 398.0 40 650.0 – – -11 252.0 2 726.6 166 798.1 217 344.9 50 546.8 191 054.0 204 785.3 214 796.7 4 741 206 4 699 381 -41 825 5 025 379 5 390 083 5 808 342 GDP 14 578.0 15 719.6 1 141.6 -387.6 -315.5 72.2 6 185.0 -135.1 – – 372.0 – 14) National Revenue Fund transactions National Revenue Fund receipts National Revenue Fund payments 14 190.4 15 404.2 1 213.8 6 049.9 – 372.0 Net

2018 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07
Taxes on income and profits		**126 145.2**	**147 310.4**	**164 565.9**	**171 962.8**	**195 219.1**	**230 803.6**	**279 990.5**
Personal income tax		86 478.0	90 389.5	94 336.7	98 495.1	110 981.9	125 645.3	140 578.3
Corporate income tax		29 491.8	42 354.5	55 745.1	60 880.8	70 781.9	86 160.8	118 998.6
Secondary tax on companies/dividend and interest withholding tax		4 031.3	7 162.7	6 325.6	6 132.9	7 487.1	12 277.6	15 291.4
Tax on retirement funds		5 219.8	6 190.6	6 989.7	4 897.7	4 406.1	4 783.1	3 190.5
Other	*1)*	924.3	1 213.1	1 169.0	1 556.3	1 562.2	1 936.7	1 931.7
Taxes on payroll and workforce		**1 257.4**	**2 717.3**	**3 352.1**	**3 896.4**	**4 443.3**	**4 872.0**	**5 597.4**
Skills development levy	*2)*	1 257.4	2 717.3	3 352.1	3 896.4	4 443.3	4 872.0	5 597.4
Taxes on property		**3 978.8**	**4 628.3**	**5 084.6**	**6 707.5**	**9 012.6**	**11 137.5**	**10 332.3**
Donations tax		32.1	20.6	17.7	17.1	25.2	29.5	47.0
Estate duty		442.7	481.9	432.7	417.1	506.9	624.7	747.4
Securities transfer tax	*3)*	1 102.1	1 212.8	1 205.2	1 101.1	1 365.9	1 973.4	2 763.9
Transfer duties		2 401.9	2 913.0	3 429.0	5 172.1	7 114.6	8 510.0	6 774.0
Domestic taxes on goods and services		**78 877.5**	**86 885.1**	**97 311.5**	**110 108.6**	**131 980.6**	**151 223.7**	**174 671.4**
Value-added tax	*4)*	54 455.2	61 056.6	70 149.9	80 681.8	98 157.9	114 351.6	134 462.6
Specific excise duties		9 126.6	9 797.2	10 422.6	11 364.6	13 066.7	14 546.5	16 369.5
Health promotion levy		–	–	–	–	–	–	–
Ad valorem excise duties		693.9	776.1	1 050.2	1 016.2	1 015.2	1 157.3	1 282.7
Fuel levy		14 495.3	14 923.2	15 333.8	16 652.4	19 190.4	20 506.7	21 844.6
Air departure tax		85.8	296.4	324.8	367.2	412.2	458.2	484.8
Electricity levy		–	–	–	–	–	–	–
Other	*5)*	20.7	35.5	30.3	26.5	138.3	203.4	227.2
Taxes on international trade and transactions		**8 226.6**	**8 680.1**	**9 619.8**	**8 414.3**	**13 286.5**	**18 201.9**	**24 002.2**
Customs duties		7 853.6	8 632.2	9 330.7	8 479.4	12 888.4	18 303.5	23 697.0
Imports on health promotion levy		–	–	–	–	–	–	–
Import surcharges		0.0	0.5	0.0	–	–	–	–
Other	*6)*	372.9	47.5	289.1	-65.1	398.1	-101.6	305.2
Stamp duties and fees		**1 561.6**	**1 767.2**	**1 572.4**	**1 360.1**	**1 167.7**	**792.8**	**615.7**
State miscellaneous revenue	*7)*	**72.0**	**306.7**	**433.0**	**-7.1**	**-130.9**	**164.2**	**339.2**
TOTAL TAX REVENUE (gross)		**220 119.1**	**252 295.0**	**281 939.3**	**302 442.6**	**354 978.8**	**417 195.7**	**495 548.6**
Non-tax revenue	*8)*	**6 852.4**	**8 331.4**	**12 995.7**	**8 309.5**	**8 695.4**	**15 602.3**	**14 281.4**
Less: SACU payments	*9)*	**-8 396.1**	**-8 204.8**	**-8 259.4**	**-9 722.7**	**-13 327.8**	**-14 144.9**	**-25 194.9**
Other adjustment	*10)*	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**218 575.4**	**252 421.5**	**286 675.6**	**301 029.4**	**350 346.5**	**418 653.1**	**484 635.1**
Current revenue		**218 531.9**	**252 417.4**	**286 617.8**	**301 012.9**	**350 316.3**	**418 573.8**	**484 596.3**
Direct taxes		127 877.4	150 530.1	168 368.4	176 293.5	200 194.5	236 329.7	286 382.4
Indirect taxes		92 169.7	101 458.2	113 137.9	126 156.1	154 915.3	180 701.8	208 827.1
State miscellaneous revenue		72.0	306.7	433.0	-7.1	-130.9	164.2	339.2
Non-tax revenue (excluding sales of capital assets)	*11)*	6 808.9	8 327.2	12 937.9	8 293.0	8 665.2	15 523.0	14 242.6
Less: SACU payments		-8 396.1	-8 204.8	-8 259.4	-9 722.7	-13 327.8	-14 144.9	-25 194.9
Sales of capital assets		**43.5**	**4.2**	**57.8**	**16.5**	**30.2**	**79.3**	**38.8**
National Revenue Fund receipts	*12)*	*2 983.5*	*4 159.1*	*8 167.9*	*1 598.2*	*2 492.0*	*6 905.2*	*3 438.1*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.
Source: National Treasury

192

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14		R million
			Actual collections					
332 058.3	**383 482.7**	**359 044.8**	**379 941.2**	**426 583.7**	**457 313.8**	**507 759.2**		**Taxes on income and profits**
168 774.4	195 145.7	205 145.0	226 925.0	250 399.6	275 821.6	309 834.1		Personal income tax
140 119.8	165 539.0	134 883.4	132 901.7	151 626.7	159 259.2	177 324.3		Corporate income tax
20 585.4	20 017.6	15 467.8	17 178.2	21 965.4	19 738.7	17 308.8		Secondary tax on companies/dividend and interest withholding tax
285.4	143.3	42.7	2.8	6.7	0.2	–		Tax on retirement funds
2 293.3	2 637.2	3 505.9	2 933.6	2 585.3	2 494.1	3 292.0	*1)*	Other
6 330.9	**7 327.5**	**7 804.8**	**8 652.3**	**10 173.1**	**11 378.5**	**12 475.6**		**Taxes on payroll and workforce**
6 330.9	7 327.5	7 804.8	8 652.3	10 173.1	11 378.5	12 475.6	*2)*	Skills development levy
11 883.9	**9 477.1**	**8 826.4**	**9 102.3**	**7 817.5**	**8 645.2**	**10 487.1**		**Taxes on property**
27.6	125.0	60.1	64.6	52.7	82.1	112.8		Donations tax
691.0	756.7	759.3	782.3	1 045.2	1 013.0	1 101.5		Estate duty
3 757.1	3 664.5	3 324.0	2 932.9	2 886.1	3 271.9	3 784.3	*3)*	Securities transfer tax
7 408.2	4 930.9	4 683.0	5 322.5	3 833.6	4 278.3	5 488.5		Transfer duties
194 690.3	**201 416.0**	**203 666.8**	**249 490.4**	**263 949.9**	**296 921.5**	**324 548.2**		**Domestic taxes on goods and services**
150 442.8	154 343.1	147 941.3	183 571.4	191 020.2	215 023.0	237 666.6	*4)*	Value-added tax
18 218.4	20 184.5	21 289.3	22 967.6	25 411.1	28 377.7	29 039.5		Specific excise duties
–	–	–	–	–	–	–		Health promotion levy
1 480.5	1 169.5	1 275.9	1 596.2	1 828.3	2 231.9	2 363.3		*Ad valorem* excise duties
23 740.5	24 883.8	28 832.5	34 417.6	36 602.3	40 410.4	43 684.7		Fuel levy
540.6	549.4	580.3	647.8	762.4	873.1	878.7		Air departure tax
–	–	3 341.7	4 996.4	6 429.7	7 983.9	8 818.9		Electricity levy
267.5	285.7	405.7	1 293.3	1 895.8	2 021.4	2 096.5	*5)*	Other
27 081.9	**22 852.4**	**19 318.9**	**26 977.1**	**34 121.0**	**39 549.1**	**44 732.2**		**Taxes on international trade and transactions**
26 469.9	22 751.0	19 577.1	26 637.4	34 197.9	38 997.9	44 178.7		Customs duties
–	–	–	–	–	–	–		Imports on health promotion levy
–	–	–	–	–	–	–		Import surcharges
612.0	101.4	-258.3	339.7	-76.9	551.2	553.4	*6)*	Other
557.1	**571.8**	**49.5**	**3.1**	**-2.9**	**0.5**	**31.7**		**Stamp duties and fees**
212.2	**-27.4**	**-5.7**	**16.7**	**7.4**	**17.2**	**-19.1**	*7)*	**State miscellaneous revenue**
572 814.6	**625 100.2**	**598 705.4**	**674 183.1**	**742 649.7**	**813 825.8**	**900 014.7**		**TOTAL TAX REVENUE (gross)**
14 542.4	**20 819.6**	**15 323.1**	**16 474.0**	**24 401.5**	**28 467.7**	**30 725.8**	*8)*	**Non-tax revenue**
-24 712.6	**-28 920.6**	**-27 915.4**	**-14 991.3**	**-21 760.0**	**-42 151.3**	**-43 374.4**	*9)*	**Less: SACU payments**
–	**–**	**–**	**-2 914.4**	**–**	**–**	**–**	*10)*	**Other adjustment**
562 644.4	**616 999.2**	**586 113.1**	**672 751.5**	**745 291.3**	**800 142.2**	**887 366.2**		**TOTAL MAIN BUDGET REVENUE**
562 414.2	**616 868.0**	**586 076.8**	**672 716.0**	**745 176.5**	**800 047.9**	**887 329.2**		**Current revenue**
339 107.8	391 691.9	367 669.0	389 440.5	437 854.7	469 787.4	521 449.0		Direct taxes
233 494.6	233 435.6	231 042.1	284 726.0	304 787.6	344 021.2	378 584.8		Indirect taxes
212.2	-27.4	-5.7	16.7	7.4	17.2	-19.1		State miscellaneous revenue
14 312.2	20 688.4	15 286.8	16 438.5	24 286.8	28 373.4	30 688.8	*11)*	Non-tax revenue (excluding sales of capital assets)
-24 712.6	-28 920.6	-27 915.4	-17 905.7	-21 760.0	-42 151.3	-43 374.4		Less: SACU payments
230.2	**131.2**	**36.3**	**35.4**	**114.7**	**94.3**	**37.0**		**Sales of capital assets**
1 849.8	*8 203.4*	*6 428.6*	*3 013.9*	*5 209.2*	*12 302.8*	*11 709.3*	*12)*	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

193

2018 BUDGET REVIEW

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

R million		2014/15	2015/16	2016/17	2017/18		2018/19	
		Actual collections			Revised estimates	% change on actual 2016/17	Budget estimates Before tax proposals	After tax proposals
Taxes on income and profits		**561 789.8**	**606 820.5**	**664 526.4**	**712 853.1**	**7.3%**	**765 831.4**	**772 991.4**
Personal income tax		352 950.4	388 102.4	424 545.2	460 968.3	8.6%	498 334.6	505 844.6
Corporate income tax		184 925.4	191 151.6	204 431.8	218 108.7	6.7%	231 568.7	231 218.7
Secondary tax on companies/dividend and interest withholding tax		21 247.3	24 152.8	31 575.7	29 640.2	-6.1%	31 469.3	31 469.3
Tax on retirement funds		–	–	–	–	–	–	–
Other	*1)*	2 666.7	3 413.7	3 973.8	4 135.9	4.1%	4 458.7	4 458.7
Taxes on payroll and workforce		**14 032.1**	**15 220.2**	**15 314.8**	**15 770.6**	**3.0%**	**16 929.4**	**16 929.4**
Skills development levy	*2)*	14 032.1	15 220.2	15 314.8	15 770.6	3.0%	16 929.4	16 929.4
Taxes on property		**12 471.5**	**15 044.1**	**15 661.2**	**16 047.4**	**2.5%**	**17 160.7**	**17 310.7**
Donations tax		167.0	134.8	280.3	388.8	38.7%	415.8	415.8
Estate duty		1 488.6	1 982.2	1 619.5	2 406.5	48.6%	2 573.5	2 723.5
Securities transfer tax	*3)*	4 150.1	5 530.7	5 553.2	5 446.8	-1.9%	5 824.6	5 824.6
Transfer duties		6 665.8	7 396.3	8 208.3	7 805.3	-4.9%	8 346.7	8 346.7
Domestic taxes on goods and services		**356 554.4**	**385 955.9**	**402 463.9**	**423 615.7**	**5.3%**	**457 283.2**	**484 826.0**
Value-added tax	*4)*	261 294.8	281 111.4	289 166.7	299 058.3	3.4%	325 209.7	348 109.7
Specific excise duties		32 333.6	35 076.7	35 773.8	37 275.2	4.2%	39 322.2	40 652.2
Health promotion levy		–	–	–	–	–	–	1 684.8
Ad valorem excise duties		2 962.3	3 014.1	3 396.2	3 796.4	11.8%	4 059.8	4 187.8
Fuel levy		48 466.5	55 607.3	62 778.8	71 339.7	13.6%	76 288.5	77 508.5
Air departure tax		906.6	941.2	1 003.9	1 094.2	9.0%	1 154.3	1 154.3
Electricity levy		8 648.2	8 471.8	8 457.7	8 496.3	0.5%	8 621.1	8 621.1
Other	*5)*	1 942.5	1 733.5	1 886.8	2 555.6	35.4%	2 627.7	2 907.7
Taxes on international trade and transactions		**41 462.9**	**46 942.3**	**46 102.5**	**50 193.3**	**8.9%**	**52 902.8**	**54 050.1**
Customs duties		40 678.8	46 250.1	45 579.1	49 010.7	7.5%	51 698.8	52 600.8
Imports on health promotion levy		–	–	–	–	–	–	245.2
Import surcharges		–	–	–	–	–	–	–
Other	*6)*	784.1	692.2	523.4	1 182.7	126.0%	1 204.0	1 204.0
Stamp duties and fees		**-1.2**	**0.4**	**-0.1**	**-0.4**	**248.4%**	**-0.4**	**-0.4**
State miscellaneous revenue	*7)*	**-14.6**	**-0.8**	**12.2**	**-1 172.9**	**–**	**-1 142.5**	**-1 142.5**
TOTAL TAX REVENUE (gross)		**986 295.0**	**1 069 982.6**	**1 144 081.0**	**1 217 306.8**	**6.4%**	**1 308 964.5**	**1 344 964.5**
Non-tax revenue	*8)*	**30 899.6**	**57 273.7**	**33 263.8**	**33 229.1**	**-0.1%**	**24 470.2**	**24 470.2**
Less: SACU payments	*9)*	**-51 737.7**	**-51 021.9**	**-39 448.3**	**-55 950.9**	**41.8%**	**-48 288.6**	**-48 288.6**
Other adjustment	*10)*	–	–	–	–	–	–	–
TOTAL MAIN BUDGET REVENUE		**965 456.9**	**1 076 234.3**	**1 137 896.4**	**1 194 585.0**	**5.0%**	**1 285 146.1**	**1 321 146.1**
Current revenue		**965 379.5**	**1 076 113.2**	**1 137 748.5**	**1 194 438.6**	**5.0%**	**1 285 015.4**	**1 321 015.4**
Direct taxes		577 477.5	624 157.7	681 741.0	731 419.0	7.3%	785 750.0	793 060.0
Indirect taxes		408 832.1	445 825.7	462 327.8	487 060.6	5.3%	524 357.0	553 047.0
State miscellaneous revenue		-14.6	-0.8	12.2	-1 172.9	–	-1 142.5	-1 142.5
Non-tax revenue (excluding sales of capital assets)	*11)*	30 822.1	57 152.5	33 115.9	33 082.8	-0.1%	24 339.5	24 339.5
Less: SACU payments		-51 737.7	-51 021.9	-39 448.3	-55 950.9	41.8%	-48 288.6	-48 288.6
Sales of capital assets		**77.4**	**121.1**	**147.9**	**146.3**	**-1.1%**	**130.7**	**130.7**
National Revenue Fund receipts	*12)*	*12 647.0*	*14 377.5*	*14 240.7*	*15 719.6*	*10.4%*	*6 185.0*	*6 185.0*

1) Includes interest on overdue income tax and small business tax amnesty (in 2006/07, 2007/08 and 2008/09).
2) Levy on payroll dedicated to skills development.
3) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
4) The value-added tax (VAT) replaced the general sales tax in September 1991.
5) Includes plastic bag levy (from 2004/05), Universal Service Fund (from 1999/00), levies on financial services (up to 2004/05), CO_2 motor vehicle emissions (from 2010/11), incandescent light bulb levy (from 2009/10), tyre levy and Interntional Oil Pollution Compensation Fund (from 2016/17). Mining leases and ownership have been reclassified as non-tax revenue. The historical years from 2000/01 have been adjusted for comparative purposes.

Source: National Treasury

194

STATISTICAL ANNEXURE

Table 2
Main budget: estimates of national revenue
Summary of revenue *1)*

2018/19		2019/20		2020/21			
% change on revised 2017/18	% of total budget revenue	Estimates	% change after tax proposals 2018/19	Estimates	% change on 2019/20		R million
8.4%	**58.5%**	**836 074.2**	**8.2%**	**909 252.6**	**8.8%**		**Taxes on income and profits**
9.7%	38.3%	550 912.2	8.9%	602 828.0	9.4%		Personal income tax
6.0%	17.5%	246 787.3	6.7%	264 207.5	7.1%		Corporate income tax
6.2%	2.4%	33 588.2	6.7%	35 959.2	7.1%		Secondary tax on companies/dividend and interest withholding tax
–	–	–	–	–	–		Tax on retirement funds
7.8%	0.3%	4 786.5	7.4%	6 258.0	30.7%	1)	Other
7.3%	**1.3%**	**18 299.5**	**8.1%**	**19 819.5**	**8.3%**		**Taxes on payroll and workforce**
7.3%	1.3%	18 299.5	8.1%	19 819.5	8.3%	2)	Skills development levy
7.9%	**1.3%**	**18 566.9**	**7.3%**	**20 007.7**	**7.8%**		**Taxes on property**
6.9%	0.0%	446.0	7.3%	480.6	7.8%		Donations tax
13.2%	0.2%	2 921.1	7.3%	3 147.8	7.8%		Estate duty
6.9%	0.4%	6 247.4	7.3%	6 732.1	7.8%	3)	Securities transfer tax
6.9%	0.6%	8 952.5	7.3%	9 647.1	7.8%		Transfer duties
14.4%	**36.7%**	**524 168.8**	**8.1%**	**570 460.9**	**8.8%**		**Domestic taxes on goods and services**
16.4%	26.3%	378 923.9	8.9%	415 655.1	9.7%	4)	Value-added tax
9.1%	3.1%	42 803.2	5.3%	45 174.8	5.5%		Specific excise duties
–	0.1%	1 819.5	8.0%	1 980.7	8.9%		Health promotion levy
10.3%	0.3%	4 491.7	7.3%	4 840.3	7.8%		*Ad valorem* excise duties
8.6%	5.9%	83 133.5	7.3%	89 584.5	7.8%		Fuel levy
5.5%	0.1%	1 215.4	5.3%	1 154.7	-5.0%		Air departure tax
1.5%	0.7%	8 784.0	1.9%	8 972.1	2.1%		Electricity levy
13.8%	0.2%	2 997.6	3.1%	3 098.8	3.4%	5)	Other
7.7%	**4.1%**	**58 883.8**	**8.9%**	**64 730.7**	**9.9%**		**Taxes on international trade and transactions**
7.3%	4.0%	57 259.4	8.9%	62 783.1	9.6%		Customs duties
–	0.0%	267.0	8.9%	292.7	9.6%		Imports on health promotion levy
–	–	–	–	–	–		Import surcharges
1.8%	0.1%	1 357.5	12.7%	1 654.8	21.9%	6)	Other
–	**-0.0%**	**-0.5**	**1.9%**	**-0.5**	**2.1%**		**Stamp duties and fees**
-2.6%	**-0.1%**	**-1 197.5**	**4.8%**	**-2 344.6**	**95.8%**	7)	**State miscellaneous revenue**
10.5%	**101.8%**	**1 454 795.3**	**8.2%**	**1 581 926.3**	**8.7%**		**TOTAL TAX REVENUE (gross)**
-26.4%	**1.9%**	**19 271.3**	**-21.2%**	**20 876.0**	**8.3%**	8)	**Non-tax revenue**
-13.7%	**-3.7%**	**-46 281.2**	**-4.2%**	**-60 147.1**	**30.0%**	9)	**Less: SACU payments**
–	–	–	–	–	–	10)	**Other adjustment**
10.6%	**100.0%**	**1 427 785.4**	**8.1%**	**1 542 655.1**	**8.0%**		**TOTAL MAIN BUDGET REVENUE**
10.6%	**100.0%**	**1 427 650.3**	**8.1%**	**1 542 515.4**	**8.0%**		**Current revenue**
8.4%	60.0%	857 740.8	8.2%	932 700.5	8.7%		Direct taxes
13.5%	41.9%	598 252.0	8.2%	651 570.4	8.9%		Indirect taxes
-2.6%	-0.1%	-1 197.5	4.8%	-2 344.6	95.8%		State miscellaneous revenue
-26.4%	1.8%	19 136.2	-21.4%	20 736.2	8.4%	11)	Non-tax revenue (excluding sales of capital assets)
-13.7%	-3.7%	-46 281.2	-4.2%	-60 147.1	30.0%		Less: SACU payments
-10.7%	**0.0%**	**135.1**	**3.4%**	**139.7**	**3.4%**		**Sales of capital assets**
-60.7%	*0.5%*	–	*-100.0%*	*372.0*	–	12)	*National Revenue Fund receipts*

6) Includes miscellaneous customs and excise receipts, ordinary levy (up to 2004/05) and diamond export duties.
7) Includes revenue received by SARS that could not be allocated to a specific revenue type.
8) Includes sales of goods and services, fines, penalties and forfeits, interest, dividends and rent on land (including mineral and petroleum royalties and mining leases and ownership), sales of capital assets as well as transactions in financial assets and liabilities.
9) Payments in terms of SACU agreements.
10) Payment to SACU partners in respect of a previous error in calculation of the 1969 agreement.
11) Excludes sales of capital assets.
12) Previously classified as extraordinary revenue, includes sales of strategic fuel stocks, proceeds from sales of state assets and certain other receipts are, by law, paid into the National Revenue Fund.

195

2018 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2014/15	2015/16	2016/17			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
Taxes on income and profits		**561 789 780**	**606 820 535**	**673 036 685**	**668 386 544**	**660 585 617**	**664 526 446**
Personal income tax		352 950 431	388 102 385	446 690 553	441 040 413	425 810 000	424 545 241
Tax on corporate income							
Corporate income tax		184 925 392	191 151 643	197 292 812	198 292 812	205 090 000	204 431 763
Secondary tax on companies/dividend withholding tax		21 247 289	23 934 233	25 031 351	25 031 351	25 710 000	31 129 892
Interest withholding tax		–	218 540	218 194	218 194	450 000	445 770
Other							
Interest on overdue income tax		2 663 840	3 410 974	3 801 339	3 801 339	3 522 346	3 974 356
Small business tax amnesty		2 827	2 759	2 435	2 435	3 272	-575
Taxes on payroll and workforce		**14 032 119**	**15 220 158**	**17 639 595**	**17 639 595**	**15 462 170**	**15 314 761**
Skills development levy		14 032 119	15 220 158	17 639 595	17 639 595	15 462 170	15 314 761
Taxes on property		**12 471 534**	**15 044 069**	**15 354 750**	**15 454 750**	**16 042 632**	**15 661 246**
Estate, inheritance and gift taxes							
Donations tax		166 962	134 818	117 737	117 737	177 961	280 264
Estate duty		1 488 629	1 982 208	2 032 520	2 032 520	2 009 617	1 619 492
Taxes on financial and capital transactions							
Securities transfer tax	1)	4 150 123	5 530 736	5 220 929	5 220 929	5 605 054	5 553 233
Transfer duties		6 665 819	7 396 308	7 983 564	8 083 564	8 250 000	8 208 257
Domestic taxes on goods and services		**356 554 423**	**385 955 945**	**409 230 940**	**418 770 556**	**403 908 772**	**402 463 950**
Value-added tax							
Domestic VAT		286 775 612	297 422 423	322 445 862	322 445 451	319 739 758	321 475 499
Import VAT		136 544 384	150 744 533	164 013 380	164 013 171	150 497 626	149 265 484
Refunds		-162 025 207	-167 055 546	-185 199 119	-185 198 883	-180 237 384	-181 574 261
Specific excise duties							
Beer		10 177 141	10 883 223	11 041 769	11 998 730	11 156 667	11 713 340
Sorghum beer and sorghum flour		3 895	3 474	4 000	4 000	3 918	4 126
Wine and other fermented beverages		2 357 752	2 897 035	2 904 396	3 120 361	2 775 870	3 163 411
Spirits		4 676 599	5 310 332	5 355 817	5 699 890	5 284 096	5 853 935
Cigarettes and cigarette tobacco		12 601 925	13 006 690	13 470 210	14 193 601	13 575 886	12 120 468
Pipe tobacco and cigars		537 692	566 385	593 940	637 548	585 061	518 718
Petroleum products	2)	910 644	922 234	1 006 210	1 006 210	972 038	871 084
Revenue from neighbouring countries	3)	1 067 953	1 487 356	1 339 671	1 339 671	1 346 463	1 528 745
Health promotion levy		–	–	–	–	–	–
Ad valorem excise duties		2 962 255	3 014 051	3 276 498	3 276 498	3 385 071	3 396 164
Fuel levy		48 466 532	55 607 301	57 695 096	64 495 096	62 970 000	62 778 834
Taxes on use of goods or permission to use goods or to perform activities							
Air departure tax		906 575	941 226	931 075	931 075	1 079 696	1 003 904
Plastic bags levy		174 298	183 328	190 631	225 631	208 866	231 875
Electricity levy		8 648 170	8 471 774	8 567 773	8 567 773	8 530 000	8 457 668
Incandescent light bulb levy		90 877	51 801	47 850	57 850	85 166	70 206
CO_2 tax - motor vehicle emissions		1 483 337	1 276 835	1 331 543	1 391 543	1 623 922	1 208 521
Tyre levy		–	–	–	351 000	83 000	77 242
International Oil Pollution Compensation Fund		–	–	–	–	1 130	803
Turnover tax for micro businesses		17 309	22 878	22 032	22 032	23 274	23 339
Other							
Universal Service Fund		176 681	198 612	192 307	192 307	218 648	274 842
Taxes on international trade and transactions		**41 462 935**	**46 942 318**	**54 536 001**	**54 536 001**	**48 383 516**	**46 102 497**
Import duties							
Customs duties		40 678 795	46 250 125	54 043 059	54 043 059	47 500 000	45 579 083
Imports on health promotion levy		–	–	–	–	–	–
Other							
Miscellaneous customs and excise receipts		667 064	565 358	370 788	370 788	741 218	405 915
Diamond export levy		117 077	126 834	122 154	122 154	142 297	117 500
Other taxes		**-1 202**	**403**	**324**	**324**	**-537**	**-125**
Stamp duties and fees		-1 202	403	324	324	-537	-125
State miscellaneous revenue	4)	**-14 570**	**-808**	**–**	**–**	**–**	**12 213**
TOTAL TAX REVENUE (gross)		**986 295 019**	**1 069 982 618**	**1 169 798 295**	**1 174 787 771**	**1 144 382 170**	**1 144 080 988**
Less: SACU payments	5)	**-51 737 656**	**-51 021 909**	**-39 448 348**	**-39 448 348**	**-39 448 348**	**-39 448 348**
Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)		-51 737 656	-51 021 909	-39 448 348	-39 448 348	-39 448 348	-39 448 348
TOTAL TAX REVENUE (net of SACU payments)		**934 557 363**	**1 018 960 709**	**1 130 349 947**	**1 135 339 423**	**1 104 933 822**	**1 104 632 640**

1) The securities transfer tax replaced the uncertificated securities tax from 1 July 2008.
2) Specific excise duties on petrol, distillate fuel, residual fuel and base oil.
Source: National Treasury

196

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2017/18				2018/19			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2016/17 actual	Before tax proposals	After tax proposals		R thousands
715 814 097	**739 152 580**	**712 853 093**	**7.3%**	**765 831 359**	**772 991 359**		**Taxes on income and profits**
465 569 180	482 085 864	460 968 306	8.6%	498 334 638	505 844 638		Personal income tax
							Tax on corporate income
218 691 794	218 691 794	218 108 686	6.7%	231 568 699	231 218 699		Corporate income tax
27 415 115	34 236 915	29 037 024	-6.7%	30 828 968	30 828 968		Secondary tax on companies/dividend withholding tax
479 844	479 844	603 146	35.3%	640 367	640 367		Interest withholding tax
							Other
3 654 675	3 654 675	4 133 965	4.0%	4 413 842	4 413 842		Interest on overdue income tax
3 488	3 488	1 966	-441.9%	44 844	44 844		Small business tax amnesty
16 641 456	**16 641 456**	**15 770 554**	**3.0%**	**16 929 383**	**16 929 383**		**Taxes on payroll and workforce**
16 641 456	16 641 456	15 770 554	3.0%	16 929 383	16 929 383		Skills development levy
16 956 268	**16 508 742**	**16 047 450**	**2.5%**	**17 160 665**	**17 310 665**		**Taxes on property**
							Estate, inheritance and gift taxes
189 699	189 699	388 847	38.7%	415 821	415 821		Donations tax
2 121 479	2 121 479	2 406 543	48.6%	2 573 485	2 723 485		Estate duty
							Taxes on financial and capital transactions
5 774 756	5 774 756	5 446 798	-1.9%	5 824 644	5 824 644	1)	Securities transfer tax
8 870 334	8 422 808	7 805 261	-4.9%	8 346 714	8 346 714		Transfer duties
434 405 608	**439 538 710**	**423 615 679**	**5.3%**	**457 283 221**	**484 825 979**		**Domestic taxes on goods and services**
							Value-added tax
344 823 321	344 823 321	337 320 987	4.9%	363 016 755	378 635 762		Domestic VAT
162 304 155	162 304 155	153 758 235	3.0%	162 191 630	169 472 624		Import VAT
-194 376 995	-194 376 995	-192 020 901	5.8%	-199 998 727	-199 998 727		Refunds
							Specific excise duties
11 855 011	12 731 060	13 258 317	13.2%	13 986 413	14 576 413		Beer
4 164	4 164	4 129	0.1%	4 356	4 356		Sorghum beer and sorghum flour
2 949 624	3 026 527	3 769 376	19.2%	3 976 375	4 086 375		Wine and other fermented beverages
5 614 850	5 942 178	6 472 688	10.6%	6 828 143	7 038 143		Spirits
14 425 659	15 038 890	10 906 363	-10.0%	11 505 298	11 915 298		Cigarettes and cigarette tobacco
621 683	664 319	459 686	-11.4%	484 930	494 930		Pipe tobacco and cigars
1 032 882	1 032 882	827 017	-5.1%	872 433	872 433	2)	Petroleum products
1 430 744	1 430 744	1 577 609	3.2%	1 664 245	1 664 245	3)	Revenue from neighbouring countries
–	–	–		–	1 684 758		Health promotion levy
3 639 601	3 639 601	3 796 427	11.8%	4 059 786	4 187 786		*Ad valorem* excise duties
67 704 841	70 901 795	71 339 699	13.6%	76 288 550	77 508 550		Fuel levy
							Taxes on use of goods or permission to use goods or to perform activities
1 150 911	1 150 911	1 094 201	9.0%	1 154 290	1 154 290		Air departure tax
222 642	222 642	240 226	3.6%	253 419	363 419		Plastic bags levy
8 641 675	8 641 675	8 496 282	0.5%	8 621 086	8 621 086		Electricity levy
90 783	90 783	59 708	-15.0%	60 585	90 585		Incandescent light bulb levy
1 661 033	1 661 033	1 414 430	17.0%	1 435 207	1 575 207		CO_2 tax - motor vehicle emissions
350 000	350 000	570 000	637.9%	601 302	601 302		Tyre levy
1 145	1 145	3 019	275.7%	3 063	3 063		International Oil Pollution Compensation Fund
24 809	24 809	42 264	81.1%	44 844	44 844		Turnover tax for micro businesses
							Other
233 070	233 070	225 918	-17.8%	229 236	229 236		Universal Service Fund
53 647 268	**53 647 268**	**50 193 335**	**8.9%**	**52 902 830**	**54 050 073**		**Taxes on international trade and transactions**
							Import duties
52 607 508	52 607 508	49 010 662	7.5%	51 698 819	52 600 819		Customs duties
–	–	–		–	245 242		Imports on health promotion levy
							Other
893 076	893 076	1 087 404	167.9%	1 103 377	1 103 377		Miscellaneous customs and excise receipts
146 683	146 683	95 269	-18.9%	100 634	100 634		Diamond export levy
-572	**-572**	**-437**	**248.4%**	**-443**	**-443**		**Other taxes**
-572	-572	-437	248.4%	-443	-443		Stamp duties and fees
–	**–**	**-1 172 924**	**-9 703.8%**	**-1 142 473**	**-1 142 473**	4)	**State miscellaneous revenue**
1 237 464 124	**1 265 488 182**	**1 217 306 750**	**6.4%**	**1 308 964 542**	**1 344 964 542**		**TOTAL TAX REVENUE (gross)**
-55 950 873	**-55 950 873**	**-55 950 873**	**41.8%**	**-48 288 636**	**-48 288 636**	5)	**Less: SACU payments**
-55 950 873	-55 950 873	-55 950 873	41.8%	-48 288 636	-48 288 636		Payments in terms of Customs Union agreements (sec. 51(2) of Act 91 of 1964)
1 181 513 251	**1 209 537 309**	**1 161 355 877**	**5.1%**	**1 260 675 905**	**1 296 675 905**		**TOTAL TAX REVENUE (net of SACU payments)**

3) Excise duties that are collected by Botswana, Lesotho, Namibia and Swaziland.
4) Revenue received by SARS in respect of taxation that could not be allocated to specific revenue types.
5) Payments in terms of SACU agreements.

197

2018 BUDGET REVIEW

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

R thousands		2014/15	2015/16	2016/17			
		Actual collections		Before tax proposals	After tax proposals	Revised estimate	Actual collection
TOTAL TAX REVENUE (net of SACU payments)		934 557 363	1 018 960 709	1 130 349 947	1 135 339 423	1 104 933 822	1 104 632 640
Sales of goods and services other than capital assets		1 663 137	2 158 289	2 840 824	2 840 824	2 193 062	2 591 158
Sales of goods and services produced by departments							
Sales by market establishments	6)	51 644	54 790	66 582	66 582	57 356	57 133
Administrative fees		953 926	1 286 062	2 211 381	2 211 381	1 311 732	1 342 431
Other sales		618 276	778 919	550 325	550 325	794 394	1 142 592
Sales of scrap, waste, arms and other used current goods		39 291	38 518	12 536	12 536	29 580	49 002
Transfers received		549 922	530 678	511 262	511 262	234 422	447 576
Fines, penalties and forfeits		1 173 935	965 028	1 123 044	1 123 044	1 128 965	666 989
Interest, dividends and rent on land		12 102 421	10 112 265	8 207 449	8 207 449	11 422 651	11 188 397
Interest							
Cash and cash equivalents		4 466 759	4 487 126	3 036 499	3 036 499	4 001 728	3 981 132
Dividends							
Airports Company South Africa		223 797	204 514	–	–	256 000	255 671
South African Special Risks Insurance Association		205 778	263 005	158 248	158 248	151 200	151 200
Vodacom		1 666 721	828 216	–	–	32	–
Industrial Development Corporation		50 000	50 000	50 000	50 000	50 000	20 000
Reserve Bank (National Treasury)		–	–	–	–	–	–
Telkom		–	507 263	507 263	507 263	559 025	830 813
Other		–	291	–	–	942	1 218
Rent on land							
Mineral and petroleum royalties	7)	5 422 007	3 707 898	4 430 000	4 430 000	6 272 392	5 801 670
Mining leases and ownership	8)	33 038	35 490	–	–	112 396	111 696
Royalties, prospecting fees and surface rental	9)	31 698	22 240	17 940	17 940	11 249	23 616
Land rent		2 622	6 222	7 499	7 499	7 687	11 381
Sales of capital assets		77 437	121 128	57 970	57 970	171 325	147 924
Financial transactions in assets and liabilities	10)	15 332 732	43 386 281	13 916 226	13 916 226	16 806 622	18 221 758
TOTAL NON-TAX REVENUE	11)	30 899 584	57 273 669	26 656 775	26 656 775	31 957 047	33 263 802
TOTAL MAIN BUDGET REVENUE		965 456 946	1 076 234 378	1 157 006 722	1 161 996 198	1 136 890 869	1 137 896 442
National Revenue Fund receipts		*12 646 970*	*14 377 522*	*12 165 000*	*12 165 000*	*14 050 000*	*14 240 651*
Revaluation profits on foreign currency transactions		*4 406 734*	*8 869 128*	*12 165 000*	*12 165 000*	*10 710 440*	*10 710 440*
Premiums on loan transactions		*5 467 553*	*2 873 818*	–	–	*2 512 258*	*2 594 049*
Premiums on debt portfolio restructuring (switches)		*2 730 037*	*2 564 903*	–	–	*809 363*	*916 990*
Liquidation of South African Special Risks Insurance Association investment		*40 000*	–	–	–	–	–
Other		*2 646*	*69 673*	–	–	*17 939*	*19 172*

6) New item introduced on the standard chart of accounts from 2008/09.
7) Mineral royalties imposed on the transfer of mineral resources in terms of the Mineral and Petroleum Resources Royalty Act (2008), which came into operation on 1 May 2009.
8) Mining leases and ownership have been reclassified as non-tax revenue.
9) Royalties, prospecting fees and surface rental collected by the Department of Mineral resources.
10) Includes recoveries of loans and advances.

198

STATISTICAL ANNEXURE

Table 3
Main budget: estimates of national revenue
Detailed classification of revenue

2017/18				2018/19			
Budget estimates Before tax proposals	Budget estimates After tax proposals	Revised estimate	% change on 2016/17 actual	Before tax proposals	After tax proposals		R thousands
1 181 513 251	**1 209 537 309**	**1 161 355 877**	**5.1%**	**1 260 675 905**	**1 296 675 905**		**TOTAL TAX REVENUE (net of SACU payments)**
2 107 751	**2 107 751**	**2 184 342**	**-15.7%**	**2 298 747**	**2 298 747**		**Sales of goods and services other than capital assets**
							Sales of goods and services produced by departments
61 215	61 215	61 061	6.9%	69 234	69 234	6)	Sales by market establishments
1 287 097	1 287 097	1 229 011	-8.4%	1 368 370	1 368 370		Administrative fees
739 097	739 097	883 568	-22.7%	850 725	850 725		Other sales
20 342	20 342	10 702	-78.2%	10 418	10 418		Sales of scrap, waste, arms and other used current goods
541 236	**541 236**	**549 583**	**22.8%**	**571 161**	**571 161**		**Transfers received**
1 174 662	**1 174 662**	**606 086**	**-9.1%**	**610 725**	**610 725**		**Fines, penalties and forfeits**
11 689 845	**11 689 845**	**11 357 094**	**1.5%**	**12 778 770**	**12 778 770**		**Interest, dividends and rent on land**
							Interest
3 887 779	3 887 779	2 560 382	-35.7%	3 490 316	3 490 316		Cash and cash equivalents
							Dividends
268 800	268 800	268 800	5.1%	281 434	281 434		Airports Company South Africa
170 668	170 668	170 668	12.9%	160 261	160 261		South African Special Risks Insurance Association
–	–	–	–	–	–		Vodacom
20 000	20 000	20 000	–	20 000	20 000		Industrial Development Corporation
–	–	–	–	–	–		Reserve Bank (National Treasury)
507 263	507 263	602 023	-27.5%	600 000	600 000		Telkom
–	–	762	-37.4%	1 000	1 000		Other
							Rent on land
6 688 384	6 688 384	7 521 807	29.6%	7 985 995	7 985 995	7)	Mineral and petroleum royalties
119 850	119 850	182 634	63.5%	193 905	193 905	8)	Mining leases and ownership
19 016	19 016	12 015	-49.1%	26 956	26 956	9)	Royalties, prospecting fees and surface rental
8 085	8 085	18 003	58.2%	18 903	18 903		Land rent
83 742	**83 742**	**146 343**	**-1.1%**	**130 682**	**130 682**		**Sales of capital assets**
17 282 724	**17 282 724**	**18 385 658**	**0.9%**	**8 080 126**	**8 080 126**	10)	**Financial transactions in assets and liabilities**
32 879 960	**32 879 960**	**33 229 106**	**-0.1%**	**24 470 211**	**24 470 211**	11)	**TOTAL NON-TAX REVENUE**
1 214 393 211	**1 242 417 269**	**1 194 584 983**	**5.0%**	**1 285 146 117**	**1 321 146 117**		**TOTAL MAIN BUDGET REVENUE**
14 578 000	***14 578 000***	***15 719 600***	**10.4%**	**6 185 000**	***6 185 000***		***National Revenue Fund receipts***
14 578 000	*14 578 000*	*12 676 000*	18.4%	6 185 000	*6 185 000*		*Revaluation profits on foreign currency transactions*
–	–	*1 000 000*	-61.5%	–	–		*Premiums on loan transactions*
–	–	*2 041 000*	122.6%	–	–		*Premiums on debt portfolio restructuring (switches)*
–	–	–	–	–	–		*Liquidation of South African Special Risks Insurance Association investment*
–	–	*2 600*	-86.4%	–	–		*Other*

11) Includes National Revenue Fund receipts previously accounted for separately.

199

2018 BUDGET REVIEW

Table 4
Main budget: expenditure defrayed from the National Revenue Fund by vote

R million		2014/15			2015/16	
		Expenditure on budget vote outcome	*of which* *transfers to provinces 1)*	*transfers to local government 2)*	Expenditure on budget vote outcome	*of which transfers to provinces 1)*
1 The Presidency		421.3	–	–	466.7	–
2 Parliament		1 667.8	–	–	1 693.6	–
3 Communications		1 287.2	–	–	1 288.0	–
4 Cooperative Governance and Traditional Affairs		59 386.5	*86.0*	*56 563.1*	68 097.5	35.6
of which: local government equitable share		–	–	*41 592.1*	–	–
5 Home Affairs		7 069.5	–	–	7 343.4	–
6 International Relations and Cooperation		6 066.5	–	–	6 644.8	–
7 National Treasury		26 182.5	–	*1 399.0*	28 690.8	–
8 Planning, Monitoring and Evaluation		740.6	–	–	748.8	–
9 Public Enterprises		296.1	–	–	23 259.7	–
10 Public Service and Administration		787.8	–	–	840.9	–
11 Public Works		6 022.0	*605.7*	*594.6*	6 281.1	*551.7*
12 Statistics South Africa		2 156.4	–	–	2 273.5	–
13 Women		177.5	–	–	188.4	–
14 Basic Education		19 528.9	*13 549.8*	–	20 796.1	*15 631.8*
15 Higher Education and Training		39 053.5	–	–	41 943.4	–
16 Health		33 539.0	*30 171.1*	–	35 984.9	*31 904.7*
17 Social Development		127 860.5	*27.5*	–	136 405.7	*47.5*
18 Correctional Services		19 529.3	–	–	20 588.7	–
19 Defence and Military Veterans		42 842.4	–	–	45 071.5	–
20 Independent Police Investigative Directorate		232.4	–	–	234.2	–
21 Justice and Constitutional Development		14 218.0	–	–	14 971.8	–
22 Office of the Chief Justice and Judicial Administration		680.2	–	–	767.7	–
23 Police		72 507.2	–	–	76 720.8	–
24 Agriculture, Forestry and Fisheries		6 628.9	*2 362.2*	–	6 400.5	*2 171.5*
25 Economic Development		694.9	–	–	883.7	–
26 Energy		6 220.1	–	*1 241.6*	7 142.1	–
27 Environmental Affairs		5 675.1	–	–	5 937.9	–
28 Labour		2 419.9	–	–	2 612.0	–
29 Mineral Resources		1 475.2	–	–	1 638.5	–
30 Science and Technology		6 389.0	–	–	7 437.5	–
31 Small Business Development		1 125.5	–	–	1 098.9	–
32 Telecommunications and Postal Services		1 568.1	–	–	1 300.1	–
33 Tourism		1 557.6	–	–	1 777.4	–
34 Trade and Industry		8 659.8	–	–	9 471.7	–
35 Transport		49 147.1	*14 194.2*	*5 946.1*	53 320.8	*14 471.2*
36 Water and Sanitation		11 616.7	–	*1 050.8*	15 557.0	–
37 Arts and Culture		3 494.3	*1 016.2*	–	3 762.4	*1 274.3*
38 Human Settlements		29 358.2	*17 064.4*	*10 584.7*	30 034.5	*18 302.7*
39 Rural Development and Land Reform		9 395.8	–	–	9 118.0	–
40 Sport and Recreation South Africa		966.8	*525.6*	–	979.9	*533.2*
Total appropriation by vote		**628 646.2**	***79 622.6***	***77 379.8***	**699 774.9**	***84 924.2***
Plus:						
Direct charges against the National Revenue Fund						
President and Deputy President salaries (The Presidency)		4.8	–	–	5.6	–
Members' remuneration (Parliament)		479.8	–	–	440.3	–
Debt-service costs (National Treasury)		114 798.4	–	–	128 795.6	–
Provincial equitable share (National Treasury)	4)	359 921.8	*359 921.8*	–	386 500.0	*386 500.0*
General fuel levy sharing with metropolitan municipalities (National Treasury)		10 190.2	–	*10 190.2*	10 658.9	–
National Revenue Fund payments (National Treasury)		1 525.5	–	–	681.7	–
of which:						
Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses		*67.8*	–	–	*152.8*	–
Revaluation losses on foreign currency transactions		–	–	–	–	–
Premiums on loan transactions		*1 457.7*	–	–	*528.8*	–
Loss on script lending		–	–	–	–	–
Skills levy and sector education and training authorities (Higher Education and Training)		13 838.8	–	–	15 156.4	–
Magistrates' salaries (Justice and Constitutional Development)		1 622.4	–	–	1 721.8	–
Judges' salaries (Office of the Chief Justice and Judicial Administration)		872.2	–	–	887.7	–
International Oil Pollution Compensation Fund (Transport)		–	–	–	–	–
Total direct charges against the National Revenue Fund		**503 253.9**	***359 921.8***	***10 190.2***	**544 848.0**	***386 500.0***
Provisional allocation for contingencies not assigned to votes	5)	–	–	–	–	–
Total		**1 131 900.1**	***439 544.4***	***87 569.9***	**1 244 622.9**	***471 424.2***
Contingency reserve		–	–	–	–	–
National government projected underspending		–	–	–	–	–
Local government repayment to the National Revenue Fund		–	–	–	–	–
Main budget expenditure		**1 131 900.1**	***439 544.4***	***87 569.9***	**1 244 622.9**	***471 424.2***

1) Includes provincial equitable share and conditional grants allocated to provinces.

2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities.

3) Budget estimate adjusted for function shifts.

Source: National Treasury

200

STATISTICAL ANNEXURE Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote 4) Provincial equitable share excluding conditional grants to provinces. 5) Provision for contingencies related to drought relief in several provinces, support to the water sector and public investment projects supported by improved infrastructure planning. 201 2015/16 2016/17 2017/18 R million of which transfers to local government 2) Expenditureof which on budgettransferstransfers votetoto local outcomeprovinces 1) government 2) Adjusted Budget appro-estimate 3)priation – – – 64 512.1 49 366.5 – – 1 411.8 – – – 587.7 – – – – – – – – – – – – – – 2 158.2 – – – – – – – – 6 049.9 2 305.0 – 10 654.3 – – 475.3–– 1 738.9–– 1 335.7–– 69 852.2–66 178.5 ––50 709.0 8 143.5–– 6 844.9–– 28 199.8–1 454.4 781.2–– 253.8–– 763.3–– 6 403.3761.7664.0 2 461.2–– 194.7–– 21 476.116 579.6– 49 137.6–– 38 496.233 981.0– 147 342.685.5– 21 542.2–– 47 197.1–– 241.7–– 16 039.0–– 855.6–– 80 984.8–– 6 490.82 202.5– 665.1–– 7 512.8–2 131.9 6 381.0–– 2 761.6–– 1 661.1–– 7 383.6–– 1 197.0–– 2 075.7–– 1 919.6–– 10 349.4–– 56 403.715 878.55 694.2 15 635.4–4 680.8 3 957.51 357.1– 30 587.218 284.010 839.5 10 067.0–– 1 023.6555.4– 495.2501.2 1 711.91 711.9 1 425.11 428.3 78 414.578 463.9 –– 7 055.58 402.3 6 574.96 408.3 30 799.240 484.3 923.5898.5 266.7266.7 897.1877.1 7 038.16 985.1 2 146.32 177.6 206.2206.2 23 408.622 993.6 52 307.652 307.6 42 625.742 645.6 160 707.8160 357.8 22 814.122 814.6 48 618.848 999.6 255.5255.5 16 786.816 786.8 1 018.61 019.3 87 025.186 761.1 6 807.06 847.0 797.2914.2 8 113.58 145.4 6 848.26 848.2 3 065.83 055.8 1 779.41 779.4 7 557.27 557.2 1 449.81 475.7 1 614.25 174.4 2 140.22 140.2 9 274.89 343.2 59 795.259 795.2 15 107.415 607.4 4 449.84 371.7 33 464.333 477.7 10 184.210 184.2 1 066.61 066.6 1 The Presidency 2 Parliam ent 3 Com m unications 4 Cooperative Governance and Traditional Affairs of which: local government equitable share 5 Hom e Affairs 6 International Relations and Cooperation 7 National Treasury 8 Planning, M onitoring and Evaluation 9 Public Enterprises 10 Public Service and Adm inistration 11 Public Works 12 Statistics South Africa 13 Wom en 14 Basic Education 15 Higher Education and Training 16 Health 17 Social Developm ent 18 Correctional Services 19 Defence and M ilitary Veterans 20 Independent Police Investigative Directorate 21 Justice and Constitutional Developm ent 22 Office of the Chief Justice and Judicial Adm inistration 23 Police 24 Agriculture, Forestry and Fisheries 25 Econom ic Developm ent 26 Energy 27 Environm ental Affairs 28 Labour 29 M ineral Resources 30 Science and Technology 31 Sm all Business Developm ent 32 Telecom m unications and Postal Services 33 Tourism 34 Trade and Industry 35 Transport 36 Water and Sanitation 37 Arts and Culture 38 Hum an Settlem ents 39 Rural Developm ent and Land Reform 40 Sport and Recreation South Africa 87 679.2 – – – – 10 658.9 – – – – – – – – – 716 833.189 685.291 643.2 5.7–– 436.5–– 146 496.7–– 410 698.6410 698.6– 11 223.8–11 223.8 1 778.0–– 187.2–– 525.6–– 1 065.2–– 0.0–– 15 233.0–– 1 845.7–– 930.7–– 3.8–– 767 037.9781 536.6 6.46.4 556.3556.3 162 353.1163 347.9 441 331.1441 331.1 11 785.011 785.0 387.6250.0 387.6225.4 –– –24.5 –0.1 16 641.515 770.6 2 140.52 040.5 966.1966.1 10.010.0 Total appropriation by vote Plus: Direct charges against the National Revenue Fund President and Deputy President salaries (The Presidency) M em bers' rem uneration (Parliam ent) Debt-service costs (National Treasury) 4) Provincial equitable share (National Treasury) General fuel levy sharing w ith m etropolitan m unicipalities (National Treasury) National Revenue Fund paym ents (National Treasury) of which: Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses Revaluation losses on foreign currency transactions Premiums on loan transactions Loss on script lending Skills levy and sector education and training authorities (Higher Education and Training) M agistrates' salaries (Justice and Constitutional Developm ent) Judges' salaries (Office of the Chief Justice and Judicial Adm inistration) International Oil Pollution Com pensation Fund (Transport) 10 658.9 – 588 652.6410 698.611 223.8 ––– 636 177.5636 063.8 –– Total direct charges against the National Revenue Fund 5) Provisional allocation for contingencies not assigned to votes 98 338.1 1 305 485.7500 383.8102 867.1 1 403 215.41 417 600.4 Total – – – ––– ––– ––– 6 000.0– –-3 000.0 –-1 500.0 Contingency reserve National governm ent projected underspending Local governm ent repaym ent to the National Revenue Fund 98 338.1 1 305 485.7500 383.8102 867.1 1 409 215.41 413 100.4 Main budget expenditure

2018 BUDGET REVIEW Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote 1) Includes provincial equitable share and conditional grants allocated to provinces. 2) Includes local government equitable share and conditional grants allocated to local government, as well as general fuel levy sharing with metropolitan municipalities. 3) Budget estimate adjusted for function shifts. Source: National Treasury 202 R million 2017/18 2018/19 of which transfers transfers Revisedtoto local estimateprovinces 1) government 2) of which transferstransfers Budgettoto local estimateprovinces 1) government 2) 1 The Presidency 2 Parliam ent 3 Com m unications 4 Cooperative Governance and Traditional Affairs of which: local government equitable share 5 Hom e Affairs 6 International Relations and Cooperation 7 National Treasury 8 Planning, M onitoring and Evaluation 9 Public Enterprises 10 Public Service and Adm inistration 11 Public Works 12 Statistics South Africa 13 Wom en 14 Basic Education 15 Higher Education and Training 16 Health 17 Social Developm ent 18 Correctional Services 19 Defence and M ilitary Veterans 20 Independent Police Investigative Directorate 21 Justice and Constitutional Developm ent 22 Office of the Chief Justice and Judicial Adm inistration 23 Police 24 Agriculture, Forestry and Fisheries 25 Econom ic Developm ent 26 Energy 27 Environm ental Affairs 28 Labour 29 M ineral Resources 30 Science and Technology 31 Sm all Business Developm ent 32 Telecom m unications and Postal Services 33 Tourism 34 Trade and Industry 35 Transport 36 Water and Sanitation 37 Arts and Culture 38 Hum an Settlem ents 39 Rural Developm ent and Land Reform 40 Sport and Recreation South Africa 501.2–– 1 711.9–– 1 421.7–– 76 113.973.471 519.5 ––55 312.1 8 402.3–– 6 408.3–– 40 231.8–1 598.3 898.5–– 266.7–– 877.1–– 6 970.1781.2691.4 2 177.6–– 206.2–– 22 424.317 154.3– 52 307.6–– 42 595.637 570.2– 160 007.8556.4– 22 814.6–– 48 999.6–– 255.5–– 16 786.8–– 1 019.3–– 86 761.1–– 6 847.02 241.7– 914.2–– 8 145.4–2 290.3 6 847.8–– 3 047.7–– 1 779.4–– 7 557.2–– 1 475.6–– 5 174.4–– 2 140.2–– 9 343.2–– 57 930.016 476.56 266.9 15 607.4–5 194.5 4 295.61 420.0– 33 477.719 969.311 382.2 10 184.2–– 1 066.4585.8– 505.6–– 1 872.7–– 1 513.1–– 83 651.9123.678 390.1 ––62 731.8 7 915.4–– 6 552.8–– 29 358.4–1 541.5 927.4–– 273.9–– 956.7–– 7 453.3824.0692.9 2 271.7–– 230.2–– 22 722.417 519.0– 73 020.6–– 47 142.941 122.6– 172 901.6758.4– 23 848.5–– 47 949.7–– 315.1–– 17 049.4–– 1 119.7–– 91 834.2–– 7 165.02 381.1– 1 072.6–– 7 045.0–2 119.5 7 112.5–– 3 295.2–– 1 890.7–– 7 790.5–– 1 488.5–– 923.4–– 2 261.8–– 9 462.6–– 59 798.317 026.06 361.2 15 571.5–5 438.1 4 372.31 423.7– 32 355.718 945.211 446.1 10 425.2–– 1 090.8587.4– Total appropriation by vote Plus: Direct charges against the National Revenue Fund President and Deputy President salaries (The Presidency) M em bers' rem uneration (Parliam ent) Debt-service costs (National Treasury) Provincial equitable share (National Treasury)4) General fuel levy sharing w ith m etropolitan m unicipalities (National Treasury) National Revenue Fund paym ents (National Treasury) of which: Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses Revaluation losses on foreign currency transactions Premiums on loan transactions Loss on script lending Skills levy and sector education and training authorities (Higher Education and Training) M agistrates' salaries (Justice and Constitutional Developm ent) Judges' salaries (Office of the Chief Justice and Judicial Adm inistration) International Oil Pollution Com pensation Fund (Transport) 775 993.196 828.998 943.1 6.4–– 556.3–– 163 155.4–– 441 331.1441 331.1– 11 785.0–11 785.0 315.5–– 225.4–– ––– 90.0–– 0.1–– 15 770.6–– 2 040.5–– 966.1–– 10.0–– 814 508.9100 710.9105 989.4 6.7–– 493.2–– 180 124.0–– 470 286.5470 286.5– 12 468.6–12 468.6 135.1–– 135.1–– ––– ––– ––– 16 929.4–– 2 215.5–– 1 022.1–– 10.2–– Total direct charges against the National Revenue Fund Provisional allocation for contingencies not assigned to votes5) 635 936.8441 331.111 785.0 ––– 683 691.2470 286.512 468.6 6 000.0–– Total 1 411 929.9538 160.0110 728.2 1 504 200.2570 997.4118 458.0 Contingency reserve National governm ent projected underspending Local governm ent repaym ent to the National Revenue Fund ––– ––– ––– 8 000.0–– ––– ––– Main budget expenditure 1 411 929.9538 160.0110 728.2 1 512 200.2570 997.4118 458.0

STATISTICAL ANNEXURE Table 4 Main budget: expenditure defrayed from the National Revenue Fund by vote 3) Budget estimate adjusted for function shifts. 4) Provincial equitable share excluding conditional grants to provinces. 5) Provision for contingencies related to drought relief in several provinces, support to the water sector and public investment projects supported by improved infrastructure planning. 203 2019/20 2020/21 R million of which transferstransfers Budgettoto local estimateprovinces 1) government 2) of which transferstransfers Budgettoto local estimateprovinces 1) government 2) 540.0–– 1 892.2–– 1 589.1–– 90 597.3130.985 042.7 ––68 973.5 8 308.5–– 6 308.5–– 30 593.7–1 613.5 972.2–– 293.0–– 1 007.0–– 7 899.0882.3741.9 2 439.4–– 244.5–– 23 615.318 368.9– 89 639.1–– 51 453.444 423.1– 186 162.6805.7– 25 487.6–– 50 696.2–– 336.7–– 18 182.7–– 1 197.7–– 98 170.0–– 7 601.32 541.6– 1 016.2–– 7 573.6–2 355.0 7 531.8–– 3 432.9–– 2 016.0–– 8 248.4–– 2 574.5–– 1 024.4–– 2 404.3–– 10 093.1–– 65 857.117 807.46 228.1 16 466.6–5 735.7 4 622.71 501.2– 33 687.919 657.412 029.9 11 049.8–– 1 153.8620.0– 576.6–– 2 094.4–– 1 683.6–– 98 507.6138.592 636.4 ––75 683.3 8 750.8–– 6 712.8–– 32 866.5–2 216.3 1 032.3–– 312.8–– 1 076.2–– 8 346.4930.8782.9 3 304.1–– 259.8–– 25 203.820 089.3– 98 850.7–– 56 269.348 211.9– 200 875.2858.8– 27 251.4–– 53 999.3–– 359.4–– 19 374.1–– 1 281.9–– 104 901.9–– 7 813.42 704.0– 1 067.2–– 7 997.6–2 484.5 7 969.3–– 3 648.7–– 2 139.7–– 8 709.2–– 2 719.5–– 1 085.6–– 2 542.6–– 10 667.7–– 69 560.518 862.26 570.7 17 409.0–6 051.0 4 882.81 584.1– 35 786.220 974.612 693.3 11 705.7–– 1 219.5653.9– 1 The Presidency 2 Parliam ent 3 Com m unications 4 Cooperative Governance and Traditional Affairs of which: local government equitable share 5 Hom e Affairs 6 International Relations and Cooperation 7 National Treasury 8 Planning, M onitoring and Evaluation 9 Public Enterprises 10 Public Service and Adm inistration 11 Public Works 12 Statistics South Africa 13 Wom en 14 Basic Education 15 Higher Education and Training 16 Health 17 Social Developm ent 18 Correctional Services 19 Defence and M ilitary Veterans 20 Independent Police Investigative Directorate 21 Justice and Constitutional Developm ent 22 Office of the Chief Justice and Judicial Adm inistration 23 Police 24 Agriculture, Forestry and Fisheries 25 Econom ic Developm ent 26 Energy 27 Environm ental Affairs 28 Labour 29 M ineral Resources 30 Science and Technology 31 Sm all Business Developm ent 32 Telecom m unications and Postal Services 33 Tourism 34 Trade and Industry 35 Transport 36 Water and Sanitation 37 Arts and Culture 38 Hum an Settlem ents 39 Rural Developm ent and Land Reform 40 Sport and Recreation South Africa 883 980.0106 738.6113 746.8 7.3–– 633.3–– 197 663.6–– 505 019.7505 019.7– 13 166.8–13 166.8 -–– ––– -–– ––– ––– 18 299.5–– 2 383.7–– 1 098.5–– 10.4–– 950 815.3115 008.1123 435.0 7.8–– 599.8–– 213 859.0–– 542 446.9542 446.9– 14 026.9–14 026.9 ––– ––– ––– ––– ––– 19 819.5–– 2 560.2–– 1 180.9–– 11.0–– Total appropriation by vote Plus: Direct charges against the National Revenue Fund President and Deputy President salaries (The Presidency) M em bers' rem uneration (Parliam ent) Debt-service costs (National Treasury) 4) Provincial equitable share (National Treasury) General fuel levy sharing with m etropolitan m unicipalities (National Treasury) National Revenue Fund paym ents (National Treasury) of which: Defrayal of the Gold and Foreign Exchange Contingency Reserve Account losses Revaluation losses on foreign currency transactions Premiums on loan transactions Loss on script lending Skills levy and sector education and training authorities (Higher Education and Training) M agistrates' salaries (Justice and Constitutional Developm ent) Judges' salaries (Office of the Chief Justice and Judicial Adm inistration) International Oil Pollution Com pensation Fund (Transport) 738 282.7505 019.713 166.8 2 308.0–– 794 511.9542 446.914 026.9 2 124.6–– Total direct charges against the National Revenue Fund 5) Provisional allocation for contingencies not assigned to votes 1 624 570.7611 758.3126 913.6 1 747 451.8657 455.0137 461.9 Total 8 000.0–– ––– ––– 10 000.0–– ––– ––– Contingency reserve National governm ent projected underspending Local governm ent repaym ent to the National Revenue Fund 1 632 570.7611 758.3126 913.6 1 757 451.8657 455.0137 461.9 Main budget expenditure

2018 BUDGET REVIEW

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification *1)*

R million		2014/15 Outcome	2014/15 % of total	2015/16 Outcome	2015/16 % of total	2016/17 Outcome	2016/17 % of total	2017/18 Revised estimate
Current payments		**655 084.1**	**57.3%**	**708 385.8**	**56.0%**	**769 842.7**	**57.9%**	**831 600.9**
Compensation of employees		394 807.8	34.5%	425 297.2	33.6%	458 870.8	34.5%	490 663.6
Goods and services		145 351.2	12.7%	154 003.1	12.2%	164 322.3	12.4%	177 584.8
Interest and rent on land		114 925.2	10.0%	129 085.5	10.2%	146 649.6	11.0%	163 352.5
Transfers and subsidies		**434 235.7**	**38.0%**	**468 524.4**	**37.1%**	**500 710.7**	**37.7%**	**531 903.0**
Provinces and municipalities		93 145.3	8.1%	105 018.6	8.3%	109 440.9	8.2%	117 425.8
of which: local government share	*2)*	*77 379.8*	*6.8%*	*87 679.2*	*6.9%*	*91 643.2*	*6.9%*	*98 943.1*
Departmental agencies and accounts		94 431.2	8.3%	100 429.3	7.9%	110 810.3	8.3%	113 854.0
Higher education institutions		24 503.9	2.1%	26 615.3	2.1%	28 307.7	2.1%	32 116.4
Foreign governments and international organisations		1 871.0	0.2%	1 933.5	0.2%	2 207.6	0.2%	2 098.5
Public corporations and private enterprises		40 382.7	3.5%	43 808.5	3.5%	46 831.4	3.5%	44 356.4
Public corporations		32 392.5	2.8%	35 612.8	2.8%	34 323.9	2.6%	34 608.4
Subsidies on products and production		11 557.9	1.0%	12 388.7	1.0%	12 768.4	1.0%	14 768.4
Other transfers		20 834.6	1.8%	23 224.1	1.8%	21 555.5	1.6%	19 840.0
Private enterprises		7 990.2	0.7%	8 195.8	0.6%	12 507.4	0.9%	9 748.0
Subsidies on products and production		4 559.7	0.4%	4 764.3	0.4%	5 375.5	0.4%	4 845.1
Other transfers		3 430.5	0.3%	3 431.5	0.3%	7 131.9	0.5%	4 903.0
Non-profit institutions		25 070.4	2.2%	26 346.5	2.1%	28 217.7	2.1%	30 444.3
Households		154 831.2	13.5%	164 372.6	13.0%	174 895.2	13.2%	191 607.6
Social benefits		126 305.3	11.0%	134 885.6	10.7%	146 235.7	11.0%	157 775.2
Other transfers to households		28 526.0	2.5%	29 487.1	2.3%	28 659.5	2.2%	33 832.5
Payments for capital assets		**49 030.2**	**4.3%**	**56 786.8**	**4.5%**	**51 226.4**	**3.9%**	**51 421.0**
Buildings and other fixed structures		38 435.1	3.4%	46 338.6	3.7%	40 684.9	3.1%	40 037.2
Buildings		19 384.3	1.7%	20 566.2	1.6%	21 726.6	1.6%	21 945.7
Other fixed structures		19 050.8	1.7%	25 772.5	2.0%	18 958.3	1.4%	18 091.5
Machinery and equipment		9 791.0	0.9%	9 658.5	0.8%	9 129.4	0.7%	10 851.3
Transport equipment		3 579.4	0.3%	4 121.9	0.3%	3 609.4	0.3%	3 900.1
Other machinery and equipment		6 211.6	0.5%	5 536.7	0.4%	5 520.0	0.4%	6 951.2
Land and sub-soil assets		357.7	0.0%	209.0	0.0%	139.7	0.0%	62.6
Software and other intangible assets		289.2	0.0%	358.3	0.0%	1 128.9	0.1%	342.0
Other assets	3)	157.2	0.0%	222.4	0.0%	143.4	0.0%	127.9
Payments for financial assets	4)	**5 620.8**	**0.5%**	**30 252.3**	**2.4%**	**7 183.1**	**0.5%**	**19 439.3**
Subtotal: votes and direct charges		**1 143 970.9**	**100.0%**	**1 263 949.3**	**100.0%**	**1 328 962.9**	**100.0%**	**1 434 364.3**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 143 970.9**	**100.0%**	**1 263 949.3**	**100.0%**	**1 328 962.9**	**100.0%**	**1 434 364.3**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank. The numbers in this table are not strictly comparable to those published in previous years due to the reclassification of expenditure items for previous years. Data for the previous years has been adjusted accordingly.

2) Includes equitable share and conditional grants to local government.

Source: National Treasury

204

STATISTICAL ANNEXURE

Table 5
Consolidated national, provincial and social security funds expenditure: economic classification *1)*

	2018/19		2019/20		2020/21			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
58.0%	**889 135.2**	**57.9%**	**958 966.3**	**57.9%**	**1 030 151.6**	**57.9%**		**Current payments**
34.2%	524 498.6	34.2%	563 110.1	34.0%	603 626.0	33.9%		Compensation of employees
12.4%	184 362.3	12.0%	198 031.0	12.0%	212 495.9	11.9%		Goods and services
11.4%	180 274.3	11.7%	197 825.3	12.0%	214 029.6	12.0%		Interest and rent on land
37.1%	**577 903.9**	**37.7%**	**627 014.9**	**37.9%**	**674 865.1**	**37.9%**		**Transfers and subsidies**
8.2%	128 456.2	8.4%	134 256.0	8.1%	144 796.3	8.1%		Provinces and municipalities
6.9%	*105 989.4*	*6.9%*	*113 746.8*	*6.9%*	*123 435.0*	*6.9%*	*2)*	*of which: local government share*
7.9%	125 866.0	8.2%	144 684.0	8.7%	155 810.6	8.8%		Departmental agencies and accounts
2.2%	39 006.2	2.5%	42 719.9	2.6%	45 604.7	2.6%		Higher education institutions
0.1%	2 087.1	0.1%	2 158.4	0.1%	2 274.5	0.1%		Foreign governments and international organisations
3.1%	43 648.8	2.8%	47 425.3	2.9%	50 219.8	2.8%		Public corporations and private enterprises
2.4%	34 077.0	2.2%	36 301.0	2.2%	38 397.5	2.2%		Public corporations
1.0%	14 781.0	1.0%	15 471.7	0.9%	16 207.4	0.9%		Subsidies on products and production
1.4%	19 296.0	1.3%	20 829.3	1.3%	22 190.1	1.2%		Other transfers
0.7%	9 571.8	0.6%	11 124.3	0.7%	11 822.3	0.7%		Private enterprises
0.3%	4 461.6	0.3%	4 761.5	0.3%	5 074.1	0.3%		Subsidies on products and production
0.3%	5 110.2	0.3%	6 362.8	0.4%	6 748.2	0.4%		Other transfers
2.1%	35 472.9	2.3%	38 869.5	2.3%	41 914.2	2.4%		Non-profit institutions
13.4%	203 366.6	13.3%	216 901.8	13.1%	234 244.9	13.2%		Households
11.0%	170 499.9	11.1%	183 888.6	11.1%	198 424.8	11.1%		Social benefits
2.4%	32 866.7	2.1%	33 013.2	2.0%	35 820.1	2.0%		Other transfers to households
3.6%	**55 124.0**	**3.6%**	**56 342.0**	**3.4%**	**60 754.3**	**3.4%**		**Payments for capital assets**
2.8%	43 649.0	2.8%	44 582.2	2.7%	47 804.6	2.7%		Buildings and other fixed structures
1.5%	26 047.8	1.7%	26 115.9	1.6%	28 225.3	1.6%		Buildings
1.3%	17 601.2	1.1%	18 466.3	1.1%	19 579.3	1.1%		Other fixed structures
0.8%	10 661.6	0.7%	10 929.0	0.7%	12 083.6	0.7%		Machinery and equipment
0.3%	3 908.9	0.3%	3 919.1	0.2%	4 159.1	0.2%		Transport equipment
0.5%	6 752.7	0.4%	7 009.9	0.4%	7 924.5	0.4%		Other machinery and equipment
0.0%	68.7	0.0%	75.7	0.0%	79.8	0.0%		Land and sub-soil assets
0.0%	498.2	0.0%	466.0	0.0%	484.2	0.0%		Software and other intangible assets
0.0%	246.5	0.0%	289.1	0.0%	302.0	0.0%	3)	Other assets
1.4%	**4 598.6**	**0.3%**	**4 714.5**	**0.3%**	**4 920.6**	**0.3%**	4)	**Payments for financial assets**
100.0%	**1 526 761.6**	**99.5%**	**1 647 037.6**	**99.5%**	**1 770 691.6**	**99.44%**		**Subtotal: votes and direct charges**
								Plus:
–	8 000.0	0.5%	8 000.0	0.5%	10 000.0	0.6%		Contingency reserve
100.0%	**1 534 761.6**	**100.0%**	**1 655 037.6**	**100.0%**	**1 780 691.6**	**100.0%**		**Total consolidated expenditure**

3) Includes biological, heritage and specialised military assets.

4) Includes National Revenue Fund payments previously accounted for separately.

205

2018 BUDGET REVIEW

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification *1)*

R million		2014/15 Estimated outcome	2014/15 % of total	2015/16 Estimated outcome	2015/16 % of total	2016/17 Estimated outcome	2016/17 % of total	2017/18 Revised estimate
General public services	2)	**190 247.5**	**16.6%**	**209 760.9**	**16.6%**	**235 915.3**	**17.8%**	**265 243.9**
of which: debt-service costs		*114 798.4*	*10.0%*	*128 795.6*	*10.2%*	*146 496.7*	*11.0%*	*163 155.4*
Defence		**42 957.4**	**3.8%**	**45 151.0**	**3.6%**	**47 304.5**	**3.6%**	**49 090.4**
Public order and safety		**115 612.0**	**10.1%**	**122 208.4**	**9.7%**	**129 006.0**	**9.7%**	**137 691.0**
Police services		78 459.9	6.9%	83 024.6	6.6%	87 545.2	6.6%	93 798.0
Law courts		17 622.0	1.5%	18 594.0	1.5%	19 917.7	1.5%	21 077.6
Prisons		19 530.0	1.7%	20 589.8	1.6%	21 543.1	1.6%	22 815.3
Economic affairs		**136 637.3**	**11.9%**	**169 522.0**	**13.4%**	**148 922.3**	**11.2%**	**156 746.8**
General economic, commercial and labour affairs		29 655.9	2.6%	31 624.2	2.5%	28 337.6	2.1%	29 277.0
Agriculture, forestry, fishing and hunting		16 728.6	1.5%	16 505.5	1.3%	17 774.2	1.3%	18 214.2
Fuel and energy		6 225.9	0.5%	30 158.9	2.4%	7 529.1	0.6%	8 159.9
Mining, manufacturing, and construction		1 761.9	0.2%	1 860.3	0.1%	1 856.5	0.1%	2 037.5
Transport		69 138.8	6.0%	75 585.0	6.0%	78 265.3	5.9%	80 123.7
Communication		2 614.5	0.2%	2 393.7	0.2%	3 194.2	0.2%	6 394.3
Other industries		2 730.6	0.2%	2 881.6	0.2%	3 531.7	0.3%	3 786.3
Economic affairs not elsewhere classified		7 781.1	0.7%	8 512.9	0.7%	8 433.8	0.6%	8 754.0
Environmental protection		**5 657.7**	**0.5%**	**6 016.1**	**0.5%**	**6 371.9**	**0.5%**	**6 903.5**
Housing and community amenities		**107 565.2**	**9.4%**	**121 888.0**	**9.6%**	**123 924.4**	**9.3%**	**132 560.7**
Housing development		31 695.2	2.8%	32 694.3	2.6%	34 004.3	2.6%	35 827.6
Community development		63 778.7	5.6%	72 976.4	5.8%	73 737.6	5.5%	80 674.6
Water supply		12 091.3	1.1%	16 217.2	1.3%	16 182.6	1.2%	16 058.4
Health		**143 848.3**	**12.6%**	**158 486.6**	**12.5%**	**171 245.1**	**12.9%**	**187 038.0**
Recreation and culture		**8 344.5**	**0.7%**	**8 830.6**	**0.7%**	**10 387.3**	**0.8%**	**11 455.7**
Education		**246 442.1**	**21.5%**	**265 458.7**	**21.0%**	**287 451.5**	**21.6%**	**305 373.0**
Social protection		**146 658.9**	**12.8%**	**156 627.0**	**12.4%**	**168 434.6**	**12.7%**	**182 261.3**
Subtotal: votes and direct charges		**1 143 970.9**	**100.0%**	**1 263 949.3**	**100.0%**	**1 328 962.9**	**100.0%**	**1 434 364.3**
Plus:								
Contingency reserve		–	–	–	–	–	–	–
Total consolidated expenditure		**1 143 970.9**	**100.0%**	**1 263 949.3**	**100.0%**	**1 328 962.9**	**100.0%**	**1 434 364.3**

1) These figures were estimated by the National Treasury and may differ from data published by Statistics South Africa. The numbers in this table are not strictly comparable to those published in previous years due to the allocation of some of the unallocable expenditure for previous years. Data for the previous years has been adjusted accordingly.

Source: National Treasury

206

STATISTICAL ANNEXURE

Table 6
Consolidated national, provincial and social security funds expenditure: functional classification *1)*

	2018/19		2019/20		2020/21		
% of total	**Budget estimate**	**% of total**	**Budget estimate**	**% of total**	**Budget estimate**	**% of total**	**R million**
18.5%	**272 188.5**	**17.8%**	**293 170.6**	**17.8%**	**315 058.9**	**17.8%**	2) **General public services**
11.4%	*180 124.0*	*11.8%*	*197 663.6*	*12.0%*	*213 859.0*	*12.1%*	*of which: debt-service costs*
3.4%	**47 720.5**	**3.1%**	**50 088.9**	**3.0%**	**53 105.1**	**3.0%**	**Defence**
9.6%	**144 520.8**	**9.5%**	**154 365.8**	**9.4%**	**164 853.4**	**9.3%**	**Public order and safety**
6.5%	98 977.3	6.5%	105 712.8	6.4%	112 882.7	6.4%	Police services
1.5%	21 694.3	1.4%	23 164.8	1.4%	24 718.7	1.4%	Law courts
1.6%	23 849.2	1.6%	25 488.1	1.5%	27 252.0	1.5%	Prisons
10.9%	**160 074.0**	**10.5%**	**173 127.9**	**10.5%**	**183 154.8**	**10.3%**	**Economic affairs**
2.0%	30 944.3	2.0%	33 457.5	2.0%	35 299.2	2.0%	General economic, commercial and labour affairs
1.3%	20 368.4	1.3%	20 027.8	1.2%	21 006.4	1.2%	Agriculture, forestry, fishing and hunting
0.6%	7 041.2	0.5%	7 567.6	0.5%	7 991.0	0.5%	Fuel and energy
0.1%	2 360.2	0.2%	2 511.0	0.2%	2 658.9	0.2%	Mining, manufacturing, and construction
5.6%	84 141.2	5.5%	91 370.6	5.5%	96 990.1	5.5%	Transport
0.4%	2 190.4	0.1%	4 353.4	0.3%	4 604.1	0.3%	Communication
0.3%	3 952.7	0.3%	4 166.5	0.3%	4 398.8	0.2%	Other industries
0.6%	9 075.7	0.6%	9 673.5	0.6%	10 206.4	0.6%	Economic affairs not elsewhere classified
0.5%	**7 120.2**	**0.5%**	**7 454.8**	**0.5%**	**7 874.9**	**0.4%**	**Environmental protection**
9.2%	**143 803.4**	**9.4%**	**150 751.0**	**9.2%**	**163 922.2**	**9.3%**	**Housing and community amenities**
2.5%	35 145.6	2.3%	36 676.0	2.2%	39 918.9	2.3%	Housing development
5.6%	89 484.9	5.9%	97 268.9	5.9%	106 239.4	6.0%	Community development
1.1%	19 173.0	1.3%	16 806.1	1.0%	17 763.9	1.0%	Water supply
13.0%	**199 668.1**	**13.1%**	**215 855.7**	**13.1%**	**233 642.4**	**13.2%**	**Health**
0.8%	**11 750.0**	**0.8%**	**12 360.3**	**0.8%**	**13 231.4**	**0.7%**	**Recreation and culture**
21.3%	**342 901.0**	**22.5%**	**377 833.6**	**22.9%**	**407 634.4**	**23.0%**	**Education**
12.7%	**197 015.2**	**12.9%**	**212 029.1**	**12.9%**	**228 214.0**	**12.9%**	**Social protection**
100.0%	**1 526 761.6**	**99.5%**	**1 647 037.6**	**99.5%**	**1 770 691.6**	**99.4%**	**Subtotal: votes and direct charges**
							Plus:
–	8 000.0	0.5%	8 000.0	0.5%	10 000.0	0.6%	Contingency reserve
100.0%	**1 534 761.6**	**100.0%**	**1 655 037.6**	**100.0%**	**1 780 691.6**	**100.0%**	**Total consolidated expenditure**

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

207

2018 BUDGET REVIEW

Table 7
Consolidated government revenue and expenditure: economic classification 1)

R million		2014/15		2015/16		2016/17		2017/18
		Outcome	% of total	Outcome	% of total	Outcome	% of total	Revised estimate
Revenue								
Current revenue		1 093 922.1	99.9%	1 214 940.2	100.0%	1 285 150.4	100.0%	1 353 288.7
Tax revenue (net of SACU)		*988 829.4*	*90.3%*	*1 083 955.0*	*89.2%*	*1 174 468.3*	*91.3%*	*1 239 605.1*
Non-tax revenue	2)	*105 092.8*	*9.6%*	*130 985.2*	*10.8%*	*110 682.1*	*8.6%*	*113 683.6*
Sales of capital assets		1 399.9	0.1%	329.4	0.0%	539.1	0.0%	340.7
Total revenue		**1 095 322.1**	**100.0%**	**1 215 269.6**	**100.0%**	**1 285 689.5**	**100.0%**	**1 353 629.4**
Expenditure								
Economic classification								
Current payments		**744 730.9**	**60.3%**	**806 527.7**	**59.0%**	**882 200.7**	**61.2%**	**942 936.2**
Compensation of employees		437 363.7	35.4%	472 800.3	34.6%	510 802.8	35.4%	548 923.1
Goods and services		186 008.8	15.1%	195 264.8	14.3%	214 595.5	14.9%	223 651.4
Interest and rent on land		121 358.4	9.8%	138 462.6	10.1%	156 802.4	10.9%	170 361.7
Transfers and subsidies		**398 576.8**	**32.3%**	**436 449.2**	**31.9%**	**471 136.0**	**32.7%**	**511 677.0**
Provinces and municipalities		95 795.6	7.8%	108 241.5	7.9%	112 801.6	7.8%	121 240.2
Departmental agencies and accounts		24 651.4	2.0%	22 891.9	1.7%	25 709.6	1.8%	26 798.8
Higher education institutions		26 050.2	2.1%	29 412.3	2.2%	32 034.4	2.2%	39 928.4
Foreign governments and international organisations		1 920.7	0.2%	2 089.6	0.2%	2 291.8	0.2%	2 120.7
Public corporations and private enterprises		26 432.4	2.1%	28 703.2	2.1%	33 678.3	2.3%	32 327.4
Non-profit institutions		26 579.0	2.2%	28 619.4	2.1%	30 276.1	2.1%	31 966.0
Households		197 147.5	16.0%	216 491.3	15.8%	234 344.2	16.3%	257 295.6
Payments for capital assets		**85 513.9**	**6.9%**	**92 236.4**	**6.8%**	**80 263.1**	**5.6%**	**82 977.8**
Buildings and other fixed structures		60 940.9	4.9%	72 369.3	5.3%	59 686.8	4.1%	63 182.6
Machinery and equipment		21 772.3	1.8%	16 814.2	1.2%	16 751.8	1.2%	17 441.5
Land and sub-soil assets		1 450.0	0.1%	1 109.4	0.1%	857.5	0.1%	330.4
Software and other intangible assets		1 174.0	0.1%	1 680.5	0.1%	2 810.3	0.2%	1 812.3
Other assets	3)	176.7	0.0%	263.1	0.0%	156.7	0.0%	211.1
Payments for financial assets	4)	**6 165.0**	**0.5%**	**31 036.6**	**2.3%**	**8 177.4**	**0.6%**	**20 367.8**
Subtotal: economic classification		**1 234 986.7**	**100%**	**1 366 249.9**	**100.0%**	**1 441 777.1**	**100.0%**	**1 557 958.8**
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 234 986.7**		**1 366 249.9**		**1 441 777.1**		**1 557 958.8**
Budget balance		**-139 664.6**		**-150 980.3**		**-156 087.6**		**-204 329.5**
Percentage of GDP		*-3.6%*		*-3.7%*		*-3.5%*		*-4.3%*
Financing								
Change in loan liabilities								
Domestic short- and long-term loans (net)		*166 621.6*		*161 864.8*		*155 559.3*		*201 011.0*
Foreign loans (net)		*8 361.0*		*-3 879.0*		*36 380.7*		*29 774.0*
Change in cash and other balances (- increase)		**-35 318.1**		**-7 005.5**		**-35 852.3**		**-26 455.6**
Borrowing requirement (net)		**139 664.6**		**150 980.3**		**156 087.6**		**204 329.5**
GDP		*3 867 897.0*		*4 122 617.0*		*4 404 535.0*		*4 699 381.4*

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included.
In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
2) Includes National Revenue Fund receipts previously accounted for separately.
Source: National Treasury

208

STATISTICAL ANNEXURE

Table 7
Consolidated government revenue and expenditure: economic classification [1)]

2017/18	2018/19		2019/20		2020/21			
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total		R million
								Revenue
100.0%	1 490 447.5	100.0%	1 609 385.2	100.0%	1 736 614.4	100.0%		Current revenue
91.6%	*1 385 146.6*	*92.9%*	*1 503 367.9*	*93.4%*	*1 622 004.5*	*93.4%*		*Tax revenue (net of SACU)*
8.4%	*105 300.8*	*7.1%*	*106 017.3*	*6.6%*	*114 609.9*	*6.6%*	2)	*Non-tax revenue*
0.0%	269.0	0.0%	284.2	0.0%	288.1	0.0%		Sales of capital assets
100.0%	**1 490 716.5**	**100.0%**	**1 609 669.4**	**100.0%**	**1 736 902.5**	**100.0%**		**Total revenue**
								Expenditure
								Economic classification
60.5%	**1 008 559.9**	**60.6%**	**1 087 684.9**	**60.6%**	**1 170 249.7**	**60.6%**		**Current payments**
35.2%	587 124.2	35.3%	630 454.3	35.1%	677 258.7	35.1%		Compensation of employees
14.4%	233 642.0	14.0%	251 145.3	14.0%	269 076.5	13.9%		Goods and services
10.9%	187 793.7	11.3%	206 085.3	11.5%	223 914.5	11.6%		Interest and rent on land
32.8%	**554 716.8**	**33.4%**	**603 322.1**	**33.6%**	**651 786.6**	**33.7%**		**Transfers and subsidies**
7.8%	132 546.8	8.0%	138 577.1	7.7%	149 399.1	7.7%		Provinces and municipalities
1.7%	25 905.3	1.6%	28 068.9	1.6%	29 710.8	1.5%		Departmental agencies and accounts
2.6%	42 183.3	2.5%	44 313.9	2.5%	46 757.5	2.4%		Higher education institutions
0.1%	2 126.8	0.1%	2 205.8	0.1%	2 324.6	0.1%		Foreign governments and international organisations
2.1%	29 750.4	1.8%	32 126.2	1.8%	33 919.4	1.8%		Public corporations and private enterprises
2.1%	37 051.9	2.2%	40 533.3	2.3%	43 666.4	2.3%		Non-profit institutions
16.5%	285 152.3	17.1%	317 496.8	17.7%	346 008.7	17.9%		Households
5.3%	**93 877.3**	**5.6%**	**97 718.5**	**5.4%**	**103 331.0**	**5.3%**		**Payments for capital assets**
4.1%	72 115.1	4.3%	75 601.7	4.2%	79 662.0	4.1%		Buildings and other fixed structures
1.1%	18 811.8	1.1%	19 848.4	1.1%	21 346.4	1.1%		Machinery and equipment
0.0%	758.0	0.0%	446.7	0.0%	465.4	0.0%		Land and sub-soil assets
0.1%	1 628.9	0.1%	1 344.9	0.1%	1 367.7	0.1%		Software and other intangible assets
0.0%	563.6	0.0%	476.9	0.0%	489.5	0.0%	3)	Other assets
1.3%	**6 035.6**	**0.4%**	**6 229.8**	**0.3%**	**6 580.5**	**0.3%**	4)	**Payments for financial assets**
100.0%	**1 663 189.7**	**100.0%**	**1 794 955.3**	**100.0%**	**1 931 947.8**	**100.0%**		**Subtotal: economic classification**
	8 000.0		8 000.0		10 000.0			Contingency reserve
	1 671 189.7		**1 802 955.3**		**1 941 947.8**			**Total consolidated expenditure**
	-180 473.3		**-193 285.9**		**-205 045.3**			**Budget balance**
	-3.6%		*-3.6%*		*-3.5%*			*Percentage of GDP*
								Financing
								Change in loan liabilities
	173 704.1		*174 333.4*		*185 300.6*			*Domestic short- and long-term loans (net)*
	35 932.0		*-6 205.0*		*29 398.0*			*Foreign loans (net)*
	-29 162.8		**25 157.5**		**-9 653.3**			**Change in cash and other balances (- increase)**
	180 473.3		**193 285.9**		**205 045.3**			**Borrowing requirement (net)**
	5 025 378.5		*5 390 082.9*		*5 808 342.2*			*GDP*

3) Includes biological, heritage and specialised military assets.
4) Includes extraordinary payments previously accounted for separately.

209

2018 BUDGET REVIEW

Table 8
Consolidated government expenditure: functional classification 1)

R million		2014/15 Outcome	2014/15 % of total	2015/16 Outcome	2015/16 % of total	2016/17 Outcome	2016/17 % of total	2017/18 Revised estimate
General public services	2)	**197 244.4**	**16.0%**	**218 050.9**	**16.0%**	**246 055.3**	**17.1%**	**272 706.5**
of which: debt-service costs		*114 798.4*	*9.3%*	*128 795.6*	*9.4%*	*146 496.7*	*10.2%*	*163 155.4*
Defence		**43 030.0**	**3.5%**	**45 925.4**	**3.4%**	**47 554.4**	**3.3%**	**49 385.3**
Public order and safety		**116 400.3**	**9.4%**	**122 931.2**	**9.0%**	**130 194.8**	**9.0%**	**138 969.0**
Police services		79 169.9	6.4%	83 574.1	6.1%	88 365.0	6.1%	94 681.3
Law courts		17 553.7	1.4%	18 600.1	1.4%	20 084.1	1.4%	21 204.4
Prisons		19 530.0	1.6%	20 589.8	1.5%	21 543.1	1.5%	22 815.3
Public order and safety not elsewhere classified		146.7		167.3		202.6		267.9
Economic affairs		**157 068.3**	**12.7%**	**188 272.0**	**13.8%**	**169 473.1**	**11.8%**	**174 828.5**
General economic, commercial and labour affairs		34 938.1	2.8%	37 988.3	2.8%	35 249.5	2.4%	36 295.3
Agriculture, forestry, fishing and hunting		17 226.9	1.4%	17 265.7	1.3%	18 298.5	1.3%	18 777.0
Fuel and energy		7 010.9	0.6%	32 002.1	2.3%	9 235.5	0.6%	10 107.8
Mining, manufacturing and construction		2 499.3	0.2%	2 510.2	0.2%	2 797.5	0.2%	2 744.7
Transport		81 354.7	6.6%	82 936.8	6.1%	86 009.0	6.0%	85 642.0
Communication		3 091.0	0.3%	3 220.9	0.2%	4 918.8	0.3%	7 859.3
Other industries		2 880.6	0.2%	2 967.0	0.2%	3 694.3	0.3%	4 015.7
Economic affairs not elsewhere classified		8 066.8	0.7%	9 381.1	0.7%	9 269.9	0.6%	9 386.7
Environmental protection		**8 388.1**	**0.7%**	**8 830.9**	**0.6%**	**7 761.4**	**0.5%**	**9 068.9**
Housing and community amenities		**127 418.9**	**10.3%**	**144 415.9**	**10.6%**	**148 223.7**	**10.3%**	**154 515.6**
Housing development		32 866.8	2.7%	34 174.3	2.5%	35 479.4	2.5%	37 451.3
Community development		64 762.0	5.2%	73 871.4	5.4%	74 703.4	5.2%	81 525.4
Water supply		29 786.1	2.4%	36 370.2	2.7%	38 035.8	2.6%	35 537.3
Housing and community amenities not elsewhere classified		4.0	0.0%	–	–	5.0	0.0%	1.5
Health		**144 246.8**	**11.7%**	**159 232.3**	**11.7%**	**172 323.9**	**12.0%**	**187 787.9**
Recreation and culture		**8 505.8**	**0.7%**	**9 286.0**	**0.7%**	**10 827.5**	**0.8%**	**11 855.9**
Education		**249 079.7**	**20.2%**	**267 020.2**	**19.5%**	**288 656.3**	**20.0%**	**318 658.1**
Social protection		**183 604.3**	**14.9%**	**202 285.3**	**14.8%**	**220 706.8**	**15.3%**	**240 183.4**
Subtotal: functional classification		**1 234 986.7**	**100%**	**1 366 249.9**	**100%**	**1 441 777.1**	**100%**	**1 557 958.8**
Plus:								
Contingency reserve		–		–		–		–
Total consolidated expenditure		**1 234 986.7**		**1 366 249.9**		**1 441 777.1**		**1 557 958.8**

1) Consisting of national and provincial government, social security funds and public entities. Refer to Annexure W2 for a detailed list of entities included. In some cases figures were estimated by the National Treasury and may differ from data published by Statistics South Africa and the Reserve Bank.
Source: National Treasury

210

STATISTICAL ANNEXURE

Table 8
Consolidated government expenditure: functional classification 1)

2017/18	2018/19		2019/20		2020/21		
% of total	Budget estimate	% of total	Budget estimate	% of total	Budget estimate	% of total	R million
17.5%	278 098.4	16.7%	302 512.9	16.9%	324 136.4	16.8%	2) General public services
10.5%	*180 124.0*	*10.8%*	*197 663.6*	*11.0%*	*213 859.0*	*11.1%*	*of which: debt-service costs*
3.2%	48 090.1	2.9%	50 303.9	2.8%	53 349.4	2.8%	Defence
8.9%	146 403.6	8.8%	156 572.1	8.7%	167 364.4	8.7%	Public order and safety
6.1%	100 416.7	6.0%	107 445.7	6.0%	114 884.4	5.9%	Police services
1.4%	21 865.5	1.3%	23 361.9	1.3%	24 925.6	1.3%	Law courts
1.5%	23 849.2	1.4%	25 488.1	1.4%	27 252.0	1.4%	Prisons
	272.2		276.3		302.4	0.0%	Public order and safety not elsewhere classified
11.2%	185 650.3	11.2%	198 897.6	11.1%	210 736.0	10.9%	Economic affairs
2.3%	39 270.9	2.4%	42 241.7	2.4%	44 761.2	2.3%	General economic, commercial and labour affairs
1.2%	21 298.4	1.3%	20 731.0	1.2%	21 700.3	1.1%	Agriculture, forestry, fishing and hunting
0.6%	9 408.9	0.6%	10 110.8	0.6%	10 919.3	0.6%	Fuel and energy
0.2%	3 122.1	0.2%	3 329.2	0.2%	3 504.1	0.2%	Mining, manufacturing and construction
5.5%	94 719.4	5.7%	101 267.8	5.6%	107 397.6	5.6%	Transport
0.5%	4 020.6	0.2%	6 402.4	0.4%	6 794.9	0.4%	Communication
0.3%	4 176.2	0.3%	4 405.0	0.2%	4 655.0	0.2%	Other industries
0.6%	9 633.8	0.6%	10 409.7	0.6%	11 003.6	0.6%	Economic affairs not elsewhere classified
0.6%	9 451.9	0.6%	10 179.3	0.6%	10 713.8	0.6%	Environmental protection
9.9%	170 423.1	10.2%	177 489.4	9.9%	196 149.5	10.2%	Housing and community amenities
2.4%	36 634.1	2.2%	38 292.9	2.1%	41 617.8	2.2%	Housing development
5.2%	90 842.8	5.5%	98 260.5	5.5%	107 287.5	5.6%	Community development
2.3%	42 946.2	2.6%	40 936.0	2.3%	47 244.2	2.4%	Water supply
0.0%	–	–	–	–	–	–	Housing and community amenities not elsewhere classified
12.1%	200 976.0	12.1%	217 261.2	12.1%	235 246.1	12.2%	Health
0.8%	12 230.7	0.7%	12 789.5	0.7%	13 621.6	0.7%	Recreation and culture
20.5%	346 765.1	20.8%	381 056.5	21.2%	408 395.4	21.1%	Education
15.4%	265 100.6	15.9%	287 892.9	16.0%	312 235.1	16.2%	Social protection
100%	1 663 189.7	100%	1 794 955.3	100%	1 931 947.8	100%	Subtotal: functional classification
							Plus:
	8 000.0		8 000.0		10 000.0		Contingency reserve
	1 671 189.7		1 802 955.3		1 941 947.8		Total consolidated expenditure

2) Mainly general administration, cost of raising loans and unallocable capital expenditure, as well as National Revenue Fund payments previously accounted for separately.

211

2018 BUDGET REVIEW

Table 9
Consolidated government revenue, expenditure and financing

R million	2014/15 Outcome	2015/16 Outcome	2016/17 Outcome	2017/18 Revised estimate
Operating account				
Current receipts	**1 078 055.2**	**1 172 112.9**	**1 267 195.3**	**1 335 144.7**
Tax receipts (net of SACU transfers)	*988 829.4*	*1 083 955.0*	*1 174 468.3*	*1 239 605.1*
Non-tax receipts (including departmental receipts)	*79 305.4*	*80 424.1*	*86 599.7*	*87 214.6*
Transfers received	*9 920.4*	*7 733.8*	*6 127.4*	*8 325.0*
Current payments	**1 083 327.7**	**1 177 469.1**	**1 283 471.9**	**1 376 403.5**
Compensation of employees	*437 363.7*	*472 800.3*	*510 802.8*	*548 923.1*
Goods and services	*186 008.8*	*195 264.8*	*214 595.5*	*223 651.4*
Interest and rent on land	*121 358.4*	*138 462.6*	*156 802.4*	*170 361.7*
Transfers and subsidies	*338 596.8*	*370 941.4*	*401 271.2*	*433 467.3*
Current balance	**-5 272.6**	**-5 356.2**	**-16 276.6**	**-41 258.8**
Percentage of GDP	*-0.1%*	*-0.1%*	*-0.4%*	*-0.9%*
Capital account				
Capital receipts	*1 399.9*	*329.4*	*539.1*	*340.7*
Transfers and subsidies	*59 980.0*	*65 507.8*	*69 864.8*	*78 209.7*
Payments for capital assets	*85 513.9*	*92 236.4*	*80 263.1*	*82 977.8*
Capital financing requirement	**-144 094.0**	**-157 414.8**	**-149 588.7**	**-160 846.8**
Percentage of GDP	*-3.7%*	*-3.8%*	*-3.4%*	*-3.4%*
Transactions in financial assets and liabilities	**9 702.0**	**11 790.7**	**9 777.7**	**-2 223.8**
Contingency reserve	–	–	–	–
Budget balance	**-139 664.6**	**-150 980.3**	**-156 087.6**	**-204 329.5**
Percentage of GDP	*-3.6%*	*-3.7%*	*-3.5%*	*-4.3%*
Primary balance	**-18 306.2**	**-12 517.7**	**714.8**	**-33 967.7**
Percentage of GDP	*-0.5%*	*-0.3%*	*0.0%*	*-0.7%*
Financing				
Change in loan liabilities				
Domestic short- and long-term loans (net)	*166 621.6*	*161 864.8*	*155 559.3*	*201 011.0*
Foreign loans (net)	*8 361.0*	*-3 879.0*	*36 380.7*	*29 774.0*
Change in cash and other balances (- increase)	**-35 318.1**	**-7 005.5**	**-35 852.3**	**-26 455.6**
Borrowing requirement (net)	**139 664.6**	**150 980.3**	**156 087.6**	**204 329.5**
GDP	*3 867 897.0*	*4 122 617.0*	*4 404 535.0*	*4 699 381.4*

Source: National Treasury

212

STATISTICAL ANNEXURE

Table 9
Consolidated government revenue, expenditure and financing

2018/19	2019/20	2020/21	
Budget estimate	Budget estimate	Budget estimate	R million
			Operating account
1 481 717.2	**1 606 695.2**	**1 733 419.7**	**Current receipts**
1 385 146.6	*1 503 367.9*	*1 622 004.5*	*Tax receipts (net of SACU transfers)*
91 126.1	*98 026.0*	*105 705.7*	*Non-tax receipts (including departmental receipts)*
5 444.5	*5 301.3*	*5 709.5*	*Transfers received*
1 490 610.5	**1 617 566.0**	**1 743 784.1**	**Current payments**
587 124.2	*630 454.3*	*677 258.7*	*Compensation of employees*
233 642.0	*251 145.3*	*269 076.5*	*Goods and services*
187 793.7	*206 085.3*	*223 914.5*	*Interest and rent on land*
482 050.6	*529 881.1*	*573 534.4*	*Transfers and subsidies*
-8 893.3	**-10 870.8**	**-10 364.4**	**Current balance**
-0.2%	*-0.2%*	*-0.2%*	*Percentage of GDP*
			Capital account
269.0	*284.2*	*288.1*	*Capital receipts*
72 666.3	*73 441.0*	*78 252.2*	*Transfers and subsidies*
93 877.3	*97 718.5*	*103 331.0*	*Payments for capital assets*
-166 274.6	**-170 875.3**	**-181 295.1**	**Capital financing requirement**
-3.3%	*-3.2%*	*-3.1%*	*Percentage of GDP*
2 694.6	**-3 539.7**	**-3 385.8**	**Transactions in financial assets and liabilities**
8 000.0	**8 000.0**	**10 000.0**	**Contingency reserve**
-180 473.3	**-193 285.9**	**-205 045.3**	**Budget balance**
-3.6%	*-3.6%*	*-3.5%*	*Percentage of GDP*
7 320.5	**12 799.4**	**18 869.3**	**Primary balance**
0.1%	*0.2%*	*0.3%*	*Percentage of GDP*
			Financing
			Change in loan liabilities
173 704.1	*174 333.4*	*185 300.6*	*Domestic short- and long-term loans (net)*
35 932.0	*-6 205.0*	*29 398.0*	*Foreign loans (net)*
-29 162.8	**25 157.5**	**-9 653.3**	**Change in cash and other balances (- increase)**
180 473.3	**193 285.9**	**205 045.3**	**Borrowing requirement (net)**
5 025 378.5	*5 390 082.9*	*5 808 342.2*	*GDP*

213

2018 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		1993/94	1994/95	1995/96	1996/97	1997/98	1998/99	1999/00
Domestic debt								
Marketable		181 460	225 662	263 844	290 424	318 773	344 938	354 706
Government bonds		*174 892*	*210 191*	*248 877*	*276 124*	*301 488*	*325 938*	*332 706*
Treasury bills		*6 568*	*7 018*	*10 700*	*14 300*	*17 285*	*19 000*	*22 000*
Bridging bonds		–	*8 453*	*4 267*	–	–	–	–
Non-marketable	3)	3 310	5 705	4 700	6 421	2 778	2 013	998
Gross loan debt		184 770	231 367	268 544	296 845	321 551	346 951	355 704
Cash balances	4)	-4 591	-6 665	-8 630	-2 757	-4 798	-5 166	-7 285
Net loan debt		180 179	224 702	259 914	294 088	316 753	341 785	348 419
Foreign debt								
Gross loan debt	5)	5 201	8 784	10 944	11 394	14 560	16 276	25 799
Cash balances	4)	–	–	–	–	–	–	–
Net loan debt		5 201	8 784	10 944	11 394	14 560	16 276	25 799
Gross loan debt		**189 971**	**240 151**	**279 488**	**308 239**	**336 111**	**363 227**	**381 503**
Net loan debt		**185 380**	**233 486**	**270 858**	**305 482**	**331 313**	**358 061**	**374 218**
Gold and Foreign Exchange Contingency Reserve Account	6)	2 190	4 147	–	2 169	73	14 431	9 200
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		95.5%	94.0%	94.4%	94.2%	94.8%	95.0%	93.0%
Government bonds		*92.1%*	*87.5%*	*89.0%*	*89.6%*	*89.7%*	*89.7%*	*87.2%*
Treasury bills		*3.5%*	*2.9%*	*3.8%*	*4.6%*	*5.1%*	*5.2%*	*5.8%*
Bridging bonds		*0.0%*	*3.5%*	*1.5%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	3)	1.7%	2.4%	1.7%	2.1%	0.8%	0.6%	0.3%
Domestic debt		97.3%	96.3%	96.1%	96.3%	95.7%	95.5%	93.2%
Foreign debt	5)	2.7%	3.7%	3.9%	3.7%	4.3%	4.5%	6.8%
Total as percentage of GDP								
Gross domestic debt		41.8%	46.5%	47.6%	45.5%	44.8%	44.7%	41.4%
Net domestic debt		40.8%	45.2%	46.1%	45.1%	44.1%	44.0%	40.6%
Gross foreign debt		1.2%	1.8%	1.9%	1.7%	2.0%	2.1%	3.0%
Net foreign debt		1.2%	1.8%	1.9%	1.7%	2.0%	2.1%	3.0%
Gross loan debt		43.0%	48.3%	49.5%	47.3%	46.8%	46.8%	44.4%
Net loan debt		41.9%	47.0%	48.0%	46.8%	46.2%	46.1%	43.6%

1) Debt of the central government, excluding extra-budgetary institutions and social security funds.
2) As projected at the end of January 2018.
3) Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.
4) Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks). Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.
Source: National Treasury and South African Reserve Bank

214

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

R million	2000/01	2001/02	2002/03	2003/04	2004/05	2005/06	2006/07
Domestic debt							
Marketable	365 231	349 415	350 870	388 300	428 593	457 780	467 864
Government bonds	*339 731*	*331 505*	*328 820*	*359 700*	*394 143*	*417 380*	*422 064*
Treasury bills	*25 500*	*17 910*	*22 050*	*28 600*	*34 450*	*40 400*	*45 800*
Bridging bonds	–	–	–	–	–	–	–
3) Non-marketable	2 382	2 030	1 910	1 999	3 498	3 699	3 238
Gross loan debt	367 613	351 445	352 780	390 299	432 091	461 479	471 102
4) Cash balances	-2 650	-6 549	-9 730	-12 669	-30 870	-58 187	-75 315
Net loan debt	364 963	344 896	343 050	377 630	401 221	403 292	395 787
Foreign debt							
5) Gross loan debt	31 938	82 009	74 286	64 670	69 405	66 846	82 581
4) Cash balances	–	–	–	–	–	–	–
Net loan debt	31 938	82 009	74 286	64 670	69 405	66 846	82 581
Gross loan debt	**399 551**	**433 454**	**427 066**	**454 969**	**501 496**	**528 325**	**553 683**
Net loan debt	**396 901**	**426 905**	**417 336**	**442 300**	**470 626**	**470 138**	**478 368**
6) Gold and Foreign Exchange Contingency Reserve Account	18 170	28 024	36 577	18 036	5 292	-1 751	-28 514
Composition of gross debt (excluding deduction of cash balances)							
Marketable domestic debt	91.4%	80.6%	82.2%	85.3%	85.5%	86.6%	84.5%
Government bonds	*85.0%*	*76.5%*	*77.0%*	*79.1%*	*78.6%*	*79.0%*	*76.2%*
Treasury bills	*6.4%*	*4.1%*	*5.2%*	*6.3%*	*6.9%*	*7.6%*	*8.3%*
Bridging bonds	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
3) Non-marketable domestic debt	0.6%	0.5%	0.4%	0.4%	0.7%	0.7%	0.6%
Domestic debt	92.0%	81.1%	82.6%	85.8%	86.2%	87.3%	85.1%
5) Foreign debt	8.0%	18.9%	17.4%	14.2%	13.8%	12.7%	14.9%
Total as percentage of GDP							
Gross domestic debt	37.6%	32.6%	28.2%	28.7%	28.6%	27.4%	24.7%
Net domestic debt	37.4%	31.9%	27.4%	27.8%	26.6%	24.0%	20.7%
Gross foreign debt	3.3%	7.6%	5.9%	4.8%	4.6%	4.0%	4.3%
Net foreign debt	3.3%	7.6%	5.9%	4.8%	4.6%	4.0%	4.3%
Gross loan debt	40.9%	40.1%	34.1%	33.5%	33.2%	31.4%	29.0%
Net loan debt	40.6%	39.5%	33.4%	32.6%	31.2%	27.9%	25.0%

5) Valued at appropriate foreign exchange rates up to 31 March 2017 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2018, projected to depreciate in line with inflation differentials.

6) The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2018 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.

215

2018 BUDGET REVIEW

Table 10
Total debt of government *1)*

R million		2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14
Domestic debt								
Marketable		478 265	527 751	700 532	869 588	1 045 415	1 210 834	1 409 718
Government bonds		*426 415*	*462 751*	*585 992*	*733 438*	*890 256*	*1 038 849*	*1 217 512*
Treasury bills		*51 850*	*65 000*	*114 540*	*136 150*	*155 159*	*171 985*	*192 206*
Bridging bonds		–	–	–	–	–	–	–
Non-marketable	*3)*	2 555	1 956	4 943	23 133	25 524	30 300	31 381
Gross loan debt		480 821	529 707	705 475	892 721	1 070 939	1 241 134	1 441 099
Cash balances	*4)*	-93 809	-101 349	-106 550	-111 413	-130 450	-103 774	-120 807
Net loan debt		387 012	428 358	598 925	781 308	940 489	1 137 360	1 320 292
Foreign debt								
Gross loan debt	*5)*	96 218	97 268	99 454	97 851	116 851	124 555	143 659
Cash balances	*4)*	–	–	-25 339	-58 750	-67 609	-80 308	-84 497
Net loan debt		96 218	97 268	74 115	39 101	49 242	44 247	59 162
Gross loan debt		**577 039**	**626 975**	**804 929**	**990 572**	**1 187 790**	**1 365 689**	**1 584 758**
Net loan debt		**483 230**	**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**
Gold and Foreign Exchange Contingency Reserve Account	*6)*	-72 189	-101 585	-35 618	-28 283	-67 655	-125 552	-177 913
Composition of gross debt (excluding deduction of cash balances)								
Marketable domestic debt		82.9%	84.2%	87.0%	87.8%	88.0%	88.7%	89.0%
Government bonds		*73.9%*	*73.8%*	*72.8%*	*74.0%*	*75.0%*	*76.1%*	*76.8%*
Treasury bills		*9.0%*	*10.4%*	*14.2%*	*13.7%*	*13.1%*	*12.6%*	*12.1%*
Bridging bonds		*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*
Non-marketable domestic debt	*3)*	0.4%	0.3%	0.6%	2.3%	2.1%	2.2%	2.0%
Domestic debt		83.3%	84.5%	87.6%	90.1%	90.2%	90.9%	90.9%
Foreign debt	*5)*	16.7%	15.5%	12.4%	9.9%	9.8%	9.1%	9.1%
Total as percentage of GDP								
Gross domestic debt		22.1%	22.0%	27.7%	31.6%	34.8%	37.4%	39.9%
Net domestic debt		17.8%	17.8%	23.5%	27.7%	30.6%	34.2%	36.5%
Gross foreign debt		4.4%	4.0%	3.9%	3.5%	3.8%	3.8%	4.0%
Net foreign debt		4.4%	4.0%	2.9%	1.4%	1.6%	1.3%	1.6%
Gross loan debt		26.6%	26.0%	31.5%	35.1%	38.6%	41.1%	43.8%
Net loan debt		22.3%	21.8%	26.4%	29.0%	32.2%	35.6%	38.2%

1) *Debt of the central government, excluding extra-budgetary institutions and social security funds.*
2) *As projected at the end of January 2018.*
3) *Includes non-marketable Treasury bills, retail bonds, loan levies, former regional authorities and Namibian loans.*
4) *Bank balances of the National Revenue Fund (balances of government's accounts with the Reserve Bank and commercial banks).*
Bank balances in foreign currencies are revaluated using forward estimates of exchange rates.

Source: National Treasury and South African Reserve Bank

216

STATISTICAL ANNEXURE

Table 10
Total debt of government *1)*

2014/15	2015/16	2016/17	2017/18 2)	2018/19	2019/20	2020/21		R million
								Domestic debt
1 601 499	1 782 042	1 981 627	2 257 613	2 461 872	2 670 344	2 896 934		Marketable
1 399 282	*1 572 574*	*1 731 657*	*1 964 643*	*2 164 702*	*2 350 474*	*2 547 064*		*Government bonds*
202 217	*209 468*	*249 970*	*292 970*	*297 170*	*319 870*	*349 870*		*Treasury bills*
–	–	–	–	–	–	–		*Bridging bonds*
30 586	37 322	38 508	28 759	40 214	42 047	42 694	3)	Non-marketable
1 632 085	1 819 364	2 020 135	2 286 372	2 502 086	2 712 391	2 939 628		Gross loan debt
-120 304	-112 250	-110 262	-112 157	-117 157	-117 157	-117 157	4)	Cash balances
1 511 781	1 707 114	1 909 873	2 174 215	2 384 929	2 595 234	2 822 471		Net loan debt
								Foreign debt
166 830	199 607	212 754	219 744	268 497	270 891	310 389	5)	Gross loan debt
-94 404	-102 083	-114 353	-109 248	-126 889	-97 907	-102 411	4)	Cash balances
72 426	97 524	98 401	110 496	141 608	172 984	207 978		Net loan debt
1 798 915	**2 018 971**	**2 232 889**	**2 506 116**	**2 770 583**	**2 983 282**	**3 250 017**		**Gross loan debt**
1 584 207	**1 804 638**	**2 008 274**	**2 284 711**	**2 526 537**	**2 768 218**	**3 030 449**		**Net loan debt**
-203 396	-304 653	-231 158	-209 375	-209 375	-209 375	-209 375	6)	Gold and Foreign Exchange Contingency Reserve Account
								Composition of gross debt (excluding deduction of cash balances)
89.0%	88.3%	88.7%	90.1%	88.9%	89.5%	89.1%		Marketable domestic debt
77.8%	*77.9%*	*77.6%*	*78.4%*	*78.1%*	*78.8%*	*78.4%*		*Government bonds*
11.2%	*10.4%*	*11.2%*	*11.7%*	*10.7%*	*10.7%*	*10.8%*		*Treasury bills*
0.0%	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*	*0.0%*		*Bridging bonds*
1.7%	1.8%	1.7%	1.1%	1.5%	1.4%	1.3%	3)	Non-marketable domestic debt
90.7%	90.1%	90.5%	91.2%	90.3%	90.9%	90.4%		Domestic debt
9.3%	9.9%	9.5%	8.8%	9.7%	9.1%	9.6%	5)	Foreign debt
								Total as percentage of GDP
42.2%	44.1%	45.9%	48.7%	49.8%	50.3%	50.6%		Gross domestic debt
39.1%	41.4%	43.4%	46.3%	47.5%	48.1%	48.6%		Net domestic debt
4.3%	4.8%	4.8%	4.7%	5.3%	5.0%	5.3%		Gross foreign debt
1.9%	2.4%	2.2%	2.4%	2.8%	3.2%	3.6%		Net foreign debt
46.5%	49.0%	50.7%	53.3%	55.1%	55.3%	56.0%		Gross loan debt
41.0%	43.8%	45.6%	48.6%	50.3%	51.4%	52.2%		Net loan debt

5) *Valued at appropriate foreign exchange rates up to 31 March 2017 as at the end of each period. Forward estimates are based on exchange rates prevailing at 31 January 2018, projected to depreciate in line with inflation differentials.*

6) *The balance on the Gold and Foreign Exchange Contingency Reserve Account on 31 March 2018 represents an estimated balance on the account. No provision for any profits or losses on this account has been made for subsequent years. A negative balance indicates a profit and a positive balance a loss.*

217

2018 BUDGET REVIEW

Table 11
Net loan debt, provisions and contingent liabilities *1)*

R million		2007/08	2008/09	2009/10	2010/11	2011/12	2012/13	2013/14
Net loan debt	2)	**483 230**	**525 626**	**673 040**	**820 409**	**989 731**	**1 181 607**	**1 379 454**
Provisions	3)	**55 263**	**61 869**	**81 051**	**73 693**	**98 593**	**116 231**	**134 045**
African Development Bank		8 641	10 186	8 091	7 492	27 300	32 725	38 063
Development Bank of Southern Africa Limited		4 800	4 800	4 800	4 800	4 800	4 800	4 800
Government employee leave credits		8 503	8 503	9 762	10 815	11 266	12 316	12 924
International Bank for Reconstruction and Development		12 354	14 482	11 187	10 360	11 703	15 935	19 407
International Monetary Fund		20 847	23 760	47 104	40 127	43 412	50 321	58 697
Multilateral Investment Guarantee Agency		118	138	107	99	112	134	154
New Development Bank		–	–	–	–	–	–	–
Contingent liabilities		**177 160**	**195 386**	**279 137**	**305 104**	**345 865**	**436 288**	**494 114**
Guarantees	4)	64 485	63 038	139 395	160 043	164 338	224 768	288 041
Agricultural cooperatives		*95*	*94*	*94*	*94*	*94*	*93*	*93*
Central Energy Fund		*243*	*130*	*19*	–	–	–	–
Denel		–	*880*	*1 850*	*1 850*	*1 850*	*1 850*	*1 850*
Development Bank of Southern Africa		*12 414*	*12 348*	*26 370*	*25 713*	*25 554*	*25 497*	*25 635*
Eskom		–	–	*46 678*	*67 057*	*77 230*	*103 523*	*125 125*
Foreign central banks and governments		*91*	*58*	*25*	–	–	–	–
Former regional authorities		*212*	*206*	*190*	*154*	*138*	*124*	*112*
Guarantee scheme for housing loans to employees		*374*	*255*	*154*	*104*	*64*	*46*	*26*
Guarantee scheme for motor vehicles – senior officials		*10*	*8*	*3*	*3*	*2*	*1*	*1*
Industrial Development Corporation of South Africa		*1 194*	*1 446*	*952*	*740*	*646*	*575*	*504*
Independent power producers		–	–	–	–	–	*34 356*	*68 345*
Irrigation boards		*43*	*43*	*46*	*44*	*48*	*46*	*44*
Kalahari East Water Board		*16*	*16*	*16*	*16*	*15*	*6*	–
Komati Basin Water Authority		*1 514*	*1 453*	*1 406*	*1 340*	*1 247*	*1 190*	*1 148*
Land Bank		*1 500*	*1 500*	*2 500*	*1 750*	*1 000*	*800*	*1 004*
Lesotho Highlands Development Authority		*613*	*524*	*401*	*227*	*171*	*132*	*113*
Nuclear Energy Corporation of South Africa		*20*	*20*	*20*	*20*	*20*	*20*	*20*
Passenger Rail Agency of South Africa		–	–	*1 217*	*468*	*264*	*133*	*92*
Public-private partnerships		–	–	*10 296*	*10 443*	*10 414*	*10 172*	*10 127*
South African Airways		*4 460*	*4 460*	*1 351*	*1 916*	*1 300*	*2 238*	*5 010*
South African Broadcasting Corporation		–	–	*1 000*	*1 000*	*889*	*167*	–
South African Express		–	–	–	–	–	–	*539*
South African National Roads Agency Limited		*6 441*	*6 708*	*12 287*	*18 605*	*19 426*	*19 482*	*23 866*
South African Post Office		–	–	–	–	–	–	–
South African Reserve Bank		*842*	*142*	–	–	–	–	–
Telkom South Africa		*140*	*138*	*108*	*90*	*85*	*90*	*111*
Trans-Caledon Tunnel Authority		*19 271*	*19 588*	*20 721*	*18 489*	*19 886*	*20 460*	*20 516*
Transnet		*14 716*	*12 895*	*11 620*	*9 887*	*3 975*	*3 757*	*3 757*
Universities and technikons		*276*	*126*	*71*	*33*	*20*	*10*	*3*
Other contingent liabilities	5)	112 675	132 348	139 742	145 061	181 527	211 520	206 073
Claims against government departments		*10 933*	*17 737*	*24 064*	*31 310*	*42 969*	*43 628*	*45 131*
Export Credit Insurance Corporation of SA Limited		*12 662*	*13 351*	*9 191*	*9 614*	*10 025*	*12 482*	*13 780*
Government Employees Pension Fund		–	–	–	–	–	–	–
Post-retirement medical assistance		*56 000*	*56 000*	*56 000*	*65 348*	*65 348*	*65 348*	*69 938*
Road Accident Fund		*30 339*	*42 500*	*45 366*	*33 547*	*53 919*	*82 838*	*69 435*
Unemployment Insurance Fund		*2 341*	*2 401*	*3 728*	*3 315*	*3 381*	*3 241*	*3 611*
Other		*400*	*359*	*1 393*	*1 927*	*5 885*	*3 983*	*4 178*

1) Medium-term forecasts of some figures are not available and are kept constant.
2) Debt of the central government, excluding extra-budgetary institutions and socal security funds.
3) Provisions are liabilities for which the payment date or amount is uncertain. The provisions for multilateral institutions are the unpaid portion of government's subscription to these institutions, payable on request.
Source: National Treasury

218

STATISTICAL ANNEXURE

Table 11
Net loan debt, provisions and contingent liabilities *1)*

2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21	R million
1 584 207	**1 804 638**	**2 008 274**	**2 284 711**	**2 526 537**	**2 768 218**	**3 030 449**	2) **Net loan debt**
160 383	**217 960**	**210 963**	**213 164**	**239 437**	**262 422**	**290 781**	3) **Provisions**
43 811	54 766	49 344	44 610	47 138	48 588	50 372	African Development Bank
20 000	20 000	20 000	20 000	20 000	20 000	20 000	Development Bank of Southern Africa Limited
13 030	13 454	14 126	15 157	16 127	17 176	18 292	Government employee leave credits
23 579	29 028	26 527	23 982	25 341	26 120	27 080	International Bank for Reconstruction and Development
59 786	91 658	79 535	75 640	79 926	82 384	85 410	International Monetary Fund
177	215	193	175	185	190	197	Multilateral Investment Guarantee Agency
–	*8 839*	*21 238*	33 600	50 720	67 964	89 430	New Development Bank
579 153	**605 608**	**734 493**	**752 077**	**795 559**	**835 523**	**892 267**	**Contingent liabilities**
327 169	380 136	426 234	432 141	439 169	444 262	457 153	*4)* Guarantees
93	*93*	*93*	*93*	*93*	*93*	*93*	*Agricultural cooperatives*
–	–	–	–	–	–	–	*Central Energy Fund*
1 850	*1 850*	*1 850*	*2 311*	*2 430*	*2 430*	*2 430*	*Denel*
4 030	*4 258*	*3 993*	*4 078*	*3 994*	*4 314*	*4 630*	*Development Bank of Southern Africa*
149 944	*174 586*	*202 825*	*220 775*	*235 842*	*250 815*	*274 410*	*Eskom*
–	–	–	–	–	–	–	*Foreign central banks and governments*
105	*98*	*93*	*85*	*85*	*85*	*85*	*Former regional authorities*
13	*10*	*8*	*8*	*8*	*8*	*8*	*Guarantee scheme for housing loans to employees*
1	*1*	–	–	–	–	–	*Guarantee scheme for motor vehicles – senior officials*
344	*243*	*138*	*141*	*138*	*134*	*129*	*Industrial Development Corporation of South Africa*
96 159	*113 971*	*125 766*	*122 188*	*116 892*	*107 546*	*97 563*	*Independent power producers*
44	*39*	*38*	*38*	*36*	*34*	*32*	*Irrigation boards*
–	–	–	–	–	–	–	*Kalahari East Water Board*
986	*889*	*785*	*657*	*487*	*317*	*147*	*Komati Basin Water Authority*
2 005	*5 211*	*3 712*	*6 514*	*6 514*	*6 514*	*6 514*	*Land Bank*
82	*62*	*30*	*17*	*7*	–	–	*Lesotho Highlands Development Authority*
20	*20*	*20*	*20*	*20*	*20*	*20*	*Nuclear Energy Corporation of South Africa*
48	*2*	–	–	–	–	–	*Passenger Rail Agency of South Africa*
10 107	*10 337*	*10 049*	*9 580*	*8 705*	*8 049*	*7 439*	*Public-private partnerships*
8 419	*14 394*	*17 819*	*11 770*	*11 770*	*11 770*	*11 770*	*South African Airways*
–	–	–	–	–	–	–	*South African Broadcasting Corporation*
539	*539*	*827*	*767*	*667*	*517*	*287*	*South African Express*
27 445	*27 204*	*29 458*	*30 056*	*28 382*	*28 510*	*28 485*	*South African National Roads Agency Limited*
270	*1 270*	*3 979*	*400*	*400*	*400*	*400*	*South African Post Office*
–	–	–	–	–	–	–	*South African Reserve Bank*
100	*128*	*108*	*112*	*118*	*125*	*130*	*Telkom South Africa*
20 807	*21 173*	*20 886*	*18 729*	*18 779*	*18 779*	*18 779*	*Trans-Caledon Tunnel Authority*
3 757	*3 757*	*3 757*	*3 802*	*3 802*	*3 802*	*3 802*	*Transnet*
1	*1*	–	–	–	–	–	*Universities and technikons*
251 984	225 472	308 259	319 936	356 390	391 261	435 114	*5)* Other contingent liabilities
48 726	*30 601*	*34 957*	*34 957*	*34 957*	*34 957*	*34 957*	*Claims against government departments*
15 308	*16 395*	*14 015*	*18 290*	*19 099*	*18 595*	*19 618*	*Export Credit Insurance Corporation of SA Limited*
–	–	–	–	–	–	–	*Government Employees Pension Fund*
69 938	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*69 938*	*Post-retirement medical assistance*
109 298	*99 152*	*179 463*	*189 207*	*224 674*	*259 935*	*302 619*	*Road Accident Fund*
3 836	*4 228*	*5 196*	*2 854*	*3 032*	*3 146*	*3 292*	*Unemployment Insurance Fund*
4 878	*5 158*	*4 690*	*4 690*	*4 690*	*4 690*	*4 690*	*Other*

4) Amounts drawn against financial guarantees, inclusive of accrued interest.

5) Other contingent liabilities as disclosed in the consolidated financial statements of departments published annually by the National Treasury.

219

W1 Website annexure to the 2018 Budget Review Explanatory memorandum to the division of revenue Background Section 214(1) of the Constitution requires that every year a Division of Revenue Act determine the equitable division of nationally raised revenue between national government, the nine provinces and 257 municipalities. The division of revenue process takes into account the powers and functions assigned to each sphere of government, fosters transparency and is at the heart of constitutional cooperative governance. The Intergovernmental Fiscal Relations Act (1997) prescribes the steps for determining the equitable sharing and allocation of nationally raised revenue. Sections 9 and 10(4) of the act set out the consultation process to be followed with the Financial and Fiscal Commission (FFC), including considering recommendations made regarding the division of revenue. This explanatory memorandum to the 2018 Division of Revenue Bill fulfils the requirement set out in section 10(5) of the Intergovernmental Fiscal Relations Act that the bill be accompanied by an explanatory memorandum detailing how it takes account of the matters listed in sections 214(2)(a) to (j) of the Constitution, government’s response to the FFC’s recommendations, and any assumptions and formulas used in arriving at the respective divisions among provinces and municipalities. This explanatory memorandum has six sections: Part 1 lists the factors that inform the division of resources between national, provincial and local government. Part 2 describes the 2018 division of revenue. Part 3 sets out how the FFC’s recommendations on the 2018 division of revenue have been taken into account. Part 4 explains the formula and criteria for the division of the provincial equitable share and conditional grants among provinces. Part 5 sets out the formula and criteria for the division of the local government equitable share and conditional grants among municipalities. Part 6 summarises issues that will form part of subsequent reviews of provincial and local government fiscal frameworks. 1

2018 BUDGET REVIEW The Division of Revenue Bill and its underlying allocations are the result of extensive consultation between national, provincial and local government. The Budget Council deliberated on the matters discussed in this memorandum at several meetings during the year. The approach to local government allocations was discussed with organised local government at technical meetings with the South African Local Government Association (SALGA), culminating in meetings of the Budget Forum (the Budget Council and SALGA). An extended Cabinet meeting involving ministers, provincial premiers and the SALGA chairperson was held in October 2017. The division of revenue, and the government priorities that underpin it, was agreed for the next three years. Part 1: Constitutional considerations Section 214 of the Constitution requires that the annual Division of Revenue Act be enacted after factors in sub-sections (2)(a) to (j) of the Constitution are taken into account. The constitutional principles considered in the division of revenue are briefly noted below. National interest and the division of resources The national interest is captured in governance goals that benefit the nation as a whole. The National Development Plan sets out a long-term vision for the country’s development. This is complemented by the strategic integrated projects overseen by the Presidential Infrastructure Coordinating Council and the 14 priority outcomes adopted by Cabinet in 2014 for the 2014–2019 medium-term strategic framework. In the 2017 Medium Term Budget Policy Statement, the Minister of Finance outlined how the resources available to government over the 2018 medium-term expenditure framework (MTEF) would be allocated to help achieve these goals. Cabinet’s commitment to keeping South Africa’s debt on a sustainable path is coupled with commitments to new national priorities that have emerged and must be accommodated in the budget. Chapter 4 of the 2017 Medium Term Budget Policy Statement and Chapters 5 and 6 of the 2018 Budget Review discuss how funds have been allocated across the three spheres of government based on these priorities. The framework for each conditional grant allocated as part of the division of revenue also notes how the grant is linked to the 14 priority outcomes. Provision for debt costs The resources shared between national, provincial and local government include proceeds from national government borrowing used to fund public spending. National government provides for the resulting debt costs to protect the country’s integrity and credit reputation. A more detailed discussion can be found in Chapter 7 of the 2018 Budget Review. National government’s needs and interests The Constitution assigns exclusive and concurrent powers and functions to each sphere of government. National government is exclusively responsible for functions that serve the national interest and are best centralised. National and provincial government have concurrent responsibility for a range of functions. Provincial and local government receive equitable shares and conditional grants to enable them to provide basic services and perform their functions. Functions may shift between spheres of government to better meet the country’s needs, which is reflected in the division of revenue through modified funding arrangements. Changes continue to be made to various national transfers to provincial and local government to improve their efficiency, effectiveness and alignment with national strategic objectives. Provincial and local government basic services Provinces and municipalities are responsible for providing education, health, social development, housing, roads, electricity and water, and municipal infrastructure services. They have the autonomy to allocate resources to meet basic needs and respond to provincial and local priorities, while giving effect to national objectives. The division of revenue provides equitable shares to provinces and local government, together with conditional grants for basic service delivery. 2

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Growth in allocations to provincial and local government have been safeguarded to reflect the priority placed on health, education and basic services, as well as the rising costs of these services as a result of higher wages, and bulk electricity and water costs. Transfers to local government have grown significantly in recent years, providing municipalities with greater resources to deliver basic services. This is in addition to local government’s substantial own revenue-raising powers. The 2018 division of revenue prioritises the sustained delivery of free basic services in municipalities. New grants for emergency housing relief in both provinces and municipalities aim to improve government response times to disasters that are outside the purview of the National Disaster Management Centre. Fiscal capacity and efficiency National government has primary revenue-raising powers. Provinces have limited revenue-raising capacity and the resources required to deliver provincial functions do not lend themselves to self-funding or cost recovery. Due to their limited revenue-raising potential, and their responsibility to implement government priorities, provinces receive a larger share of nationally raised revenue than local government. Municipalities finance most of their expenditure through property rates, user charges and fees. But their ability to raise revenue varies – rural municipalities raise significantly less revenue than large urban and metropolitan municipalities. Local government’s share of nationally raised revenue has increased from 3 per cent in 2000/01 to 9 per cent over the 2018 MTEF period. The local government equitable share formula incorporates a revenue adjustment factor that considers the fiscal capacity of the recipient municipality (full details of the formula are provided in part 5 of this annexure). The mechanisms for allocating funds to provinces and municipalities are continuously reviewed to improve their efficiency. As such, government’s approach to funding provincial infrastructure aims to promote better planning and implementation, and improve efficiency in the delivery of health and education infrastructure. To maximise the effect of allocations, many provincial and local government conditional grants use criteria that consider the recipient’s efficiency in using allocations in the past. Developmental needs Developmental needs are accounted for at two levels. First, in the determination of the division of revenue, which continues to grow the provincial and local government shares of nationally raised revenue, and second, in the formulas used to divide national transfers among municipalities and provinces. Developmental needs are built into the equitable share formulas for provincial and local government and in specific conditional grants, such as the municipal infrastructure grant, which allocates funds according to the number of households in a municipality without access to basic services. Various infrastructure grants and growing capital budgets aim to boost the economic and social development of provinces and municipalities. Economic disparities The equitable share and infrastructure grant formulas are redistributive towards poorer provinces and municipalities. Through the division of revenue, government continues to invest in economic infrastructure (such as roads) and social infrastructure (such as schools, hospitals and clinics) to stimulate economic development, create jobs, and address economic and social disparities. Obligations in terms of national legislation The Constitution gives provincial governments and municipalities the power to determine priorities and allocate budgets. National government is responsible for developing policy, fulfilling national mandates, setting national norms and standards for provincial and municipal functions, and monitoring the implementation of concurrent functions. It also ensures that baseline reductions do not affect important obligations that are already funded through existing provincial and local government allocations. 3

2018 BUDGET REVIEW The 2018 MTEF, through the division of revenue, continues to fund the delivery of provincial, municipal and concurrent functions through a combination of conditional and unconditional grants. Predictability and stability Provincial and local government equitable share allocations are based on estimates of nationally raised revenue. If this revenue falls short of estimates within a given year, the equitable shares of provinces and local government will not be adjusted downwards. Allocations are assured (voted, legislated and guaranteed) for the first year and are transferred according to a payment schedule. To contribute to longer-term predictability and stability, estimates for a further two years are published with the annual proposal for appropriations. Adjusted estimates as a result of changes to data underpinning the equitable share formulas and revisions to the formulas themselves are phased in to ensure minimal disruption. Flexibility in responding to emergencies Government has a contingency reserve for emergencies and unforeseeable events. In addition, two conditional grants for disasters allow for the swift allocation and transfer of funds to affected provinces and municipalities in the immediate aftermath of a declared disaster. Sections 16 and 25 of the Public Finance Management Act (1999) make specific provision for the allocation of funds to deal with emergency situations. Section 30(2) deals with adjustment allocations for unforeseeable and unavoidable expenditure. Section 29 of the Municipal Finance Management Act (2003) allows a municipal mayor to authorise unforeseeable and unavoidable expenditure in an emergency. Part 2: The 2018 division of revenue The central fiscal objectives over the MTEF period are to stabilise the growth of debt as a share of GDP and to strictly adhere to the planned expenditure ceiling (see Chapters 1, 3 and 5 of the 2018 Budget Review). However, the most important public spending programmes that help poor South Africans, contribute to growth and generate employment have been protected from major reductions. The 2018 division of revenue reprioritises existing funds to ensure these objectives are met despite a lower expenditure ceiling. Parts 4 and 5 of this annexure set out in more detail how the baseline reductions affect provincial and local government transfers. Excluding debt-service costs and the contingency reserve, allocated expenditure shared across government amounts to R1.32 trillion, R1.43 trillion and R1.53 trillion over each of the MTEF years. These allocations take into account government’s spending priorities, each sphere’s revenue-raising capacity and responsibilities, and input from various intergovernmental forums and the FFC. The provincial and local equitable share formulas are designed to ensure fair, stable and predictable revenue shares, and to address economic and fiscal disparities. Government’s policy priorities for the 2018 MTEF period Following the reductions to the baseline, existing budgets need to be reprioritised to meet government’s policy priorities outlined in the medium-term strategic framework. Priorities over the 2018 MTEF period that are funded through reprioritisations in the division of revenue include: Improving government’s responsiveness to housing disasters through the introduction of emergency housing grants. Intensifying the role of home-based carers in improving national health through earmarked supplementary funds from the comprehensive HIV, AIDS, TB and community outreach services grant. Protecting the school nutrition initiative by ensuring that allocations continue to feed more children. Providing free basic services to poor households. Promoting access to social housing by boosting subsidies. 4

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

The fiscal framework

Table W1.1 presents the medium-term macroeconomic forecasts for the 2018 Budget. It sets out the growth assumptions and fiscal policy targets on which the fiscal framework is based.

Table W1.1 Medium-term macroeconomic assumptions

	2017/18		2018/19		2019/20		2020/21
R billion/percentage of GDP	2017 Budget	2018 Budget	2017 Budget	2018 Budget	2017 Budget	2018 Budget	2018 Budget
Gross domestic product	4 741.2	4 699.4	5 129.2	5 025.4	5 545.5	5 390.1	5 808.3
Real GDP growth	*1.3%*	*1.3%*	*2.1%*	*1.5%*	*2.3%*	*1.9%*	*2.1%*
GDP inflation	*6.1%*	*5.3%*	*6.0%*	*5.4%*	*5.7%*	*5.3%*	*5.5%*
National budget framework							
Revenue	**1 242.4**	**1 194.6**	**1 351.0**	**1 321.1**	**1 471.5**	**1 427.8**	**1 542.7**
Percentage of GDP	*26.2%*	*25.4%*	*26.3%*	*26.3%*	*26.5%*	*26.5%*	*26.6%*
Expenditure	**1 409.2**	**1 411.9**	**1 522.2**	**1 512.2**	**1 652.2**	**1 632.6**	**1 757.5**
Percentage of GDP	*29.7%*	*30.0%*	*29.7%*	*30.1%*	*29.8%*	*30.3%*	*30.3%*
Main budget balance[1]	**-166.8**	**-217.3**	**-171.2**	**-191.1**	**-180.7**	**-204.8**	**-214.8**
Percentage of GDP	*-3.5%*	*-4.6%*	*-3.3%*	*-3.8%*	*-3.3%*	*-3.8%*	*-3.7%*

1. A positive number reflects a surplus and a negative number a deficit
Source: National Treasury

Table W1.2 sets out the division of revenue for the 2018 MTEF period after accounting for new policy priorities.

Table W1.2 Division of nationally raised revenue

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Revised estimate		Medium-term estimates	
Division of available funds							
National departments	**489 987**	**546 065**	**555 738**	**599 886**	**628 621**	**685 927**	**736 551**
of which:							
Indirect transfers to provinces	5 413	3 458	3 636	3 813	3 776	4 366	4 744
Indirect transfers to local government	8 052	10 370	8 112	7 803	6 896	7 265	7 664
Provinces	**439 544**	**471 424**	**500 384**	**538 160**	**570 997**	**611 758**	**657 455**
Equitable share	359 922	386 500	410 699	441 331	470 287	505 020	542 447
Conditional grants	79 623	84 924	89 685	96 829	100 711	106 739	115 008
Local government	**87 570**	**98 338**	**102 867**	**110 728**	**118 458**	**126 914**	**137 462**
Equitable share	41 592	49 367	50 709	55 312	62 732	68 973	75 683
Conditional grants	35 788	38 313	40 934	43 631	43 258	44 773	47 752
General fuel levy sharing with metros	10 190	10 659	11 224	11 785	12 469	13 167	14 027
Provisional allocation not assigned to votes	–	–	–	–	6 000	2 308	2 125
Non-interest allocations	**1 017 102**	**1 115 827**	**1 158 989**	**1 248 774**	**1 324 076**	**1 426 907**	**1 533 593**
Percentage increase	*7.5%*	*9.7%*	*3.9%*	*7.7%*	*6.0%*	*7.8%*	*7.5%*
Debt-service costs	114 798	128 796	146 497	163 155	180 124	197 664	213 859
Contingency reserves	–	–	–	–	8 000	8 000	10 000
Main budget expenditure	**1 131 900**	**1 244 623**	**1 305 486**	**1 411 930**	**1 512 200**	**1 632 571**	**1 757 452**
Percentage increase	*8.0%*	*10.0%*	*4.9%*	*8.2%*	*7.1%*	*8.0%*	*7.6%*
Percentage shares							
National departments	*48.2%*	*48.9%*	*48.0%*	*48.0%*	*47.7%*	*48.1%*	*48.1%*
Provinces	*43.2%*	*42.2%*	*43.2%*	*43.1%*	*43.3%*	*42.9%*	*42.9%*
Local government	*8.6%*	*8.8%*	*8.9%*	*8.9%*	*9.0%*	*8.9%*	*9.0%*

Source: National Treasury

5

2018 BUDGET REVIEW

Table W1.3 shows how changes to the baseline are spread across government. The new focus areas and baseline reductions are accommodated by shifting savings towards priorities.

Table W1.3 Changes over baseline

R million	2018/19	2019/20
National departments	-2 827	4 327
Of which: Higher education	*12 355*	*25 050*
Provinces	-7 617	-9 237
Local government	-3 012	-5 363
Allocated expenditure	**-13 456**	**-10 273**

Source: National Treasury

Table W1.4 sets out schedule 1 of the Division of Revenue Bill, which reflects the legal division of revenue between national, provincial and local government. In this division, the national share includes all conditional grants to provinces and local government in line with section 214(1) of the Constitution, and the allocations for each sphere reflect equitable shares only.

Table W1.4 Schedule 1 of the Division of Revenue Bill

	2018/19	2019/20	2020/21
R million	Allocation	Forward estimates	
National[1]	979 182	1 058 578	1 139 322
Provincial	470 287	505 020	542 447
Local	62 732	68 973	75 683
Total	**1 512 200**	**1 632 571**	**1 757 452**

1. National share includes conditional grants to provinces and local government, general fuel levy sharing with metropolitan municipalities, debt-service costs and the contingency reserve

Source: National Treasury

The 2018 *Budget Review* sets out in detail how constitutional considerations and government's priorities are taken into account in the 2018 division of revenue. It describes economic and fiscal policy considerations, revenue issues, debt and financing considerations, and expenditure plans. Chapter 6 focuses on provincial and local government financing.

Part 3: Response to the FFC's recommendations

Section 9 of the Intergovernmental Fiscal Relations Act requires the FFC to make recommendations regarding:

a) "An equitable division of revenue raised nationally, among the national, provincial and local spheres of government;

b) "the determination of each province's equitable share in the provincial share of that revenue; and

c) "any other allocations to provinces, local government or municipalities from the national government's share of that revenue, and any conditions on which those allocations should be made."

The act requires that the FFC table these recommendations at least 10 months before the start of each financial year. The FFC tabled its *Submission for the Division of Revenue 2018/19* to Parliament in May 2017. These recommendations focus on urban development issues, following the FFC's focus on rural development in 2017/18. The recommendations for 2018/19 cover the following areas: macroeconomic parameters underpinning urban development; city-level productivity, competitiveness and the well-being of residents; and local government issues, including urbanisation impacts and revenue diversification.

Section 214 of the Constitution requires that the FFC's recommendations be considered before tabling the division of revenue. Section 10 of the Intergovernmental Fiscal Relations Act requires that the Minister of

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Finance table a Division of Revenue Bill with the annual budget in the National Assembly. The bill must be accompanied by an explanatory memorandum setting out how government has taken into account the FFC’s recommendations when determining the division of revenue. This part of the explanatory memorandum complies with this requirement. The FFC’s recommendations can be divided into three categories: Recommendations that apply directly to the division of revenue Recommendations that indirectly apply to issues related to the division of revenue Recommendations that do not relate to the division of revenue. Government’s responses to the first and second categories are provided below. The relevant national departments are considering the recommendations that do not relate to the division of revenue, and they will respond directly to the FFC. Recommendations that apply directly and indirectly to the division of revenue Chapter 2: Assessment of Integrated Urban Development Framework and Cities Support Strengthening the Integrated Urban Development Framework and the Cities Support Programme The FFC recommends that, “The Department of Cooperative Governance and Traditional Affairs and the National Treasury consolidate the urban development related grants (for example incorporate the integrated city development grant into the urban settlements development grant) so as to achieve the Integrated Urban Development Framework objectives and address urban development holistically.” Government response Government recognises the need for the progressive consolidation of conditional grants to metropolitan municipalities. It remains committed to consolidating grants for urban municipalities as a long-term objective, while acknowledging that several sector-specific grants, such as the public transport network grant, will need to remain separate in the short term to fund specific programmes within cities. Government will review spending on urban informal settlement upgrades, with a view to changing the grant system to enable increased investment in on-site upgrades. This may have implications for the structure of the grants mentioned in the FFC’s recommendation, as the urban settlements development grant is the main source of grant funding for informal settlement upgrades in metros and the integrated city development grant is the main grant for improved governance and spatial transformation in metros. National departments, cities and the FFC will be invited to participate in the review. A new integrated urban development grant will be introduced for non-metropolitan cities in 2019/20. While this grant will initially be funded by reprioritising amounts previously allocated to qualifying cities through the municipal infrastructure grant, it could include the consolidation of other grants in time. Government has consistently emphasised the need to increase the proportion of own revenue in urban municipalities’ capital budgets. Reforms to conditional grants, including the proposed consolidation of grants, must be structured to promote this objective, as it is the best way of increasing total capital investment in urban infrastructure. The current structure of the integrated city development grant aims to incentivise municipalities to invest in a targeted and sequenced manner to achieve a more compact, inclusive, productive and sustainable urban environment. The incentive is based on the performance of the metropolitan municipality as a whole, including performance on all grants and own-revenue-funded projects. Steps to incorporate this grant into 7

2018 BUDGET REVIEW another grant will need to be structured carefully to ensure that the incentive created for holistic planning and development across municipalities is not distorted. Chapter 3: Cities Compaction – An Evaluation of Legislation and Policies Achieving compact metropolitan cities The FFC recommends that, “National Treasury introduces an incentive grant specifically targeted at city compaction, an urban form that has the potential to remedy apartheid geography and bring the masses closer to the opportunities of work and facilities. The spatial development grants currently accessed through the built environment performance plans treat compaction as only a small and negligible component of spatial transformation.” Government response The National Treasury agrees that there is a need for incentives to encourage targeted densification that restructures South Africa’s urban spaces. This has been identified as a key measure in the fiscal framework, and confirmed by the local government infrastructure grant review process. A small incentive grant has already been introduced in the form of the integrated city development grant. Government has adopted an incremental approach to introducing performance incentives for two reasons. First, there is a need to ensure there are objective, measurable indicators of performance in place that are well understood by all eligible municipalities and consistent with global and national monitoring frameworks. To accomplish this, the National Treasury and the Department of Cooperative Governance have led the reform of outcome indicators and reporting for urban local governments – a process that is nearing completion. Second, there is a need to ensure that measures are taken to address countervailing incentives to spatial restructuring, which could mute the impact of the fiscal incentives. These could include changes to policies and regulations to ensure they do not create implicit incentives that encourage investments in low-density developments on the edges of cities. Incentive effects are not drawn solely from the size of financing provided, but also from the extent to which they complement other initiatives in a coherent programme. The built environment performance plans provide each city with a mechanism to coordinate infrastructure investment funded through grants and own revenues that will lead to spatial transformation. Section 14(2) of the Division of Revenue Act requires that cities invest an increasing proportion of their grant allocations in the integration zones identified in their built environment performance plans. Several grants to metropolitan municipalities also have an explicit focus on spatial transformation and compact cities, including the public transport network grant, which promotes transit-oriented development along public transport corridors, and the neighbourhood development partnership grant, which funds the development of urban hubs in townships. Chapter 4: Transport and Mobility Consolidating Programmes Retaining locally earned fiscal revenue and ring-fencing local income sources for public transport The FFC recommends that, “The Department of Transport should review the public transport network grant and investigate options to shift sources of funding towards retaining locally earned fiscal revenue and ring-fence the local income sources for public transport use. Examples include possible retention of a larger portion of the fuel levy generated in the municipality. “Develop case studies or support pilot projects in selected municipalities to develop key potential sources of funding including funding related to parking, developer charges and ring-fencing a portion of the fuel levy.” 8

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Government response Government supports the increased use of municipal own revenues to fund public transport. Efficient and reliable public transport is vital to the long-term economic performance of cities. Progressively increasing the share of locally generated funds allocated to public transport is an investment in urban development. The structure of the public transport network grant has been extensively reviewed and reformed through the local government infrastructure grant review, in which the FFC participates. This has led to the change from a project-based allocation methodology to one based on a formula, and the announcement that from 2019/20 an incentive component will be added to the grant. Both of these changes are intended to encourage cities to increase investment in public transport networks from their own revenues. While cities and the Department of Transport can research potential municipal revenue sources that could support public transport, new municipal tax instruments can only be approved by the Minister of Finance in terms of the Municipal Fiscal Powers and Functions Act (2007). Cities should also be encouraged to maximise their use of existing own-revenue sources and prioritise more of these resources towards investment in public transport. The National Treasury has already announced its intention to amend the Municipal Fiscal Powers and Functions Act to better regulate municipal development charges. The sharing of the general fuel levy with metropolitan municipalities was introduced in 2008/09 as a replacement for the RSC levies previously collected by municipalities. As such, it was allocated to metropolitan municipalities as an unconditional transfer and it would therefore be inappropriate for national government to retrospectively ring-fence it for a particular purpose. Consolidation of public transport functions as defined in the National Land Transport Act The FFC recommends that, “The Department of Transport should approve and pilot the consolidation of public transport functions as defined in the National Land Transport Act within a well-capacitated city, with supporting funding (in line with a previous Commission study). In this regard, the Department of Transport should: “Identify the most appropriate options for arrangements outside of large urban municipalities where financial resources and capacity to take on the integrated function are more limited; and “Identify the legal and institutional structures needed to properly integrate planning and management across modes (including rail) into the broader management of municipal transport networks, which are also adequately funded by a conditional grant.” Government response Government acknowledges the need to consolidate the public transport functions as defined in the National Land Transport Act (2009). The Department of Transport is considering a pilot project in the uMhlathuze and/or Lephalale municipalities. However, this consolidation of functions could not be funded through the public transport network grant because it is for a specific purpose (integrated networks). The National Land Transport Act provides that all municipalities establishing integrated public transport networks should create intermodal planning committees and land transport advisory boards solely for integrated planning and public transport management. Municipalities can use these existing institutions rather than prescribing new arrangements or structures. Approaches to integrated public transport networks that support financial sustainability The FFC recommends that, “The Department of Transport should support the development of approaches to integrated public transport networks that support financial sustainability. These approaches should focus on leveraging the strengths of existing services, promoting incremental improvement of public transport based on affordability and impact, recognising the significant role that new technologies will play in providing demand-responsive services, and considering alternative models of industry transformation. 9

2018 BUDGET REVIEW This could take the form of piloting and sharing learning from revised approaches to integrated public transport networks in one or more urban municipalities and should be funded through the integrated public transport network grant or a similar funding instrument.” Government response Government agrees with this recommendation. Municipalities are encouraged to implement integrated public transport networks that are appropriate for their environments. Innovations are encouraged, but they need to be costed and have a sound business case. The public transport network grant already funds several different types of quality bus services that require substantially less infrastructure than bus rapid transit systems (in George, Mangaung, Mbombela and Msunduzi, for example). Several cities are exploring options to use existing minibus vehicles in their integrated public transport networks (these include Tshwane, Polokwane, Cape Town Phase 2, eThekwini, Ekurhuleni and Nelson Mandela Bay). The Public Transport Strategy and the framework for the public transport network grant allow for experimentation with the incremental integration of minibus-type services into public transport networks. The main reason there has not been more success in this area is not national policy or grant design but the lack of political will, technical capacity, as well as regulatory and enforcement capabilities and business development expertise at local level. However, cities are improving their capacity and it is likely that minibus taxis will become more integrated in future. Chapter 5: Aligning Urban Housing Supply with Unhoused Urban Population Alignment of infrastructure delivery plans to new human settlements development The FFC recommends that, “Provincial departments of human settlements and other key departments including the provincial departments of basic education and transport should align their infrastructure delivery plans particularly for new human settlements development. This can be done by: “Establishing functional inter-sectoral coordination committees where relevant departments will meet to discuss new infrastructure development projects relating to habitable human settlement. “Ensuring that the portion of education infrastructure grant and funding from the provincial equitable share are aligned to the portion of the human settlements development grant for new housing developments.” Government response Government recognises the importance of improving the coordination of infrastructure delivery. As a result, provincial treasuries have established infrastructure medium-term expenditure committee forums as part of their budget processes. These structures bring together national and provincial departments to facilitate inter-sectoral discussions on the planning and implementation of infrastructure projects. These new forums will need to be further developed and strengthened with support from the National Treasury and relevant national departments. Provinces need to ensure that their infrastructure investment plans are consistent with the spatial development plans set out in municipal integrated development plans. Chapter 6: Implications of Urbanisation Induced Learner Mobility on Education Planning and Funding Review of the provincial equitable share formula The FFC recommends that, “The National Treasury should incorporate weighted learner socio-economic profiles into the education component of the provincial equitable share formula as an additional indicator of education needs.” 10

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Government response The National Treasury is reviewing the provincial equitable share formula. This review is set to take place over a number of years and includes assessing the continued appropriateness of all aspects of the formula. The first phase of the review is to assess the data that informs all of the formula’s current components. The Department of Basic Education has introduced an improved way of collecting learner enrolment numbers and this will be incorporated into the equitable share formula. Subsequent phases of the review will consider other factors such as the alignment of the formula to national sector policy, which may include an assessment of the impact of weighted learner socio-economic profiles, as recommended by the FFC. Demographic patterns and forecasts in provincial education infrastructure planning The FFC recommends that, “Both the National Treasury and Department of Basic Education must ensure that the framework for the education infrastructure grant incorporates the need for provincial infrastructure plans to take into account spatial demographic patterns and forecasts, particularly when decisions to build, expand or maintain schools are made.” Government response Government agrees with this recommendation. Provincial departments of basic education are required to submit user asset management plans to the national Department of Basic Education that consider, among others, the need to provide school infrastructure in different parts of their province. These plans must comply with human settlements planning guidelines to ensure education facilities are accessible to new and existing communities. They must consider the geographic distribution of existing and new school infrastructure against the demographic distribution of beneficiaries (accounting for population dynamics and learner movements). Chapter 7: Industrial Diversity and Economic Performance in Urban Municipalities Improving industrial diversity and economic growth in urban municipalities The FFC recommends that, “Through the National Treasury, government establishes an economic diversification plan as part of its objective to support cities in promoting spatial transformation and economic growth. This fund can either be ring-fenced within existing grants linked to growth and spatial transformation of cities (such as the integrated cities development grant), or specified as a minimum spending requirement to ensure that recipient municipalities spend allocated funds towards programmes that broaden and deepen spatial transformation and economic growth through diversification of economic activities within their jurisdictions.” Government response Government acknowledges the importance of diversified local economies and the effect they can have on spatial development in cities. However, ring-fencing grant funding to cities is not the best way to achieve this. Promoting economic diversification is an industrial policy issue and not a mandate of local government. The fundamental role of municipalities in local economic development is to provide efficient and effective basic infrastructure services and urban management regulation (including land-use planning and management systems) that support economic activities. Chapter 8: The Effects of Municipal Spending on Urban Employment Redesign of the expanded public works programme integrated grant for municipalities The FFC recommends that, “The Departments of Public Works and Cooperative Governance and Traditional Affairs should carry out an assessment of the expanded public works programme (EPWP) 11

2018 BUDGET REVIEW integrated grant for municipalities to ascertain how the grant can be redesigned to encourage more secondary cities and large towns to apply for a bigger portion of this grant.” Government response The Department of Public Works is working with the South African Cities Network through a reference group, which discusses and monitors plans to expand the EPWP in cities. These reference group meetings are also a forum where best practices are shared so that cities learn from each other. The EPWP’s implementation in secondary cities and large towns is also being encouraged through the provision of technical support from the national and provincial departments of public works. The EPWP aims to create more jobs through the labour-intensive implementation of municipal functions. The EPWP integrated grant for municipalities is intended to act as a supplementary source of funding for labour-intensive projects. Cities should be creating jobs through all of their activities, not only those funded through this grant. In 2017/18, cities and large towns accounted for 19 per cent of allocations through the EPWP integrated grant for municipalities, which is a significant portion of the grant. A Government Technical Advisory Centre review of the EPWP integrated grant for municipalities in 2016/17 confirmed that urban municipalities are able to access a large proportion of this grant. Accessing the grant depends on municipalities reporting their EPWP job creation. To get bigger allocations, secondary cities and large towns need to report better performance. It should also be noted that any change to bias the allocation methodology in favour of cities would mean that less funding is available for rural municipalities. Because of the large unemployment burden in rural areas, government does not support this aspect of the recommendation. Chapter 10: ICT and City Governance Funding towards municipal standard chart of accounts compliance The FFC recommends that, “The National Treasury should ensure that allocations for assisting municipalities with municipal standard chart of accounts implementation through the financial management grant be ring-fenced and deliberately biased towards lesser resourced urban municipalities who struggle under the financial burden of attaining compliance with the municipal standard chart of accounts financial reform.” Government response Government acknowledges the financial challenges experienced by some municipalities in complying with the municipal standard chart of accounts regulations. The financial management grant, however, is relatively small, with municipalities allocated about R1.7 million each, on average. Allocations are biased towards municipalities with financial management challenges identified in the Financial Management Capability Maturity Model and/or disclaimer audit opinions. In addition to supporting the implementation of the municipal standard chart of accounts, the grant also supports a host of other financial reforms, including preparing funded budgets, improving asset management and ensuring audit outcomes are consistent with Outcome 9 (a responsive, accountable, effective and efficient developmental local government system). The amount spent on each activity must be specified and approved in the financial management grant support plan submitted by each municipality and approved by the National Treasury. As such, there is no need to ring-fence funds for a particular activity. All municipalities and municipal entities should have complied with the regulations for implementation of the municipal standard chart of accounts by 1 July 2017. It is the responsibility of those municipalities that are not yet compliant with the regulations to ensure that they appropriately budget for its implementation using the revenue at their disposal (including own resources and transfers). Municipalities needing technical assistance to help with their budgeting can ask the relevant provincial treasury for support. 12

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Chapter 11: Financing of Urban Municipalities and Own Revenue Diversification Improving access to credit markets for large cities The FFC recommends that, “The National Treasury improves access to credit markets for large cities by allowing them to use their infrastructure grant funding allocations to leverage private capital.” Government response Government agrees that there is a need to improve municipal access to credit markets and has been emphasising this point in the Budget Review for several years. The National Treasury is updating the policy framework for municipal borrowing. While municipalities will always borrow primarily against future revenue-generating assets, government acknowledges that infrastructure grants can provide additional certainty that enables improved access to borrowing. To facilitate this, the 2018 Division of Revenue Bill includes a redrafting of clause 8(4), which in previous years said a municipality needs the National Treasury’s approval to borrow funds using future grant allocations as part (or all) of the future revenue against which they borrow. This limited the potential revenue considered when a municipality tried to borrow capital, unless they formally pledged funds. The changes to this section of the bill mean that the National Treasury will no longer approve the pledging of anticipated future grant funds. Instead, any borrowing against expected future grant transfers must be done in terms of the processes and criteria set out in the Municipal Finance Management Act, which requires public consultation, comments from the relevant treasury and approval by the municipal council. This provides greater flexibility for municipalities to account for anticipated future grant revenues as part of their borrowing frameworks (and for longer than the three-year MTEF period). Improving the flow of public-private partnerships within municipalities The FFC recommends that, “The Public Private Partnership Unit at the National Treasury improves the flow of public-private partnerships within municipalities by using the financial management grant to build capacity within large cities in specialised skills in public-private partnership development, procurement, negotiation and monitoring.” Government response The Public Private Partnership Unit in the Government Technical Advisory Centre provides support and technical advice to municipalities, along with formal training courses on public-private partnerships for any municipality wishing to build the capacity of their officials. The Government Technical Advisory Centre also provides an extensive library of literature on public-private partnerships, including manuals, guidelines and case studies, all of which can be accessed at www.gtac.gov.za. As discussed above, the financial management grant is a small grant that already has a large number of competing priorities to fund. Its allocations favour municipalities with substantial financial management capacity needs. This grant is therefore not an appropriate source of funding for establishing new units in cities that have substantial revenue sources of their own. Land value capture fiscal instruments among large cities The FFC recommends that, “The National Treasury creates awareness of land value capture fiscal instruments among large cities and extends the scope of the financial management grant to cater for capacity building in the design and implementation of land value capture mechanisms.” Government response The National Treasury, through the Cities Support Programme, is already undertaking extensive activities to broaden municipal access to sources of capital finance, particularly in larger cities. This includes developing a specific toolkit on land-based financing instruments, holding a series of three technical workshops with metropolitan municipalities and providing specific technical assistance in pilot 13

2018 BUDGET REVIEW

municipalities. In addition, the National Treasury is reviewing the existing policy framework for municipal borrowing and providing technical support to cities to develop long-term financial strategies within their built environment performance plans. It has also announced its intention to table amendments to the Municipal Fiscal Powers and Functions Act during 2018 to better regulate development charges so that cities can make greater use of this revenue source.

The National Treasury does not support the recommendation that the purpose of the *financial management grant* be changed to fund specific capacity building for land-based financing instruments. As discussed above, it is a small grant with several competing priorities to fund. Its allocations are also biased in favour of assisting municipalities with substantial financial management capacity needs. Government believes that the use of land-value capture can be promoted through technical assistance (as is already being done), rather than funding capacity building through conditional grants.

Part 4: Provincial allocations

Sections 214 and 227 of the Constitution require that an equitable share of nationally raised revenue be allocated to provincial government to enable it to provide basic services and perform its allocated functions.

National transfers to provinces increase from R538.2 billion in 2017/18 to R571 billion in 2018/19. Over the MTEF period, provincial transfers will grow at an average annual rate of 6.9 per cent to R657.5 billion. Table W1.5 sets out the transfers to provinces for 2018/19; a total of R470.3 billion is allocated to the provincial equitable share and R100.7 billion to conditional grants, which includes an unallocated R123.6 million for the *provincial disaster relief grant*.

Table W1.5 Total transfers to provinces, 2018/19

R million	Equitable share	Conditional grants	Total transfers
Eastern Cape	65 500	11 263	**76 763**
Free State	26 178	7 561	**33 739**
Gauteng	93 384	21 511	**114 895**
KwaZulu-Natal	99 264	19 753	**119 017**
Limpopo	55 179	8 544	**63 723**
Mpumalanga	38 468	7 937	**46 404**
Northern Cape	12 475	4 387	**16 862**
North West	32 392	7 467	**39 859**
Western Cape	47 447	11 904	**59 351**
Unallocated	–	384	**384**
Total	**470 287**	**100 711**	**570 997**

Source: National Treasury

Changes to provincial allocations

The baseline reductions discussed in Chapter 5 of the *Budget Review* were shared across the three spheres of government in line with their ability to adjust to the cuts and raise their own revenue. A weaker than expected economic and fiscal environment has meant that the budget had to be reprioritised to fund new and changing government priorities. In 2018/19, compared with the figures published in the 2017 *Medium Term Budget Policy Statement,* provincial baselines have been reduced by R5.2 billion. Of this, 27.7 per cent (R1.4 billion) was applied to the equitable share, despite it accounting for more than 80 per cent of transfers to provinces. This ensures that the basic services funded by the provincial equitable share, such as health and education, are protected. The remaining R3.7 billion of the reduction comes from provincial direct conditional grants. Notwithstanding the need for fiscal consolidation announced in the 2017 *Medium Term Budget Policy Statement*, the baselines for several grants funding essential services such as the *national school nutrition programme grant*, the *early childhood development grant* and the *comprehensive HIV, AIDS, TB and community outreach services grant* are preserved. The provincial

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE equitable share grows at an average annual rate of 7.1 per cent over the MTEF period, while conditional grant allocations grow by 5.9 per cent per year. As far as possible, the provincial share of the baseline reductions has been weighted towards conditional grants with a history of underspending or infrastructure grants that can absorb deferred implementation. Two new grants are introduced into the provincial framework. The first is the provincial emergency housing grant, which should allow national government to respond to emergency housing situations quickly and flexibly. It has a total allocation of R831.8 million over the 2018 MTEF period. The second grant is the title deeds restoration grant, which aims to improve the property market by eradicating the long-standing backlog in title deeds registration associated with past beneficiaries of state-subsidised housing. The school infrastructure backlogs grant, which was due to merge with the education infrastructure grant in 2017/18, was extended for an additional year and will continue over the 2018 MTEF period. Although progress under this grant has been sluggish, an assessment of its projects, both current and in the pipeline, revealed that merging the two grants will derail progress made to date. However, given its underperformance and the need for fiscal consolidation, the grant’s baseline is reduced by R3.6 billion over the MTEF period. Accounting for all additions, reprioritisations and fiscal consolidation efforts, the net revisions to the provincial direct conditional grants since the 2017 Medium Term Budget Policy Statement amount to a reduction of R3.7 billion in 2018/19, R4.8 billion in 2019/20 and R5.1 billion in 2020/21. The provincial equitable share The equitable share is the main source of revenue through which provinces are able to meet their expenditure responsibilities. To ensure that allocations are fair, the equitable share is allocated through a formula using objective data to reflect the demand for services across all nine provinces. For each year of the 2018 MTEF, the following amounts are allocated to the provincial equitable share respectively: R470.3 billion, R505 billion and R542.4 billion. These revisions result in the provincial equitable share increasing by 22.9 per cent (R101 billion) between 2017/18 and 2020/21. The equitable share formula Apart from the annual review and updates to the provincial equitable share formula to ensure that it is informed by the most recently available information, a detailed review usually takes place every four or five years. This ensures that it remains impartial, fair and responsive to the needs of the provinces. The most recent, and ongoing, review started at the end of 2016. As part of the review, all components of the formula will be assessed. This year is the first in which changes based on the review will be included in the equitable share formula. The first phase of the review assessed the appropriateness of the datasets that inform the equitable share formula. The Department of Basic Education has improved the collection and tracking method it uses to monitor scholars making use of the public education system, moving from the Schools Reality Survey to a new tracking system for learners (Learner Unit Record Information Tracking System, or LURITS). As such, school enrolment numbers for the country will be taken from this new system to inform the education component of the equitable share formula. These changes will be phased in over the 2018 MTEF period. Further details of these changes are explained in the education component section below. Changes to any other component of the formula flowing from the review will be introduced in consultation with provincial treasuries and all other relevant stakeholders. For the 2018 MTEF, the formula has been updated with data from the 2017 mid-year population estimates published by Statistics South Africa and the 2017 preliminary data published by the Department of Basic Education on school enrolment from the LURITS database. Data from the 2016 General Household Survey for medical aid coverage and data from the health sector and the Risk Equalisation Fund for the risk-adjusted capitation index have also been updated. Allocation changes tend to mirror shifts in population 15

2018 BUDGET REVIEW

across provinces, which result in changes in the relative demand for public services across these areas. The effect of these updates on the provincial equitable share is phased in over three years (2018/19 to 2020/21).

Allocations calculated outside the equitable share formula

From 2018/19, all allocations provided to provinces as an equitable share but not allocated through the equitable share formula come to an end. The last allocation of this kind was in 2017/18, which amounted to R2 billion. This allocation previously funded adult basic education and training; a function that shifted from national to provincial government at the start of the 2015 MTEF period.

Full impact of data updates on the provincial equitable share

Table W1.6 shows the full impact of the data updates on the provincial equitable share per province. It compares the target shares for the 2017 and 2018 MTEF periods. The details of how the data updates affect each component of the formula are described in detail in the sub-sections below.

Table W1.6 Full impact of data updates on the equitable share

	2017 MTEF weighted average	2018 MTEF weighted average	Difference
Eastern Cape	14.0%	13.7%	-0.30%
Free State	5.6%	5.6%	-0.01%
Gauteng	19.8%	20.1%	0.31%
KwaZulu-Natal	21.1%	21.0%	-0.10%
Limpopo	11.7%	11.7%	-0.02%
Mpumalanga	8.1%	8.2%	0.07%
Northern Cape	2.7%	2.7%	0.00%
North West	6.9%	6.9%	0.00%
Western Cape	10.1%	10.1%	0.05%
Total	**100.0%**	**100.0%**	**0.00%**

Source: National Treasury

Phasing in the formula

Official data used annually to update the provincial equitable share formula invariably affects each province's share of the available funds. However, it is important that provinces have some stability in their revenue stream to allow for sound planning. As such, calculated new shares informed by recent data are phased in over the three-year MTEF period.

The equitable share formula data is updated every year and a new target share for each province is calculated, as shown in Table W1.7. The phase-in mechanism provides a smooth path to achieving these new weighted shares by the third year of the MTEF period. It takes the difference between the target weighted share for each province at the end of the MTEF period and the indicative allocation for 2018/19 published in the 2017 MTEF, and closes the gap between these shares by a third in each year of the 2018 MTEF period. As a result, one-third of the impact of the data updates is implemented in 2018/19, two-thirds in the indicative allocations for 2019/20, and the updates are fully implemented in the indicative allocations for 2020/21.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.7 Implementation of the equitable share weights

Percentage	2018/19 Indicative weighted shares from 2017 MTEF	2018/19	2019/20	2020/21
		2018 MTEF weighted shares 3-year phasing		
Eastern Cape	14.0%	13.9%	13.8%	13.7%
Free State	5.6%	5.6%	5.6%	5.6%
Gauteng	19.7%	19.9%	20.0%	20.1%
KwaZulu-Natal	21.2%	21.1%	21.1%	21.0%
Limpopo	11.7%	11.7%	11.7%	11.7%
Mpumalanga	8.2%	8.2%	8.2%	8.2%
Northern Cape	2.7%	2.7%	2.7%	2.7%
North West	6.9%	6.9%	6.9%	6.9%
Western Cape	10.1%	10.1%	10.1%	10.1%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Provincial equitable share allocations

The final equitable share allocations per province for the 2018 MTEF are detailed in Table W1.8. These allocations include the full impact of the data updates, phased in over three years.

Table W1.8 Provincial equitable share

R million	2018/19	2019/20	2020/21
Eastern Cape	65 500	69 807	74 411
Free State	26 178	28 071	30 108
Gauteng	93 384	100 923	109 092
KwaZulu-Natal	99 264	106 364	113 998
Limpopo	55 179	59 188	63 503
Mpumalanga	38 468	41 395	44 555
Northern Cape	12 475	13 404	14 405
North West	32 392	34 789	37 372
Western Cape	47 447	51 080	55 003
Total	**470 287**	**505 020**	**542 447**

Source: National Treasury

Summary of the formula's structure

The formula, shown in Table W1.9, consists of six components that capture the relative demand for services across provinces and take into account specific provincial circumstances. The formula's components are neither indicative budgets nor guidelines as to how much should be spent on functions. Rather, the education and health components are weighted broadly in line with historical expenditure patterns to indicate relative need. Provincial executive councils determine the departmental allocations for each function, taking into account the priorities that underpin the division of revenue.

For the 2018 Budget, the formula components are set out as follows:

- An *education component* (48 per cent), based on the size of the school-age population (ages 5 to 17) and the number of learners (Grades R to 12) enrolled in public ordinary schools.
- A *health component* (27 per cent), based on each province's risk profile and health system caseload.
- A *basic component* (16 per cent), derived from each province's share of the national population.
- An *institutional component* (5 per cent), divided equally between the provinces.

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2018 BUDGET REVIEW

- A *poverty component* (3 per cent), based on income data. This component reinforces the redistributive bias of the formula.
- An *economic output component* (1 per cent), based on regional gross domestic product (GDP-R, measured by Statistics South Africa).

In 2017, Statistics South Africa fully applied its provincial demographic data. This means that the 2017 mid-year population estimates now fully reflect changes in provincial populations, leading to a substantive revision to the estimates. As such, all components that use the mid-year population estimates mirror this change in population numbers. To accommodate these substantial changes, the affected components will receive additional cushioning, over and above the usual three-year phasing-in of all data updates. This will provide stability in the provincial allocations and allow provinces to adjust to the changes. The mid-year population estimates affect the *health, basic* and *poverty* components of the provincial equitable share formula.

Table W1.9 Distributing the equitable shares by province, 2018 MTEF

	Education	Health	Basic share	Poverty	Economic activity	Institu-tional	Weighted average
	48.0%	**27.0%**	**16.0%**	**3.0%**	**1.0%**	**5.0%**	**100.0%**
Eastern Cape	14.9%	13.1%	12.1%	15.6%	7.8%	11.1%	13.7%
Free State	5.3%	5.2%	5.1%	5.2%	5.1%	11.1%	5.6%
Gauteng	18.1%	22.4%	24.7%	17.7%	34.1%	11.1%	20.1%
KwaZulu-Natal	22.3%	21.5%	19.7%	22.2%	16.0%	11.1%	21.0%
Limpopo	13.1%	10.2%	10.3%	13.5%	7.2%	11.1%	11.7%
Mpumalanga	8.4%	7.4%	7.8%	9.2%	7.5%	11.1%	8.2%
Northern Cape	2.3%	2.1%	2.1%	2.2%	2.1%	11.1%	2.7%
North West	6.5%	6.7%	6.8%	8.1%	6.5%	11.1%	6.9%
Western Cape	9.1%	11.4%	11.4%	6.2%	13.6%	11.1%	10.1%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**

Source: National Treasury

Education component (48 per cent)

There is a change to this component of the formula. The methodology, and subsequently the dataset that informs the enrolment numbers, is changed from 2017 onwards. Previously, learner enrolment numbers were based on annual surveys of schools. To ensure the formula remains equitable and fair, and reflects the most recent and officially endorsed data, it will use figures from the Department of Basic Education's new data collection system, LURITS. The new system allows data to be verified and learners' progress to be tracked throughout their school careers. It also allows for duplicates and repetitions to be detected, improving the integrity of the numbers that are reported.

The changes will be phased in over three years to ensure provinces' allocations are stable and fair. The education component continues to have two sub-components, the school-age population (5 to 17 years), based on the 2011 Census, and enrolment data drawn from the Department of Basic Education's 2017 LURITS database. Each of these elements is assigned a weight of 50 per cent.

Table W1.10 shows the effect of updating the education component with new enrolment data on the education component shares.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.10 Impact of changes in school enrolment on the education component share

	Age cohort 5 – 17	School enrolment		Changes in enrolment	Weighted average		Difference in weighted average
		2016	2017		2017 MTEF	2018 MTEF	
Eastern Cape	1 856 317	1 957 187	1 902 213	-54 974	15.1%	14.9%	-0.21%
Free State	657 489	687 072	691 295	4 223	5.3%	5.3%	0.02%
Gauteng	2 231 793	2 310 810	2 342 025	31 215	18.0%	18.1%	0.13%
KwaZulu-Natal	2 758 594	2 873 339	2 868 598	-4 741	22.3%	22.3%	-0.01%
Limpopo	1 536 294	1 764 551	1 768 125	3 574	13.0%	13.1%	0.03%
Mpumalanga	1 053 846	1 072 151	1 080 084	7 933	8.4%	8.4%	0.03%
Northern Cape	288 839	291 650	291 760	110	2.3%	2.3%	0.00%
North West	824 724	828 674	827 628	-1 046	6.5%	6.5%	-0.00%
Western Cape	1 174 625	1 113 563	1 117 468	3 905	9.1%	9.1%	0.02%
Total	**12 382 521**	**12 898 997**	**12 889 196**	**-9 801**	**100.0%**	**100.0%**	–

Source: National Treasury

Health component (27 per cent)

The health component uses a risk-adjusted capitation index and output data from public hospitals to estimate each province's share of the health component. These methods work together to balance needs (risk-adjusted capitation) and demands (output component).

The health component is presented in three parts below. Table W1.11 shows the shares of the risk-adjusted component, which accounts for 75 per cent of the health component.

Table W1.11 Risk-adjusted sub-component shares

Thousand	Mid-year population estimates 2017 [1]	Insured population 2016	Risk-adjusted index	Weighted population	Risk-adjusted shares 2017	2018	Change
Eastern Cape	6 780	9.6%	96.9%	5 936	13.2%	12.8%	-0.45%
Free State	2 864	16.7%	103.3%	2 463	5.4%	5.3%	-0.06%
Gauteng	13 888	27.6%	105.4%	10 600	22.3%	22.8%	0.53%
KwaZulu-Natal	11 077	11.9%	98.9%	9 652	20.9%	20.8%	-0.13%
Limpopo	5 791	9.0%	91.6%	4 829	10.5%	10.4%	-0.15%
Mpumalanga	4 386	14.3%	95.7%	3 597	7.6%	7.7%	0.16%
Northern Cape	1 203	15.4%	100.7%	1 024	2.1%	2.2%	0.06%
North West	3 823	15.4%	102.2%	3 307	7.1%	7.1%	-0.02%
Western Cape	6 402	24.7%	104.0%	5 015	10.8%	10.8%	0.05%
Total	**56 215**			**46 425**	**100.0%**	**100.0%**	–

1. 2017 mid-year population estimate is weighted 50-50 in 2016 and 2017 to cushion the large change between the two years

Source: National Treasury

The risk-adjusted sub-component estimates a weighted population in each province using the risk-adjusted capitation index, which is calculated using data from the Council for Medical Schemes' Risk Equalisation Fund. The percentage of the population with medical insurance, based on the 2016 General Household Survey, is deducted from the 2017 mid-year population estimates to estimate the uninsured population per province. The risk-adjusted index, which is an index of each province's health risk profile, is applied to the uninsured population to estimate the weighted population. Each province's share of this weighted population is used to estimate their share of the risk-adjusted sub-component.

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2018 BUDGET REVIEW

The output sub-component is shown in Table W1.12 below.

Table W1.12 Output sub-component shares[1]

Thousand	Primary healthcare visits				Hospital workload patient-day equivalents			
	2015/16	2016/17	Average	Share	2015/16	2016/17	Average	Share
Eastern Cape	18 208	18 116	18 162	14.5%	5 717	5 531	5 624	14.1%
Free State	6 537	6 170	6 354	5.1%	2 022	1 925	1 973	4.9%
Gauteng	22 099	22 037	22 068	17.7%	8 523	8 931	8 727	21.9%
KwaZulu-Natal	30 872	29 211	30 041	24.0%	9 481	9 117	9 299	23.3%
Limpopo	14 357	15 269	14 813	11.9%	3 580	3 644	3 612	9.1%
Mpumalanga	9 309	9 449	9 379	7.5%	2 463	2 491	2 477	6.2%
Northern Cape	2 992	515	1 753	1.4%	755	761	758	1.9%
North West	8 185	8 010	8 097	6.5%	1 925	2 037	1 981	5.0%
Western Cape	14 151	14 413	14 282	11.4%	5 478	5 431	5 455	13.7%
Total	**126 709**	**123 190**	**124 950**	**100.0%**	**39 944**	**39 868**	**39 906**	**100.0%**

1. Some provincial numbers for patient-days and healthcare visits for 2015/16 have been restated, resulting in small variances from numbers published in 2017

Source: National Treasury

The output sub-component uses patient load data from the District Health Information Services. The average number of visits at primary healthcare clinics in 2015/16 and 2016/17 is calculated to estimate each province's share of this part of the output component, which makes up 5 per cent of the health component. For hospitals, each province's share of the total patient-day equivalents from public hospitals in 2015/16 and 2016/17 is used to estimate their share of this part of the output sub-component, making up 20 per cent of the health component. In total, the output component is 25 per cent of the health component.

Table W1.13 shows the updated health component shares for the 2018 MTEF period.

Table W1.13 Health component weighted shares

	Risk-adjusted	Primary healthcare	Hospital component	Weighted shares		Change
Weight	75.0%	5.0%	20.0%	2017	2018	
Eastern Cape	12.8%	14.5%	14.1%	13.5%	13.1%	-0.35%
Free State	5.3%	5.1%	4.9%	5.3%	5.2%	-0.08%
Gauteng	22.8%	17.7%	21.9%	21.8%	22.4%	0.53%
KwaZulu-Natal	20.8%	24.0%	23.3%	21.7%	21.5%	-0.26%
Limpopo	10.4%	11.9%	9.1%	10.3%	10.2%	-0.07%
Mpumalanga	7.7%	7.5%	6.2%	7.3%	7.4%	0.15%
Northern Cape	2.2%	1.4%	1.9%	2.1%	2.1%	0.01%
North West	7.1%	6.5%	5.0%	6.7%	6.7%	-0.01%
Western Cape	10.8%	11.4%	13.7%	11.3%	11.4%	0.08%
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**100.0%**	–

Source: National Treasury

Basic component (16 per cent)

The basic component is derived from the proportion of each province's share of the national population. This component constitutes 16 per cent of the total equitable share. For the 2018 MTEF, population data is drawn from the 2017 mid-year population estimates produced by Statistics South Africa. Table W1.14 shows how population changes have affected the basic component's revised weighted shares.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.14 Impact of the changes in population on the basic component shares

Thousand	Mid-year population estimates 2016	Mid-year population estimates 2017 [1]	Population change	% population change	Basic component shares 2017 MTEF	Basic component shares 2018 MTEF	Change
Eastern Cape	7 062	6 780	-282	-4.0%	12.6%	12.1%	-0.57%
Free State	2 862	2 864	3	0.1%	5.1%	5.1%	-0.02%
Gauteng	13 498	13 888	390	2.9%	24.1%	24.7%	0.56%
KwaZulu-Natal	11 080	11 077	-2	-0.0%	19.8%	19.7%	-0.11%
Limpopo	5 804	5 791	-13	-0.2%	10.4%	10.3%	-0.08%
Mpumalanga	4 328	4 386	58	1.3%	7.7%	7.8%	0.06%
Northern Cape	1 192	1 203	11	0.9%	2.1%	2.1%	0.01%
North West	3 791	3 823	33	0.9%	6.8%	6.8%	0.02%
Western Cape	6 293	6 402	109	1.7%	11.3%	11.4%	0.13%
Total	**55 909**	**56 215**	**307**		**100.0%**	**100.0%**	**–**

1. 2017 mid-year population estimate is weighted 50-50 in 2016 and 2017 to cushion the large change between the two years

Source: National Treasury

Institutional component (5 per cent)

The institutional component recognises that some costs associated with running a provincial government and providing services are not directly related to the size of a province's population or factors included in other components. It is therefore distributed equally between provinces, constituting 5 per cent of the total equitable share, of which each province receives 11.1 per cent. This component benefits provinces with smaller populations, especially the Northern Cape, the Free State and the North West, because the allocation per person for these provinces is much higher in this component.

Poverty component (3 per cent)

The poverty component introduces a redistributive element to the formula and is assigned a weight of 3 per cent. The poor population includes people who fall in the lowest 40 per cent of household incomes in the 2010/11 Income and Expenditure Survey. The estimated size of the poor population in each province is calculated by multiplying the proportion of people in that province that fall into the poorest 40 per cent of South African households by the province's population figure from the 2017 mid-year population estimates. Table W1.15 shows the proportion of the poor in each province from the Income and Expenditure Survey, the 2017 mid-year population estimates and the weighted share of the poverty component per province.

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2018 BUDGET REVIEW

Table W1.15 Comparison of current and new poverty component weighted shares

Thousand	Income and Expenditure Survey 2010/11	Current (2017 MTEF) Mid-year population estimates 2016	Current (2017 MTEF) Poor population	Current (2017 MTEF) Weighted shares	New (2018 MTEF) Mid-year population estimates 2017[1]	New (2018 MTEF) Poor population	New (2018 MTEF) Weighted shares	Difference in weighted shares
Eastern Cape	52.0%	7 062	3 674	16.3%	6 780	3 528	15.6%	-0.7%
Free State	41.4%	2 862	1 185	5.2%	2 864	1 186	5.2%	-0.0%
Gauteng	28.9%	13 498	3 897	17.3%	13 888	4 010	17.7%	0.5%
KwaZulu-Natal	45.3%	11 080	5 020	22.2%	11 077	5 019	22.2%	-0.0%
Limpopo	52.9%	5 804	3 068	13.6%	5 791	3 061	13.5%	-0.0%
Mpumalanga	47.3%	4 328	2 045	9.1%	4 386	2 073	9.2%	0.1%
Northern Cape	40.8%	1 192	486	2.2%	1 203	491	2.2%	0.0%
North West	47.9%	3 791	1 815	8.0%	3 823	1 831	8.1%	0.1%
Western Cape	21.9%	6 293	1 376	6.1%	6 402	1 400	6.2%	0.1%
Total		**55 909**	**22 566**	**100%**	**56 215**	**22 597**	**100.0%**	**–**

1. 2017 mid-year population estimate is weighted 50-50 in 2016 and 2017 to cushion the large change between the two years
Source: National Treasury

Economic activity component (1 per cent)

The economic activity component is a proxy for provincial tax capacity and expenditure assignments. Given that these assignments are a relatively small proportion of provincial budgets, the component is assigned a weight of 1 per cent. For the 2018 MTEF, 2016 GDP-R data is used. Table W1.16 shows the weighted shares of the economic activity component.

Table W1.16 Current and new economic activity component weighted shares

	Current (2017 MTEF) GDP-R, 2015 (R million)	Current (2017 MTEF) Weighted shares	New (2018 MTEF) GDP-R, 2016 (R million)	New (2018 MTEF) Weighted shares	Difference in weighted shares
Eastern Cape	290 581	7.6%	315 603	7.8%	0.17%
Free State	189 183	5.0%	205 350	5.1%	0.11%
Gauteng	1 309 552	34.3%	1 382 096	34.1%	-0.22%
KwaZulu-Natal	615 607	16.1%	649 124	16.0%	-0.12%
Limpopo	271 725	7.1%	289 940	7.2%	0.03%
Mpumalanga	286 295	7.5%	305 016	7.5%	0.02%
Northern Cape	80 149	2.1%	85 282	2.1%	0.00%
North West	249 724	6.5%	264 616	6.5%	-0.02%
Western Cape	519 790	13.6%	552 732	13.6%	0.02%
Total	**3 812 607**	**100.0%**	**4 049 760**	**100.0%**	**–**

Source: National Treasury

Conditional grants to provinces

There are four types of provincial conditional grants:

- Schedule 4, part A grants supplement various programmes partly funded by provinces.
- Schedule 5, part A grants fund specific responsibilities and programmes implemented by provinces.
- Schedule 6, part A grants provide in-kind allocations through which a national department implements projects in provinces.
- Schedule 7, part A grants provide for the swift allocation and transfer of funds to a province to help it deal with a disaster or housing emergency.

22

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Changes to conditional grants The overall growth in direct conditional transfers to provinces averages 5.9 per cent over the medium term. Direct conditional grant baselines total R100.7 billion in 2018/19, R106.7 billion in 2019/20 and R115 billion in 2020/21. Indirect conditional grants amount to R3.8 billion, R4.4 billion and R4.7 billion respectively for each year of the same period. Table W1.17 provides a summary of conditional grants by sector for the 2018 MTEF period. More detailed information, including the framework and allocation criteria for each grant, is provided in the 2018 Division of Revenue Bill. The frameworks provide the conditions for each grant, the outputs expected, the allocation criteria used for dividing each grant between provinces, and a summary of the grants’ audited outcomes for 2016/17. 23

2018 BUDGET REVIEW

Table W1.17 Conditional grants to provinces

R million	2017/18 Adjusted budget	2018/19	2019/20	2020/21	MTEF total
Agriculture, Forestry and Fisheries	**2 242**	**2 381**	**2 542**	**2 704**	**7 627**
Comprehensive agricultural support programme	1 646	1 751	1 876	2 002	5 629
Ilima/Letsema projects	522	552	583	615	1 751
Land care programme: poverty relief and infrastructure development	74	78	82	87	247
Arts and Culture	**1 420**	**1 424**	**1 501**	**1 584**	**4 509**
Community library services	1 420	1 424	1 501	1 584	4 509
Basic Education	**17 154**	**17 519**	**18 369**	**20 089**	**55 977**
Education infrastructure	10 046	9 918	10 314	11 467	31 699
HIV and Aids (life skills education)	245	243	257	271	771
Learners with profound intellectual disabilities	72	185	221	243	649
Maths, science and technology	365	370	391	413	1 175
National school nutrition programme	6 426	6 802	7 186	7 696	21 684
Cooperative Governance and Traditional Affairs	**123**	**124**	**131**	**138**	**393**
Provincial disaster relief	123	124	131	138	393
Health	**37 570**	**41 123**	**44 423**	**48 212**	**133 758**
Comprehensive HIV, AIDS, TB	17 578	19 922	22 039	24 438	66 399
Health facility revitalisation	5 684	5 816	6 047	6 380	18 242
Health professions training and development	2 632	2 784	2 940	3 102	8 827
Human papillomavirus vaccine	–	200	211	223	634
National tertiary services	11 676	12 401	13 186	14 069	39 655
Human Settlements	**19 969**	**18 945**	**19 657**	**20 975**	**59 577**
Human settlements development	19 969	18 167	18 833	20 102	57 101
Human settlements development: title deeds restoration	–	519	548	578	1 644
Human settlements development: provincial emergency housing	–	260	277	295	832
Public Works	**781**	**824**	**882**	**931**	**2 637**
Expanded public works programme integrated grant for provinces	396	416	452	476	1 344
Social sector expanded public works programme incentive for provinces	386	408	431	454	1 293
Social Development	**556**	**758**	**806**	**859**	**2 423**
Substance abuse treatment	57	71	75	79	225
Early childhood development	318	491	518	553	1 562
Social worker employment	182	197	213	227	636
Sport and Recreation South Africa	**586**	**587**	**620**	**654**	**1 861**
Mass participation and sport development	586	587	620	654	1 861
Transport	**16 477**	**17 026**	**17 807**	**18 862**	**53 696**
Provincial roads maintenance	10 754	11 036	11 482	12 113	34 630
Public transport operations	5 723	5 990	6 326	6 750	19 066
Total direct conditional allocations[1]	**96 879**	**100 711**	**106 739**	**115 008**	**322 458**
Indirect transfers	**3 813**	**3 776**	**4 366**	**4 744**	**12 886**
Basic Education	**2 180**	**1 472**	**1 327**	**969**	**3 768**
School infrastructure backlogs	2 180	1 472	1 327	969	3 768
Health	**1 633**	**2 304**	**3 039**	**3 775**	**9 118**
National health insurance indirect	1 633	2 304	3 039	3 775	9 118

1. Excludes provisional allocations
Source: National Treasury

24

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Agriculture grants The comprehensive agricultural support programme aims to support newly established and emerging farmers, particularly subsistence, smallholder and previouslydisadvantaged farmers. The commercialisation of black farmers with potential is central to transformation in the agriculture sector. To this end, access to capital, a widely accepted barrier to the commercialisation of farmers, requires a co-funding financing model to identify and help potential commercial farmers, leveraging both public and private funds. A portion of the comprehensive agricultural support programme is reserved for this financing model. At present, just under R600 million is earmarked over the 2018 MTEF period to fund the sector’s efforts to leverage capital for the commercialisation of black farmers. The land care programme grant: poverty relief and infrastructure development aims to improve productivity and the sustainable use of natural resources. Provinces are also encouraged to use this grant to create jobs through the EPWP. Over the medium term, R246.9 million is allocated to this grant. The Ilima/Letsema projects grant aims to boost food production by helping previously disadvantaged farming communities. The grant’s baseline is protected, with R552.4 million allocated for 2018/19, and a total of R1.8 billion over the MTEF period. Arts and culture grant The community library services grant, administered by the Department of Arts and Culture, aims to help South Africans access information to improve their socio-economic situation. The grant is allocated to the relevant provincial department and administered by that department or through a service-level agreement with municipalities. In collaboration with provincial departments of basic education, the grant also funds libraries that serve both schools and the general public. Funds from this grant may also be used to shift the libraries function between provinces and municipalities. The baseline reduction on this grant in 2018/19 is R74.9 million. The grant is allocated R4.5 billion over the next three years. Basic education grants Provinces use the education infrastructure grant to construct, maintain and refurbish education infrastructure and schools. The indirect school infrastructure backlogs grant was introduced in 2011 as a temporary, high-impact grant for provinces. The national Department of Basic Education uses this grant to replace unsafe and inappropriate school structures and to provide water, sanitation and electricity on behalf of provinces. Although scheduled to end in 2017/18 by merging with the education infrastructure grant, the school infrastructure backlogs grant continues over the 2018 MTEF period to complete projects under way or in the pipeline. However, as part of fiscal consolidation efforts, the grant’s baseline is reduced by R3.6 billion over the medium term. Moreover, as provinces work to consolidate schools, the need on the grant eases somewhat. It is allocated R3.8 billion over the MTEF period. The education infrastructure grant’s baseline is reduced by R3.6 billion over the medium term and the total allocation for this period is R31.7 billion; R9.9 billion in 2018/19, R10.3 billion in 2019/20 and R11.5 billion in 2020/21. Infrastructure grant reforms to improve planning were introduced in 2013 after a decade of provincial capacity building through the Infrastructure Delivery Improvement Programme. Under the requirements introduced in the 2013 Division of Revenue Act, provincial education departments had to go through a two-year planning process to be eligible to receive incentive allocations from 2016/17 onwards. To receive the 2018/19 incentive, the departments had to meet certain prerequisites in 2016/17 and have their infrastructure plans approved in 2017/18. The national Department of Basic Education and the National Treasury assessed the provinces’ infrastructure plans. The national departments, provincial treasuries and provincial departments of basic education undertook a moderation process to agree on the final scores. Provinces needed to obtain a minimum score of 60 per cent to qualify for the incentive. Table W1.18 shows the final score and incentive allocation for each province. 25

2018 BUDGET REVIEW

Table W1.18 Education infrastructure grant allocations

R thousand	Planning assessment results from 2017	2018/19			Final allocation for 2018/19
		Basic component	Incentive component	Disaster recovery funds	
Eastern Cape	78%	1 346 255	133 573	–	1 479 828
Free State	64%	621 764	133 573	–	755 337
Gauteng	75%	1 239 500	133 573	–	1 373 073
KwaZulu-Natal	80%	1 732 862	133 573	–	1 866 435
Limpopo	46%	1 011 680	–	–	1 011 680
Mpumalanga	61%	704 978	133 573	–	838 551
Northern Cape	79%	435 193	133 573	–	568 766
North West	60%	869 415	133 573	–	1 002 988
Western Cape	88%	887 503	133 573	–	1 021 076
Total		**8 849 150**	**1 068 584**	–	**9 917 734**

Source: National Treasury

The *national school nutrition programme grant* seeks to improve the nutrition of poor school children, enhance their capacity to learn and increase their attendance at school. The programme provides a free daily meal to learners in the poorest 60 per cent of schools (quintile 1 to 3). To provide meals to more children, while still providing quality food, growth in the grant's allocations over the MTEF period averages 6.2 per cent, with a total allocation of R21.7 billion.

The *maths, science and technology grant* resulted from the merging of the *Dinaledi schools grant* and the *technical secondary schools recapitalisation grant*. This grant, in its third year, appears to be gaining some traction, but is still underspending. As a result, R50.5 million is cut from the grant's baseline over the 2018 MTEF period, allowing these funds to be used in other priority areas. The grant's total allocation is R1.2 billion over the medium term.

The *HIV and Aids (life skills education) programme grant* provides for life skills training and sexuality and HIV/AIDS education in primary and secondary schools. It is fully integrated into the school system, with learner and teacher support materials provided for Grades 1 to 9. The grant's baseline is reduced by R51.9 million over the MTEF period, with allocations of R243.2 million in 2018/19, R257 million in 2019/20 and R270.6 million in 2020/21.

The *learners with profound intellectual disabilities grant*, which was introduced last year, aims to expand access to education for learners with profound intellectual disabilities. After starting with an allocation of R72 million in 2017/18, the grant expands its rollout in 2018/19 with an allocation of R185.5 million, R220.8 million in 2019/20 and R242.9 million in 2020/21.

Cooperative governance grant

The *provincial disaster relief grant* is administered by the National Disaster Management Centre in the Department of Cooperative Governance. It is unallocated at the start of the financial year. The grant allows the National Disaster Management Centre to immediately (in-year) release funds after a disaster is declared, without the need for the transfers to be gazetted first. The reconstruction of infrastructure damaged by disasters is funded separately through ring-fenced allocations in sector grants. Mitigation strategies against the ongoing drought have, in part, been funded by this grant.

To ensure that sufficient funds are available in the event of a disaster, section 26 of the 2018 Division of Revenue Bill allows for funds allocated to the *municipal disaster relief grant* to be transferred to provinces if funds in the *provincial disaster relief grant* have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters so that an initial payment for emergency aid can be made before a full assessment of damages and costs has been completed. Over the 2018 MTEF period, a total of R393 million has been allocated to the *provincial disaster relief grant*.

26

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Health grants

The *national tertiary services grant* provides strategic funding to enable provinces to plan, modernise and transform tertiary hospital service delivery in line with national policy objectives. The grant operates in 33 hospitals across the nine provinces. The urban areas of Gauteng and the Western Cape receive the largest shares of the grant because they provide the largest proportion of high-level, sophisticated services for the benefit of the country's health sector. In light of previous baselines reductions, coupled with the pressures that tertiary services face, this grant's baseline is preserved over the 2018 MTEF period. The grant is allocated R39.7 billion over the medium term. The national Department of Health has committed to reviewing the allocation criteria under this grant in 2018 to ensure continued fairness in allocations to provinces.

The *health facility revitalisation grant* funds the construction and maintenance of health infrastructure. It was created in 2013/14 through the merger of three previous grants. The grant funds a wide range of health infrastructure projects, including large projects to modernise hospital infrastructure and equipment, general maintenance and infrastructure projects at smaller hospitals, and the refurbishment and upgrading of nursing colleges and schools. This grant's baseline is reduced by R100 million in 2018/19 and by R411 million over the remainder of the 2018 MTEF period. In spite of the reduction, R18.2 billion is allocated to this grant over the medium term, with ring-fenced funds for disasters.

Similar to the reforms to the *education infrastructure grant* discussed previously, a two-year planning process is also required for provinces to access this grant. The national Department of Health and the National Treasury conducted an assessment of the provinces' infrastructure plans, followed by a moderation process between the national departments, provincial treasuries and provincial departments of health to agree on the final scores. Provinces had to obtain a minimum score of 60 per cent to qualify for the incentive. Funds for the incentive component in the outer years are shown as unallocated. Table W1.19 sets out the final score and the incentive allocation per province.

Table W1.19 Health facility revitalisation grant allocations

R thousand	Planning assessment results from 2017	2018/19			Final allocation for 2018/19
		Basic component	Incentive component	Disaster recovery funds	
Eastern Cape	73%	556 932	95 139	-	652 071
Free State	60%	481 223	95 139	-	576 362
Gauteng	65%	779 703	95 139	-	874 842
KwaZulu-Natal	69%	1 107 341	95 139	-	1 202 480
Limpopo	61%	441 759	95 139	-	536 898
Mpumalanga	56%	333 935	-	-	333 935
Northern Cape	53%	374 391	-	-	374 391
North West	61%	490 747	95 139	-	585 886
Western Cape	88%	583 690	95 139	-	678 829
Total		**5 149 721**	**665 973**	**–**	**5 815 694**

Source: National Treasury

The *health professions training and development grant* funds the training of health professionals, and the development and recruitment of medical specialists. It enables the shifting of teaching activities from central to regional and district hospitals. The baseline for this grant is protected over the MTEF period, with an allocation of R8.8 billion over the medium term.

The *comprehensive HIV, AIDS, TB and community outreach services grant* supports HIV/AIDS prevention programmes and specific interventions, including voluntary counselling and testing, prevention of mother-to-child transmission, post-exposure prophylaxis, antiretroviral treatment and home-based care. In the 2016 MTEF, the grant's scope was extended to include Tuberculosis. In the 2018 MTEF, a sub-component for community outreach services is introduced, so that funds used to support community health workers can be explicitly earmarked. This will help ensure that this cadre of workers is better integrated into national health services. Moreover, to make provision for the continued expansion of antiretroviral

27

2018 BUDGET REVIEW treatment in response to the universal test-and-treat policy, R1 billion has been added to the grant in 2020/21. The grant’s total baseline amounts to R66.4 billion over the medium term. Last year it was announced that the national Department of Health would fund all preparatory work for universal health coverage under the national health insurance indirect grant. This grant previously had five targeted components, but this has been replaced by three components in the 2018 MTEF. The grant will still cover the preparatory work, but having three components rather than five will ensure a more integrated approach to national health insurance. The grant includes an existing component (health facilities revitalisation) and two new integrated components (personal services and non-personal services). Personal services will aim to test a priority set of health services and contracting modalities that would be best suited to South Africa’s sector. Non-personal services will test, and scale up when ready, the technology platforms and information systems needed to ensure a successful transition to national health insurance. In 2018/19, the human papillomavirus vaccine component of the national health insurance indirect grant will become a standalone direct grant to provinces (now called the human papillomavirus vaccine grant). Over the course of 2017, the national Department of Health worked to ensure that provincial departments were ready to take over the provision of this service and preserve the high coverage ratios that were achieved under this component. Human settlements grant The human settlements development grant seeks to establish habitable, stable and sustainable human settlements in which all citizens have access to social and economic amenities. Following the 2017 Medium Term Budget Policy Statement, this grant was identified for reprioritisation as part of government’s fiscal consolidation efforts. A total of R7.2 billion is reprioritised from the grant’s baseline, while R842 million is earmarked within the grant to improve social housing by boosting government’s subsidy programme. This grant is allocated using a formula with three components: The first component shares 70 per cent of the total allocation between provinces in proportion to their share of the total number of households living in inadequate housing. Data from the 2011 Census is used for the number of households in each province living in informal settlements, shacks in backyards and traditional dwellings. Not all traditional dwellings are inadequate, which is why information on the proportion of traditional dwellings per province with damaged roofs and walls from the 2010 General Household Survey is used to adjust these totals so that only traditional dwellings that provide inadequate shelter are counted in the formula. The second component determines 20 per cent of the total allocation based on the share of poor households in each province. The number of households with an income of less than R1 500 per month is used to determine 80 per cent of the component and the share of households with an income of between R1 500 and R3 500 per month is used to determine the remaining 20 per cent. Data used in this component comes from the 2011 Census. The third component, which determines 10 per cent of the total allocation, is shared in proportion to the number of people in each province, as measured in the 2011 Census. In addition to the allocations determined through the formula, a total of R3 billion is ring-fenced over the MTEF period to upgrade human settlements in mining towns in six provinces. These allocations respond to areas with significant informal settlement challenges, with a high proportion of economic activity based on the natural resources sector. Public works grants The EPWP integrated grant for provinces incentivises provincial departments to use labour-intensive methods in infrastructure, environmental and other projects. Grant allocations are determined upfront 28

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE based on the performance of provincial departments in meeting job targets in the preceding financial year. The grant is allocated R1.3 billion over the MTEF period. The social sector EPWP incentive grant for provinces rewards provinces for creating jobs in the preceding financial year in the areas of home-based care, early childhood development, adult literacy and numeracy, community safety and security, and sports programmes. The grant’s allocation model incentivises provincial departments to participate in the EPWP and measures the performance of each province relative to its peers, providing additional incentives to those that perform well. The grant is allocated R1.3 billion over the MTEF period. Social development grants The substance abuse treatment grant aims to build public substance abuse treatment facilities in the four provinces that did not already have such facilities: the Eastern Cape, the Free State, the Northern Cape and the North West. Previously, this grant was exclusively used to construct treatment centres. In 2018/19, it now supplements the operationalisation of the newly constructed centres. No baseline reduction has been effected on this grant. It has been allocated R224.5 million over the medium term. The early childhood development grant is now in its second year. It plays a part in government’s prioritisation of early childhood development, as envisioned in the National Development Plan. The grant has two distinct objectives: improve poor children’s access to early childhood programmes and ensure that early childhood centres have adequate infrastructure. The grant baseline totals R1.6 billion over the MTEF period. The social worker employment grant, also in its second year, was created to help reduce the backlog in the number of unemployed social worker graduates while the need for social work across the country continues to increase. The grant uses reprioritised funds that the Department of Social Development previously used to subsidise the education of social workers. A total of R636.3 million has been allocated to this grant over the medium term. Sport and recreation grant The mass participation and sport development grant aims to increase and sustain mass participation in sport and recreational activities in the provinces, with greater emphasis on provincial and district academies. The baseline of this grant is reduced by R99 million, with an allocation of R1.9 billion over the MTEF period. Transport grants The public transport operations grant subsidises commuter bus services. It helps ensure that provinces meet their contractual obligations and provide services efficiently. The public transport contracting and regulatory functions may be assigned to certain metropolitan municipalities during 2018/19. If this takes place, funds for this grant will be transferred directly to the assigned municipality. Given the pressure this sector faces, the grant’s baseline is protected, with allocations of R6 billion in 2018/19, R6.3 billion in 2019/20 and R6.7 billion in 2020/21. The provincial roads maintenance grant has three components. The largest component enables provinces to expand their maintenance activities, while the other two allow provinces to repair roads damaged by floods and rehabilitate roads that are heavily used in support of electricity production. Grant allocations are determined using a formula based on provincial road networks, road traffic and weather conditions. These factors reflect the different costs of maintaining road networks in each province. The grant requires provinces to follow best practices for planning, and to use and regularly update road asset management systems. The performance indicators for the incentive portion of the grant, based on traffic loads, safety engineering and visual condition indicators, came into effect in 2017/18. The total allocation for the MTEF period is R34.6 billion. 29

2018 BUDGET REVIEW

Part 5: Local government fiscal framework and allocations

This section outlines the transfers made to local government and how these funds are distributed between municipalities. Funds raised by national government are transferred to municipalities through conditional and unconditional grants. National transfers to municipalities are published to enable them to plan fully for their 2018/19 budgets, and to promote better accountability and transparency by ensuring that all national allocations are included in municipal budgets.

Over the 2018 MTEF period, R382.8 billion will be transferred directly to local government and a further R21.8 billion has been allocated to indirect grants. Direct transfers to local government over the medium term account for 9 per cent of national government's non-interest expenditure. When indirect transfers are added to this, total spending on local government increases to 9.5 per cent of national non-interest expenditure.

Table W1.20 Transfers to local government[1]

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Adjusted budget		Medium-term estimates	
Direct transfers	**87 570**	**98 338**	**102 867**	**112 578**	**118 458**	**126 914**	**137 462**
Equitable share and related[1]	**41 592**	**49 367**	**50 709**	**57 012**	**62 732**	**68 973**	**75 683**
Equitable share formula[2]	36 512	44 211	45 259	51 326	56 722	62 633	69 001
RSC levy replacement	4 146	4 337	4 567	4 795	5 073	5 357	5 652
Support for councillor remuneration and ward committees	935	819	883	891	937	983	1 030
General fuel levy sharing with metros	**10 190**	**10 659**	**11 224**	**11 785**	**12 469**	**13 167**	**14 027**
Conditional grants	**35 788**	**38 313**	**40 934**	**43 781**	**43 258**	**44 773**	**47 752**
Infrastructure	34 167	36 866	39 073	41 804	41 214	42 637	44 982
Capacity building and other	1 621	1 446	1 861	1 977	2 043	2 136	2 769
Indirect transfers	**8 052**	**10 370**	**8 112**	**7 803**	**6 896**	**7 265**	**7 664**
Infrastructure	7 800	10 119	8 093	7 699	6 780	7 143	7 536
Capacity building and other	252	251	19	103	115	122	128
Total	**95 622**	**108 708**	**110 979**	**120 381**	**125 354**	**134 178**	**145 126**

1. Excludes provisional allocations
2. Outcome figures for the equitable share reflect amounts transferred after funds have been withheld to offset underspending by municipalities on conditional grants. Roll-over funds are reflected in the year in which they were transferred
Source: National Treasury

The local government fiscal framework responds to the constitutional assignment of powers and functions to this sphere of government. The framework – including all transfers and own revenues – is structured to support the achievement of the National Development Plan's goals.

The framework refers to all resources available to municipalities to meet their expenditure responsibilities. National transfers account for a relatively small proportion of the local government fiscal framework, with the majority of local government revenues being raised by municipalities themselves through their substantial revenue-raising powers. However, the proportion of revenue from transfers and own revenues varies dramatically across municipalities, with poor rural municipalities receiving most of their revenue from transfers, while urban municipalities raise the majority of their own revenues. This differentiation in the way municipalities are funded will continue in the period ahead. As a result, transfers per household to the most rural municipalities are more than twice as large as those to metropolitan municipalities.

30

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Figure W1.1 Per household allocations to municipalities, 2018/19* *Reflects funds allocated through Division of Revenue Bill. Allocations to district municipalities are reassigned to local municipalities where possible. Source: National Treasury Changes to local government allocations Over the next three years there is strong growth in allocations to the local government equitable share, alongside a significant reduction in conditional grants. As a result, total direct allocations to local government grow at an annual average rate of 6.9 per cent over the MTEF period. The changes to each local government allocation are summarised in Table W1.21. 31 R thousand Average equitable share per household Average conditional grant per household 10 8 6 4 2 0 Metro (8) Secondary cities Large towns (26) Small towns (99) Rural (19) municipalities (61) 4.2 4.1 6.3 2.5 5.3 2.3 2.4 4.0 3.1 2.3

2018 BUDGET REVIEW

Table W1.21 Revisions to direct and indirect transfers to local government[1]

R million	2018/19	2019/20	2020/21	2018 MTEF Total revisions
Technical adjustments	**140**	**149**	**159**	**448**
Direct transfers	**140**	**149**	**159**	**448**
Municipal disaster recovery	21	-	-	**21**
Municial disaster relief	-21	-	-	**-21**
Municipal emergency housing	140	149	159	**448**
Additions to baselines	**–**	**1 500**	**2 413**	**3 913**
Direct transfers	**–**	**1 500**	**2 413**	**3 913**
Local government equitable share	–	1 500	1 899	3 399
Municipal restructuring	–	–	514	514
Reductions to baseline	**-3 852**	**-5 962**	**-6 290**	**-16 104**
Direct transfers	**-3 152**	**-5 212**	**-5 499**	**-13 863**
Municipal infrastructure	-1 500	-2 000	-2 110	-5 610
Water services infrastructure	-78	-88	-93	-259
Urban settlements development	-650	-750	-791	-2 191
Public transport network	-329	-848	-895	-2 072
Expanded public works programme integrated grant for municipalities	-36	-39	-41	-117
Integrated national electrification programme (municipal)	-300	-1 200	-1 266	-2 766
Neighbourhood development partnership	-100	-120	-127	-347
Integrated city development	-15	-16	-17	-49
Rural roads asset management systems	-6	-6	-6	-18
Regional bulk infrastructure	-103	-109	-115	-327
Local government financial management	-27	-28	-30	-85
Infrastructure skills development	-7	-8	-8	-23
Indirect transfers	**-700**	**-750**	**-791**	**-2 241**
Integrated national electrification programme	-700	-750	-791	-2 241
Total change to local government allocations				
Change to direct transfers	-3 012	-3 563	-2 927	-9 502
Change to indirect transfers	-700	-750	-791	-2 241
Net change to local government allocations	**-3 712**	**-4 313**	**-3 718**	**-11 743**

1. Excludes provisional allocations
Source: National Treasury

Just under R6 billion is added to the local government equitable share over the medium term. This will fully cover the increased municipal costs of providing free basic services to a growing number of households, and takes account of likely above-inflation increases in the costs of bulk water and electricity. It will also allow for faster increases in the allocations to poorer and rural municipalities through the redistributive components of the equitable share formula.

A new conditional grant will be introduced to help municipalities in financial crisis to implement reforms to turn themselves around. This grant receives an allocation of R514 million in 2020/21. It also has a provisional allocation of R300 million in 2019/20, but this is not reflected in Table W1.21 because provisional allocations are not yet confirmed. The allocation will be confirmed based on the quality of preparatory work for the grant completed in 2018. This new grant is discussed further in Part 6.

Since the 2017 *Medium Term Budget Policy Statement,* large reductions to major government spending programmes across all three spheres of government have been required, as discussed in Chapter 3, 5 and 6 of the *Budget Review*.

32

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE A total of R13.9 billion has been cut from direct local government conditional grant allocations for the MTEF period ahead since the 2017 Medium Term Budget Policy Statement was tabled. Indirect grants to local government have been reduced by an additional R2.2 billion. Not all conditional grants were reduced, and not all grants were reduced by the same amount. Cuts were mostly made to infrastructure conditional grants, particularly the larger ones, as this was the most practical way of making the necessary reductions. The effect on each conditional grant is discussed in more detail in the sub-section below on conditional grants. Technical adjustments include the shift of R448 million over the MTEF period from the provincial human settlements development grant to establish the new municipal emergency housing grant. The local government equitable share In terms of section 227 of the Constitution, local government is entitled to an equitable share of nationally raised revenue to enable it to provide basic services and perform its allocated functions. The local government equitable share is an unconditional transfer that supplements the revenue that municipalities can raise themselves (including revenue raised through property rates and service charges). The equitable share provides funding for municipalities to deliver free basic services to poor households and subsidises the cost of administration and other core services for those municipalities that have the least potential to cover these costs from their own revenues. Over the 2018 MTEF period, the local government equitable share, including the RSC/JSB levies replacement grant and special support for councillor remuneration and ward committees, amounts to R207.4 billion – R62.7 billion in 2018/19, R69 billion in 2019/20 and R75.7 billion in 2020/21. To help compensate for the rising costs of providing free basic services in municipalities, R1.5 billion will be added to the local government equitable share in 2019/20 and R2.6 billion will be added in 2020/21. This is in addition to previous increases of R3 billion for 2018/19 in the 2016 division of revenue and a further R1 billion in 2018/19 and R2.3 billion in 2019/20 added in the 2017 division of revenue. Formula for allocating the local government equitable share The portion of national revenue allocated to local government through the equitable share is determined in the national budget process and endorsed by Cabinet (the vertical division). Local government’s equitable share is divided among the country’s 257 municipalities, using a formula (the horizontal division) to ensure objectivity. Following a review of the previous formula by the National Treasury, the Department of Cooperative Governance and SALGA, in partnership with the FFC and Statistics South Africa, the current formula for the local government equitable share was introduced in 2013/14. The formula’s principles and objectives were set out in detail in the Explanatory Memorandum to the 2013 Division of Revenue. Structure of the local government equitable share formula The formula uses demographic and other data to determine each municipality’s portion of the local government equitable share. It has three parts, made up of five components: The first part of the formula consists of the basic services component, which provides for the cost of free basic services for poor households. The second part enables municipalities with limited resources to afford basic administrative and governance capacity, and perform core municipal functions. It does this through three components: •The institutional component provides a subsidy for basic municipal administrative costs. •The community services component provides funds for other core municipal services not included under basic services. 33

2018 BUDGET REVIEW •The revenue adjustment factor ensures that funds from this part of the formula are only provided to municipalities with limited potential to raise their own revenue. Municipalities that are least able to fund these costs from their own revenues should receive the most funding. The third part of the formula provides predictability and stability through the correction and stabilisation factor, which ensures that all of the formula’s guarantees can be met. Each of these components is described in detail in the sub-sections that follow. The basic services component This component helps municipalities provide free basic water, sanitation, electricity and refuse removal services to households that fall below an affordability threshold. Following municipal consultation, the formula’s affordability measure (used to determine how many households need free basic services) is based on the level of two state old age pensions. When the 2011 Census was conducted, the state old age pension was worth R1 140 per month, which means that two old age pensions were worth R2 280 per month. A monthly household income of R2 300 per month (in 2011) has therefore been used to define the formula’s affordability threshold. Statistics South Africa has calculated that 59 per cent of all households in South Africa fall below this income threshold. However, the proportion in each municipality varies widely. If this monthly household income is to be shown in 2017 terms, this is equivalent to about R3 350 per month. This threshold is not an official poverty line or a required level to be used by municipalities in their own indigence policies – if municipalities choose to provide fewer households with free basic services than they are funded for through the local government equitable share, then their budget documentation should clearly set out why they have made this choice and how they have consulted with their community during the budget process. The number of households per municipality, and the number below the poverty threshold, is updated annually. In 2018/19 the number of households used in the formula will be updated from the 2016 Community Survey. The three-year process of phasing in the impact of the 2016 Community Survey data began in 2017/18. In 2018/19, allocations are based on data from the 2016 Community Survey, but the impact of the changes resulting from this updated data are cushioned through a phase-in mechanism described below (under the correction and stabilisation component). From 2019/20, the number of households per municipality used to calculate indicative allocations for the outer years of the MTEF is updated based on the growth experienced between the 2001 Census and the 2016 Community Survey. Provincial growth rates are then rebalanced to match the average annual provincial growth reported between 2002 and 2016 in the annual General Household Survey. Statistics South Africa has advised the National Treasury that, in the absence of official municipal household estimates, this is a credible method of estimating the household numbers per municipality needed for the formula. Statistics South Africa is researching methods for producing municipal-level data estimates, which may be used to inform equitable share allocations in future. The proportion of households below the affordability threshold in each municipality is still based on 2011 Census data. This is because the 2016 Community Survey did not publish data on household incomes. 34 Structure of the local government equitable share formula LGES = BS + (I + CS)xRA ± C where LGES is the local government equitable share BS is the basic services component I is the institutional component CS is the community services component RA is the revenue adjustment factor C is the correction and stabilisation factor

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Although the total number of households in each municipality is adjusted every year to account for growth, the share of those households that are subsidised for free basic services through the formula remains constant (but the number of households subsidised increases annually in line with estimated household growth). In 2018/19, a total of 9.8 million households are funded through the basic services subsidy.

The basic services component provides a subsidy of R383.12 per month in 2018/19 for the cost of providing basic services to each of these households. The subsidy includes funding for the provision of free basic water (six kilolitres per poor household per month), energy (50 kilowatt-hours per month) and sanitation and refuse (based on service levels defined by national policy). The monthly amount provided for each service is detailed in Table W1.22 and includes an allocation of 10 per cent for service maintenance costs.

Table W1.22 Amounts per basic service allocated through the local government equitable share, 2018/19

	Allocation per household below affordability threshold (R per month)			Total allocation per service (R million)
	Operations	Maintenance	Total	
Energy	73.46	8.16	81.62	9 604
Water	112.90	12.54	125.45	14 761
Sanitation	86.19	9.58	95.77	11 269
Refuse	72.25	8.03	80.28	9 447
Total basic services	**344.81**	**38.31**	**383.12**	**45 081**

Source: National Treasury

The formula uses the fairest estimates of the average costs of providing each service that could be derived from available information. More details of how the costs were estimated can be found in the discussion paper on the proposed structure of the new local government equitable share formula, available on the National Treasury website. The per-household allocation for each of the basic services in Table W1.22 is updated annually based on the following:

- The electricity cost estimate is made up of bulk and other costs. Bulk costs are updated based on the bulk price determination approved by the National Energy Regulator of South Africa. As the bulk price increase for municipalities for 2018/19 will only be announced after the 2018 Budget is tabled, the 8 per cent annual increase approved for the previous multi-year price determination period has been used to calculate equitable share allocations. Other electricity costs are updated based on the National Treasury's inflation projections in the 2017 *Medium Term Budget Policy Statement*.
- The water cost estimate is also made up of bulk and other costs. Bulk costs are updated based on the average increase in bulk tariffs charged by water boards (although not all municipalities purchase bulk water from water boards, their price increases serve as a proxy for the cost increases for all municipalities). The approved average tariff increase for bulk water from water boards in 2017/18 was 8.8 per cent. Other costs are updated based on the National Treasury's inflation projections in the 2017 *Medium Term Budget Policy Statement*.
- The costs for sanitation and refuse removal are updated based on the National Treasury's inflation projections in the 2017 *Medium Term Budget Policy Statement*.

The basic services component allocation to each municipality is calculated by multiplying the monthly subsidy per household by the updated number of households below the affordability threshold in each municipal area.

The basic services component

BS = basic services subsidy x number of poor households

35

2018 BUDGET REVIEW Funding for each basic service is allocated to the municipality (metro, district or local) that is authorised to provide that service. If another municipality provides a service on behalf of the authorised municipality, it must transfer funds to the provider in terms of section 29 of the Division of Revenue Act. The basic services component is worth R45 billion in 2018/19 and accounts for 79.5 per cent of the value of the local government equitable share. The institutional component To provide basic services to households, municipalities need to be able to run a basic administration. Most municipalities should be able to fund the majority of their administration costs with their own revenue. But, because poor households are not able to contribute in full, the equitable share includes an institutional support component to help meet some of these costs. To ensure that this component supports municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that municipalities with less potential to raise their own revenue receive a larger proportion of the allocation. The revenue adjustment factor is described in more detail later in this annexure. This component consists of a base allocation of R6.6 million, which goes to every municipality, and an additional amount that is based on the number of council seats in each municipality. This reflects the relative size of a municipality’s administration and is not intended to fund the costs of councillors only (the Minister of Cooperative Governance and Traditional Affairs determines the number of seats recognised for the formula). The base component acknowledges that there are some fixed costs that all municipalities face. The institutional component accounts for 8.2 per cent of the equitable share formula and is worth R4.7 billion in 2018/19. This component is also complemented by special support for councillor remuneration in poor municipalities, which is not part of the equitable share formula. The community services component This component funds services that benefit communities rather than individual households (which are provided for in the basic services component). It includes funding for municipal health services, fire services, municipal roads, cemeteries, planning, storm water management, street lighting and parks. To ensure this component assists municipalities with limited revenue-raising abilities, a revenue adjustment factor is applied so that these municipalities receive a larger proportion of the allocation. The allocation for this component is split between district and local municipalities, which both provide community services. In 2018/19, the allocation to district and metropolitan municipalities for municipal health and related services is R9.31 per household per month. The component’s remaining funds are allocated to local and metropolitan municipalities based on the number of households in each municipality. The community services component accounts for 12.3 per cent of the equitable share formula and is worth R7 billion in 2018/19. The revenue adjustment factor The Constitution gives local government substantial revenue-raising powers (particularly through property rates and surcharges on services). Municipalities are expected to fund most of their own administrative costs and cross-subsidise some services for indigent residents. Given the varied levels of poverty across 36 The community services component CS = [municipal health and related services allocation x number of households] + [other services allocation x number of households] The institutional component I = base allocation + [allocation per councillor * number of council seats]

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE South Africa, the formula does not expect all municipalities to be able to generate similar amounts of own revenue. A revenue adjustment factor is applied to the institutional and community services components of the formula to ensure that these funds assist municipalities that are least likely to be able to fund these functions from their own revenue. To account for the varying fiscal capacities of municipalities, this component is based on a per capita index using the following factors from the 2011 Census: Total income of all individuals/households in a municipality (as a measure of economic activity and earning) Reported property values Number of households on traditional land Unemployment rate Proportion of poor households as a percentage of the total number of households in the municipality. Based on this index, municipalities were ranked according to their per capita revenue-raising potential. The top 10 per cent of municipalities have a revenue adjustment factor of zero, which means that they do not receive an allocation from the institutional and community services components. The 25 per cent of municipalities with the lowest scores have a revenue adjustment factor of 100 per cent, which means that they receive their full allocation from the institutional and community services components. Municipalities between the bottom 25 per cent and top 10 per cent have a revenue adjustment factor applied on a sliding scale, so that those with higher per capita revenue-raising potential receive a lower revenue adjustment factor and those with less potential have a larger revenue adjustment factor. The revenue adjustment factor is not based on the actual revenues municipalities collect, which ensures that this component does not create a perverse incentive for municipalities to under-collect potential own revenues to receive a higher equitable share. Because district municipalities do not collect own revenues from property rates, the revenue adjustment factor applied to these municipalities is based on the RSC/JSB levies replacement grant allocations. This grant replaces a source of own revenue previously collected by district municipalities and it is still treated as an own-revenue source in many respects. Similar to the revenue adjustment factor for local and metropolitan municipalities, the factor applied to district municipalities is based on their per capita RSC/JSB levies replacement grant allocations. District municipalities are given revenue adjustment factors on a sliding scale – those with a higher per capita RSC/JSB levies replacement grant allocation receive a lower revenue adjustment factor, while those with lower allocations have a higher revenue adjustment factor. Correction and stabilisation factor Providing municipalities with predictable and stable equitable share allocations is one of the principles of the equitable share formula. Indicative allocations are published for the second and third years of the MTEF period to ensure predictability. To provide stability for municipal planning, while giving national government flexibility to account for overall budget constraints and amend the formula, municipalities are guaranteed to receive at least 90 per cent of the indicative allocation for the middle year of the MTEF period. The changes resulting from updating the formula with 2016 Community Survey data are phased in through the correction and stabilisation factor over three years (2017/18 to 2019/20). The updated data results in some significant changes to municipal allocations because the number of households in some municipalities in the survey differs from the projected numbers used in the local government equitable share formula (based on 2011 Census numbers, updated annually using past growth rates). Although the projected number of households in the formula for the country as a whole differed from the 2016 Community Survey results by only about 1 000 households, or a difference of only 0.006 per cent, in 37

2018 BUDGET REVIEW some individual municipalities the differences were as high as 24 per cent. In 44 per cent of municipalities, the difference between the formula’s projections and the 2016 Community Survey results was less than 5 per cent, but to preserve the stability of allocations to those municipalities with larger differences it is necessary to phase in the updates over a three-year period. In 2018/19, the phasing in of the 2016 Community Survey data is structured so that the municipality with the highest percentage decrease as a result of the update receives 90 per cent of its indicative allocation for 2018/19, as set out in the 2016 Division of Revenue Act. The rest of the municipalities receive allocations above their 90 per cent guaranteed amount that are proportional to the size of their total allocation, adjusted to account for the percentage increase or decrease resulting from the data updates. The same methodology was applied in 2017/18, but with the municipality with the highest percentage decrease receiving 95 per cent of its indicative allocation, giving them more cushioning in the first year. By 2019/20, municipalities will be receiving allocations as determined by the updated formula. Ensuring the formula balances The formula is structured so that all of the available funds are allocated. The basic services component is determined by the number of poor households per municipality and the estimated cost of free basic services, so it cannot be manipulated. This means that balancing the formula to the available resources must take place in the second part of the formula, which includes the institutional and community services components. The formula automatically determines the value of the allocation per council seat in the institutional component and the allocation per household for other services in the community services component to ensure that it balances. Increases in the cost of providing basic services can result in lower institutional and community services allocations. Providing for bulk price increases in the outer years As an additional safeguard in case of bulk costs for electricity or water that are higher than anticipated, or household growth, amounts of R500 million in 2019/20 and R1 billion in 2020/21 will remain unallocated. These funds were added to the local government equitable share through the budget process partly to offset Eskom’s major requested increase in electricity bulk costs, which has not been approved to date. Setting these amounts aside as unallocated in the outer years of the 2018 MTEF period also prevents them from being allocated to municipalities through the community services and institutional components, only to have to reverse those increases in future if the funds have to be reprioritised into the basic services component. Potential future refinements to the formula Although the local government equitable share formula has been through extensive consultations and technical work, national government continues to work with stakeholders to improve the formula. Areas of work include: Exploring the use of differentiated cost variables to take account of the cost of services in various circumstances, including costs related to the size of the land area served and settlement types in municipalities. SALGA and the FFC have completed a research project that provides some estimates of these different cost factors and demonstrates how complex it would be to incorporate such details into the formula. SALGA has undertaken to propose how aspects of this study might be incorporated into the formula. Refining the methodology used to update household growth estimates, taking account of updated data from Statistics South Africa, and possibly using district-level data. Improving the responsiveness of the formula to the different functions assigned to district and local municipalities. This work depends on the availability of credible official records of the functions assigned to each sphere of government. 38

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Details of new allocations In addition to the three-year formula allocations published in the Division of Revenue Bill, a copy of the formula, including the data used for each municipality and each component, is published online (http://mfma.treasury.gov.za/Media_Releases/LGESDiscussions/Pages/default.aspx). Other unconditional allocations RSC/JSB levies replacement grant Before 2006, district municipalities raised levies on local businesses through a Regional Services Council (RSC) or Joint Services Board (JSB) levy. This source of revenue was replaced in 2006/07 with the RSC/JSB levies replacement grant, which was allocated to all district and metropolitan municipalities based on the amounts they had previously collected through the levies. The RSC/JSB levies replacement grant for metropolitan municipalities has since been replaced by the sharing of the general fuel levy. The RSC/JSB levies replacement grant’s value increases every year. In the 2017 Explanatory Memorandum to the Division of Revenue it was announced that adjustments would be made to the grant to redistribute funds to the 13 district municipalities with the smallest allocations from this grant. These adjustments are being implemented over a two-year period, from 2017/18 to 2018/19. To fund these increased allocations, the growth rates of the 10 district municipalities with the largest allocations were reduced so that they received two-thirds of their original growth rate in 2017/18 and they will receive one-third of their original growth rate in 2018/19. Provincial treasuries have been asked to engage with the district municipalities that receive increased allocations to ensure that they use these additional funds to improve services. In the year following the completion of this adjustment (2019/20), the grant increases by 8.8 per cent a year for district municipalities authorised for water and sanitation and 2.9 per cent for unauthorised district municipalities. The different rates recognise the various service-delivery responsibilities of these district municipalities and the fact that the allocations to unauthorised municipalities have an average growth rate below inflation. Special support for councillor remuneration and ward committees Councillors’ salaries are subsidised in poor municipalities. The total value of the support provided in 2018/19 is R937 million, calculated separately to the local government equitable share and in addition to the funding for governance costs provided in the institutional component. The level of support for each municipality is allocated based on a system gazetted by the Minister of Cooperative Governance and Traditional Affairs, which classifies municipal councils into six grades based on their total income and population size. Special support is provided to the lowest three grades of municipal councils (the smallest and poorest municipalities). A subsidy of 90 per cent of the gazetted maximum remuneration for a part-time councillor is provided for every councillor in grade 1 municipalities, 80 per cent for grade 2 municipalities and 70 per cent for grade 3 municipalities. In addition to this support for councillor remuneration, each local municipality in grades 1 to 3 receives an allocation to provide stipends of R500 per month to 10 members of each ward committee in their municipality. Each municipality’s allocation for this special support is published in the Division of Revenue Bill appendices. Conditional grants to local government National government allocates funds to local government through a variety of conditional grants. These grants fall into two main groups: infrastructure and capacity building. The total value of conditional grants directly transferred to local government increases from R43.3 billion in 2018/19 to R44.8 billion in 2019/20 and R47.8 billion in 2020/21. There are four types of local government conditional grants: 39

2018 BUDGET REVIEW

- Schedule 4, part B sets out general grants that supplement various programmes partly funded by municipalities.
- Schedule 5, part B grants fund specific responsibilities and programmes implemented by municipalities.
- Schedule 6, part B grants provide in-kind allocations through which a national department implements projects in municipalities.
- Schedule 7, part B grants provide for the swift allocation and transfer of funds to a municipality to help it deal with a disaster or housing emergency.

Infrastructure conditional grants to local government

National transfers for infrastructure, including indirect or in-kind allocations to entities executing specific projects in municipalities, amount to R150.3 billion over the 2018 MTEF period.

Table W1.23 Infrastructure grants to local government[1]

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Adjusted budget		Medium-term estimates	
Direct transfers	**34 167**	**36 866**	**39 073**	**41 804**	**41 214**	**42 637**	**44 982**
Municipal infrastructure	14 745	14 956	14 914	15 891	15 288	15 734	16 599
Water services infrastructure	1 051	2 305	2 831	3 329	3 481	3 669	3 871
Urban settlements development	10 285	10 554	10 839	11 382	11 306	11 881	12 534
Integrated national electrification programme	1 105	1 980	1 946	2 087	1 904	2 128	2 245
Public transport network	5 871	5 953	5 593	6 160	6 254	6 114	6 450
Neighbourhood development partnership	590	584	592	663	602	621	655
Integrated city development	255	251	267	292	294	310	327
Regional bulk infrastructure	–	–	1 850	1 865	1 957	2 066	2 180
Rural roads asset management systems	75	97	102	107	108	114	120
Municipal disaster recovery	190	186	140	26	21	–	–
Indirect transfers	**7 800**	**10 119**	**8 093**	**7 699**	**6 780**	**7 143**	**7 536**
Integrated national electrification programme	2 948	3 613	3 526	3 846	3 262	3 432	3 621
Neighbourhood development partnership	30	13	15	28	29	31	33
Regional bulk infrastructure	4 005	4 858	3 422	2 974	2 881	3 037	3 204
Water services infrastructure	732	659	298	852	608	642	678
Bucket eradication programme	84	975	831	–	–	–	–
Total	**41 967**	**46 985**	**47 166**	**49 503**	**47 995**	**49 780**	**52 519**

1. Excludes provisional allocations
Source: National Treasury

Municipal infrastructure grant

The largest infrastructure transfer to municipalities is made through the *municipal infrastructure grant*, which supports government's aim to expand service delivery and alleviate poverty. The grant funds the provision of infrastructure for basic services, roads and social infrastructure for poor households in all non-metropolitan municipalities. Although the grant's baseline is reduced by R1.5 billion in 2018/19, R2 billion in 2019/20 and R2.1 billion in 2020/21, total allocations still amount to R47.6 billion over the 2018 MTEF period and grow at an average annual rate of 1.5 per cent. The impact of this reduction will be shared among municipalities in line with the *municipal infrastructure grant* formula. The formula's base component ensures that smaller municipalities will see a much smaller cut in percentage terms than large

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

municipalities – the municipality with the smallest grant allocations will receive a cut of about 2.5 per cent in 2018/19, while the largest reduction to a municipality will be 9.5 per cent.

The *municipal infrastructure grant* is allocated through a formula with a vertical and horizontal division. The vertical division allocates resources between sectors and the horizontal division takes account of poverty, backlogs and municipal powers and functions in allocating funds to municipalities. The five main components of the formula are described in the box below.

Municipal infrastructure grant = C + B + P + E + N

C Constant to ensure increased minimum allocation for small municipalities (this allocation is made to all municipalities)

B Basic residential infrastructure (proportional allocations for water supply and sanitation, roads and other services such as street lighting and solid waste removal)

P Public municipal service infrastructure (including sport infrastructure)

E Allocation for social institutions and micro-enterprise infrastructure

N Allocation to the 27 priority districts identified by government

Allocations for the water and sanitation sub-components of the basic services component are based on the proportion of the national backlog for that service in each municipality. Other components are based on the proportion of the country's poor households located in each municipality. The formula considers poor households without access to services that meet sector standards to be a backlog.

Data used in the municipal infrastructure grant formula

Component	Indicator used in the formula	Data used (all data is from the 2011 Census)
B	Number of water backlogs	Number of poor households[1] that do not have adequate access to water (adequate access defined as piped water either inside their dwelling, in the yard or within 200 meters of their dwelling)
	Number of sanitation backlogs	Number of poor households that do not have adequate access to sanitation (adequate access defined as having a flush toilet, chemical toilet, pit toilet with ventilation or ecological toilet)
	Number of roads backlogs	Number of poor households
	Number of other backlogs	Number of poor households that do not have access to refuse disposal at Reconstruction and Development Programme levels of service
P	Number of poor households	Number of poor households
E	Number of poor households	Number of poor households
N	Number of households in nodal areas	Allocated to the 27 priority districts identified by Cabinet as having large backlogs. Allocation is based on total households (not poor households)

1. Poor household defined as a monthly household income of less than R2 300 per month in 2011 Census data

Table W1.24 sets out the proportion of the grant accounted for by each component of the formula.

The C-component provides a R5 million base to all municipalities receiving *municipal infrastructure grant* allocations.

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2018 BUDGET REVIEW

Table W1.24 Municipal infrastructure grant allocations per sector

Municipal infrastructure grant (formula)	Component weights	Value of component 2018/19 (R millions)	Proportion of municipal infrastructure grant per sector
B-component	**75.0%**	**10 413 368**	**68.1%**
Water and sanitation	54.0%	7 497 625	49.0%
Roads	17.3%	2 395 075	15.7%
Other	3.8%	520 668	3.4%
P-component	**15.0%**	**2 082 674**	**13.6%**
Sports	33.0%	687 282	4.5%
E-component	**5.0%**	**694 225**	**4.5%**
N-component	**5.0%**	**694 225**	**4.5%**
Constant	**5.0%**	**1 130 000**	**7.4%**
Ring-fenced funding for sport infrastructure		**273 195**	**1.8%**
Total		**15 287 685**	**100.0%**

Source: National Treasury

The *municipal infrastructure grant* includes an amount allocated outside of the grant formula and earmarked for specific sport infrastructure projects identified by Sport and Recreation South Africa. These earmarked funds amount to R273.2 million in 2018/19, R266.2 million in 2019/20 and R266.2 million in 2020/21. This allocation takes into account a reduction of R26.8 million in 2018/19, R33.8 million in 2019/20 and R33.8 million in 2020/21. In addition, municipalities are required to spend a third of the P-component (equivalent to 4.5 per cent of the grant) on sport and recreation infrastructure identified in their own integrated development plans. Municipalities are also encouraged to increase their investment in other community infrastructure, including cemeteries, community centres, taxi ranks and marketplaces.

The Department of Cooperative Governance, which administers the *municipal infrastructure grant*, continues to implement measures to strengthen the management and implementation of the grant in line with the ongoing review of local government infrastructure grants. In 2018/19, two local municipalities, Polokwane and uMhlathuze, will be used to pilot a new approach to funding infrastructure in intermediate cities in 2018/19. These cities face spatial and urban development challenges similar to metropolitan municipalities. The pilot project will shift the *municipal infrastructure grant* towards programmatic, rather than project-based, planning and reporting requirements. This will create greater flexibility in the use of grants to implement catalytic investments and leverage other sources of funding. From 2019/20, more cities will be able to apply to participate in this grant structure, and a new *integrated urban development grant* will be created through the reprioritisation of funds from the *municipal infrastructure grant*. Further details of plans for this grant are discussed in Part 6.

Urban settlements development grant

The *urban settlements development grant* is an integrated source of funding for infrastructure for municipal services and upgrades to urban informal settlements in the eight metropolitan municipalities. It is allocated as a supplementary grant to cities (schedule 4, part B of the Division of Revenue Act), which means that municipalities are expected to use a combination of grant funds and their own revenue to develop urban infrastructure and integrated human settlements. Cities report their progress on these projects against the targets set in their service-delivery and budget implementation plans. This grant helps cities provide services to the large number of urban households living in informal settlements. At least 50 per cent of the grant must be used to fund the upgrading of informal settlements. Government will review the performance of urban informal settlement upgrading programmes during 2018 and propose changes to grants where necessary to improve performance. Up to 3 per cent of the *urban settlements development grant* may be used to fund municipal capacity in the built environment in line with the capacity-building guideline to be published by the Department of Human Settlements.

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Reporting on urban infrastructure grants, including the urban settlements development grant, will be simplified in 2018/19, helping to reduce the reporting burden on cities. This is the result of a process led by the National Treasury to rationalise and streamline built environment reporting for the eight metropolitan municipalities. The National Treasury has also created a set of indicators to enable government to monitor progress on the integrated and functional outcomes. These reforms will progressively be extended to non-metropolitan municipalities over the medium term. Although the grant’s baseline is reduced by R650 million in 2018/19, R750 million in 2019/20 and R791 million in 2020/21, total allocations still amount to R35.7 billion over the MTEF period and grow at an average annual rate of 3.3 per cent. The impact of this reduction will be shared proportionately across the eight metropolitan municipalities. Integrated city development grant The grant provides a financial incentive for metropolitan municipalities to focus their use of infrastructure investment and regulatory instruments to achieve more compact and efficient urban spaces. The grant’s incentive allocations were previously based on performance measures of good governance and administration. However, an additional indicator based on an assessment of a city’s built environment performance plan was introduced in 2017/18. Cities are required to adopt performance plans that provide a strategic overview of their plans for the built environment, and how their infrastructure investments will transform spatial development patterns over time. Including a peer-reviewed assessment score in the allocation criteria for this grant provides a tangible reward for cities that improve the quality of their plans. This is in line with the reforms emerging from the ongoing review of local government infrastructure grants, which calls for increased use of incentives in urban grants and the use of grants to support urban spatial transformation. Although the grant’s baseline is reduced by R15 million in 2018/19, R16 million in 2019/20 and R17 million in 2020/21, total allocations still amount to R931 million over the 2018 MTEF period and grow at an average annual rate of 4 per cent. Because this grant allocates formula-determined incentives, the reduction will mean that the incentives available for each qualifying city will be slightly smaller. Public transport network grant The public transport network grant, administered by the Department of Transport, helps cities create or improve public transport systems in line with the National Land Transport Act (2009) and the Public Transport Strategy. This includes all integrated public transport network infrastructure, such as bus rapid transit systems, conventional bus services, and pedestrian and cycling infrastructure. The grant also subsidises the operation of these services. A formula-based grant allocation has been implemented since 2016/17. This increases certainty about the extent of national funding that municipalities can expect when planning their public transport networks, and encourages cities to shift towards more sustainable public transport investments. Previously, a formula was used to determine 80 per cent of the grant allocations and the remaining 20 per cent provided for discretionary allocations. In practice these discretionary allocations were mostly used to top-up amounts for smaller cities. From 2018/19, the formula includes more stable and predictable allocations for smaller cities. A new base component will account for 20 per cent of total allocations, divided equally among all participating cities, to ensure that smaller cities in particular have a significant base allocation to run their transport system regardless of their size. The bulk of the formula (75 per cent) will be allocated based on three demand-driven factors, which account for the number of people in a city, the number of public transport users in a city (the weighting of train commuters is reduced as trains are subsidised separately through the Passenger Rail Authority of South Africa) and the size of a city’s economy. The remaining 5 per cent is earmarked for a performance incentive, which will take effect in 2019/20 when an approach to measuring performance has been finalised. In the meantime, the Department of Transport allocates this 5 per cent as a discretionary amount. 43

2018 BUDGET REVIEW

Strict eligibility conditions are also being introduced, including requirements that cities demonstrate that their planned public transport systems will be financially sustainable. Several cities have already revised their planned public transport networks as a result of these new planning requirements, and further improvements are expected.

Table W1.25 Formula for the public transport network grant

	Base 20%	Demand-driven factors 75%			Subtotal: base and demand driven factors	Perfomance 5%	100%
	Equally shared	Population component shares	Regional gross value added component shares	Public transport users component shares		Discretionary/incentive R 000	Grant allocations R 000
Buffalo City	7.7%	3.3%	2.8%	3.1%	**3.8%**	-152 256	**95 165**
Cape Town	7.7%	16.3%	15.8%	13.9%	**13.0%**	242 296	**1 045 522**
City of Johannesburg	7.7%	19.3%	25.2%	20.5%	**17.8%**	–	**1 112 936**
City of Tshwane	7.7%	12.7%	15.0%	14.0%	**12.0%**	62 900	**808 194**
Ekurhuleni	7.7%	13.8%	9.5%	14.9%	**11.1%**	–	**694 640**
eThekwini	7.7%	15.0%	15.8%	18.0%	**13.7%**	25 443	**883 887**
George	7.7%	0.8%	0.5%	0.2%	**1.9%**	49 813	**167 674**
Mangaung	7.7%	3.3%	2.4%	3.2%	**3.8%**	–	**234 831**
Mbombela	7.7%	2.6%	1.9%	2.4%	**3.3%**	–	**203 454**
Msunduzi	7.7%	2.7%	1.5%	2.4%	**3.2%**	–	**199 104**
Nelson Mandela Bay	7.7%	5.0%	4.7%	3.6%	**4.9%**	–	**304 942**
Polokwane	7.7%	2.7%	1.5%	1.3%	**2.9%**	22 717	**205 107**
Rustenburg	7.7%	2.4%	3.5%	2.3%	**3.6%**	78 221	**298 212**
Total	**100.0%**	**100.0%**	**100.0%**	**100.0%**	**95.0%**	**329 134**	**6 253 669**

Source: National Treasury

The grant is allocated R18.8 billion over the medium term. Its baseline has been reduced by R329 million in 2018/19, R848 million in 2019/20 and R895 million in 2020/21. These reductions will be implemented proportionately across all 13 participating cities. The smaller reductions in the first year of the MTEF period allow time for the national Department of Transport and the National Treasury to assess the plans and performance of each city and to determine whether all cities should continue implementing their planned systems. If some cities have plans that do not fully meet the criteria of the grant (including for sustainable public transport systems), their future allocations will be reviewed. This process may result in some funds being released that could lessen the effect of the budget reductions on other participating cities in 2019/20 and 2020/21.

Neighbourhood development partnership grant

The *neighbourhood development partnership grant* supports cities in developing and implementing urban network plans. The aim is to create a platform for third-party public and private investment, which will improve the quality of life in township urban hubs. Projects in towns and rural areas are implemented in conjunction with the Department of Rural Development and Land Reform. Although the grant's baseline is reduced by R100 million in 2018/19, R120 million in 2019/20 and R127 million in 2020/21, total allocations still amount to R2 billion over the 2018 MTEF period, made up of R1.9 billion for the direct capital component and R93 million for the indirect technical assistance component. Grant reductions will mean that the implementation of some planned projects will be delayed.

Water services infrastructure grant

This grant, administered by the Department of Water and Sanitation, aims to accelerate the delivery of clean water and sanitation facilities to communities that do not have access to basic water services. It provides funding for various projects, including the construction of new infrastructure and the refurbishment and extension of existing water schemes. It has both direct and indirect components. In areas

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ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. In 2018/19, the total indirect portion (R608 million) of this grant will be allocated to projects under the bucket eradication programme. The programme funds the eradication of bucket sanitation systems in formal residential areas. By the end of 2018/19, the Department of Water and Sanitation expects to have eradicated all bucket sanitation systems that were in existence in 2014. The direct component of this grant is reduced by R78 million in 2018/19, R88 million in 2019/20 and R93 million in 2020/21, meaning that the implementation of some projects will be delayed. However, total allocations for the direct component still amount to R11 billion over the medium term and grow at an average annual rate of 5.2 per cent. Reductions to this grant will not impact water augmentation projects in drought-affected municipalities. Over the MTEF period, the total allocation for the indirect portion of the grant is R1.9 billion. This portion has not been reduced. Regional bulk infrastructure grant This grant supplements the financing of the social component of regional bulk water and sanitation infrastructure. It targets projects that cut across several municipalities or large bulk projects within one municipality. The grant funds the bulk infrastructure needed to provide reticulated water and sanitation services to individual households. It may also be used to appoint service providers to carry out feasibility studies, related planning or management studies for infrastructure projects. It has both direct and indirect components. In areas where municipalities have the capacity to implement projects themselves, funds are transferred through a direct grant. In other areas, the Department of Water and Sanitation implements projects on behalf of municipalities through an indirect grant. A parallel programme, funded by the Department of Water and Sanitation, also funds water boards for the construction of bulk infrastructure. Though not part of the division of revenue, these projects still form part of the Department of Water and Sanitation’s larger programme of subsidising the construction of regional bulk infrastructure for water and sanitation. In 2018/19, R440 million of the indirect portion of the grant will be ring-fenced for the bulk infrastructure needed for the completion of the bucket eradication programme. The direct component is reduced by R103 million in 2018/19, R109 million in 2019/20 and R115 million in 2020/21. As a result, the implementation of some projects will be delayed. Reductions to this grant will not impact water augmentation projects in drought-affected municipalities. The grant has a total allocation of R15.3 billion over the medium term, consisting of R6.2 billion and R9.1 billion for the direct and indirect components respectively. Integrated national electrification programme grants The aim of this grant is to provide capital subsidies to municipalities to electrify poor households and fund bulk infrastructure to ensure the constant supply of electricity. Allocations are based on the backlog of un-electrified households and administered by the Department of Energy. The grant only funds bulk infrastructure that serves poor households. The national electrification programme has helped provide 91 per cent of all poor households with access to electricity, as reported in the 2016 Community Survey (up from the 85 per cent reported in the 2011 Census). To sustain this progress, government will spend R16.6 billion on the programme over the next three years. Of this, municipalities are allocated R6.3 billion and Eskom is allocated R10.3 billion to spend on behalf of municipalities through an indirect grant. The integrated national electrification programme (Eskom) grant allocation is reduced by R700 million in 2018/19, R750 million in 2019/20 and R791 million in 2020/21. In addition, the integrated national electrification programme (municipal) grant is reduced by R300 million in 2018/19, R1.2 billion in 2019/20 and R1.3 billion in 2020/21, growing at an average annual rate of 2.5 per cent. The large reductions to this grant in the outer two years reflect reversed additions made to the grant in the previous 45

2018 BUDGET REVIEW MTEF period. These grants are not determined using formulas, so the distribution of reductions is based on which individual projects can be scaled back or delayed. Rural roads asset management systems grant The Department of Transport administers the rural roads asset management systems grant to improve rural road infrastructure. The grant funds the collection of data on the condition and usage of rural roads in line with the Road Infrastructure Strategic Framework for South Africa. This information guides investments to maintain and improve these roads. District municipalities collect data on all the municipal roads in their area, ensuring that infrastructure spending (from the municipal infrastructure grant and elsewhere) can be properly planned to maximise impact. As data becomes available, incentives will be introduced to ensure that municipalities use this information to plan road maintenance appropriately. The municipal infrastructure grant stipulates that municipalities must use data from roads asset management systems to prioritise investment in roads projects. The Department of Transport will work with the municipal infrastructure grant administrators to ensure that municipal roads projects are chosen, prioritised and approved using roads asset management systems data wherever possible. The grant’s baseline is reduced by R6 million for each year over the medium term and the grant is allocated a total of R341.9 million over the MTEF period. Municipal disaster recovery grant After the initial response to a disaster has been addressed, including through funding from the municipal disaster relief grant discussed below, the repair of damaged municipal infrastructure is funded through the municipal disaster recovery grant. In 2018/19, this grant is allocated R21 million for the repair of municipal infrastructure in Merafong Local Municipality that has been damaged or made unsafe by sinkholes. There are no allocations for this grant in the outer years of the MTEF period. However, if further disasters occur that require recovery projects to be funded through this grant, additional allocations may be made to it in future. Capacity-building grants and other current transfers Capacity-building grants help to develop municipalities’ management, planning, technical, budgeting and financial management skills. Other current transfers include the EPWP integrated grant for municipalities, which promotes increased labour intensity in municipalities, and the municipal disaster relief grant. A total of R6.9 billion is allocated to capacity-building grants and other current transfers to local government over the medium term. 46

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE

Table W1.26 Capacity-building and other current grants to local government[1]

R million	2014/15	2015/16	2016/17	2017/18	2018/19	2019/20	2020/21
		Outcome		Adjusted budget		Medium-term estimates	
Direct transfers	**1 621**	**1 446**	**1 861**	**1 977**	**2 043**	**2 136**	**2 769**
Local government financial management	449	452	465	502	505	533	562
Municipal human settlements capacity	300	100	–	–	–	–	–
Expanded public works programme integrated grant for municipalities	595	588	664	691	693	742	783
Infrastructure skills development	104	124	130	141	141	149	158
Energy efficiency and demand-side	137	178	186	203	215	227	240
Municipal demarcation transition	–	4	297	140	–	–	–
Municipal restructuring grant	–	–	–	–	–	–	514
Municipal emergency housing grant	–	–	–	–	140	149	159
Municipal disaster relief	36	–	118	300	349	335	354
Indirect transfers	**252**	**251**	**19**	**103**	**115**	**122**	**128**
Municipal systems improvement	252	251	19	103	115	122	128
Total	**1 873**	**1 698**	**1 880**	**2 081**	**2 158**	**2 257**	**2 898**

1. Excludes provisional allocations
Source: National Treasury

Local government financial management grant

The *local government financial management grant*, managed by the National Treasury, funds the placement of financial management interns in municipalities and the modernisation of financial management systems. This includes building in-house municipal capacity to implement multi-year budgeting, linking integrated development plans to budgets, and producing quality and timely in-year and annual reports. The grant supports municipalities in the implementation of the Municipal Finance Management Act and provides funds for the implementation of the municipal standard chart of accounts.

The *local government financial management grant* baseline is reduced by R26.6 million in 2018/19, R28 million in 2019/20 and R30 million in 2020/21. Total allocations amount to R1.6 billion over the MTEF period and grow at an average annual rate of 3.8 per cent.

Infrastructure skills development grant

The *infrastructure skills development grant* develops capacity within municipalities by creating a sustainable pool of young professionals with technical skills related to municipal services, such as water, electricity and town planning. The grant places interns in municipalities so they can complete the requirements of the relevant statutory council within their respective built environment fields. The interns can be hired by any municipality at the end of their internship.

The grant's baseline is reduced by R7.4 million in 2018/19, R7.9 million in 2019/20 and R8 million in 2020/21. Total allocations amount to R449 million over the medium term and grow at an average annual rate of 6 per cent.

Municipal systems improvement grant

The *municipal systems improvement grant* funds a range of projects in municipalities in support of the Back to Basics strategy, including helping municipalities set up adequate record management systems, drawing up organograms for municipalities and reviewing their appropriateness relative to their assigned functions, and assisting municipalities with revenue collection plans. From 2018/19, the grant also supports intermediate cities to implement the Integrated Urban Development Framework and assists with the completion of transitional work in municipalities affected by major boundary changes in 2016. The

47

2018 BUDGET REVIEW Department of Cooperative Governance implements the indirect grant. This grant has not been reduced, with allocations of R115 million in 2018/19, R122 million in 2019/20 and R128 million in 2020/21. EPWP integrated grant for municipalities This grant promotes the use of labour-intensive methods in delivering municipal infrastructure and services. It is allocated through a formula based on past performance, which creates an incentive for municipalities to create more jobs. Based on a review of the allocation methodology, from 2018/19 the categories for labour-intensity have been increased from three to seven to incentivise more municipalities using labour-intensive methods. The formula is weighted to give larger allocations to poor, rural municipalities. The grant’s baseline is reduced by R36.5 million in 2018/19, R39 million in 2019/20 and R41 million in 2020/21. The impact of these reductions will be spread across municipalities in line with the grant’s formula. The grant is allocated R2.2 billion over the MTEF period. Energy efficiency and demand-side management grant The energy efficiency and demand-side management grant funds selected municipalities to implement energy-efficiency projects, with a focus on public lighting and energy-efficient municipal infrastructure. In the 2018 MTEF period, the Department of Energy will monitor and verify grant-funded projects to ensure greater consistency in the procurement of accredited verification services. The grant is allocated R681.6 million over the medium term. Municipal disaster relief grant The municipal disaster relief grant is administered by the National Disaster Management Centre in the Department of Cooperative Governance as an unallocated grant to local government. The centre is able to disburse disaster-response funds immediately, without the need for the transfers to be gazetted first. The grant supplements the resources local government would have already exhausted in responding to disasters. To ensure that sufficient funds are available in the event of disasters, section 21 of the Division of Revenue Bill allows for funds allocated to the provincial disaster relief grant to be transferred to municipalities if funds in the municipal grant have already been exhausted, and vice versa. The bill also allows for more than one transfer to be made to areas affected by disasters, so that initial emergency aid can be provided before a full assessment of damages and costs is conducted. Over the MTEF period, R1 billion is available for disbursement through this grant. To ensure that sufficient funds are available for disaster relief, clause 20(6) of the Division of Revenue Bill allows funds from other conditional grants to be reallocated for this purpose, subject to the National Treasury’s approval. Municipal emergency housing grant A new municipal emergency housing grant, to be administered by the Department of Human Settlements, is introduced in 2018/19. These funds will enable the department to rapidly respond to emergencies by providing temporary housing in line with the Emergency Housing Programme. However, the grant is limited to funding emergency housing following the immediate aftermath of a disaster, and not the other emergency situations listed in the Emergency Housing Programme. As emergency housing was previously meant to have been budgeted for in the business plans for the human settlements development grant, the funding for the municipal emergency housing grant will be reprioritised out of that grant. The new grant is allocated R140 million in 2018/19, R149 million in 2019/20 and R159 million in 2020/21. Part 6: Future work on provincial and municipal fiscal frameworks The fiscal frameworks for provincial and local government encompass all their revenue sources and expenditure responsibilities. As underlying social and economic trends evolve and the assignment of intergovernmental functions change, so must the fiscal frameworks. The National Treasury, together with relevant stakeholders, conducts continuous reviews to ensure that provinces and municipalities have an 48

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE appropriate balance of available revenues and expenditure responsibilities, while taking account of the resources available and the principles of predictability and stability. This part of the annexure describes the main areas of work to be undertaken during 2018/19 as part of the ongoing review and refinement of the intergovernmental fiscal framework. Provinces and municipalities will be consulted on all proposed changes to the fiscal frameworks. Review of the provincial equitable share formula The Constitution stipulates that provinces are entitled to a share of nationally raised revenue to deliver on their mandates. Provincial funds are allocated using a formula that considers the spread of the burden of service delivery across provinces. The provincial equitable share formula contains weighted elements that reflect government priorities and incorporates elements to redress inequality and poverty across provinces. The periodic review of the formula to assess its continued appropriateness and equity continues in 2018. The Technical Committee on Finance and the Budget Council is consulted as part of this work. Over the course of the year, work on the review of the equitable share will intensify. Now that the new data-collection methodology for education is part of the formula, the next step is to interrogate the component’s policy alignment with government’s education policy vision. Work on the disparity in costs in the delivery of services across the country will also continue, led by the FFC. All affected stakeholders will be invited to a colloquium to better understand these disparities. The National Treasury will work with the national Department of Health and Statistics South Africa to fully understand health information and the delivery of services in the health sector. National health insurance policy work Government is working to increase life expectancy for South Africans from 62.5 years in 2014 to at least 70 years by 2030 through interventions such as the continued expansion of antiretroviral therapy and the implementation of national health insurance. Following extensive public consultation, government adopted the National Health Insurance White Paper in June 2017. Since then, the national Department of Health and the National Treasury have been working on the draft National Health Insurance Bill, which, when promulgated, will provide the legal foundation for national coverage and establish the National Health Insurance Fund. Over the course of the year, the two departments will focus on how to pilot the provision and delivery of a prioritised set of health services. This will include developing and testing payment mechanisms that prescribe, for a specified set of primary health services, a predetermined minimum price for health service providers to serve a certain number of people each year. In addition, efforts will focus on scaling up work initiated by the Western Cape Department of Health to develop an information system that classifies hospital cases into categories of diagnosis, which will assist in monitoring costs. The role of provinces in promoting economic development Provinces and municipalities play a crucial role in advancing the economic development of their respective precincts. Fully functional, well-equipped schools produce a vibrant and employable workforce. Smarter health systems develop and maintain the health of the workforce. Provincial agriculture departments’ support to farmers can stimulate rural development. The provision of provincial and municipal roads and public transport services ensures mobility for goods and workers, while basic municipal services such as water, electricity and refuse removal, as well as business licencing and environmental health functions, enable businesses to operate and grow. Well-managed procurement can maximise developmental impact without compromising efficiencies. All three spheres of government must work with businesses and other relevant stakeholders to provide an enabling environment for faster and more inclusive economic growth. In 2018, further research into the role of special economic and industrial development zones will be conducted to understand their effect on development in provinces, and why their impact has stalled. 49

2018 BUDGET REVIEW Improving intergovernmental coordination on infrastructure investment Public infrastructure investments can play a major role in transforming South Africa’s spatial development patterns. This requires a significant improvement in intergovernmental coordination in planning and budgeting for infrastructure. In particular, provinces need to ensure that their investments in schools, roads, health facilities and housing are made in locations that align with the spatial development plans of municipalities. To facilitate improved planning alignment with municipalities, the guidelines for provincial infrastructure require that municipalities are consulted and agree on the location and bulk services requirements of all provincial infrastructure projects. Provincial treasuries are also to include municipalities in their infrastructure medium-term expenditure committee meetings when selecting projects to be included in the next budget. The National Treasury will continue to work with provincial treasuries throughout 2018 to improve infrastructure planning in provinces. Local government transfers The system of transfers to local government is continuously being reviewed and refined to improve spending efficiency and the impact achieved through these transfers. Over the period ahead, the National Treasury will continue to examine the funding of, and budgeting by, rural municipalities and how the transfers they rely on can be structured to improve their sustainability and performance. At the same time, urban municipalities will be encouraged to further increase their reliance on own-revenue sources to fund their budgets (including borrowing to fund infrastructure investments, especially in light of the reductions to transfers announced in the 2018 Budget). As part of the ongoing review of local government infrastructure grants, the National Treasury, the Department of Cooperative Governance, SALGA and the FFC will work closely with the Department of Human Settlements to explore how informal settlement upgrades can be improved. A new integrated urban development grant The Department of Cooperative Governance is leading the design of a new integrated urban development grant for urban local municipalities. Initial proposals have been developed and consulted on with stakeholders. The new grant will be introduced in 2019/20. Eligible municipalities will be invited to apply for the grant during 2018. The application process is set out in clause 27(5) of the 2018 Division of Revenue Bill. This new grant will extend some of the fiscal reforms already implemented in metropolitan municipalities to non-metropolitan cities. This aligns with the policy set out in the Integrated Urban Development Framework approved by Cabinet in April 2016. The framework calls for a radically different, more integrated, approach to managing urbanisation. Principles for the new integrated urban development grant Municipalities take the lead in dealing with the urban challenge. Municipalities must have discretion to identify local priorities, with due consideration to provincial and national priorities, and allocate investment accordingly. Municipal differences continue to be acknowledged. Municipalities differ in terms of their context and the Integrated Urban Development Framework has been developed to respond to the needs of urban municipalities. Recognition and incentives must be provided to municipalities able to perform, and support provided to improve the performance of those who do not yet qualify for recognition. Municipalities invest to unlock growth. Research by the FFC found that capital spending by municipalities, particularly on core services such as water, sanitation and electricity, improves economic growth. This positive effect is enhanced if the resulting assets are well managed. As grants remain targeted at poor households, unlocking investment in economic infrastructure requires non-grant sources of finance. 50

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Infrastructure investment is made with due consideration to spatial form. Too often, infrastructure investment has entrenched undesirable apartheid spatial forms. To prevent this, plans for investment in new infrastructure should be aligned with well-planned spatial development frameworks. Municipalities are held accountable for outcomes. Municipalities will have discretion to make choices about the allocation of infrastructure investment. With this increased discretion comes strong accountability for what is achieved through that investment. The assets financed through a grant are well managed. Significant new infrastructure investments have been made over the past 20 years. However, in too many cases this infrastructure has not been well managed, with inadequate investments in renewal and maintenance. Design of the new integrated urban development grant There will be minimum conditions for accessing the grant. As previously discussed, the new grant will place more discretion in the hands of local municipalities. The minimum conditions for entry will ensure a degree of certainty that recipient municipalities have adequate oversight, their reporting can be trusted and they are able to manage their existing capital programmes. It is proposed that minimum conditions cover the following areas: Management stability Audit findings Unauthorised, irregular, fruitless and wasteful expenditure Capital expenditure Reporting in terms of the Municipal Finance Management Act. To qualify, an eligible municipality will need to apply for the grant and demonstrate compliance with the prescribed minimum conditions. Approved municipalities will then receive support in developing a capital expenditure framework and associated three-year capital programme. Not every urban, non-metropolitan municipality will qualify for the grant in 2018/19. Some municipalities may take time to meet the qualification criteria, while others may choose not to apply because they are comfortable with their existing grant structures. The new grant will include a support programme to help urban municipalities comply with the minimum conditions of the grant and improve performance. This support programme will also be extended to urban municipalities not participating in the grant. The integrated urban development grant will initially be funded through shifts of allocations from the municipal infrastructure grant. Over time, other grants may be consolidated into the new grant. Municipalities receiving the grant will therefore not receive significantly different infrastructure grant allocations. The main benefit of the grant is its revised structure and rules that enable more integrated development, not increased allocations. The new integrated urban development grant is intended to ensure that municipalities give poor households sustainable access to the municipal infrastructure they need in spatially transformed cities. Based on its review of local government infrastructure grants, government and its partners aim to consolidate such grants in the long term. This could be achieved by progressively combining most local government infrastructure grants into the integrated urban development grant for those municipalities that qualify. This will enable these cities to coordinate their priorities across infrastructure sectors and shift towards a more programmatic and outcome-driven process. Under the integrated urban development grant, municipalities will no longer require approval for individual projects to be funded through the grant. Monitoring will be against a three-year capital programme that is aligned with a 10-year capital expenditure framework. The framework must in turn 51

2018 BUDGET REVIEW show alignment with the municipality’s spatial development framework. This will require a shift to a more programmatic monitoring system, rather than a project-based system. The grant will have an incentive component, which will use performance indicators to reward good performance across the following three areas: The extent to which municipalities are making use of non-grant finance Sound asset management practices Spatial transformation. The performance incentive will be funded through the reprioritisation of 1 per cent of the municipal infrastructure grant. In the outer years of the 2018 MTEF period, these funds are shown as unallocated in the municipal infrastructure grant. A new municipal recovery grant The 2017 Medium Term Budget Policy Statement announced a new funding mechanism to support recovery plans for municipalities that face a financial crisis, as provided for in section 139(5) of the Constitution. The National Treasury will consult with national departments, provinces and SALGA on the design of the grant and its coordination with other capacity-building programmes during 2018. The grant is intended to be a short-term intervention that will fund the turnaround of struggling municipalities. It will help identified municipalities that are in financial distress, but have demonstrated a commitment to implementing the necessary reforms. If needed, the intervention powers outlined in section 139 of the Constitution may also be used as part of the broader approach to turning around these municipalities. The financial recovery grant will be made available within the parameters of the existing legal framework and will not provide bailouts to municipalities. It will fund the implementation of specific outputs in support of a financial recovery plan approved by a municipal council. The council must demonstrate political buy-in by adopting such a plan, and the municipality must also commit its own resources to implementing parts of the plan. Municipalities will be expected to demonstrate commitment to implementing the financial recovery plan by: Containing employee-related costs and other rapidly escalating categories of expenditure items Limiting non-priority spending Increasing revenue collection Adopting funded budgets that generate surpluses. A provisional allocation of R300 million in 2019/20 has been set aside for this proposed grant. This allocation will be confirmed or cancelled as part of the 2019 Budget process, depending on progress made in planning for the grant (including the willingness of municipalities to implement the necessary reforms) and the availability of resources. The grant is allocated R514 million in 2020/21. Reforms to local government own-revenue sources Municipalities, especially cities and other large urban municipalities play a critical role in boosting economic growth and providing an enabling environment for job creation by providing well-maintained and functioning infrastructure services. However, these municipalities are finding it increasingly difficult to meet the demand for housing, urban services and infrastructure due to rapid urbanisation. Given the extent of the infrastructure needs in these municipalities, the National Treasury is exploring how cities and large urban municipalities can use a broader package of infrastructure financing sources to meet their developmental mandate. These activities include, among others, the review of the municipal borrowing policy framework and setting rules for levying development charges. 52

ANNEXURE W1: EXPLANATORY MEMORANDUM TO THE DIVISION OF REVENUE Development charges Despite their potential as an alternative option for financing infrastructure, municipalities have not fully used development charges due to uncertainty surrounding the regulatory frameworks. Development charges are once-off infrastructure access fees imposed on a land owner as a condition of approving a land development that will substantially increase the use of or need for municipal infrastructure engineering services. They are based on the concept that urban growth and expanded land use creates the need for additional infrastructure services, therefore the developer should pay the incidence costs. To deal with the regulatory framework’s challenges, the National Treasury is amending the Municipal Fiscal Powers and Functions Act to incorporate the regulation of development charges. Municipal borrowing Municipal borrowing policy has been in place since 1999. Over the years, the National Treasury has enhanced its capacity to monitor municipal borrowing trends, while creating an enabling environment and developing strategies that will help municipalities to attract creditors. However, there is scope for policy adjustments to support expanded municipal borrowing. The National Treasury is exploring ways to enable the extensive participation of financial institutions and the broad market in financing municipal infrastructure. Areas of possible reform include the roles of multilateral development banks and development finance institutions in urban infrastructure financing, pooled finance for local government, and project finance instruments. These reforms target creditworthy municipalities, because a key principle that underpins the municipal borrowing framework is that there will be no national government guarantees. The National Treasury publishes www.mfma.treasury.gov.za a quarterly Municipal Borrowing Bulletin, which is available at 53

W2 Website annexure to the 2018 Budget Review Structure of the government accounts Introduction South Africa’s national government accounts are presented in the statistical tables that appear at the back of the 2018 Budget Review. The structure of the reporting tables is based on recommendations in the Government Finance Statistics1 (GFS), published in 2014, and the System of National Accounts2 (SNA), published in 2008. Certain modifications to the structure of the accounts and the labelling of the receipt and payment items have been made to take into account specific features of the South African environment. The GFS presentation also differs in some respects from the presentation in Chapter 2 of the Budget Review, which is based on the SNA. This annexure describes the presentation format and structure of the government accounts, and explains deviations between the GFS recommendations and the way government statistics in the national accounts are compiled and presented. It also describes the salient characteristics of the SNA’s section on government statistics. Recording basis Both the SNA and the GFS recommend that items should be recorded on an accrual basis, which means that all government transactions are included in the accounts. This includes transactions that do not give rise to cash flows, such as changes in inventories, depreciation and accrued interest. In accrual accounting, the time of recording should coincide with the underlying economic event. The entry does not necessarily coincide with the timing of the resultant cash flow, but rather with the change of ownership or when economic value is created, transformed or extinguished. For example, debt repayment should be recorded when the debt expires, whether or not this coincides with an actual repayment that gives rise to a cash flow. Government is still committed to the recommendation first made in the 2001 GFS to use accrual accounting for government financial statements. This commitment will be fulfilled when the integrated financial 1 International Monetary Fund, 2014, Government Finance Statistics. Washington, D.C. International Monetary Fund. 2 United Nations, 2008, System of National Accounts. Brussels, Luxembourg, New York, Paris, Washington, D.C. Inter-Secretariat Working Group on National Accounts. 1

2018 BUDGET REVIEW management system, which is based on accrual accounting principles, is fully implemented. Until then, budget data continues to be presented on a cash basis. This means that the transaction is recorded when the cash flow occurs, therefore it does not match the timing of the underlying economic event. In some cases, modified cash principles are applied. This includes recording expenditure at the time of recording the transaction in the cash book (when the transaction is processed in the financial system and the payment is issued) and accruing interest on some types of government debt (zero-coupon bonds). In strict cash accounting, the time of recording should coincide with the actual cash flow. In South Africa, entries for the national budget data are made during the time period in which financial systems capture transactions. After the financial year-end, books remain open so that all year-end procedures can be finalised, such as reconciling actual bank account balances with revenue and expenditure reported, and correcting item classification. The year-end procedures do not influence revenue and expenditure levels, and consist primarily of: Late funding requests by government departments to settle obligations relating to the specific financial year. The surrender of unspent funds by government departments (funds requested but not used). Corrections to revenue, expenditure or financing transactions that were, for example, erroneously classified. Adjustments to expenditure data, for auditing and parliamentary purposes, to show only authorised expenditure for the particular financial year (excluding all unauthorised spending). Economic reporting format The economic reporting format (ERF) was introduced in the 2004 Budget. It is based on the GFS, but adapted for South Africa’s reporting requirements. The budget format is supported by a standard chart of accounts (SCOA), which is fully aligned with the ERF and provides for posting-level details of the budget within the financial system. Each descriptive label in the ERF and the chart reflects the actual content of the item. Labels such as “other” or “miscellaneous” are avoided to improve transparency. This practice ensures that classifications are consistent across all national and provincial departments, improving the quality of information provided to legislatures, assisting in the policy-making process and enhancing accountability. The evolution of accounting and reporting requirements, as well as the pending introduction of an integrated financial management system, led to a review of the SCOA in 2008 and 2013. The changes resulting from the last review were implemented in 2013/14. These changes have improved government’s ability to report on infrastructure spending, provided for better control over departmental programme budgets, enabled the identification of more appropriate spending items in the chart, enhanced asset management through better recording of asset transactions, and allowed government to monitor regional spending. Although no new classification principle changes have been introduced to the chart in recent years, the National Treasury’s SCOA classification committee and call centre still provide support to departments to improve consistency in the application of the classification rules and recommend appropriate amendments to the SCOA and the financial system. The committee issues circulars that provide information and guidance to practitioners on changes made to the chart of accounts, ensuring a consistent approach to classification. Structure of accounts The reporting format organises all government transactions into three broad categories: receipts, payments and financing. The budget balance (deficit or surplus) is calculated as receipts less payments, which is equal to total financing, but with the opposite sign. 2

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Receipts Government receipts are divided into taxes; sales; transfers; fines, penalties and forfeits; interest, dividends and rent on land; and transactions in financial assets and liabilities. Taxes are classified according to the type of activity on which they are levied, including income, profits, consumption of domestic goods and services, and international trade. Sales are disaggregated into sales of capital assets and other sales. Transfers are unrequited receipts – the party making the transfer does not receive anything of similar value directly in return. These are classified according to unit, for example, other government units, private enterprises and public corporations, households and so on. Fines, penalties and forfeits consists of all compulsory receipts imposed by a court or quasi-judicial body. Interest, dividends and rent on land includes all receipts associated with ownership of financial assets and land. Transactions in financial assets and liabilities covers three financial transactions. The first two transactions are the repayments of loans and advances previously extended to employees and public corporations for policy purposes, and the reduction of equity investments made by government in public corporations. These transactions are recorded as receipts because they are fundamentally different from other financial transactions, which are market oriented and appear as financing items. The third transaction is associated with stale cheques from previous accounting periods. The temporary increase in receipts before a new cheque is issued is recorded as a receipt because the financial system does not allow for a payment in the current accounting period to be reduced due to the cancellation of a payment from a previous period. Remaining financial transactions, such as borrowing and loan repayment in the capital markets, are included under the financing category. Payments Payments are divided into four broad categories: current payments, transfers and subsidies, payments for capital assets and payments for financial assets. Current payments Current payments provides for funds directly spent by a department. Detail is provided on: Compensation of employees: This category includes all current personnel-related payments to government employees – both salaries and wages and social contributions. Social contributions are government-funded service benefits for employees, such as pension or medical scheme contributions. This category excludes capitalised compensation. Goods and services: All government payments in exchange for goods and services used by the department to achieve its mandate, excluding capital assets and goods used to construct and improve capital assets. Generally, this item is the second largest spending item for departments after transfers and subsidies. The details of each department’s purchases are provided, giving an indication of the largest spending items. For example, an education department may list school books, while a health department might list medicines. This level of detail supports improved oversight and analysis. Interest and rent on land: This item is defined as payment for the use of borrowed money (interest on loans and bonds) and land (rent). It is distinguished from the repayment of borrowed money, which is classified under financing. Transfers and subsidies The second part of the payments table provides for funds that are transferred to other government institutions, businesses and individuals and do not constitute a department’s final expenditure. This item includes all of government’s unrequited, non-repayable payments – payments for which no goods or services are received in return. The category transfers and subsidies is subdivided into the various targeted recipients or beneficiaries receiving funding from government, such as other levels of general government, households, non-profit 3

2018 BUDGET REVIEW institutions and public corporations. This allows for the separation of all transfers from payments that departments control directly. Transfers and subsidies includes current and capital transfers. In the past, capital payments included capital transfers, which led to ambiguity because these numbers could overstate government’s actual contribution to capital formation. Including capital transfers with other transfers provides a clearer picture of government’s capital spending. Payments for capital assets Capital payments are identified as a separate item, capturing government’s contribution to capital formation and spending on new infrastructure, as well as upgrades, additions, rehabilitation and refurbishment of existing infrastructure. Capital assets are divided into seven categories: Buildings and other fixed structures Machinery and equipment Heritage assets Specialised military assets Biological assets Software and other intangible assets Land and sub-soil assets. Payments for capital assets also includes own-account construction – when government units engage in capital projects on their own account, such as provincial works and roads departments constructing buildings and roads. In this case, certain payment categories are capitalised (compensation of employees and goods and services). These two payment categories are not capitalised unless payments are directly associated with a capital project. A government unit executes a capital project to construct a new asset, or upgrade, add to, rehabilitate or refurbish an existing capital asset. However, payments on current projects, namely maintenance and repair of existing capital assets, are not capitalised. Payments for financial assets This item includes lending to public corporations or making equity investments in them for policy purposes. The reason for expensing this payment rather than treating it as financing is that, unlike other financial transactions, the purpose of the transaction is not market oriented. Financing As a broad classification category, financing encompasses all financial transactions other than transactions in financial assets and liabilities and payments for financial assets, which are included as part of receipts and payments. Items recorded under financing reflect funding to cover a government deficit or the use of funds available from a government surplus. Government’s gross borrowing requirement, which represents the shortfall between revenue and expenditure plus the repayment of maturing loans, is included in the financing category. The gross borrowing requirement is financed in the domestic and international market through Treasury bills, fixed-income, inflation-linked and retail bonds, foreign loans and the use of government’s cash deposits. Functional classification To be consistent with the GFS, government payments are classified according to their functional and economic characteristics. The items in the economic classification have been described above, under payments. The main function of the economic classification is to categorise transactions according to type of object or input, such as compensation of employees or interest payments. Data must be classified this way 4

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS to calculate the surplus or deficit, as well as government’s contribution to the economy in the form of output, value added and final consumption. The functional classification complements the economic classification. It serves to distinguish transactions by policy purpose or type of outlay. This is also referred to as expense by output. Its main purpose is to facilitate understanding of how funds available to government have been spent on health, education, general public services, public order and safety, and so on. The broad categories in the functional classification are listed below: General public services refers to the administration, operation or support of executive and legislative organs, financial and fiscal affairs, and external affairs. It includes foreign economic aid to developing countries and economic aid through international organisations. The category also covers general services, such as personnel services, overall planning and statistical services, and basic research in the general public service. The cost of state debt is included in this category. Defence includes administration, operation and support of military and civil defence, and the operation of military aid missions accredited to foreign governments or attached to international military organisations. Applied research and development (R&D) related to defence is also included. Public order and safety covers police services, fire protection services, justice and law courts, prisons and related R&D. Economic affairs includes government spending associated with the regulation and more efficient operation of the business sector. This category incorporates general economic affairs; commercial and labour affairs; agriculture, forestry, fishing and hunting; fuel and energy; mining; manufacturing and construction; transport; communication and related R&D. Environmental protection relates to the conservation of biodiversity and landscape – the protection of habitats, including the management of natural parks and reserves, waste management, wastewater management, pollution abatement and related R&D. Housing and community amenities includes the administration of housing and community development affairs and services, water supply, street lighting and related R&D. Health covers spending on services provided to individuals and on a collective basis, including medical products, appliances and equipment, outpatient services, hospital services, public health services and related R&D. Recreation and culture includes recreational and sporting services, cultural services, broadcasting and publishing services, religious and other community services, as well as related R&D. Education includes spending on services provided to individual learners and students, as well as those provided collectively. It includes pre-primary, primary, secondary and tertiary education, as well as subsidiary education services and related R&D. Social protection covers services supplied directly to communities, households or individuals, including transfers for sickness and disability, old age, families and children, unemployment, support to households to meet the cost of housing and related R&D. Expenditure in a particular budget vote may cover more than one function. For example, health expenditure may include spending on education for medical training. The consolidated government account The consolidated government account presents the accounts of national and provincial government, and social security funds. In the 2018 Budget Review, a total of 163 national and provincial departments and 187 central government entities, classified as extra-budgetary agencies, are included. This also includes some government business enterprises, which either sell most of their goods and services to government 5

2018 BUDGET REVIEW institutions or departments at regulated prices, and are therefore not businesses in the true sense of the word, or they are directly involved in infrastructure financing and development. State-owned entities that provide goods at market prices, such as Transnet or Eskom, form part of the public-sector accounts and are excluded from the consolidation. This presentation is broadly in line with the GFS requirement that the accounts of general government be presented on a consolidated basis. In the consolidation process, all relevant spheres of government are included and all intergovernmental transactions are eliminated. This ensures that only the interaction between general government units and non-governmental units is recorded. As a result, the accounts reflect more accurately government’s financial position and the impact of its activity on the economy. To present a true set of consolidated general government accounts, the accounts of both national and provincial departments must be consolidated with their associated public entities. The accounts of the social security funds and local authorities are then added to give the consolidated general government accounts. As a final step, all government business enterprises should be included and consolidated with the general government units to create the consolidated public account. The following dimensions are considered during the consolidation process: Coverage: This refers to the choice of entities to be included in the consolidation. General government entities should be consolidated, followed by all business enterprises. The consolidation of the general government sector includes all entities that are mainly controlled and financed by government, and which provide goods and services at non-market prices. State-owned entities and local authority trading entities providing goods and services at market-related prices, which form part of the broader public sector, are excluded, as are privately owned entities. Elimination of inter-entity transactions: All inter-entity transactions are eliminated in the consolidation process. For this to be accurate, these transactions must be easily identifiable. However, in the accounting systems of government and many of its agencies, not all inter-entity transactions are identified. Elimination is impossible in many cases where goods and services are procured from other government units, because such transactions cannot be separated from other transactions in this category. However, all transactions involving transfers from one government unit to another can be identified and have been eliminated from the consolidation. Basis of accounting: Entity accounts can only be consolidated if they are compiled using the same basis of accounting. National and provincial governments are on a modified cash basis of accounting, while local authorities and public entities use accrual accounting. To provide data for consolidation, the cash flow numbers of the public entities have been used. During consolidation, transfers and other identifiable goods and services are taken out, and the rest of the transactions are aggregated. In future budgets, the National Treasury will endeavour to include more entities to provide the full picture of public-sector spending. The consolidation in this budget includes all the entities listed in Table W2.1 6

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation

Vote	Department	Public entity
3	Communications	Brand South Africa
		Film and Publication Board
		Independent Communications Authority of South Africa
		Media Development and Diversity Agency
4	Cooperative Governance and Traditional Affairs	Commission for the Promotion and Protection of the Rights of Cultural, Religious and Linguistic Communities
		Municipal Demarcation Board
		Municipal Infrastructure Support Agency
		South African Local Government Association
5	Home Affairs	Government Printing Works
		Independent Electoral Commission
6	International Relations and Cooperation	African Renaissance and International Cooperation Fund
7	National Treasury	Accounting Standards Board
		Cooperative Banks Development Agency
		Financial Intelligence Centre
		Financial and Fiscal Commission
		Financial Services Board
		Government Pensions Administration Agency
		Government Technical Advisory Centre
		Independent Regulatory Board for Auditors
		Office of the Ombud for Financial Services Providers
		Office of the Pension Funds Adjudicator
		Public Investment Corporation Limited
		South African Revenue Service
8	Planning, Monitoring and Evaluation	National Youth Development Agency
10	Public Service and Administration	National School of Government
11	Public Works	Construction Industry Development Board
		Council for the Built Environment
		Independent Development Trust
		Property Management Trading Entity
		Agrement South Africa
13	Women	Commission on Gender Equality
14	Basic Education	South African Council for Educators
		uMalusi Council for Quality Assurance in General and Further Education and Training

7

2018 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation (continued)

Vote	Department	Public entity
15	Higher Education and Training	Consolidated sector education and training authorities (21)
		Council on Higher Education
		National Skills Fund
		National Student Financial Aid Scheme
		Quality Council for Trades and Occupations
16	Health	Council for Medical Schemes
		Medical Research Council of South Africa
		National Health Laboratory Service
		Office of Health Standards Compliance
17	Social Development	National Development Agency
		South African Social Security Agency
19	Defence and Military Veterans	Armaments Corporation of South Africa Limited
		Castle Control Board
21	Justice and Constitutional Development	Legal Aid South Africa
		Public Protector of South Africa
		Special Investigating Unit
		South African Human Rights Commission
23	Police	Private Security Industry Regulatory Authority
24	Agriculture, Forestry and Fisheries	Agricultural Research Council
		Marine Living Resources Fund
		National Agricultural Marketing Council
		Ncera Farms (Pty) Limited
		Onderstepoort Biological Products Limited
		Perishable Products Export Control Board
25	Economic Development	Competition Commission
		Competition Tribunal
		International Trade Administration Commission
26	Energy	National Energy Regulator of South Africa
		National Nuclear Regulator
		South African National Energy Development Institute
		South African Nuclear Energy Corporation Limited
		The National Radioactive Waste Disposal Institute
27	Environmental Affairs	iSimangaliso Wetland Park
		South African National Biodiversity Institute
		South African National Parks
		South African Weather Service
28	Labour	Commission for Conciliation, Mediation and Arbitration
		National Economic Development and Labour Council
		Productivity SA

8

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS

Table W2.1 List of public entities included in consolidation (continued)

Vote	Department	Public entity
29	Mineral Resources	Council for Geoscience
		Council for Mineral Technology
		Mine Health and Safety Council
		State Diamond Trader
30	Science and Technology	Academy of Science of South Africa
		Council for Scientific and Industrial Research
		Human Sciences Research Council
		National Research Foundation
		South African National Space Agency
		Technology Innovation Agency
31	Small Business Development	Small Enterprise Development Agency
32	Telecommunications and Postal Services	National Electronic Media Institute of South Africa
		Sentech Limited
		State Information Technology Agency
		Universal Service and Access Agency of South Africa
		Universal Service and Access Fund
33	Tourism	South African Tourism
34	Trade and Industry	Companies and Intellectual Property Commission
		Companies Tribunal
		National Consumer Commission
		National Consumer Tribunal
		National Credit Regulator
		National Empowerment Fund
		National Gambling Board of South Africa
		National Lotteries Commission
		National Lotteries Commission Distribution Trust Fund
		National Metrology Institute of South Africa
		National Regulator for Compulsory Specifications
		South African Bureau of Standards
		South African National Accreditation System
35	Transport	Cross-Border Road Transport Agency
		Driving License Card Account
		Passenger Rail Agency of South Africa
		Ports Regulator of South Africa
		Railway Safety Regulator
		Road Traffic Infringement Agency
		Road Traffic Management Corporation
		South African Civil Aviation Authority
		South African Maritime Safety Authority
		South African National Roads Agency Limited
36	Water and Sanitation	Breede-Gouritz Catchment Management Agency
		Inkomati-Usuthu Catchment Management Agency
		Trans-Caledon Tunnel Authority
		Water boards consolidation (9)
		Water Research Commission
		Water Services Trading Entity

9

2018 BUDGET REVIEW

Table W2.1 List of public entities included in consolidation (continued)

37	Arts and Culture	Arts institutions consolidation (5)
		Heritage institutions consolidation (13)
		Library institutions consolidation (2)
		National Arts Council of South Africa
		National Film and Video Foundation of South Africa
		National Heritage Council of South Africa
		South African Heritage Resources Agency
		The Pan South African Language Board
38	Human Settlements	Community Schemes Ombud Service
		Estate Agency Affairs Board
		Estate Agents Fidelity Fund
		Housing Development Agency
		National Home Builders Registration Council
		National Housing Finance Corporation Limited
		National Urban Reconstruction and Housing Agency
		Rural Housing Loan Fund
		Social Housing Regulatory Authority
39	Rural Development and Land Reform	Agricultural Land Holding Account
		Ingonyama Trust Board
		Registration of Deeds Trading Entity
40	Sport and Recreation South Africa	Boxing South Africa
		South African Institute for Drug-Free Sport

Source: National Treasury

Main adjustments to the consolidated government account

The National Treasury regularly reviews the data presented in the consolidated government account to improve its scope and classification. To this end, a more detailed database of departmental financial information has been compiled for the 2018 Budget. This is part of a broader, long-term initiative to improve the quality of government's financial and budget data.

Classification is done at a more detailed level within the accounts of national and provincial departments and public entities. In reclassifying the data, activity-level information was collected and used to inform the functional classification. As a result, some functional breakdowns have been disaggregated into more detail, with some of this detail reclassified into other functions. In addition, detailed analyses of provincial spending and public-entity revenue revealed further inter-entity transactions that can be eliminated in the consolidation process. This is a result of the improvement in information collected and clarity on the flow of transactions between the different spheres of government.

The historical data presented in the statistical tables has been updated with these classification adjustments, but care should be taken when comparing these numbers with previous budget publications because the data is not strictly comparable.

The functional classification published in the statistical tables is more closely aligned with the classification prescribed in the GFS. However, the stricter application of this classification requires a level of disaggregation of the departmental spending data, which complicates the use of the GFS functional data for budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories, which group departments and programmes engaged in similar activities. This provides a classification that is similar to the functional classification presented as part of the statistical tables published at the back of the *Budget Review*.

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ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Format of the consolidated government account Since 2014, the consolidated government account has been presented in the new format shown in Table W2.2. This more transparent and user-friendly presentation clearly distinguishes between government’s operating activities and its plans to invest in capital infrastructure. The balance on the operating account shows the outcome of government’s operating activities, which is a measure of the cost of continuing operations. It is calculated as the difference between current revenue and current expenditure, and the resulting balance shows how much government needs to borrow to run its operations. The current balance demonstrates the sustainability of government operations – a long-term operating deficit is unsustainable, while a positive operating balance allows for investment in future productive capacity. Capital investment activities are presented in the capital account. Government’s capital financing requirement is the outcome of this account, which is calculated as the difference between capital revenue and capital expenditure. The account will mainly be in deficit due to continuous investment in infrastructure and substantial capital outlays. This format separates all transactions in financial assets and liabilities – largely made up of loans extended to public corporations. If cash generated from operations is insufficient to finance investment requirements, government has to borrow. The borrowing requirement is calculated by adding the operating balance, the capital financing requirement, financial transactions and any unallocated expenditure, such as the contingency reserve. This results in the budget balance, or net financing requirement, which is the main outcome of the budget. The chief difference between the new balance and the previous version is the inclusion of extraordinary receipts and payments in the main budget. The introduction of the operating account and the capital account makes extraordinary items obsolete; these are now included in the main transaction categories. The classification principles and categories used in this new format will be the same as those used to classify government transactions. 11

2018 BUDGET REVIEW

Table W2.2 Consolidated revenue, expenditure and financing

R billion	2018/19	2019/20	2020/21
		Medium-term estimates	
Operating account			
Current receipts	**1 476.8**	**1 598.2**	**1 722.5**
Tax receipts (net of SACU[1] transfers)	1 380.1	1 494.9	1 611.1
Non-tax receipts (including departmental receipts)	91.2	98.0	105.7
Transfers received	5.4	5.3	5.7
Current payments	**1 485.6**	**1 609.1**	**1 732.9**
Compensation of employees	587.1	630.5	677.3
Goods and services	233.7	251.2	269.0
Interest and rent on land	187.8	206.1	223.9
Transfers and subsidies	477.0	521.4	562.7
Current balance	**-8.9**	**-11.0**	**-10.4**
Percentage of GDP	*-0.2%*	*-0.2%*	*-0.2%*
Capital account			
Capital receipts	0.3	0.3	0.3
Transfers and subsidies	72.7	73.4	78.3
Payments for capital assets	93.9	97.7	103.3
Capital financing requirement	**-166.3**	**-170.9**	**-181.3**
Percentage of GDP	*-3.3%*	*-3.2%*	*-3.1%*
Transactions in financial assets and liabilities	**2.7**	**-3.5**	**-3.4**
Contingency reserve	**8.0**	**8.0**	**10.0**
Budget balance	**-180.4**	**-193.4**	**-205.1**
Percentage of GDP	*-3.6%*	*-3.6%*	*-3.5%*
Primary balance[2]	**7.4**	**12.7**	**18.8**
Percentage of GDP	*0.1%*	*0.2%*	*0.3%*
Financing			
Change in loan liabilities			
Domestic short- and long-term loans (net)	162.6	168.4	166.0
Foreign loans (net)	25.0	28.0	-17.1
Change in cash and other balances (- increase)	**-32.2**	**-39.8**	**16.5**
Borrowing requirement (net)	**155.4**	**156.6**	**165.4**
GDP	*5 025.4*	*5 390.1*	*5 808.3*

1. Southern African Customs Union

2. Includes National Revenue Fund receipts and payments (previously extraordinary receipts and payments)

Source: National Treasury

Budget data by key spending categories

The spending framework outlined in Chapter 5 of the *Budget Review* is based on the allocation of financial resources of departmental programmes and entities to key spending areas. This improves the targeting of budget allocations, because it groups programmes and entities that have a similar purpose together into a single budget decision-making process. To support this approach, data at programme and entity level is grouped into spending categories, which provides for a higher level of aggregation than in the functional classification.

These spending categories are different from the functional classification published in the statistical tables, which is more closely aligned to that prescribed in the GFS. The level of disaggregation of the departmental spending data required by the GFS functional data complicates budget preparation. As a result, the *Budget Review* spending data is presented by key spending categories that group departments and programmes engaged in similar activities. For example, in the functional classification in the statistical tables, local development and social infrastructure activities are presented as distinct individual functions, while in

12

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Chapter 5 they are grouped together as a separate category. The fiscal statistics are an outcome of the budget process and can only be used as a guide to categorise expenditure for budgeting purposes. They are not used as a framework for presenting budget allocations. Some of the most important differences between the key spending categories presented in Chapter 5 and the more detailed functional classification presented in the statistical tables are as follows: Learning and culture: Expenditure in this category includes spending related to school and tertiary education, as well as arts, culture, sport and recreation. In the statistical tables, this expenditure is included as part of either the education or recreation, culture and religion functions. Economic development: Expenditure related to innovation, science and technology is included in the economic development function group, while in the statistical tables it is classified as research and development according to the function to which it relates. Peace and security: This includes expenditure by defence, police, justice and home affairs. In the statistical tables, the bulk of this expenditure is included in the public order and safety function, with home affairs split between general public services and public order and safety. General public services: In the key spending categories, transfers made to international organisations are classified within the category of the paying department. In the statistical tables, they are classified under general public services. Consolidated budget data versus GFS recommendations GFS principles are used for the detailed classification of all transactions. However, there are important differences in the final presentation of the consolidated budget data and the GFS. This is why the presentation of the government accounts in this publication differs from that published in the Reserve Bank’s Quarterly Bulletin, which adheres strictly to GFS recommendations. The differences between the formats used by the National Treasury and the Reserve Bank are mainly in the structure of the accounts presented, as well as the use of different labels for some items. It is possible, however, to accurately convert the South African government tables into a GFS table for international comparison, given that the same classification basis is used at a detailed level. The most important structural difference is that the receipts and payments tables include both current and capital transactions in the South African reporting format. In the GFS presentation of government accounts, current and capital transactions are presented in separate sub-accounts. Differences in item labelling include the following: The South African presentation does not include unclear terms such as “other” and “miscellaneous”. In addition, certain items are labelled more clearly than in the GFS version. For example, instead of using the term “sales of goods and services” for sales of goods and services produced by government, the label used is “sales of goods and services produced by a department”. The term “grant” is not used in the South African budget presentation format. In the GFS, grants include all funds flowing from one level of government to another. However, in the local context, the majority of funds flowing to other levels of government are not appropriated as grants. They are identified as direct charges against the National Revenue Fund and are therefore included under transfers. More detail is provided on various transfer categories in the South African presentation to enhance transparency and facilitate monitoring, especially of payments. Differences in presentation of national budget and national accounts The SNA is a coherent, consistent and integrated set of macroeconomic accounts, balance sheets and tables based on a set of internationally agreed concepts, definitions, classifications and accounting rules. It provides 13

2018 BUDGET REVIEW a comprehensive accounting framework that enables economic data to be compiled and presented in a format designed for economic analysis, making decisions and formulating policy. The national accounts are compiled for a succession of periods, providing a continuous flow of information for monitoring, analysis and evaluation of economic performance. The SNA provides a framework for calculating GDP, gross national income, savings, capital formation and other key economic variables. National accounts data covers all resident units in a given economy, which is divided into five sectors (including government). In the national accounts, entries reflect all resident economic units, whereas government accounts reflect government only. This inevitably leads to some differences between the two accounting frameworks. For example, own-account construction is recorded as payments for capital assets in government accounts, with a counter-entry to reflect the use of financial assets or the incurrence of a financial liability to finance the transaction. In the national accounts, the recording of the transaction is not complete until entries also reflect the production of a capital asset and the input in the asset production process. The productive activity is shown as the output in the national accounts and the input is compensation of employees and goods and services. The values for output and compensation of employees/goods and services can be derived from the government accounts for national accounts purposes, but these are not directly shown in government’s financial statements. This implies that there is a difference between the values of compensation of employees and goods and services in the government accounts, and services payable by government in the national accounts. The GFS government accounts differ in many ways from the national accounts, which form the basis for the statistics presented in Chapter 2 of the Budget Review. The most important differences are highlighted in Table W2.3. 14

ANNEXURE W2: STRUCTURE OF THE GOVERNMENT ACCOUNTS Table W2.3 Differences between South African reporting format and government statistics in the 2014 GFS and 2008 SNA Source: National Treasury 15 Difference Budget data GFS SNA Basis of reporting Mainly cash basis; i.e. mainly cash transactions are included in the account. Estimates for consumption of fixed capital and remuneration-in-kind are not included in the account. In addition, the time of recording reflects the cash flow Accrual basis; i.e. including all non-cash transactions, for example, remuneration-in-kind and consumption of fixed capital. In addition, the time of recording reflects the underlying economic event, not the cash flow Accrual basis For example, goods and services are recorded when they are purchased For example, goods and services are recorded when they are used in the production process, not when they are purchased Compensation of employees Does not include compensation of employees paid out to government employees who are engaged in government own-account construction in association with a capital project, but included as part of the capitalised project cost Does not include compensation of employees payable to government employees who are engaged in government own-account construction in association with a capital project Includes compensation of employees payable to government employees, who are engaged in government own-account construction in association with a capital project Goods and services Does not include purchases of goods and services used in connection with a capital project within the context of government own-account construction, but included as part of the capitalised project cost Does not include the value of goods and services used in connection with a capital project within the context of government own-account construction Includes the value of goods and services used in connection with a capital project within the context of government own-account construction Sales by government This item is explicitly shown in the government accounts This item is explicitly shown in the government accounts This item is not shown anywhere in the national accounts. Instead it is used to estimate final consumption by government Output, final consumption, savings, disposable income These variables are not explicitly shown in the government accounts, but the account can be used as a framework to derive values for them These variables are not explicitly shown in the government accounts, but the accounts can be used as a framework to derive values for them These variables are explicitly shown in the accounts. Estimates for these variables have been made from data in the government accounts